As filed with the Securities and Exchange Commission on April 13, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HALO TECHNOLOGY HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	7372	88-0467845
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
HALO TECHNOLOGY HOLDINGS, INC.
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
(203) 422-2950
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ernest Mysogland, Esq.
HALO TECHNOLOGY HOLDINGS, INC.
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
(203) 422-2950
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

R. Scott Beach, Esq. Day, Berry & Howard LLP One East Putnam Avenue Greenwich, Connecticut 06830	Robert Mintz, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202
     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement and all other conditions under the merger agreement (described in the proxy statement/ prospectus herein) are satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Registration Fee

Common stock, par value $.00001 per share	7,200,000	N/A	$7,200,000	$770.40

Contingent Value Rights(3)	7,200,000	N/A	N/A	N/A

(1)	This registration statement covers the maximum number of shares of common stock of Halo Technology Holdings, Inc. (“Halo”) and the maximum number of “contingent value rights” (“CVRs”) to be issued in connection with the merger transaction described within this registration statement, which number is obtained by subtracting the cash payment, if any, from $7,200,000 (the total merger consideration) divided by the product of the number of fully diluted shares (including in-the-money options) of InfoNow Corporation (“InfoNow”) multiplied by the closing value of Halo common stock, calculated as the greater of (x) the average closing price of Halo common stock as quoted on the Over-the-Counter Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two days prior to the closing of the merger, or (y) $1.00. Each InfoNow stockholder will receive one CVR for each share of Halo common stock received.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the total consideration to be paid to stockholders of InfoNow in connection with the transaction described in footnote (1) above.

(3)	One CVR represents the right to receive a cash payment, if any, from Halo. The value attributed to those rights, if any, is reflected in the market price of Halo’s common stock. A holder of a CVR is entitled to receive a cash payment on the 18-month anniversary date of closing of the merger equal to the amount by which the Halo common stock closing value exceeds the “then-current market value” of Halo common stock. The “then current market value” means volume-weighted average trading price of Halo common stock for the 20-consecutive trading days immediately preceding the CVR payment date. However, the CVRs will expire prior to the CVR payment date if during any consecutive 45-day trading period during which the trading volume of Halo’s common stock is not less than 200,000 per day, the Halo common stock price is 175% of the Halo common stock closing value. No separate compensation will be received by Halo for the issuance of the CVRs. The CVRs will be separately transferable from the Halo common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 13, 2006
Proxy Statement for Special Meeting of Stockholders of
INFONOW CORPORATION
Prospectus for Up to 7,200,000 Shares of Common Stock and
7,200,000 Contingent Value Rights of
HALO TECHNOLOGY HOLDINGS, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Holders of InfoNow common stock:
     You are cordially invited to attend a special meeting of stockholders of InfoNow Corporation (“InfoNow”), which will be held on                 ,                 , 2006 beginning at      a.m. local time at                 .
     The board of directors of InfoNow has approved a merger agreement that provides for the merger of InfoNow with WTH Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Halo Technology Holdings, Inc., or “Halo.” As a result of the merger, InfoNow will become a wholly owned subsidiary of Halo and Merger Sub will cease to exist. If the proposed merger is completed, each share of InfoNow common stock will be converted into the right to receive approximately $0.71 in a combination of cash, if any, and common stock of Halo. The amount of cash per share to be received in the merger by all stockholders will be the lesser of (1) the amount of InfoNow’s cash on hand and (2) InfoNow’s available net working capital, each as determined three days prior to the closing of the merger. The cash payable, if any, will be paid in proportion to each stockholder’s ownership in InfoNow at the closing of the merger. The remainder of the approximately $0.71 per share merger consideration will be paid in shares of Halo common stock, the value of which will be deemed to be the “Conversion Price” of Halo common stock on the closing of the merger. The “Conversion Price” of Halo common stock will equal the greater of (1) the average closing price of Halo common stock as quoted on the Over-the-Counter Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two trading days prior to the closing of the merger, and (2) $1.00. InfoNow Stockholder’s will also receive one contingent value right (“CVR”) for each share of Halo common stock received. Each CVR will be payable on the 18-month anniversary of the closing of the merger, subject to certain expiration provisions, and will entitle each CVR holder to an additional cash payment if the trading price of Halo’s common stock, based on a 20-day volume-weighted average, is less than the Conversion Price of Halo common stock.
     In addition, each InfoNow common stock option outstanding at the closing of the merger with an exercise price less than $0.71 per share, an “in-the-money” stock option, will be converted into the right to receive cash and Halo common stock (and CVRs) to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash, if any, and Halo common stock (and CVRs) to be issued in respect of the outstanding in-the-money stock options will be calculated based upon the relative proportions of the cash, if any, and Halo common stock issued in the merger for the outstanding InfoNow common stock.
     YOUR VOTE IS VERY IMPORTANT. The proposed merger cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the shares of InfoNow common stock. Whether or not you plan to attend the special meeting of InfoNow stockholders, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not return your card or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as a vote against the merger. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
     InfoNow’s board of directors has unanimously approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of InfoNow and its stockholders and unanimously recommends that InfoNow stockholders vote “FOR” adoption of the merger agreement.
     InfoNow stockholders who properly preserve their rights are entitled under Delaware law to an appraisal of and payment for their shares of InfoNow common stock if the merger is completed.
     Shares of Halo common stock are quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”) under the trading symbol “HALO.OB.” On April 12, 2006, the last reported sale price of Halo common stock was $1.11. It is anticipated that Halo will issue up to an aggregate of 7,200,000 shares of its common stock in the merger to InfoNow stockholders representing 18.76% of the shares of Halo common stock outstanding immediately after the merger (assuming no shares have yet been issued in the Unify transaction described herein).
     Only stockholders who hold shares of InfoNow common stock at the close of business on                 , 2006 will be entitled to vote at the special meeting. If the merger agreement is adopted by the InfoNow stockholders, the parties intend to close the merger as soon as possible after the special meeting and after all of the conditions to closing the merger are satisfied or waived, if permissible under applicable law.
     If the proposed merger is completed, you will be sent written instructions for exchanging your certificates of InfoNow common stock for the merger consideration. Please do not send in your certificates or options until you have received these instructions.
     This proxy statement/ prospectus explains the merger in greater detail and provides you with detailed information concerning Halo, Merger Sub, InfoNow and the special meeting. Please give all of the information contained in this proxy statement/ prospectus your careful attention. In particular, you should carefully consider the discussion of the risk factors relating to the proposed merger in the section entitled “Risk Factors” beginning on page 17 of this proxy statement/ prospectus.
     On behalf of InfoNow’s board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement.

Sincerely,

Jeffrey Peotter
Chairman
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this proxy statement/prospectus is                 , 2006. This proxy statement/prospectus and the form of proxy are first being mailed to the stockholders of InfoNow on or about                 , 2006.

1875 Lawrence Street, Suite 1100
Denver, Colorado 80202
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                        , 2006
     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of InfoNow Corporation, a Delaware corporation, will be held on                   , 2006, at                   at      a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 23, 2005, by and among Halo Technology Holdings, Inc., WTH Merger Sub Inc., a wholly owned subsidiary of Halo, and InfoNow Corporation, as described in more detail in the proxy statement/ prospectus that accompanies this notice.

2. To consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion if necessary, for the purpose of soliciting additional votes for the adoption of the merger agreement.

3. To transact such other business as may properly come before the special meeting.
     InfoNow’s board of directors has fixed the close of business on                                     , 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof. All stockholders are cordially invited to attend the special meeting, but only stockholders of record on                   , 2006, are entitled to notice of and to vote at the special meeting. A list of such stockholders will be available for inspection at the special meeting and at InfoNow’s principal executive offices during ordinary business hours for the ten-day period prior to the special meeting. Adoption of the merger agreement will require the affirmative vote of InfoNow stockholders representing a majority of the outstanding shares of InfoNow common stock entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of InfoNow stockholders representing a majority of the shares of InfoNow common stock present and entitled to vote at the special meeting.
     The board of directors of InfoNow has determined that the merger is advisable, fair to and in the best interests of the InfoNow stockholders and recommends that you vote to adopt the merger agreement and for the other matters proposed for approval at the special meeting. The affirmative vote of a majority of the outstanding shares of InfoNow common stock on the record date is required to adopt the merger agreement.
     InfoNow stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provision is included as Annex E to the attached proxy statement/ prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for InfoNow Stockholders” beginning on page 63 of the attached proxy statement/ prospectus.
     Please do not send your stock certificates or options in at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates and options.

By Order of the Board of Directors:

Jeffrey Peotter
Chairman
                  , 2006
Denver, Colorado
     Whether or not you plan to attend the annual meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed envelope, which requires no postage. You may revoke your proxy at any time before the vote is taken by delivering to the secretary of InfoNow a written revocation or a proxy with a later date or by voting your shares in person at the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

AGREEMENT AND PLAN OF MERGER, BY AND AMONG WARP TECHNOLOGY HOLDINGS, INC., OPERATING UNDER THE NAME HALO TECHNOLOGY HOLDINGS, WTH MERGER SUB AND INFONOW CORPORATION, DATED AS OF DECEMBER 23, 2005	ANNEX A
CONTINGENT VALUE RIGHTS AGREEMENT BY AND AMONG HALO TECHNOLOGY HOLDINGS, INC. AND [TRUSTEE] DATED AS OF , 2006	ANNEX B
FAIRNESS OPINION OF Q ADVISORS LLC	ANNEX C
FORM OF STOCKHOLDER AGREEMENT	ANNEX D
DELAWARE GENERAL CORPORATION LAW SECTION 262	ANNEX E

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following are some questions that you, as a stockholder of InfoNow, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/ prospectus, including the documents attached to this proxy statement/ prospectus, because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the InfoNow special meeting. Additional important information is also contained in the annexes that are incorporated by reference in this proxy statement/ prospectus.

Q:	Why am I receiving this proxy statement/ prospectus?

A:	InfoNow and Halo have agreed to the acquisition of InfoNow by Halo pursuant to the terms of a merger agreement that is described in this proxy statement/ prospectus. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A. In order to complete the merger, InfoNow stockholders must approve and adopt the merger agreement and the transactions contemplated thereby. This proxy statement/ prospectus contains important information about the merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important. We encourage you to vote as soon as possible. Halo stockholders are not required to vote to approve and adopt the merger agreement and the transactions contemplated thereby. Halo is not asking its stockholders for a proxy and Halo stockholders are requested not to send us a proxy.

Q:	What is the purpose of this document?

A:	This document serves as both a proxy statement of InfoNow and a prospectus of Halo. As a proxy statement, it is provided to you because InfoNow’s board of directors is soliciting your proxy for use at the InfoNow special meeting of stockholders called to consider and vote on the merger agreement. As a prospectus, it is provided to you because Halo is offering to exchange shares of its common stock, CVRs and cash, if any, for shares of InfoNow common stock in the merger.

Q:	What will be the impact of the merger?

A:	If the merger is completed, InfoNow will become a wholly owned subsidiary of Halo. By becoming part of Halo, which is a holding company whose subsidiaries operate enterprise software and information technology businesses, InfoNow’s ability to develop software, provide services, market its services and expand its business is expected to be enhanced. However, InfoNow will also become part of a much larger enterprise of which InfoNow management will not have control, and the ability of InfoNow to achieve positive results for its stockholders will depend on the success of Halo, and not of InfoNow as a separate company. Descriptions of anticipated impact of the merger, as well the balance of this proxy statement/ prospectus, contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on these statements. Please carefully read the section entitled “Forward-Looking Statements” beginning on page 35 of this proxy statement/prospectus. Halo’s business is subject to risks, the occurrence of which may also impact such forward-looking statements. You should read the section entitled “Risk Factors” beginning on page 17 of this proxy statement/ prospectus.

Q:	Why are Halo and InfoNow proposing the merger?

A:	To review the reasons for the merger, see the sections entitled “The Merger — Halo’s Reasons for the Merger” and “The Merger — InfoNow’s Reasons for the Merger” beginning on pages 44 and 46, respectively, of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will merge with and into InfoNow, with InfoNow continuing after the merger as the surviving entity and a wholly-owned subsidiary of Halo.

Q:	As an InfoNow stockholder, what will I receive in the merger?

A:	If the merger is completed, in exchange for your shares of InfoNow common stock, you will receive Halo common stock, one CVR for each share of Halo common stock received and, to the extent available pursuant to the terms of the merger agreement, cash, which shall be referred to, collectively, as the merger consideration. The value of the total merger consideration paid to InfoNow stockholders as a group will be $7,200,000 in the aggregate, or approximately $0.71 per share of InfoNow common stock. The merger consideration will be calculated as follows:

• The aggregate value of the Halo common stock paid to InfoNow stockholders in the merger will be determined by subtracting the total amount of cash paid in the merger (as described below), if any, from $7,200,000. The Halo common stock to be issued in the merger will be distributed to InfoNow stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger. The number of shares of Halo common stock to be issued in the merger will be determined based on a “Conversion Price” equal to the greater of (1) the average closing price of Halo common stock as quoted on the OTC Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two trading days prior to the closing of the merger, and (2) $1.00.

• For each share of Halo common stock received, InfoNow stockholders will also receive a CVR. The CVRs will be payable on the 18-month anniversary of the closing date, subject to certain expiration provisions, and will entitle each CVR holder to an additional cash payment if the trading price of Halo’s common stock, based on a 20-day volume-weighted average, on the 18-month anniversary is less than the Conversion Price of Halo common stock at the closing of the merger.

• The total amount of cash paid in the merger to InfoNow stockholders, if any, will be the lesser of (1) InfoNow’s cash on hand, and (2) InfoNow’s net working capital determined no less than three days prior to closing of the merger. The lesser of the two amounts will be paid in cash by Halo to InfoNow’s stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger.

• Halo will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the Conversion Price of Halo common stock.

The merger consideration is more fully described in the sections of this proxy statement/ prospectus entitled “The Merger — General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.

Q:	What are the principal risks relating to the merger?

A:	If all of the conditions to the merger are not met, the merger may not occur and Halo and InfoNow may lose the intended benefits of the merger. Even if the merger is completed, the anticipated benefits of combining Halo and InfoNow may not be realized. Halo may have difficulty integrating InfoNow and may incur substantial costs in connection with the integration. The merger may result in the loss of customers and/or a drop in Halo’s stock price. If the merger fails to qualify as a tax-free reorganization, you will recognize a gain or loss on your InfoNow shares. These and other risks are explained in the section entitled “Risk Factors — Risks Associated with the Merger” beginning on page 17 of this proxy statement/ prospectus.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	No. The aggregate merger consideration of $7,200,000 will not be altered. However, the mix of merger consideration, the amount of Halo common stock, CVRs and cash, if any, paid to InfoNow stockholders will not be determined until shortly before the close of the merger. See the sections entitled “The Merger — General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus.

Q:	As a holder of options to purchase InfoNow common stock, what will I receive in the merger?

A:	Each outstanding option to acquire InfoNow common stock with a per share exercise price less than seventy-one cents ($0.71), an “in-the-money” option, that remains outstanding immediately prior to consummation of the merger (whether or not then vested) will become fully vested upon consummation of the merger, and will be converted to the right to receive merger consideration to the extent that the merger consideration exceeds the applicable exercise price as more fully described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration — Common Stock Options” beginning on page 68 of this proxy statement/prospectus and in the merger agreement, attached to this proxy statement/prospectus as Annex A. All other options to acquire InfoNow common stock that remain outstanding immediately prior to the consummation of the merger (whether or not then vested) will be cancelled.

Q:	When and where will the special meeting take place?

A:	The special meeting is scheduled to take place at a.m., local time, on , , 2006, at the , , , .

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of InfoNow common stock as of the close of business on , 2006, referred to as the record date, are entitled to vote at the special meeting. Each stockholder has one vote for each share of InfoNow common stock that the stockholder owns on the record date.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the shares of InfoNow common stock outstanding as of the record date is the only vote required to adopt the merger agreement.

Q:	How does the InfoNow board of directors recommend that InfoNow stockholders vote?

A:	InfoNow’s board of directors unanimously recommends that InfoNow stockholders vote “FOR” the adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/ prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	What if I do not vote, do not fully complete my proxy card or fail to instruct my broker?

A:	It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may (1) submit a new proxy card bearing a later date by mail or (2) send a signed written notice bearing a date later than the date of the proxy to the Secretary of InfoNow stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person, although your attendance alone will not revoke your proxy. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Will a proxy solicitor be used?

A:	Yes. InfoNow has engaged Georgeson Shareholder, a Computershare company, to assist in the solicitation of proxies for the special meeting and InfoNow estimates that it will pay them a fee of approximately $20,000 and will reimburse them for reasonable out-of-pocket expenses incurred in connection with such solicitation.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares if InfoNow has previously received your proxy, although you are welcome to attend.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, , acting the exchange agent, will send you instructions (including a letter of transmittal) explaining how to exchange your shares of InfoNow common stock for the appropriate number of shares of Halo common stock, CVRs and cash, if any. Please do not send in your stock certificates with your proxy.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as promptly as practicable after the special meeting. However, because the merger is subject to closing conditions, we cannot predict the exact timing.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	If the value of the aggregate stock consideration in the merger is at least 80% of the value of the total merger consideration, the merger should qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a “reorganization,” an InfoNow stockholder generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the Halo common stock, the amount of cash, and the value of CVRs determined at the time of the merger received by you over your adjusted tax basis in your InfoNow common stock exchanged in the merger or (2) the amount of cash and the value of CVRs determined at the time of the merger received by you in the merger. This treatment may not apply to all InfoNow stockholders. The U.S. federal income tax consequences to recipients of CVRs from the payment at or before maturity, lapse or disposition of such CVRs will depend upon how the Internal Revenue Service (the “IRS”) characterizes the CVRs for U.S. federal income tax purposes. For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “ The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement/ prospectus.

Tax matters are very complicated and the consequences of the merger to any particular InfoNow stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex E to this proxy statement/ prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for InfoNow Stockholders” beginning on page 63 of this proxy statement/ prospectus.

Q:	How will InfoNow stockholders receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your InfoNow common stock. You must return the completed letter of transmittal and surrender your shares of InfoNow common stock as described in the instructions, and you will receive the merger consideration as soon as practicable after , the exchange agent, receives your completed letter of transmittal and InfoNow shares of common stock.

Q:	Who can I call with questions?

A:	If you have any questions about the merger, how to submit your proxy or other matters discussed in this proxy statement/ prospectus or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact Georgeson Shareholder, a Computershare company, at .

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that could be important to you. To understand the merger fully and for more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/ prospectus and the annexes attached to it, including the merger agreement and fairness opinion that are attached as Annexes A and C to this proxy statement/ prospectus and made a part of this proxy statement/ prospectus. For more information about Halo and InfoNow, see the section of this proxy statement/ prospectus entitled “Additional Information — Where You Can Find More Information.” This summary and this proxy statement/ prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section of this proxy statement/prospects entitled “Forward-Looking Statements.”
The Companies (see pages 87 and 127)

InfoNow Corporation
1875 Lawrence Street, Suite 1100
Denver, Colorado 80202
Telephone: (303) 293-0212

InfoNow Corporation, or “InfoNow,” provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. InfoNow’s Channel Insight service gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, inventory tracking and more. InfoNow also offers channel management services for partner profiling and referrals, lead generation and management, and partner relationship management.

Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830
Telephone: (203) 422-2950
      Halo Technology Holdings, Inc., or “Halo,” is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, Halo’s strategy is to pursue acquisitions of businesses that either complement Halo’s existing businesses or expand the industries in which Halo operates. Halo’s current operating subsidiaries include Gupta Technologies, LLC (“Gupta”); Warp Solutions, Inc. (“Warp Solutions”); Kenosia Corporation (“Kenosia”); Tesseract Corporation (“Tesseract”); DAVID Corporation (“DAVID”); Process Software (“Process”); ProfitKey International (“ProfitKey”); Foresight Software, Inc. (“Foresight”); Empagio, Inc. (“Empagio”); and Executive Consultants, Inc. (“ECI”). Halo has merged Tesseract and ECI into Empagio. In addition, Halo has entered into an agreement to acquire Unify Corporation (“Unify”) in a transaction expected to close in the summer of 2006.
Reasons for the Merger (see pages 44 and 46)
      Halo’s and InfoNow’s boards of directors, respectively, believe the proposed merger will enhance value for stockholders of both companies by allowing Halo to further its strategy of acquiring businesses that complement Halo’s existing businesses or expand the sectors in which Halo operates. In addition, as of the date InfoNow’s board of directors approved the merger, the merger consideration provides a premium for InfoNow stockholders. To review the reasons for the merger in greater detail, see the sections entitled “The Merger — Halo’s Reasons for the Merger” and “The Merger — InfoNow’s Reasons for the Merger” beginning on pages 44 and 46 of this proxy statement/ prospectus.

Special Meeting of InfoNow Stockholders (see page 36)
      The special meeting will be held on                     ,                     , 2006, at       a.m., local time, at                     .
      The purpose of the InfoNow special meeting is to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion if necessary, for the purpose of soliciting additional votes for the adoption of the merger agreement, and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement by InfoNow stockholders will also constitute approval of the merger and the other transactions contemplated by the merger agreement as are described more fully in this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.
      Only stockholders who hold shares of InfoNow common stock at the close of business on                     , 2006, which is also referred to the record date, are entitled to notice of and to vote at the InfoNow special meeting. As of the close of business on                     , there were                      shares of InfoNow common stock outstanding, which were held of record by approximately                     stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the InfoNow special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each InfoNow stockholder is entitled to one vote for each share of InfoNow common stock held as of the record date.
      Adoption of the merger agreement by InfoNow’s stockholders is required by Delaware law in order to consummate the merger. Such adoption requires the affirmative vote of the holders of a majority of the shares of InfoNow common stock outstanding on the record date and entitled to vote at the special meeting. In addition, authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of InfoNow stockholders representing a majority of the shares of InfoNow common stock present and entitled to vote at the special meeting. As of the record date, InfoNow’s directors, executive officers and their affiliates held approximately      % of the shares entitled to vote at the special meeting.
      Halo stockholders are not required to approve the issuance of the shares of Halo common stock as part of the merger consideration.
Recommendation of InfoNow’s Board of Directors (see page 38)
      After careful consideration, InfoNow’s board of directors has unanimously approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of InfoNow and its stockholders and unanimously recommends that InfoNow stockholders vote “FOR” adoption of the merger agreement.
The Merger (see page 39)
      The merger agreement is attached as Annex A to this proxy statement/ prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the outstanding common stock of InfoNow adopt and approve the merger agreement and the merger and all other conditions to the merger are satisfied or waived, on the closing date Merger Sub will merge with and into InfoNow, with InfoNow continuing after the merger as the surviving entity and a wholly owned subsidiary of Halo pursuant to the terms of the merger agreement that are described in this proxy statement/ prospectus.

What You Will Receive (see page 63)
      Holders of outstanding shares of InfoNow common stock (other than holders perfecting appraisal rights, see the section of this proxy statement/ prospectus entitled “Appraisal Rights for InfoNow Stockholders”) will receive Halo common stock, one CVR for each share of Halo common stock received, and, to the extent available pursuant to the terms of the merger agreement, cash, which shall be referred to, collectively, as the merger consideration. The value of the total merger consideration paid to InfoNow stockholders as a group will be $7,200,000 in the aggregate or approximately seventy-one cents ($0.71) per share of InfoNow common stock. The merger consideration will be calculated as follows:

•	The aggregate value of the Halo common stock paid to InfoNow stockholders in the merger will be determined by subtracting the total amount of cash paid in the merger (as described below), if any, from $7,200,000. The Halo common stock to be issued in the merger will be distributed to InfoNow stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger. The number of shares of Halo common stock to be issued in the merger will be determined based on a “Conversion Price” equal to the greater of (1) the average closing price of Halo common stock as quoted on the OTC Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two trading days prior to the closing of the merger, and (2) $1.00.

•	For each share of Halo common stock received, InfoNow stockholders will also receive one CVR. The CVRs will be payable on the 18-month anniversary of the closing date, subject to certain expiration provisions, and will entitle each CVR holder to an additional cash payment if the trading price of Halo’s common stock, based on a 20-day volume-weighted average, on the 18-month anniversary is less than the Conversion Price of Halo common stock at the closing of the merger.

•	The total amount of cash paid in the merger to InfoNow stockholders, if any, will be the lesser of (1) InfoNow’s cash on hand, and (2) InfoNow’s net working capital, in either case, as determined no less than three days prior to closing of the merger. The lesser of the two amounts will be paid in cash by Halo to InfoNow’s stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger.

•	Halo will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the Conversion Price of Halo common stock.

Treatment of Outstanding Options (see page 68)
      Each currently outstanding option to purchase InfoNow common stock with an exercise price less than seventy-one cents ($0.71) that remains outstanding immediately prior to consummation of the merger (whether or not then vested) will become fully vested upon consummation of the merger, and will be converted to the right to receive the merger consideration to the extent the per share merger consideration exceeds the applicable exercise price. All other outstanding options to purchase InfoNow common stock that remain outstanding immediately prior to the consummation of the merger (whether or not then vested) will be cancelled.
      The merger consideration and treatment of InfoNow options are more fully described in the sections entitled “The Merger — General Description of the Merger” and “The Merger Agreement — Merger Consideration — Common Stock Options” beginning on pages 39 and 68 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A. Stockholders of InfoNow are encouraged to carefully read the merger agreement in its entirety as it is the legal document that governs the merger.

Fairness Opinion of Q Advisors LLC (see page 49)
      In connection with the merger, Q Advisors, LLC (“Q Advisors”), delivered a written opinion to InfoNow’s board of directors to the effect that, as of December 23, 2005, and based upon and subject to the respective assumptions, factors and limitations set forth in its opinion, the merger consideration to be received by the holders of the outstanding shares of InfoNow common stock pursuant to the merger agreement was fair from a financial point of view to those holders.
      The full text of the written opinion of Q Advisors dated December 23, 2005, which sets forth the procedures followed, matters considered, assumptions made and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement/ prospectus as Annex C. We encourage you to read this opinion carefully in its entirety. Q Advisors provided its opinion for the information and assistance of InfoNow’s board of directors in connection with its consideration of the merger. Q Advisors’ opinion is directed to InfoNow’s board of directors as of December 23, 2005, and does not constitute a recommendation as to how any InfoNow stockholder should vote with respect to the merger.

Conditions to the Merger (see page 73)
      The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, among others:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of InfoNow common stock as of the record date;

•	there must not be any order, injunction or decree preventing the completion of the merger;

•	this proxy statement/ prospectus must be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and no stop order suspending such effectiveness shall be in effect;

•	the average closing price of Halo’s common stock as reported on the OTC Bulletin Board for the 20-consecutive trading days ending two trading days prior to the closing of the merger must not be less than $1.00;

•	all issued and outstanding shares of Halo’s series C preferred stock must convert to shares of Halo common stock; and

•	should any holders of InfoNow common stock exercise dissenters rights with respect to the merger, the number of shares of common stock held by such dissenting holders shall not be more than ten percent of InfoNow’s common stock.
      Neither Halo nor InfoNow can assure you that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement (see page 74)
      Even if the InfoNow stockholders approve the merger agreement, the merger agreement may be terminated by mutual consent, or by either Halo or InfoNow, at any time before the completion of the merger under specified circumstances, including:

•	if the merger is not completed, through no fault of the terminating party, by July 31, 2006;

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure, individually or in the aggregate, has had or is likely to have a material adverse effect on the breaching party and such failure or breach is not cured or curable within 30 days following receipt of written notice of such breach or failure, or such breach, by its nature, cannot be cured prior to the closing of the merger; or

•	if InfoNow receives a superior proposal (as defined in the section entitled “The Merger Agreement — Other Agreements — No Solicitation” beginning on page 72 of this proxy statement/ prospectus), provided that InfoNow pays Halo the termination fee under the merger agreement (see the section entitled “The Merger Agreement — Termination — Termination Fee” beginning on page 75 of this proxy statement/ prospectus).
      In addition, Halo may terminate the merger agreement if:

•	InfoNow or its board of directors fails to call and hold the InfoNow special meeting; fails to recommend the approval of the merger; fails to oppose a third-party acquisition proposal under certain circumstances as defined in the merger agreement; or solicits, initiates or encourages inquiries or company acquisition proposals, or engages in negotiations or discussions regarding a company acquisition proposal (as defined in the sections entitled “The Merger Agreement —

Termination” and “The Merger Agreement — Other Agreements — No Solicitation” beginning on pages 74 and 72 of this proxy statement/ prospectus).
      Further, InfoNow may terminate the merger agreement if:

•	All of the holders of Halo series C preferred stock do not convert all such stock to shares of Halo common stock prior to the InfoNow special meeting.

Payment of Termination Fee (see page 74)
      InfoNow has agreed to pay Halo a termination fee of $300,000 if the merger agreement is terminated under specified circumstances and Halo has agreed to pay InfoNow a termination fee of $50,000 if the merger agreement is terminated under specified circumstances.

No Solicitation of Transactions Involving InfoNow (see page 72)
      The merger agreement contains restrictions on the ability of InfoNow to solicit or engage in discussions or negotiations with a third party with respect to a proposal regarding a tender offer, exchange offer, merger, consolidation, business combination or similar transaction involving InfoNow. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if InfoNow receives an unsolicited proposal from a third party to acquire more than fifty percent of the InfoNow shares then outstanding or all or substantially all of InfoNow’s assets and InfoNow’s board of directors determines in good faith such proposal is, or is reasonably likely to be, a proposal that is more favorable to InfoNow’s stockholders than the merger, InfoNow may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.
Interests of Certain Persons in the Merger (see page 55)
      InfoNow stockholders should be aware that certain members of the InfoNow board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other InfoNow stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger.
      The merger agreement provides that rights to indemnification, found in InfoNow’s certificate of incorporation and bylaws, benefiting InfoNow’s directors and officers, will survive the closing of the merger. The merger agreement also provides for the purchase of a directors’ and officers’ liability insurance policy for the benefit of InfoNow’s directors and officers.
Risk Factors (see page 17)
      In evaluating the merger and the merger agreement and before deciding how to vote your shares of InfoNow common stock at the InfoNow special meeting, you should carefully read this proxy statement/ prospectus and consider the following risk factors in the section entitled “Risk Factors” beginning on page 17 of this proxy statement/ prospectus for an explanation of the material risks of relating to the merger and Halo’s business. Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

•	failure to complete the merger could negatively impact InfoNow’s and/or Halo’s stock price, future business, or operations;

•	failure to satisfy or waive certain conditions could prevent the merger from occurring;

•	because the exchange ratio will not be determined until after the stockholder meeting, you must decide whether or not to approve the transaction before knowing the amount of stock and CVRs, you will receive in the merger;

•	the value of the Halo stock that InfoNow stockholders receive in the merger may change between the date the exchange ratio is determined and the date these shares are issued to InfoNow stockholders;

•	Halo will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the merger;

•	Halo may not successfully integrate InfoNow into its business and operations;

•	the costs of the merger and the costs of integrating Halo’s and InfoNow’s operations are substantial and may make it more difficult for the combined company to achieve profitability;

•	the price of Halo common stock may be affected by factors different than those affecting the price of InfoNow common stock;

•	the market price of Halo common stock may decline as a result of the merger;

•	the issuance of shares of Halo common stock in the merger will result in immediate dilution of Halo’s outstanding common stock;

•	Halo’s relatively low trading volume may limit your ability to sell your shares of Halo common stock received in the merger;

•	sales of substantial amounts of Halo common stock in the open market could depress Halo’s stock price;

•	if the merger fails to qualify as a tax-free reorganization you will recognize gain or loss on your InfoNow shares;

•	Halo and InfoNow may waive one or more of the conditions to the merger without resoliciting InfoNow stockholder approval for the merger;

•	the termination fee may discourage other companies from trying to acquire InfoNow;

•	departure of key personnel or the failure to attract qualified employees may negatively impact the business of Halo after the consummation of the merger;

•	general uncertainty related to the merger could harm Halo;

•	Halo’s and InfoNow’s officers and directors have interests that may influence them to support or approve the merger;

•	Halo has a limited operating history, has a history of losses and negative working capital and may need additional financing in the near future;

•	Halo may be unable to borrow funds;

•	If Halo fails to meet its obligations under its debt agreements, its secured lender could foreclose on its assets;

•	The markets for Halo’s products are highly competitive and rapidly changing;

•	The technology Halo uses is rapidly changing;

•	Halo success depends in part on its ability to protect its intellectual property;

•	Halo is dependent on key personnel;

•	failure to manage anticipated growth and expansion could have a material adverse effect on Halo’s business;

•	Halo expects to pay no cash dividends;

•	Halo’s common stock is subject to the “penny stock” restrictions under federal securities laws, which could reduce the liquidity of the Halo common stock;

•	Halo’s acquisition strategy may place substantial burdens on Halo’s management resources and financial controls;

•	Halo may be unable to finance future acquisitions; and

•	Halo may not be able to successfully integrate all of its other recent acquisitions with InfoNow.
Accounting Treatment (see page 63)
      Halo will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This method assumes that for financial reporting purposes, Halo will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, Halo will record the fair value of InfoNow’s net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of InfoNow’s net assets recorded as goodwill.
Regulatory Matters (see page 58)
      Other than compliance with applicable federal and state securities laws pursuant to the issuance of Halo common stock in connection with the merger, and compliance with applicable provisions of Nevada and Delaware law, no federal or state regulatory requirements must be satisfied in connection with the merger.
Material U.S. Federal Income Tax Consequences of the Merger (see page 59)
      If the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, InfoNow stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of InfoNow common stock for Halo common stock in the merger, except to the extent of any cash and the fair market value of CVRs determined at the time of the merger. Specifically, if the merger is treated as a “reorganization” for U.S. federal income tax purposes, an InfoNow stockholder is generally required to recognize gain, but not loss, at the time of the merger equal to the lesser of:

•	the amount of cash consideration and the fair market value of any property, including the CVRs, received by the InfoNow stockholder in the merger; and

•	the excess of (i) the sum of the fair market value of the Halo common stock, the amount of cash consideration, and the fair market value of any property, including the CVRs, received by the InfoNow stockholder in the merger, over (ii) the InfoNow stockholder’s adjusted federal income tax basis for the shares of InfoNow common stock exchanged in the merger.
Because of the contingent nature of the CVRs, the determination of the amount of the fair market value of the property received by an InfoNow stockholder and therefore the amount of gain to be recognized in the merger is not clear. Under applicable Treasury Regulations, InfoNow stockholders will be required to value the CVRs at the time of the merger based on all available facts and circumstances.
      Any gain recognized will generally constitute capital gain and will constitute long-term capital gain if the holder’s holding period is greater than 12 months as of the date of the merger. For non-corporate holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The exchange agent will be required to withhold 28% of any cash payment unless you provide your tax identification number, social security or employer identification number and certify that such number is correct. You must complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid backup withholding unless you prove that an applicable exemption exists in a manner satisfactory to Halo and the exchange agent.
      The U.S. federal income tax consequences to recipients of CVRs from the payment at or before maturity, lapse or disposition of such CVRs will depend upon how the CVRs are characterized for U.S. federal income tax purposes. There is little authority under current tax law governing the characterization of instruments such as the CVRs. In Revenue Ruling 88-31 and one subsequent private letter ruling, the IRS concluded that taxpayers should treat rights similar to the CVRs as cash settlement put options for U.S. federal income tax purposes. It is possible, however, that the CVRs might be treated as debt instruments or in some other manner.
      If the CVRs are treated as cash settlement put options for U.S. federal income tax purposes, in general, subject to certain straddle rules explained in greater detail under “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 59 of this proxy statement/prospectus, upon the payment at or before maturity or sale or exchange of the CVRs, a holder of CVRs will recognize capital gain or loss in an amount equal to the difference between the cash paid in respect of the CVRs and the holder’s adjusted tax basis in the CVRs. In the event a holder’s CVRs lapse without any payment, the holder will recognize capital loss equal to the holder’s adjusted tax basis in such CVRs. A holder’s adjusted tax basis in a CVR received in the merger will be the fair market value of the CVR at the time of the merger. A holder’s capital gain or loss will be long term if the holder’s holding period in the CVRs is more than one year at the time of payment, lapse, sale or exchange. If the IRS were to assert successfully that the CVRs should be treated as debt instruments or in some other manner for U.S. federal income tax purposes, the character of income or loss recognized with respect to CVRs, as well as the timing of the recognition of income or loss, could be substantially different from the treatment discussed above.
      The tax consequences to each particular stockholder will depend on that stockholder’s specific situation. Therefore, each stockholder should consult his, her or its own tax advisor for an understanding of the tax consequences to that stockholder resulting from the merger.
Restrictions on the Ability to Sell Halo Common Stock (see page 68)
      All shares of Halo common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either InfoNow or Halo for the purposes of the Securities Act at the time the merger agreement is submitted to InfoNow stockholders for adoption, in which case you will be permitted to sell the shares of Halo common stock you receive in the merger only pursuant to an effective registration statement or under Rules 144 and 145 promulgated under the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates; however, within 30 days of the closing of the merger, Halo has agreed to file a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part to register affiliates’ shares received in the merger for resale.
Appraisal Rights (see page 63)
      InfoNow is a Delaware corporation and under Delaware law, you have the right to dissent from the merger, exercise your appraisal rights and receive payment in cash for the fair value of your InfoNow common stock, as determined by the Delaware Court of Chancery. You should be aware that the fair value of your InfoNow shares as determined by the Chancery Court under Delaware General Corporation Law Section 262 could be greater, the same or less than the value that you are entitled to receive for your InfoNow shares pursuant to the merger agreement. This right to appraisal is subject to a number of restrictions and technical requirements, and Delaware law requires strict compliance with these provisions. Generally, in order to exercise your appraisal rights you must:

•	deliver to InfoNow a written demand for appraisal of your shares in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger by proxy or in person; and

•	continuously hold your InfoNow common stock as record holder, from the date you make the demand for appraisal through the closing of the merger.
      Merely voting against the merger will not protect your rights to an appraisal, which requires strict compliance with all the steps mandated under Delaware law. These requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights for

InfoNow Stockholders” beginning on page 63 of this proxy statement/ prospectus. The relevant section of the Delaware General Corporation Law Section 262 regarding appraisal rights is reproduced and attached as Annex E to this proxy statement/ prospectus. We encourage you to read these provisions carefully and in their entirety.
      IF YOU VOTE “FOR” THE MERGER, YOU WILL WAIVE YOUR RIGHTS TO SEEK APPRAISAL OF YOUR SHARES OF INFONOW COMMON STOCK UNDER DELAWARE LAW.
Surrender of InfoNow Shares of Common Stock (see page 67)
      Following the effective time of the merger, Halo will cause a letter of transmittal to be mailed to all holders of InfoNow common stock containing instructions for surrendering their shares of common stock. InfoNow stockholders should not surrender their InfoNow common stock certificates until they receive the letter of transmittal and fully complete and return it as instructed in the letter of transmittal.
Certain Effects of the Merger (see page 149)
      Upon completion of the merger, InfoNow stockholders will become stockholders of Halo. The internal affairs of Halo are governed by Nevada law and Halo’s articles of incorporation and bylaws. The internal affairs of InfoNow are governed by the Delaware law and InfoNow’s certificate of incorporation and bylaws. Due to differences between the governing documents and governing state laws of Halo and InfoNow, the merger will result in InfoNow stockholders having different rights once they become Halo stockholders, which rights are summarized in the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 149 of this proxy statement/ prospectus.
Stockholder Agreement (see page 56)
      Each member of InfoNow’s board of directors has entered into a stockholder agreement with Halo. Pursuant to the stockholders agreement, InfoNow’s directors have agreed to vote all of their shares of InfoNow common stock beneficially owned for adoption and approval of the merger agreement, the merger and all agreements related to the merger and any actions related to or contemplated by the merger, subject to certain exceptions, which are summarized in the section entitled “The Merger — Stockholder Agreement” beginning on page 56 of this proxy statement/ prospectus.

SELECTED FINANCIAL DATA
      You should review the following financial information of Halo and its subsidiaries and of InfoNow: (i) the financial information and the consolidated financial statements of Halo for the fiscal year ended June 30, 2005 and for the three and six months ended December 31, 2005 included in this proxy statement/prospectus beginning on page F-3; (ii) the financial statements for Halo’s subsidiary, Tesseract, for the years ended June 30, 2005 and June 30, 2004 included in this proxy statement/prospectus on page F-63; (iii) the financial statements of Halo’s subsidiaries, Process Software, LLC and Affiliates (consisting of DAVID, ProfitKey, Foresight and Process) for the years ended June 30, 2005 and June 30, 2004 included in this proxy statement/prospectus on page F-75; (iv) the pro forma information for Halo (which combines the historical financial data of Halo and reflects Halo’s acquisition of Tesseract, Process and Affiliates), including notes describing various adjustments, included in this proxy statement/prospectus on page F-89; and (v) the financial statements of InfoNow for the fiscal year ended December 31, 2005, included in this proxy statement/prospectus beginning on page F-98.
      Halo has also included unaudited pro forma condensed combined financial statements that reflect the acquisition of InfoNow in this proxy statement/prospectus beginning on page F-115. You should review this financial information.
      On March 14, 2006, Halo entered into an Agreement and Plan of Merger to acquire Unify Corporation. Halo anticipates that the Unify transaction is likely to close in the fourth quarter of fiscal 2006, close to the timing of the consummation of the InfoNow merger and therefore Halo has included unaudited pro forma condensed combined financial statements that reflect the acquisition of Unify and InfoNow in this proxy statement/prospectus beginning on page F-123. You should also review this financial information.
      The historical financial information of Halo presented in this proxy statement/prospectus may not be indicative of Halo’s future performance.

Comparative Market Price
      Halo common stock is quoted on the OTC Bulletin Board under the symbol “HALO.OB.” InfoNow common stock formerly traded on Nasdaq and the OTC Bulletin Board and now is quoted on the Pink Sheets under the symbol “INOW.”
      The following table sets forth, for the periods indicated, the high and low sale prices per share of Halo and InfoNow common stock, each as reported on the bulletin boards or the exchange on which the stock was trading as of the relevant date:

	Halo		InfoNow

	High	Low	High	Low

2004
March 31, 2004	$31.00	$17.00	$3.58	$1.94
June 30, 2004	18.00	6.00	3.00	1.78
2005
September 30, 2004	8.00	3.00	2.13	1.06
December 31, 2004	5.00	1.50	1.59	1.00
March 31, 2005	5.00	1.51	1.23	0.84
June 30, 2005	4.00	1.60	0.87	0.45
2006
September 30, 2005	2.85	0.92	0.70	0.50
December 31, 2005	1.75	1.10	0.55	0.31
March 31, 2006	1.80	1.20	0.56	0.52
      The following table presents the last reported sale price of a share of Halo common stock and a share of InfoNow common stock on December 23, 2005, the last full trading day before announcement of the signing of the merger agreement, and on [          ], 2006, the last practicable date prior to the mailing of this document. The table also presents the implied value of a share of InfoNow common stock on an equivalent per share basis on each of these two dates, calculated by adding the estimated value of the stock portion of the per share merger consideration, and the cash portion of the per share merger consideration, as if the merger had closed on the respective dates indicated.

	Halo	InfoNow	Implied per Share
	Common	Common	Value of InfoNow
Date	Shares	Shares	Common Shares

December 23, 2005	$1.20	$0.33	$0.71
[ ], 2006	$ [ ]	$ [ ]	$ [ ]
      The market price of InfoNow common stock and Halo common stock will fluctuate between the date of this proxy statement/ prospectus and the date on which the merger occurs. You should obtain current stock price quotations for InfoNow common stock and Halo common stock.
      Neither Halo nor InfoNow has paid any cash dividends on its common stock in its last two fiscal years or in any interim period since its last fiscal year end. We anticipate that, for the foreseeable future, our combined enterprise will retain any earnings for use in the operation of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future.

RISK FACTORS
      You should carefully consider the following factors, together with the other information contained in this proxy statement/ prospectus, before determining whether or not to vote in favor of the approval and adoption of the merger agreement and the merger. By voting in favor of the merger, you will be choosing to invest in Halo common stock. An investment in Halo common stock involves a high degree of risk. Additional risks and uncertainties not currently known to Halo or that Halo does not currently deem material may also become important factors that may harm Halo’s business. If any of the following risks actually occur, Halo’s business, financial condition or results of operations would likely suffer, the trading price of Halo’s common stock would probably decline, and you may lose all or part of your investment. We have divided the risks into four groups: risks relating to the merger; risks relating to Halo’s business; risk factors relating to Halo’s acquisition strategy and the additional risk factors relating to the business of Halo’s subsidiaries. You should also carefully consider the risks and uncertainties associated with InfoNow as a stand-alone company described in “The Merger — InfoNow’s Reasons for the Merger” beginning on page 46 of this proxy statement/prospectus.
Risks Related to the Merger

Failure to complete the merger could negatively impact InfoNow’s and/or Halo’s stock price, future business, or operations.
      If the merger is not completed, Halo and InfoNow may be subject to a number of material risks, including the following:

•	Halo may be required under certain circumstances to pay InfoNow a termination fee of $50,000;

•	InfoNow may be required under certain circumstances to pay Halo a termination fee of $300,000;

•	the price of Halo’s and/or InfoNow’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid, even if the merger is not completed.
      Further, if the merger is terminated and InfoNow’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the merger agreement. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, InfoNow is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, disposition, consolidation, dissolution, sale of assets or other business combination, other than with Halo. See the sections entitled “The Merger Agreement — Other Agreements — No Solicitation,” “The Merger Agreement — Termination,” and “Risk Factors — Risks Related to Halo’s Business” beginning on pages 72, 74, and 22, respectively, of this proxy statement/ prospectus.

Failure to satisfy or waive certain conditions could prevent the merger from occurring.
      The closing of the merger is contingent upon various conditions being satisfied or waived. If all the conditions are not satisfied or waived, the merger will not occur. If the merger does not occur, each of Halo and InfoNow will lose the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before Halo and/or InfoNow are obligated to complete the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of InfoNow common stock as of the record date;

•	there must not be any order, injunction or decree preventing the completion of the merger;

•	this proxy statement/ prospectus must be declared effective by the SEC and no stop order suspending such effectiveness shall be in effect;

•	the average closing price of Halo’s common stock as reported on the OTC Bulletin Board for the 20-consecutive trading days ending two trading days prior to the closing of the merger must not be less than $1.00;

•	all issued and outstanding shares of Halo’s series C preferred stock must convert to shares of Halo common stock; and

•	should any holders of InfoNow common stock exercise dissenters rights with respect to the merger, the number of shares of common stock held by such holders shall not be more than ten percent of InfoNow’s common stock.
      Any termination of the merger agreement, regardless of whether termination expenses are required to be paid, could lead to a possible decline in the market price of Halo and/or InfoNow common stock to the extent current market prices reflect a market assumption that the merger will be completed.

Because the exchange ratio will not be determined until after the stockholder meeting, you must decide whether or not to approve the transaction before knowing the amount of stock and CVRs you will receive in the merger.
      The number of shares of Halo common stock that you will receive in the merger for each share of InfoNow common stock that you own, or the “exchange ratio,” will not be determined until all of the conditions to the merger have been satisfied or waived and the merger becomes effective. Because the approval of this transaction by the stockholders of InfoNow is a condition to the merger, Halo will not deliver the notice and the exchange ratio will not be determined until after you must decide whether to approve this transaction. Due to changes in InfoNow’s cash-on-hand and net working capital as well as changes in the business, operations or prospects of Halo and InfoNow, market assessments of the likelihood that the merger will be completed and general market and other economic conditions prevailing after the stockholder meeting, the exchange ratio of Halo common stock on the date the exchange ratio is determined may differ from exchange ratio InfoNow stockholders would have received if the merger had been consummated at the time the InfoNow stockholders made their decision whether to approve the transaction. Because the exchange ratio affects the amount of Halo common stock and CVRs that InfoNow stockholders will receive in the merger, the amount of Halo common stock and CVRs received by InfoNow stockholders may differ from the amount of Halo common stock and CVRs, the InfoNow stockholders would have received if the merger had been consummated at the time the InfoNow stockholders made their decision whether to approve the transaction. See the sections entitled “The Merger — General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus.

The value of the Halo common stock that InfoNow stockholders receive in the merger may change between the date the exchange ratio is determined and the date these shares are issued to InfoNow stockholders.
      The market price of Halo common stock may fluctuate due to factors, including those listed in the preceding risk factor, occurring after the exchange ratio has been determined. As a result, the market value of the Halo common stock that holders of InfoNow common stock will receive in the merger may change after the date that the exchange ratio is determined, but before those shares are actually issued, which will occur when InfoNow’s stockholders tender their shares of InfoNow common stock to the exchange agent after the merger. See the sections entitled “The Merger — General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus.

Halo will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from the merger.
      Halo and InfoNow entered into the merger agreement with the expectation that the merger will result in various benefits, including among others, the ability to spread certain redundant costs associated with operating as separate public companies, including duplicative corporate functions and accounting and legal fees associated with SEC reporting, over a broader base of portfolio companies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Halo integrates InfoNow in an effective and efficient manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs and diversification of management’s time and energy could materially impact Halo’s business, financial condition and operating results.
      Even if Halo is able to integrate successfully its operations with InfoNow’s operations, Halo may not be able to realize the cost savings, synergies or revenue enhancements that Halo anticipates from the integration, either in the amount or the time frame that Halo currently expects. Halo’s ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including, but not limited to:

•	Halo’s ability to effectively eliminate duplicative back office overhead and overlapping and redundant general and administrative functions and costs associated with operating as separate public companies;

•	the anticipated utilization of cash resources on integration and implementation activities to achieve those cost savings, which could be greater than Halo currently expects and which could offset any such savings and other synergies resulting from the merger;

•	increases in other expenses, operating losses or problems unrelated to the merger, which may offset the cost savings and other synergies from the merger or divert resources intended to be used in the integration plan; and

•	Halo’s ability to avoid labor disruption in connection with the integration.

Halo may not successfully integrate InfoNow into its business and operations.
      Prior to the consummation of the merger, Halo and InfoNow operated as separate entities. Halo may experience material negative consequences to its business, financial condition or results of operations if it cannot successfully integrate InfoNow’s operations with Halo’s. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in the size of the business for which they are responsible;

•	diversion of management’s attention from the management of daily operations to the integration of operations, whether perceived or actual;

•	management of employee relations across facilities;

•	difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

•	difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

•	expenses of any undisclosed or potential liabilities; and

•	Halo’s ability to maintain its customers and InfoNow’s customers after the acquisition.
      Successful integration of InfoNow’s operations with Halo’s depends on Halo’s ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If Halo’s integration efforts are not successful, Halo may not be able to maintain the levels of revenues, earnings or operating efficiency that it and InfoNow have achieved or might achieve separately. In addition, the unaudited pro forma condensed consolidated financial data presented in this proxy statement/ prospectus cover periods during which Halo and InfoNow were not under the same management and, therefore, may not be indicative of Halo’s future financial condition or operating results.

The costs of the merger and the costs of integrating Halo’s and InfoNow’s operations are substantial and will make it more difficult for the combined company to achieve profitability.
      Halo and InfoNow will incur substantial costs in connection with the merger that may make it more difficult to achieve profitability in the future. Halo and InfoNow expect that they will incur costs associated with the merger, consisting of transaction fees for attorneys, accountants and other related costs in an amount currently estimated to be approximately $1,200,000. In addition, we anticipate incurring nonrecurring restructuring costs associated with the merger. There is no guarantee that Halo and InfoNow will not, however, incur merger related costs in excess of these amounts.

The price of Halo common stock may be affected by factors different than those affecting the price of InfoNow common stock.
      Holders of InfoNow common stock will be entitled to receive Halo common stock in the merger and will become holders of Halo common stock. Halo’s business differs in certain ways from InfoNow’s business, and the factors affecting Halo’s results of operations, as well as the price of Halo common stock, may be different than the factors affecting InfoNow’s results of operations and the price of InfoNow common stock. The price of Halo common stock may fluctuate significantly following the merger for many reasons, including as a result of factors over which Halo has no control. For a discussion of the businesses of Halo and InfoNow and certain factors to consider in connection with their businesses, see the sections entitled “Certain Information Concerning Halo — Business of Halo,” “Certain Information Concerning the Merger Sub,” “Certain Information Concerning InfoNow — Description of Business” and “Additional Information — Where You Can Find More Information” beginning on pages 91, 126, 127 and 162, respectively, of this proxy statement/ prospectus.

The market price of Halo common stock may decline as a result of the merger.
      The market price of Halo common stock may decline as a result of the merger for a number of reasons, including if:

•	the premium offered by Halo relative to InfoNow’s stock price on the date the merger agreement was announced is not viewed favorably by the market;

•	the integration of Halo and InfoNow is unsuccessful;

•	Halo does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effects of the merger on Halo’s results are not consistent with the expectations of financial or industry analysts.

The issuance of shares of Halo common stock in the merger will result in immediate dilution of Halo’s outstanding common stock.
      Upon completion of the merger, up to 7,200,000 shares of Halo common stock will be issued or reserved for issuance to holders of common stock and options to purchase or acquire InfoNow common stock. The resulting dilution of Halo’s common stock could have a negative impact the market price for its common stock.

Halo’s relatively low trading volume may limit your ability to sell your shares of Halo common stock received in the merger.
      The average daily trading of Halo’s common stock was less than 5,000 shares during the year ended December 31, 2005. As a result of this low trading volume, you may have difficulty selling a large number of Halo shares received in the merger in the manner or at the price that might be attainable if Halo’s common stock were more actively traded.

Sales of substantial amounts of Halo’s common stock in the open market could depress Halo’s stock price.
      Sales of a large number of shares of Halo common stock in the public market following the completion of the merger, or even the belief that such sales could occur, could cause a drop in the market price of Halo common stock and could impair Halo’s ability to raise capital through offerings of Halo’s equity securities. Based on current assumptions, we estimate that, immediately after the merger, there will be approximately 38,383,913 shares of Halo common stock outstanding (assuming that no shares have been issued in the Unify transaction). All of the shares issued to InfoNow stockholders will be freely tradable without restrictions or further registration under the Securities Act unless such shares are held by any person who was an “affiliate” of InfoNow or Halo at the time of the special meeting for purposes of the Securities Act. The term “affiliate” would include directors and some officers and principal stockholders of InfoNow. See the section entitled “The Merger — Restrictions on Sale of Shares by Affiliates of InfoNow and Halo” beginning on page 63 of this proxy statement/ prospectus.

If the merger fails to qualify as a tax-free reorganization you will recognize gain or loss on the receipt of Halo shares in exchange for your InfoNow shares.
      If the value of the aggregate stock consideration in the merger is at least 80% of the value of the total merger consideration, the merger should qualify as a tax-free reorganization under Section 368(a) of the Code. Although the IRS has not provided a ruling on the merger, Halo and InfoNow each intend to obtain a legal opinion that the merger qualifies as a tax-free reorganization, based on certain assumptions which Halo and InfoNow believe are reasonable concerning the amount of cash, the fair market value of the CVRs at the time of the merger, and the fair market value of the aggregate stock consideration to be received in the merger. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, you would generally recognize gain or loss on each share of InfoNow common stock exchanged in the merger in the amount of the difference between your basis in such share and the fair market value of the Halo common stock and cash, if any, and the value of CVRs determined at the time of the merger you receive in exchange for such share of InfoNow common stock at the time of the merger. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 59 of this proxy statement/prospectus.

Halo and InfoNow may waive one or more of the conditions to the merger without resoliciting InfoNow stockholder approval for the merger.
      Each of the conditions to Halo’s and InfoNow’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Halo and InfoNow if the condition is a condition to both Halo’s and InfoNow’s obligation to complete the merger, or by the party for which such conditions are a condition of its obligation to complete the merger. InfoNow’s board of directors will evaluate the materiality of any such waiver to determine whether amendment of this proxy/statement prospectus and resolicitation of proxies is necessary. However, Halo and InfoNow generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of the stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The termination fee may discourage other companies from trying to acquire InfoNow.
      Under the merger agreement, InfoNow has agreed to pay a termination fee of $300,000 plus expenses to Halo in particular circumstances, including circumstances in which a third party seeks to acquire or acquires InfoNow. This termination fee could discourage other companies from trying to acquire InfoNow even though those other companies might be willing to offer greater consideration to InfoNow stockholders than Halo has offered in the merger agreement. In addition, payment of the termination fee could have a material adverse effect on InfoNow’s financial condition.

Departure of key personnel or the failure to attract qualified employees may negatively impact the business of Halo after the consummation of the merger.
      Halo’s ability to maintain its competitive position after the consummation of the merger will depend, in large part, on its ability to attract and retain highly qualified development, sales, professional services and managerial personnel. Competition for these persons is intense. While the merger will increase Halo’s human resources in this area, there is always a risk of departure of key employees due to the combination process. The announcement of the proposed merger may impede Halo’s and InfoNow’s ability to attract and retain personnel before and after the transaction. The loss of a significant group of key personnel would adversely affect Halo’s business efforts after the consummation of the merger.

General uncertainty related to the merger could harm Halo.
      Halo’s or InfoNow’s customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Halo’s or InfoNow’s customers delay or defer purchasing decisions, Halo and InfoNow’s pre-and post merger revenues could materially decline. Similarly, Halo’s and InfoNow’s employees may experience uncertainty about their future role after the merger is completed. This may harm Halo’s and InfoNow’s ability to attract and retain key management, sales, marketing and technical personnel. Also, speculation regarding the likelihood of the completion of the merger could increase the volatility of Halo’s stock price. The disruption of the businesses of Halo and InfoNow caused by these issues could cause quarterly and annual operating results to be lower than expected.

Halo’s and InfoNow’s officers and directors have interests that may influence them to support or approve the merger.
      InfoNow stockholders should be aware that certain members of the InfoNow board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other InfoNow stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger.
      The merger agreement provides that rights to indemnification, found in InfoNow’s certificate of incorporation and bylaws, benefiting InfoNow’s directors and officers, will survive the closing of the merger. The merger agreement also provides for the purchase of a directors and officers insurance policy for the benefit of InfoNow’s directors and officers.
Risks Related to Halo’s Business
      References to “we,” “us” and “our” throughout this “Risks Related to Halo’s Business” section are references to Halo.

We have a limited operating history
      Halo has a limited operating history. Such limited operating history makes it more difficult to predict whether or not we will be successful in the future. Our future financial and operational success is subject to the risks, uncertainties, expenses, delays and difficulties associated with managing a new business, many of which may be beyond our control. In addition, Halo competes in a relatively new market known as the information technology market. Because this market rapidly evolves, companies competing in it may face many uncertainties. Our success will depend on many factors, including those described in this Risk Factors section.

We have a history of losses and negative working capital and may need additional financing in the near future
      We have experienced operating losses, as well as net losses, for each of the years during which we have operated. Halo has incurred recurring operating losses since its inception. As of December 31, 2005, Halo had an accumulated deficit of approximately $70,953,000 and a working capital deficit of $18,271,000.
      Conditions may arise, including potential risks described herein, that may require Halo to raise additional funds for its working capital needs and to continue to execute the requirements of its business plan. If these conditions arise, there can be no assurance that Halo will be successful in its efforts to raise sufficient capital.
      If we achieve profitability, we cannot give any assurance that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. Furthermore, Halo intends to pursue opportunities to acquire other businesses, and may need to raise capital in order to pursue such acquisitions.
      Similarly, in the future, we may not generate sufficient revenue from operations to pay our operating expenses. If we fail to generate sufficient cash from operations to pay these expenses, our management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of common stock or preferred stock to meet our cash needs. Even if we can complete such transactions, they may not be on terms that are favorable or reasonable from our perspective. As a result, you may lose your entire investment.

We may not be able to borrow funds.
      There currently are no legal limitations on our ability to borrow funds to increase the amount of capital available to us to carry out our business plan. However, our limited resources and limited operating history may make it difficult to borrow additional funds. The amount and nature of any such borrowings would depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by us and in our best interest.

If we fail to meet our obligations under our debt agreements our secured lender could foreclose on our assets.
      On August 2, 2005, Halo entered into a credit agreement (as amended, the “Fortress Credit Agreement”), between Halo, the Subsidiaries of Halo listed in Schedule 1 thereto, Fortress Credit Corp. as original lender (together with any additional lenders, the “Fortress Lenders”), and Fortress Credit Corp. as agent (the “Fortress Agent”) pursuant to which Halo may borrow up to $50 million. Halo initially borrowed $10 million, the proceeds of which were used to pay off prior senior secured notes and a portion of Halo’s subordinated indebtedness. On October 26, 2005, in connection with the acquisitions of five enterprise software companies, Halo entered into Amendment Agreement with Fortress amending the Fortress Credit Agreement. Under the Amendment, the Fortress Lenders made an additional loan of $15,000,000 under the credit facility. There can be no assurance that Halo will be able to borrow further amounts under the Fortress Credit Agreement. Future borrowings are subject to the satisfaction of various conditions precedent, including lender approval of the use of further borrowings.
      The Fortress Credit Agreement contains numerous financial and operating covenants. There can be no assurance that Halo will be able to comply with these covenants, and failure to meet such covenants or the failure of the lenders to agree to amend or waive compliance with covenants that Halo does not meet would result in a default under the Fortress Credit Agreement. Moreover, Halo’s subordinated debt incorporates the covenants and default provisions of the Fortress Credit Agreement. Any material default that is not amended or waived under any of these agreements will result in a default under most or all of Halo’s financing arrangements.

      Halo anticipates that due to recent transactions, as well as the InfoNow and Unify acquisitions, certain of the covenants under the Fortress Credit Agreement may have to be modified in order for Halo to continue to comply. Halo has engaged in discussions with Fortress, and Halo anticipates negotiating appropriate modifications to the covenants to reflect these changes in Halo’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to between Fortress, the lenders and Halo. However, there can be no assurance Halo will be able to reach such a modification. Failure to reach a modification could result in Halo breaching these covenants and therefore defaulting under the Fortress Credit Agreement.
      The lenders under the Fortress Credit Agreement have a security interest in all of Halo’s and its subsidiaries’ assets, including the stock in the subsidiaries held by Halo, An unwaived default by Halo under the Fortress Credit Agreement could permit the lenders thereunder to foreclose on all of the assets of Halo, thereby causing Halo to cease doing business. Upon such an occurrence, stockholders would lose their entire investment in Halo.

Rapidly Changing Markets
      The markets for our products are characterized by:

•	rapidly changing technologies;

•	evolving and competing industry standards;

•	changing customer needs;

•	frequent new product introductions and enhancements;

•	increased integration with other functions; and

•	rapid product obsolescence.
To develop new products for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. In addition, we must maintain close working relationships with key customers and potential customers in order to develop new products that meet their changing needs.

Rapidly Changing Technology
      Halo may not be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by its competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

Our Ability to Compete Successfully Will Depend, In Part, On Our Ability to Protect Our Intellectual Property Rights
      Halo relies on a combination of patent, trade secrets, copyrights, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. Policing unauthorized use of our products, however, is difficult, especially in foreign countries. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation. In addition, there can be no assurance that the courts will enforce the contractual arrangements which Halo has entered into to protect its intellectual property rights. Our operating results could be harmed by any failure to protect our intellectual property rights.

Competition
      Halo’s subsidiaries are engaged in businesses which are highly competitive and we expect significant competition for our technologies. Many of our competitors, for example, IBM, Microsoft, and Oracle (with respect to Gupta’s business) and Cisco Systems, Inc. (with respect to Warp Solutions) have been in business for a number of years, have established customer bases, are larger, and have greater financial resources than Halo. There can be no assurance as to the degree to which we will be able to successfully compete in our industry.

Development of Products
      Halo’s subsidiaries are currently developing new products, as well as new applications of existing products. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of our products, or that our new or enhanced products will adequately meet the requirements of our current or prospective customers. Any failure by Halo or its subsidiaries to successfully design, develop, test and introduce such new products, or the failure of Halo’s recently introduced products to achieve market acceptance, could prevent us from maintaining existing customer relationships, gaining new customers or expanding our markets and could have a material adverse effect on our business, financial condition and results of operations.

We are Dependent on Key Personnel
      Our future success depends in part on the continued service of our key design engineering, sales, marketing and executive personnel and our ability to identify, recruit and retain additional personnel. At the date of this prospectus, there were four employment agreements between Halo and its executive officers.

Managing Growth and Expansion
      Halo is currently anticipating a period of growth as a result of its recent marketing and sales efforts. The resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing this expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

We Expect to Pay No Cash Dividends
      We presently do not expect to pay cash dividends in the foreseeable future. The payment of cash dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. We presently intend to retain all earnings, if any, to implement our business plan. Accordingly, we do not anticipate the declaration of any cash dividends in the foreseeable future.

Indemnification of Officers and Directors
      Our Articles of Incorporation provide for the indemnification of our officers and directors to the fullest extent permitted by the laws of the State of Nevada and the federal securities laws. It is possible that the indemnification obligations imposed under these provisions could result in a charge against our earnings and thereby affect the availability of funds for other uses.

Halo May be Subject from Time to Time to Certain Legal Proceedings Which Could Be Material
      From time to time, Halo may be involved in litigation that arises in the normal course of its business operations. As of the date of this proxy statement/ prospectus, Halo is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on its business or results of operations.

Our Common Stock Is Subject To “Penny Stock” Restrictions Under Federal Securities Laws Which Could Reduce The Liquidity Of Our Common Stock
      The Securities and Exchange Commission has adopted regulations, which generally define penny stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. On April 12, 2006, the last sale price for our common stock, as quoted on the OTC Bulletin Board, was $1.11 per share and therefore, our common stock is designated a “Penny Stock.” As a penny stock, our common stock may become subject to Rule 15g-9 under the Exchange Act or the Penny Stock Rules. These rules include, but are not limited to, Rules 3a5-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities Exchange Act of 1934, as amended. These rules impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.
      The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.
      For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.
      The penny stock restrictions will no longer apply to our common stock if we become listed on a national exchange. In any event, even if our common stock were exempt from the penny stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to restrict any person from participating in a distribution of penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest.
Risk Factors Related to Halo’s Acquisition Strategy
      References to “we,” “us” and “our” throughout this “Risk Factors Related to Halo’s Acquisition Strategy” section are references to Halo.

Growth and Acquisition Risks
      One of Halo’s primary strategies is to pursue the acquisition of other companies or assets that either complement or expand its existing business. Halo completed the acquisition of Gupta in January 2005, the acquisition of Kenosia in July 2005, and the acquisition of Tesseract and four other software companies, DAVID, Process, ProfitKey and Foresight, in October 2005. In addition, Halo completed the acquisition of Empagio in January 2006 and ECI in March 2006, and entered into an agreement for the acquisition of Unify in March 2006. The acquisition of Unify and InfoNow are expected to close in the fourth quarter of fiscal 2006. Halo has also had preliminary acquisition discussions with, or has evaluated the potential acquisition of, several other companies. However, Halo is unable to predict the likelihood or timing of a material acquisition being completed in the future.
      Halo anticipates that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, Halo intends to pursue them actively. There can be no assurance that Halo will be able to profitably manage the addition of Gupta, Kenosia, Tesseract, DAVID, ProfitKey, Foresight, Process, Empagio, ECI, InfoNow and Unify or that it will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse effects on Halo’s reported operating results, diversion of management’s attention, dependence on retention and hiring of key personnel, and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on Halo’s operations and financial performance. The expansion of Halo’s operations, whether through acquisitions or internal growth, may place substantial burdens on Halo’s management resources and financial controls. There is no assurance that the increasing burdens on Halo’s management resources and financial controls will not have an adverse effect on Halo’s operations.

We May Not Be Able To Finance Future Acquisitions
      We seek to use shares of our common stock to finance a portion of the consideration for acquisitions. If our common stock does not maintain a sufficient market value or the owners of businesses we may seek to acquire are otherwise unwilling to accept shares of common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources in order to implement our acquisition strategy. If we have insufficient cash resources, our ability to pursue acquisitions could be limited unless we are able to obtain additional funds through debt or equity financing. Our ability to obtain debt financing may be constrained by existing or future loan covenants, the satisfaction of which may be dependent upon our ability to raise additional equity capital through either offerings for cash or the issuance of stock as consideration for acquisitions. We cannot assure you that our cash resources will be sufficient, or that other financing will be available on terms we find acceptable. If we are unable to obtain sufficient financing, we may be unable to implement fully our acquisition strategy.
Additional Risk Factors Related to the Business of Halo’s Operating Subsidiaries
      References to “we,” “us” and “our” throughout this “Additional Risk Factors Related to the Business of Halo’s Operating Subsidiaries” section are references to Halo.

Financial Results May Vary Significantly from Quarter to Quarter
      Halo’s operating results have varied significantly from quarter to quarter at times in the past and may continue to vary significantly from quarter to quarter in the future due to a variety of factors. Many of these factors are outside of our control. These factors include:

•	fluctuations in demand for Halo’s products, upgrades to Halo’s products, or services;

•	fluctuations in demand for Halo’s products due to the potential deteriorating economic conditions of Halo’s customer base;

•	seasonality of purchases and the timing of product sales and shipments;

•	unexpected delays in introducing new products and services or improvements to existing products and services;

•	new product releases, licensing models or pricing policies by Halo’s competitors;

•	acquisitions or mergers involving Halo’s competitors or customers;

•	impact of changes to Halo’s product distribution strategy and pricing policies;

•	lack of order backlog;

•	loss of a significant customer or distributor;

•	changes in purchasing and/or payment practices by Halo’s distributors or other customers;

•	a reduction in the number of independent software vendors (“ISVs”), who embed Halo’s products, or value-added resellers (or “VARs”), who sell and deploy Halo’s products;

•	changes in the mix of domestic and international sales;

•	impact of changes to Halo’s geographic investment levels and business models;

•	gains or losses associated with discontinued operations; and

•	changes in Halo’s business plan or strategy.
      Halo’s revenue growth and profitability depend on the overall demand for Halo’s products and services, which in turn depends on general economic and business conditions. The nature and extent of the effect of the current economic climate on Halo’s ability to sell its products and services is uncertain. A softening of demand for Halo’s products and services caused by weakening of the economy may result in decreased revenues or lower growth rates. There can be no assurance that we will be able to effectively promote revenue growth rates in all economic conditions.
      Significant portions of Halo’s expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenues. Therefore, if Halo’s revenues are below expectations, Halo’s operating results are likely to be adversely and disproportionately affected. In addition, Halo may change its prices, modify its distribution strategy and policies, accelerate its investment in research and development, sales or marketing efforts in response to competitive pressures or pursue new market opportunities. Any one of these activities may further limit Halo’s ability to adjust spending in response to revenue fluctuations.

Seasonality May Contribute to Fluctuations in Halo’s Quarterly Operating Results
      Halo’s business has experienced seasonal customer buying patterns with relatively weaker demand in the quarters ending June 30 and September 30. We believe that this pattern may continue.

Halo Currently Operates Without a Backlog
      Halo generally operates with virtually no order backlog because Halo’s software products are shipped and revenue is recognized shortly after orders are received. This lack of backlog makes product revenues in any quarter substantially dependent on orders booked and shipped throughout that quarter.

Our Efforts to Develop and Maintain Brand Awareness of Halo Products May Not be Successful
      Brand awareness is important given competition in the markets where Halo operates. We are aware of other companies that use similar product names in order to promote their competing products and services, including but not limited to services to port Halo’s customers’ applications to other database’s and/or programming languages or development suites. We expect that it may be difficult or impossible to prevent third-party usage of Halo’s or its operating subsidiaries’ names and our products names and variations of these names for competing goods and services. Competitors or others who use marks similar to Halo brand names may cause confusion among actual and potential customers, which could prevent Halo from achieving significant brand recognition. If we fail to promote and maintain the Halo brand or incur significant related expenses, Halo’s business, operating results and financial condition could be materially adversely affected.

Halo must succeed in the Cross Platform Application Development Market if it is to Realize the Expected Benefits of its Linux Development
      Halo’s long-term strategic plan for its Gupta subsidiary depends upon the successful development and introduction of products and solutions that address the needs of cross platform development of applications targeting both Microsoft Windows and Linux operating systems. In order for Halo to succeed in these markets, it must implement strategies and products to ensure single-source code line compatibility on both platforms and provide a Web services model that is capable of consuming both J2EE and .Net Web services consistently on both the Microsoft Windows and Linux platforms. This will require focusing a significant portion of Halo’s resources on product development.
      The challenges involved include the following:

•	coordinating software development operations in a rapid and efficient manner to ensure timely release of products to market;

•	combining product offerings and support services quickly and effectively;

•	successfully managing difficulties associated with transitioning current customers to new technologies;

•	demonstrating to Halo customers the new technology will provide greater integration throughout the enterprise; and

•	creating key alliances.
      In addition, Halo’s success in these markets will depend on several factors, many of which are outside Halo’s control including:

•	General adoption of Web services as the preferred method of integrating data and applications; and

•	Halo’s ability to position itself as a premier provider of cross platform application development tools for integrating enterprise data and information.
      If we are unable to succeed in this market, Halo’s business may be harmed and we may be prevented from realizing the anticipated benefits of Halo’s cross platform strategy.

Halo May Face Problems in Connection With Contractual or Licensing Arrangements
      Halo is a party to certain offshore development, consulting, and services agreements, pursuant to which Halo receives quality assurance testing and certain enhancements to Halo’s products. Halo’s product development plans are dependent on maintaining similar arrangements in the future. There is no assurance that such contractual arrangements will continue to be available on economically beneficial terms.
      In addition, Halo has licensed technology from and entered into services agreements with other software development companies. The licensed technology and services enhance Halo’s products, and assist in the design, development, testing and deployment of certain of Halo’s software products. We cannot be certain that the market acceptance or demand for these new products will meet our expectations.

Halo May Face Problems in Connection With Product Line Expansion
      In the future, Halo may acquire, license or develop additional products. Future product line expansion may require Halo to modify or expand its business. If Halo is unable to fully integrate new products with its existing operations, Halo may not receive the intended benefits of such product line expansion. We cannot be certain that the market acceptance or demand for these new products will meet our expectations.

A Small Number of Distributors Account For a Significant Percentage of Halo’s Billings
      The loss of a major distributor, changes in a distributor’s payment practices, changes in the financial stability of a major distributor or any reduction in orders by such distributor, including reductions due to market or competitive conditions combined with the potential inability to replace the distributor on a timely basis, or any modifications to our pricing or distribution channel strategy could materially adversely affect Halo’s business, operating results and financial condition. Many of Halo’s ISVs, VARs and end users place their orders through distributors. A relatively small number of distributors have accounted for a significant percentage of Halo’s revenues. The loss of one or more significant distributors, unless it was offset by the attraction of sufficient new customers, could have a material adverse impact on the business of Halo. Halo expects it will continue to depend on a limited number of distributors for a significant portion of its revenues in future periods and the loss of a significant distributor could have a material adverse impact on Halo. Halo’s distributors have not agreed to any minimum order requirements.

Halo Depends on an Indirect Sales Channel
      Halo’s failure to grow its indirect sales channel or the loss of a significant number of members of its indirect channel partners would have a material adverse effect on Halo’s business, financial condition and operating results. Halo derives a substantial portion of its revenues from indirect sales through a channel consisting of independent software vendors, value-added resellers, systems integrators, consultants and distributors. Halo’s sales channel could be adversely affected by a number of factors including:

•	the emergence of a new platform resulting in the failure of independent software vendors to develop and the failure of value-added resellers to sell Halo’s products based on Halo’s supported platforms;

•	pressures placed on the sales channel to sell competing products;

•	Halo’s failure to adequately support the sales channel;

•	consolidation of certain of Halo’s indirect channel partners;

•	competing product lines offered by certain of Halo’s indirect channel partners; and

•	business model or licensing model changes of Halo’s channel partners or their competitors.
      We cannot be certain Halo will be able to continue to attract additional indirect channel partners or retain its current channel partners. In addition, we cannot be certain that Halo’s competitors will not attempt to recruit certain of Halo’s current or future channel partners. This may have an adverse effect on Halo’s ability to attract and retain channel partners.

Halo May Not Be Able to Develop Strategic Relationships
      Halo’s current collaborative relationships may not prove to be beneficial to us, and they may not be sustained. We may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on Halo’s business, operating results and financial condition. From time to time, Halo has collaborated with other companies in areas such as product development, marketing, distribution and implementation. However, many of Halo’s current and potential strategic relationships are with either actual or potential competitors. In addition, many of Halo’s current relationships are informal or, if written, terminable with little or no notice.

Halo Depends on Third-Party Technology in Its Products
      Halo relies upon certain software that it licenses from third parties, including software integrated with Halo’s internally developed software and used in Halo’s products to perform key functions. These third-party software licenses may not continue to be available to Halo on commercially reasonable terms. In addition, some of Halo’s software components have been licensed from the open source community. The loss of, or inability to maintain or obtain any of these software licenses, could result in shipment delays or reductions until Halo develops, identifies, licenses and integrates equivalent software. Any delay in product development or shipment could damage Halo’s business, operating results and financial condition.

We May be Unable to Protect Halo’s Intellectual Property and Proprietary Rights
      Halo’s success depends to a significant degree upon our ability to protect Halo’s software and other proprietary technology. We rely primarily on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect Halo’s proprietary rights. However, these measures afford us only limited protection. Furthermore, Halo uses third-party service providers in India for some of its development and the laws of India do not protect proprietary rights to the same extent as the laws of the United States. In addition, Halo relies in part on “shrink wrap” and “click wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Therefore, our efforts to protect Halo’s intellectual property may not be adequate. We cannot be certain that others will not develop technologies that are similar or superior to Halo’s technology or design around the copyrights and trade secrets owned by Halo. Unauthorized parties may attempt to copy aspects of Halo’s products or to obtain and use information we regard as proprietary. Although we believe software piracy may be a problem, we are unable to determine the extent to which piracy of Halo’s software products occurs. In addition, portions of Halo’s source code are developed in foreign countries with laws that do not protect our proprietary rights to the same extent as the laws of the United States.
      We may be subjected to claims of intellectual property infringement by third parties as the number of products and competitors in Halo’s industry segment continues to grow and the functionality of products in different industry segments increasingly overlaps. Additionally, the fact that some of Halo’s software components have been licensed from the open source community may expose us to increased risk of infringement claims by third parties. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation, divert management attention and resources, cause product shipment delays or the loss or deferral of sales or require Halo to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of intellectual property infringement against Halo, should we fail or be unable to either license the technology or similar technology or develop alternative technology on a timely basis, Halo’s business, operating results and financial condition could be materially adversely affected.

Halo Must Adapt to Rapid Technological Change
      Halo’s future success will depend upon its ability to continue to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments and new industry standards and satisfy increasingly sophisticated customer requirements. Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for Halo’s products. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result of the complexities inherent in client/server and Web computing environments and in data and application integration solutions, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on Halo’s business, operating results and financial condition. Halo has experienced delays in the past in the release of new products and new product enhancements. Halo may not be successful in:

•	developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements;

•	avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

•	achieving market acceptance for its new products and product enhancements.

Halo’s Software May Contain Errors or Defects
      Errors or defects in Halo’s products may result in loss of revenues or delay in market acceptance, and could materially adversely affect Halo’s business, operating results and financial condition. Software products such as Halo’s may contain errors, sometimes called “bugs,” particularly when first introduced or when new versions or enhancements are released. From time to time, Halo discovers software errors in certain of its new products after their introduction. Despite testing, current versions, new versions or enhancements of Halo’s products may still have errors after commencement of commercial shipments. Product errors can put us at a competitive disadvantage and can be costly and time-consuming to correct.

Halo May Become Subject to Product or Professional Services Liability Claims
      A product or professional services liability claim, whether or not successful, could damage Halo’s reputation and business, operating results and financial condition. Halo’s license and service agreements with its customers typically contain provisions designed to limit Halo’s exposure to potential product or service liability claims. However, these contract provisions may not preclude all potential claims. Product or professional services liability claims could require us to spend significant time and money in litigation or to pay significant damages.

Halo Competes with Microsoft while Simultaneously Supporting Microsoft Technologies
      Halo currently competes with Microsoft in the market for application development tools and data management products while simultaneously maintaining a working relationship with Microsoft. Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than Halo. As a result, Halo may not be able to compete effectively with Microsoft now or in the future, and Halo’s business, operating results and financial condition may be materially adversely affected.
      We expect that Microsoft’s commitment to and presence in the application development and data management products market will substantially increase competitive pressures. We believe that Microsoft will continue to incorporate SQL Server database technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users. We believe that Microsoft will also continue to enhance its SQL Server database technology and that Microsoft will continue to invest in various sales and marketing programs involving certain of Halo’s channel partners.
      We believe Halo must maintain a working relationship with Microsoft to achieve success. Many of Halo’s customers use Microsoft-based operating platforms. Thus it is critical to Halo’s success that Halo’s products be closely integrated with Microsoft technologies. Notwithstanding Halo’s historical and current support of Microsoft platforms, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with Halo’s technology.

Halo Faces Significant Competition From Other Companies
      Halo encounters competition for its embedded database products primarily from large, public companies, including Microsoft, Oracle, Sybase, IBM, Progress, Pervasive Software, and Borland. In particular, Sybase’s small memory footprint database software product, Adaptive Server Anywhere, and Microsoft’s product, SQL Server, directly compete with Halo’s products. There are also competitive pressures for application development tools from Microsoft Visual Studio, SYBASE PowerBuilder and Borland Delphi and Kylix. And, because there are relatively low barriers to entry in the software market, Halo may encounter additional competition from other established or emerging companies providing database products based on existing, new or open-source technologies.
      Open-source software, which is an emerging trend in the software marketplace, may impact Halo’s business as interest, demand and use increases in the database segment and poses a challenge to Halo’s business model, including recent efforts by proponents of open-source software to convince governments worldwide to mandate the use of open-source software in their purchase and deployments of software products. Firms adopting the open-source software model typically provide customers software produced by loosely associated groups of unpaid programmers and made available for license to end users at nominal cost, and earn revenue on complementary services and products, without having to bear the full costs of research and development for the open-source software. Because the present demand for open-source database software is largely concentrated in major corporations, Halo’s embedded database business has not been adversely affected to date. However, it is likely that increased adoption of Linux will drive heightened interest in other more mature software categories such as database and certain business applications. To the extent competing open-source software products gain increasing market acceptance, sales of Halo’s products may decline, Halo may have to reduce prices it charges for its products, and Halo’s revenue and operating margins may decline. Mass adoption of open source databases in the SME market could have a material adverse impact on Halo’s database business.
      Application service providers (ASPs) may enter Halo’s market and could cause a change in revenue models from licensing of client/server and Web-based applications to renting applications. Halo’s competitors may be more successful than it is in adopting these revenue models and capturing related market share.
      In addition, Halo competes or may compete against database vendors that currently offer, or may develop, products with functionalities that compete with Halo’s solutions. These products typically operate specifically with these competitors’ proprietary databases. Such competitors include IBM, Microsoft and Oracle. Competition also comes in the form of custom code, where potential customers have sufficient internal technical resources to develop solutions in-house without the aid of Halo’s products or those of its competitors.
      Most of Halo’s competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. In addition, some competitors have demonstrated willingness to, or may willingly in the future, incur substantial losses as a result of deeply discounted product offerings or aggressive marketing campaigns. As a result, Halo’s competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products, than we can. There is also a substantial risk that changes in licensing models or announcements of competing products by competitors such as Microsoft, Oracle, Sybase, IBM, Progress, MySQL, or others could result in the cancellation of customer orders in anticipation of the introduction of such new licensing models or products. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs which may limit Halo’s ability to sell its products through particular partners. Accordingly, new competitors or alliances among, or consolidations of, current and new competitors may emerge and rapidly gain significant market share in Halo’s current or anticipated markets. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could materially adversely affect Halo’s business. We cannot be certain Halo will be able to compete successfully against current and future competitors or that the competitive pressures Halo faces will not materially adversely affect Halo’s business, operating results and financial condition.

Halo is Susceptible to a Shift in the Market for Client/ Server Applications toward Server based thin client or Web-Based Applications
      Halo has derived substantially all of its historical application development tool and embedded database product revenues from the use of its products in client/server applications. Halo expects to rely on continued market demand for client/server applications indefinitely. However, we believe market demand may shift from client/server applications to server based solutions using Citrix or similar technology or, Web-based applications. If so, this shift could occur before Halo’s product line has achieved market acceptance for use in Web-based applications. In addition, we cannot be certain that Halo’s existing client/server developers will migrate to Web-based applications and continue to use Halo’s products or that other developers of Web-based applications would select Halo’s data management products. Further, this shift could result in a change in revenue models from licensing of client/server and Web-based applications to renting of applications from application service providers. A decrease in client/server application sales coupled with an inability to derive revenues from the Web-based application market could have a material adverse effect on Halo’s business, operating results and financial condition.

Halo Depends on International Sales and Operations
      We anticipate that for the foreseeable future Halo will derive a significant portion of its revenues from sources outside North America. In the fiscal year ended June 30, 2005, Halo derived more than 60% of its revenues outside North America. Halo’s international operations are generally subject to a number of risks. These risks include:

•	foreign laws and business practices favoring local competition;

•	dependence on local channel partners;

•	compliance with multiple, conflicting and changing government laws and regulations;

•	longer sales cycles;

•	greater difficulty or delay in collecting payments from customers;

•	difficulties in staffing and managing foreign operations;

•	foreign currency exchange rate fluctuations and the associated effects on product demand and timing of payment;

•	increased tax rates in certain foreign countries;

•	difficulties with financial reporting in foreign countries;

•	quality control of certain development, translation or localization activities; and

•	political and economic instability.
      Halo may expand or modify its operations internationally. Despite Halo’s efforts, it may not be able to expand or modify its operations internationally in a timely and cost-effective manner. Such an outcome would limit or eliminate any sales growth internationally, which in turn would materially adversely affect Halo’s business, operating results and financial condition. Even if Halo successfully expands or modifies its international operations, Halo may be unable to maintain or increase international market demand for its products.
      We expect Halo’s international operations will continue to place financial and administrative demands on us, including operational complexity associated with international facilities, administrative burdens associated with managing relationships with foreign partners, and treasury functions to manage foreign currency risks and collections.

Fluctuations in the Relative Value of Foreign Currencies Can Affect Halo’s Business
      To date, the majority of Halo’s transactions have been denominated in U.S. dollars. However, the majority of Halo’s international operating expenses and substantially all of its international sales have been denominated in currencies other than the U.S. dollar. Therefore, Halo’s operating results may be adversely affected by changes in the value of the U.S. dollar. Certain of Halo’s international sales are denominated in U.S. dollars, especially in Europe. Any strengthening of the U.S. dollar against the currencies of countries where Halo sells products denominated in U.S. dollars will increase the relative cost of Halo’s products and could negatively impact its sales in those countries. To the extent Halo’s international operations expand or are modified, our exposure to exchange rate fluctuations may increase. Although these transactions have not resulted in material gains and losses to date, similar transactions could have a damaging effect on Halo’s business, results of operations or financial condition in future periods.

Halo Must Continue to Hire and Retain Skilled Personnel
      Halo’s success depends in large part on its ability to attract, motivate and retain highly skilled employees on a timely basis, particularly executive management, sales and marketing personnel, software engineers and other senior personnel. Halo’s efforts to attract and retain highly skilled employees could be harmed by its past or any future workforce reductions. Halo’s failure to attract and retain the highly trained technical personnel who are essential to its product development, marketing, service and support teams may limit the rate at which Halo can generate revenue and develop new products or product enhancements. This could have a material adverse effect on Halo’s business, operating results and financial condition.
FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus contains forward-looking statements about Halo and InfoNow, which are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. In particular, statements contained in this proxy statement/ prospectus that concern future operating results or other statements using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions constitute forward-looking statements and are made under these safe harbor provisions.
      Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, results, ability to generate income or cash flows, products and services; the outcome of litigation; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance.
      The forward-looking statements in this proxy statement/ prospectus are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Accordingly, our actual results following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

•	those risks and uncertainties we discuss under the section entitled “Risk Factors” beginning on page 17 of this proxy statement/ prospectus.

•	those risks and uncertainties we discuss or identify in our public filings with the SEC;

•	changes in both companies’ businesses during the period between now and the completion of the merger; and

•	the successful integration of InfoNow into Halo’s business subsequent to the completion of the merger.
      You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of Halo and InfoNow following the merger and could cause results to differ materially from those expressed in these forward-looking statements. The actual results, performance or achievement of Halo or InfoNow following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of Halo and InfoNow following the merger. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

THE SPECIAL MEETING OF INFONOW STOCKHOLDERS
      InfoNow is furnishing this proxy statement/ prospectus to InfoNow’s stockholders as part of the solicitation of proxies for use at the InfoNow special meeting of stockholders, including any adjournment or postponement of the meeting.
Date, Time and Place of the Special Meeting
      The special meeting of InfoNow stockholders is scheduled to be held on                     ,                     , 2006, at       a.m. local time at                     .
Matters to be Considered at the Special Meeting
      At the special meeting, stockholders of InfoNow will be asked to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion if necessary, for the purpose of soliciting additional votes for the adoption of the merger agreement, and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.
Shares Entitled to Vote
      InfoNow’s board of directors has fixed the close of business on                                         , 2006, as the record date for determination of InfoNow stockholders entitled to notice of and to vote at the special meeting. As of the close of business on                     , 2006, there were                      shares of InfoNow common stock outstanding and entitled to vote, held of record by approximately  stockholders.
Quorum
      The presence of a majority of InfoNow common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.
Voting Rights; Vote Required for Approval
      Each InfoNow stockholder is entitled to one vote for each share of InfoNow common stock held as of the record date. Adoption of the merger agreement by InfoNow’s stockholders is required by Delaware law. Such adoption requires the affirmative vote of the holders of a majority of the shares of InfoNow common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of InfoNow stockholders representing a majority of the shares of InfoNow common stock present and entitled to vote at the special meeting.
Voting of Proxies; Revocation of Proxies
      If you vote your shares of InfoNow common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.
      You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares and such vote will be recorded as a vote against the merger.
      You may revoke your proxy at any time prior to its use by delivering to the Secretary of InfoNow, at InfoNow’s offices at 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, a signed notice of revocation bearing a date later than the date of the proxy stating that the proxy is revoked, by granting a duly executed new, signed proxy bearing a later date or if you are a holder of record by attending the special meeting and voting in person. Although, attendance at the special meeting does not in itself constitute the revocation of a proxy. If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting.
Certain Beneficial Owners
      InfoNow’s board of directors, who collectively beneficially own approximately      % of the outstanding shares of InfoNow common stock as of the record date, have entered into an agreement with Halo in which they have agreed to vote their shares “FOR” adoption of the merger agreement. Beneficial ownership of InfoNow common stock is more fully described in the section entitled “The Merger — Security Ownership of Certain Beneficial Owners and Management of InfoNow” beginning on page 57 of this proxy statement/ prospectus.
Other Business
      InfoNow’s board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to InfoNow’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the judgment of the proxyholders voting such proxies.
Quorum; Broker Abstentions and Broker Non-Votes
      The required quorum for the transaction of business at the special meeting is a majority of the shares of InfoNow common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of InfoNow common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a InfoNow stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.
      The actions proposed in this proxy statement/ prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares, such failure to vote is a broker non-vote. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares.
Expenses of Solicitation
      Halo will pay 75% of the costs of printing this proxy statement/ prospectus for the special meeting while InfoNow will bear 25% of those costs. Halo and InfoNow will pay their own costs incurred in connection with preparing this proxy statement/ prospectus. In addition to solicitation by mail, directors, officers and regular employees of InfoNow or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. Halo and InfoNow currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees of Halo and InfoNow will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses. [InfoNow has engaged                     to assist in the solicitation of proxies for the special meeting and InfoNow estimates it will pay such firm a fee of approximately $                    , and will reimburse                     for reasonable out-of-pocket expenses incurred in connection with such solicitation.]
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in your household. InfoNow will promptly deliver a separate copy of this proxy statement/prospectus, including the attached Annexes to you if you write to InfoNow Investor Relations, 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, Attention: Secretary or call Investor Relations at (303) 293-0212. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact InfoNow, as applicable, at the above address and phone number.
Assistance
      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact InfoNow at (303) 293-0212 or write to InfoNow Investor Relations, 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, Attention: Secretary, or contact Georgeson Shareholder toll-free at                     or write to 17 State St., New York, New York 10004.
      The matters to be considered at the special meeting are of great importance to the stockholders of InfoNow. Accordingly, you are urged to read and carefully consider the information contained in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.
Board Recommendation
      The InfoNow board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that InfoNow stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement. See the section entitled “The Merger — InfoNow’s Reasons for the Merger” beginning on page 46 of this proxy statement/prospectus.

THE MERGER
      This section of the proxy statement/prospectus describes material aspects of the merger. While Halo and InfoNow believe that the description covers the material terms of the merger and the related transactions, this summary does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached annexes, and the other documents to which this proxy statement/prospectus refers, for a more complete understanding of the merger.
General Description of the Merger
      At the effective time of the merger, InfoNow will merge with and into Merger Sub. Upon completion of the merger, the separate corporate existence of Merger Sub will cease and InfoNow will continue as the surviving entity.
      As a result of the merger, each share of InfoNow common stock outstanding at the effective time of the merger will be converted automatically into:

•	The aggregate value of the Halo common stock paid to InfoNow stockholders in the merger will be determined by subtracting the total amount of cash paid in the merger (as described below), if any, from $7,200,000. The Halo common stock to be issued in the merger will be distributed to InfoNow stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger. The number of shares of Halo common stock to be issued in the merger will be determined based on a “Conversion Price” equal to the greater of (1) the average closing price of Halo common stock as quoted on the OTC Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two trading days prior to the closing of the merger, and (2) $1.00.

•	For each share of Halo common stock received, InfoNow stockholders will also receive one CVR. The CVRs will be payable on the 18-month anniversary of the closing date, subject to certain expiration provisions, and will entitle each CVR holder to an additional cash payment if the trading price of Halo’s common stock, based on a 20-day average, on the 18-month anniversary is less than the Conversion Price of Halo common stock at the closing of the merger.

•	The total amount of cash paid in the merger to InfoNow stockholders, if any, will be the lesser of (1) InfoNow’s cash on hand, and (2) InfoNow’s net working capital determined no less than three days prior to closing of the merger. The lesser of the two amounts will be paid in cash by Halo to InfoNow’s stockholders in proportion to each stockholder’s ownership in InfoNow at the closing of the merger.

•	Halo will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the Conversion Price of Halo common stock.

•	FOR ILLUSTRATIVE PURPOSES ONLY. As of March 31, 2006, InfoNow’s net working capital, as defined in the merger agreement was approximately $941,000, cash on hand was $1,671,000 and Halo’s 20-day average common stock price was $1.399. Accordingly, if on the closing of the merger, InfoNow’s net working capital, cash on hand and Halo’s 20-day average common stock price remained the same, InfoNow stockholders would receive, in the aggregate, $941,000 in cash (which, on the same date, was the lesser of InfoNow’s net working capital and cash on hand), 0.4299 shares of Halo common stock (based on aggregate stock consideration of $6,259,000 and a Conversion Price of Halo common stock of $1.399 per share) and 4,473,910 CVRs. There can be no assurances that InfoNow’s actual cash on hand, InfoNow’s net working capital or Halo’s 20-day average common stock trading price will be the same as these illustrative figures used in this example on the date the merger consideration is determined.
      The merger consideration is more fully described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 67 of this proxy statement/prospectus and in the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

      If the number of shares of either Halo common stock or InfoNow common stock changes before the merger is completed because of stock split, reverse stock split, stock dividend, extraordinary stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then an appropriate and proportionate adjustment will be made to the stock and cash to be received by InfoNow stockholders in the merger.
      If the value of the aggregate stock consideration in the merger is at least 80% of the value of the total merger consideration, the merger should qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Code. See the section entitled “— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 of this proxy statement/prospectus.
Background of the Merger
      For a number of years, InfoNow’s board of directors and senior management have periodically reviewed changes and developments in the enterprise software industry and InfoNow’s strategic position. In the course of this review, InfoNow’s board of directors and management explored various potential strategic alternatives to improve InfoNow’s strategic position and increase stockholder value.
      On May 5, 2005, InfoNow was notified by the Nasdaq Stock Market Inc., or “Nasdaq,” that it was out of compliance with the Nasdaq minimum bid price rule that requires a listed company’s closing price per share to not fall below $1.00 for 30 consecutive days, and that InfoNow would have 180 days to regain compliance by having its shares close above $1.00 for ten consecutive days or risk having its common stock de-listed.
      In the early spring of 2005, InfoNow’s business plan and financial projections reflected the expectation that a multi-million dollar contract increase was forthcoming with its largest customer.
      In the spring of 2005, InfoNow was contacted by two companies in the enterprise software industry regarding a possible acquisition of InfoNow. These discussions with InfoNow’s management continued to varying degrees into summer 2005, but did not develop beyond informal discussions.
      In June 2005, InfoNow began to receive indications from its largest customer that it was reducing its expenditures with outside suppliers and that as a result of this reduction in spending, the customer likely would not enter into the anticipated contract increase with InfoNow.
      On July 6, 2005, InfoNow’s board of directors met and discussed InfoNow’s business and financial plan, including its business model and related assumptions, the competitive environment, projected losses and the potential de-listing of InfoNow’s shares from the Nasdaq. The board also discussed hiring an outside financial advisor to conduct a review of strategic alternatives available to InfoNow, including a possible financing for or sale of InfoNow.
      On July 8, 2005, Ron Bienvenu, Chairman and Chief Executive Officer of Halo, contacted Harry Herbst, Interim Chief Executive Officer of InfoNow, to discuss possible business relationships between the two companies, including the possible acquisition of InfoNow.
      In July 2005, InfoNow interviewed three investment banks and on July 28, 2005, InfoNow engaged Q Advisors to evaluate the strategic alternatives available to InfoNow.
      In August 2005, Q Advisors prepared a confidential information memorandum for distribution to interested parties, which summarized InfoNow, its business and its future prospects. From late September 2005 through November 2005, Q Advisors contacted 71 parties regarding a potential investment in or acquisition of InfoNow, including the parties that had originally expressed interest in InfoNow. Twelve parties expressed further interest in a potential acquisition of InfoNow, while no parties contacted expressed interest in pursuing a financing transaction for InfoNow. Q Advisors distributed confidential information memoranda to the twelve interested parties after these parties signed confidentiality agreements with InfoNow. After providing time for the interested parties to review the confidential information memoranda and other materials related to InfoNow, and the opportunity to ask additional questions about InfoNow, Q Advisors contacted each of the interested parties to request that initial indications of interest to acquire InfoNow with preliminary terms and diligence requests be submitted by November 3, 2005.
      On August 29, 2005, Halo’s board of directors approved the acquisition by Halo through open market purchases of up to five percent (5%) of the issued and outstanding common stock of InfoNow. Between August 29, 2005 and August 31, 2005, Halo acquired 65,000 shares of InfoNow common stock through open market purchases.
      On September 28, 2005, Halo and InfoNow entered into a confidentiality agreement and Q Advisors provided the confidential information memorandum to Halo.
      Between August and December 2005, InfoNow’s board of directors was updated (including weekly updates from Q Advisors regarding communications with interested parties between September and November 2005), met and reviewed with InfoNow’s management and financial and legal advisors the possibility of a sale of or a financial investment in InfoNow, including the strategic rationale for, and potential terms of, the possible transactions, as well as other potential strategic alternatives, including continuing as an independent company.
      On November 2, 2005, InfoNow was notified by Nasdaq that InfoNow continued to be out of compliance with Nasdaq’s minimum bid price rule, and as a result InfoNow’s common stock was scheduled to be de-listed, unless InfoNow requested a hearing in accordance with the Nasdaq Marketplace Rules. InfoNow requested a hearing, which was then scheduled for December 1, 2005.
      On November 3, 2005, Q Advisors received indications of interest from Halo and one other interested party, referred to as “Bidder A,” regarding the possible acquisition of InfoNow. During the process of arranging due diligence meetings between Bidder A and InfoNow in advance of negotiating possible terms of a transaction, Bidder A withdrew its bid for InfoNow.
      On November 16 and 17, 2005, Halo conducted further legal, financial and operational due diligence on InfoNow and met with InfoNow’s senior management. Following these meetings, Q Advisors requested that Halo submit a final indication of interest by November 22, 2005, detailing the possible terms of a transaction between Halo and InfoNow for InfoNow’s board of directors to review and consider.
      On November 22, 2005, Halo submitted a final indication of interest to Q Advisors for the acquisition of InfoNow and requested a meeting with InfoNow’s board of directors to provide further details about their indication of interest.
      On November 23, 2005, InfoNow’s board of directors discussed Halo’s offer, and determined that it needed more information in order to understand the formula for the consideration being offered for InfoNow. The board of directors asked Q Advisors to request additional information from Halo and prepare a summary of the proposal for review at a meeting of InfoNow’s board of directors scheduled for November 25, 2005.
      On November 25, 2005, InfoNow’s board of directors reviewed Halo’s proposal and materials prepared by Q Advisors analyzing a possible business combination with Halo, and decided to invite Halo to present its proposal to the board on November 30, 2005.
      On November 28, 2005, an enterprise software company that was one of the 71 parties contacted during the process, referred to as “Bidder B,” submitted an informal offer for InfoNow to Q Advisors. InfoNow’s board of directors met and discussed Bidder B’s informal offer and instructed Q Advisors to continue communications with Bidder B to clarify the offer and arrange a meeting for Bidder B to conduct initial legal, financial and operational due diligence review on December 1, 2005. Q Advisors also provided InfoNow’s board of directors with additional information regarding Halo.
      On November 30, 2005, Mr. Bienvenu and Jude Sullivan, Director of Mergers & Acquisitions and Business Development for Halo, met with InfoNow’s board of directors and Q Advisors and presented information about Halo, its business operations, strategy and financial history and outlook, and answered questions about Halo and its proposal for InfoNow. On this date, InfoNow’s board of directors met separately and also discussed operating as an independent company.
      On December 1, 2005, InfoNow had a hearing with the Nasdaq Listing Qualifications Panel to appeal its impending de-listing. InfoNow, along with its outside financial and legal advisors, informed Nasdaq of the discussions with interested parties relating to a possible transaction that could potentially resolve InfoNow’s violation Nasdaq’s minimum bid price rule. Nasdaq agreed to grant InfoNow an extension to regain compliance with its rules so that InfoNow could continue its ongoing discussions regarding possible transactions. Nasdaq requested regular updates on InfoNow’s progress and reserved the right to formally reject the appeal and authorize de-listing at any time.
      Also on December 1, 2005, certain members of Bidder B’s senior management conducted legal, financial and operational due diligence on InfoNow. That day, a draft of a merger agreement was sent to both Halo and Bidder B to facilitate discussions regarding potential transaction terms. Each party was asked to revise the document to reflect the terms of their proposals and any other terms and conditions that had been unspecified until this point. These revisions were requested back by December 5, 2005.
      On December 5, 2005, Halo returned a draft merger agreement to Q Advisors detailing the terms that had been generally described in its most recent indication of interest. Halo also communicated to Q Advisors that its offer was based on the satisfaction of certain contingencies including lender approval, board approval and the requirement that some of its preferred stockholders would convert their preferred stock to common stock prior to the consummation of the merger.
      Also on December 5, 2005, Bidder B returned a revised proposal letter and an incomplete draft merger agreement. Bidder B also requested the opportunity to conduct further due diligence in order to submit a complete draft of the merger agreement including all terms of its proposal.
      On December 6, 2005, InfoNow’s board of directors met and reviewed the status of negotiations with Bidder B and Halo with InfoNow’s financial and legal advisors. In order to fully analyze Bidder B’s offer, and to verify the certainty of Bidder B’s intention to consummate a transaction, InfoNow’s board of directors offered Bidder B until December 8, 2005 to conduct additional due diligence and submit a completed merger agreement. At this time, InfoNow’s board of directors asked Q Advisors to contact Halo and request that Halo take steps to resolve the contingencies in its offer.
      On December 7, 2005, Halo met by telephone with its senior lender to outline the proposed transaction and discuss a number of terms of the transaction, including the potential liability of Halo under the CVRs.
      On December 8, 2005, Bidder B submitted a completed merger agreement and confirmed various other items requested by InfoNow’s board of directors. Bidder B again requested additional time to complete its due diligence. Because the merger agreement submitted by Bidder B contained terms unsatisfactory to InfoNow, the board of directors met and granted Bidder B’s request for additional time to complete due diligence, with the requirement that Bidder B complete all due diligence and submit a final merger agreement by December 13, 2005. InfoNow’s board of directors also discussed the status of negotiations with Halo.
      On December 9, 2005, InfoNow’s legal and financial advisors had a telephone call with Nasdaq to discuss the current status of the potential transactions being contemplated by InfoNow. Nasdaq requested a summary document outlining a timeline for contemplated completion of the potential transactions by December 13, 2005. On December 13, 2005, InfoNow filed a revised compliance plan with Nasdaq detailing the expected timeline of the transactions it was considering.
      On December 10 and 11, 2005, Bidder B conducted further financial and operational due diligence and met with certain members of InfoNow’s management and its financial advisors. Following this review and subsequent customer diligence calls, Bidder B formally withdrew its offer for InfoNow on December 12, 2005.

      On December 13, 2005, InfoNow’s board of directors met and reviewed with InfoNow’s financial and legal advisors the status of negotiations with Halo and the board met independently to discuss the potential strategic alternative of continuing as an independent entity.
      On December 14, 2005, Halo contacted InfoNow and provided a formula for the payment of merger consideration and addressed the contingencies in its offer by obtaining lender and board approval and agreeing to a condition to closing that some of its preferred stockholders must convert their preferred stock to common stock prior to the consummation of the merger.
      On December 16, 2005, Nasdaq informed InfoNow that, despite its efforts to regaining compliance with its rules, its shares of common stock would be de-listed on December 20, 2005, and that Nasdaq would not grant any further extensions.
      Also on December 16, 2005, InfoNow’s board of directors met with its legal and financial advisors to review the status of negotiations with Halo. InfoNow’s board of directors further reviewed the rationale, opportunities, benefits, prospects, risks and disadvantages associated with the potential transaction with Halo, including, among other things, what value would potentially be achieved for InfoNow’s stockholders in a transaction with Halo as compared to continuing as an independent company, and the benefits and disadvantages of holding shares of Halo common stock. After extensive discussion, and without committing to pursue the transaction or determining potential terms of the transaction, InfoNow’s board of directors determined that InfoNow’s management and advisors should continue its discussions with Halo. At Halo’s request and to facilitate further negotiations toward a definitive agreement, InfoNow signed an agreement to provide an exclusive period through December 23, 2005, for Halo to conduct a due diligence investigation and negotiate a possible transaction.
      On December 20, 2005, InfoNow’s shares of common stock were de-listed from the Nasdaq Capital Market.
      On December 19 and 20, 2005, Halo met with certain members of InfoNow’s senior management. Both Halo and InfoNow conducted financial, operational and legal due diligence which continued until the parties signed the merger agreement on December 23, 2005. During that time, Halo and InfoNow and their respective legal advisors had extensive negotiations in meetings and conversations regarding the terms of the draft merger agreement including, among others, the formula for calculating the merger consideration, closing conditions, and termination fees if the merger agreement was terminated.
      On December 20, 2005, InfoNow’s board of directors met to discuss the rationale, opportunities, benefits, prospects, risks and disadvantages associated with the proposed transaction with Halo and continuing as an independent company. InfoNow’s financial and legal advisors were present at the meeting and provided an update of the status of Halo’s due diligence as well as terms of the proposed transaction with Halo.
      On December 22, 2005, InfoNow’s board of directors held a meeting to evaluate the possible business combination with Halo. At the meeting, InfoNow’s financial and legal advisors updated the InfoNow board of directors on the status of negotiations with Halo. In addition, representatives of Hogan & Hartson L.L.P., InfoNow’s legal counsel, presented a detailed review of the terms of the draft merger agreement and identified the remaining open issues. At the meeting, InfoNow’s board of directors also reviewed, among other things, with InfoNow’s outside financial and legal advisors, the draft merger agreement, potential strategic alternatives available to InfoNow, including the benefits, opportunities, risks and uncertainties associated with InfoNow remaining an independent company, as well as the merits of a possible business combination transaction with Halo. After discussion, the InfoNow board of directors authorized continued negotiations with Halo to seek to resolve the remaining outstanding issues in the draft merger agreement.
      On December 23, 2005, InfoNow’s board of directors met and reviewed the proposed terms of the transaction. InfoNow’s financial and legal advisors reviewed the proposed merger consideration and discussed the resolution of the remaining issues in the draft merger agreement. Representatives from Hogan & Hartson L.L.P. reviewed the board’s legal duties and fiduciary obligations and other considerations regarding the proposed business combination transaction. InfoNow’s board of directors again considered whether accepting Halo’s offer or continuing as an independent company would best maximize stockholder value. Q Advisors presented a description of the mechanics of the merger consideration, an overview of Halo and InfoNow’s financial performances and capitalization. Q Advisors confirmed its financial analysis regarding the proposed business combination transaction, and rendered to the InfoNow board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated December 23, 2005, to the effect that, as of the date of the written opinion and based on and subject to the various assumptions and limitations described in the written opinion, the merger consideration to be received by InfoNow stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. Such written opinion is attached hereto as Annex C (see the section entitled “— Opinion of InfoNow’s Financial Advisor” beginning on page 49 of this proxy statement/prospectus). After deliberation, InfoNow’s board of directors unanimously determined, among other things, that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of InfoNow and its stockholders. The InfoNow board of directors then unanimously approved the merger agreement and resolved to recommend to InfoNow stockholders approval and adoption of the merger agreement.
      On December 14, 2005, Halo’s board of directors, with one director absent, approved the merger agreement and the consummation of the merger in accordance with the terms outlined by Halo’s management team.
      Following the InfoNow board of directors meeting, InfoNow, Merger Sub and Halo executed the merger agreement. Thereafter, on December 27th 2005, InfoNow and Halo issued a joint press release announcing the transaction.
Halo’s Reasons for the Merger
      The Halo board of directors believes that the InfoNow merger is fair to, and in the best interest of, Halo’s stockholders and, with one director not present at the meeting at which action was taken, voted to unanimously approve the merger and the issuance of Halo common stock and the CVRs to the InfoNow stockholders.
      In reaching its decision, in addition to the anticipated joint benefits described above, the Halo board of directors consulted with Halo’s management, as well as its legal counsel, and considered, among others, the following information and potential material factors:

•	the compatibility of InfoNow’s products and services with Halo’s business intelligence sphere and “software as a service” enterprise solutions business strategy;

•	the economics of the software solutions industry, and the belief of the Halo board and management team that greater product variety and company size will increasingly be required for companies to compete successfully;

•	the belief that the combination of InfoNow’s technology, products and services with Halo’s products, services and sales and marketing infrastructure should enable the combined company to expand the range of products and services offered to the combined company’s customers and increase sales;

•	the Halo board’s belief that the addition of InfoNow’s operations to Halo could possibly increase the overall value and profitability of Halo;

•	Halo management’s view of the financial condition, results of operations and businesses of Halo and InfoNow before and after giving effect to the merger and Halo management’s and the board of directors’ view of the merger’s potential effect on stockholder value;

•	information concerning Halo’s and InfoNow’s respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

•	current financial market conditions and the historical market prices and trading information of Halo common stock and InfoNow common stock;

•	the financial and other terms of the merger, including the relationship between the market value of Halo common stock and InfoNow common stock;

•	the belief after consulting with Halo’s internal and external legal advisors that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable;

•	the likelihood that the merger would be completed, including the limited conditions to the closing of the merger, as well as the experience and reputation of InfoNow;

•	the potential impact of the merger on strategic partners, customers and employees of Halo (particularly the business intelligence sphere) and InfoNow;

•	the likely reaction to the merger in the financial markets; and

•	the results of the due diligence investigation of InfoNow.
      The Halo board of directors considered various alternatives to the merger, including alternative acquisitions and directly competing with InfoNow in its markets. The Halo board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the possibility that the potential benefits set forth above may not be fully realized;

•	the substantial costs of integrating the businesses of Halo and InfoNow and the transaction expenses arising from the merger;

•	the difficulty of integrating InfoNow with Halo’s existing business intelligence operating sphere and the management effort required to complete the integration;

•	the risk that InfoNow’s software to services revenue mix may not be viewed as favorably by the market as Halo’s resulting in a reduction of the value multiple for Halo’s stock;

•	the risk that the premium offered relative to InfoNow’s current stock price may not be viewed favorably by the market;

•	the effect of the public announcement of the merger on InfoNow’s customer relations;

•	certain risks applicable to the merger and the business of the combined company as set forth under the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus; and

•	the possibility that the merger might not be consummated, even if approved by Halo’s and InfoNow’s board of directors, resulting in a potential adverse effect on the market price of the Halo common stock.
      The Halo board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on Halo or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.
      The foregoing discussion of the information and factors considered by the Halo board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Halo board of directors in connection with its review of the proposed merger. In view of the variety of factors, both positive and negative, considered, the Halo board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered. Rather, the Halo board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the board. In addition, individual members of the Halo board may have given different weight to different factors.

      Based on the above-described analysis, the Halo board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the Halo stockholders.
InfoNow’s Reasons for the Merger
      After careful consideration, InfoNow’s board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable and, fair to, and in the best interests, of InfoNow and its stockholders. In reaching this decision, InfoNow’s board of directors consulted with senior management, independent financial advisors and legal counsel.
      The decision of InfoNow’s board of directors to enter into the merger agreement was the result of careful consideration over a number of months by the InfoNow’s board of directors of a number of factors, including the following positive factors:

•	the value of the merger consideration, which represents a premium of approximately 41.9%, 55.2% and 106.4% over the six-, three- and one-month average closing prices per share, respectively, for InfoNow’s common stock as quoted on the Nasdaq. The merger consideration represents a premium of approximately 114.1% over the last reported sales price per share for InfoNow’s common stock as reported on the Pink Sheets on December 23, 2005, the last trading day for InfoNow’s common stock prior to the announcement of the merger;

•	because InfoNow stockholders will receive a CVR with each share of Halo common stock, which entitles the CVR holder to receive cash for any negative difference between Halo’s share price at the 18-month anniversary of the closing of the merger and the price of Halo’s common stock used in determination of the Conversion Price, subject to the expiration provisions described in the sections entitled “— General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus, InfoNow stockholders have a form of downside protection against a decline in Halo’s stock price as measured on the 18-month anniversary of the closing of the merger;

•	because a portion of the merger consideration may be paid in cash if InfoNow has positive cash and net working capital, as described in the sections entitled “— General Description of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 39 and 67 of this proxy statement/ prospectus, InfoNow stockholders may realize immediate liquidity for a portion of their InfoNow holdings while retaining the ability to hold stock in a larger and more diversified technology holding company;

•	the financial presentations of InfoNow’s financial advisors, Q Advisors, including their opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to InfoNow stockholders pursuant to the merger agreement, as more fully described in the section entitled “— Opinion of InfoNow’s Financial Advisors” beginning on page 49 of this proxy statement/prospectus;

•	InfoNow’s board of directors’ analysis and understanding of InfoNow’s “stand-alone” strategic alternative in the context of the increasingly competitive channel management and channel visibility software services and solutions, and InfoNow’s board of directors’ analysis of the business, operations, financial performance, earnings and prospects of InfoNow on a stand-alone basis, and InfoNow’s board of directors’ belief, based on its analysis and understanding, that the combined company would best maximize value for InfoNow’s shareholders in light of the risks and potential rewards associated with InfoNow continuing to operate on a stand-alone basis;

•	InfoNow’s board of directors’ evaluation of InfoNow’s financial performance and future opportunities and prospects, including the risks related to achieving these prospects and current industry, economic and market conditions, including the recognition that InfoNow has experienced declining revenues and net losses;

•	the risk that the trading price of InfoNow stock would continue to decline;

•	the fact that InfoNow had reviewed potential strategic alternatives and its financial advisors had contacted 71 parties regarding a potential strategic transaction with InfoNow, as described in the section entitled “— Background of the Merger” beginning on page 40 of this proxy statement/prospectus. In this process, no party expressed interest in pursuing a financing transaction, and three potential acquirers were identified. Ultimately, two of the three potentially interested parties dropped out of the process. In light of these developments, InfoNow’s board of directors considered the risk of losing the sole potential transaction;

•	InfoNow’s board of directors’ belief that there are synergies likely to result in combining InfoNow’s business with that of Halo’s, including the ability to spread certain redundant costs associated with operating InfoNow as a separate public company, including duplicative corporate functions and accounting and legal fees associated with SEC reporting, over a broader base of portfolio companies;

•	the opportunity for InfoNow stockholders to participate, as Halo stockholders, in a larger and more diversified company with diversified partnership opportunities and significant cash flow;

•	the opportunity for InfoNow to have access to significantly greater financial and operational resources as part of Halo than InfoNow would otherwise have on a stand-alone basis;

•	InfoNow’s board of directors’ understanding of the information concerning InfoNow’s and Halo’s respective businesses, financial performance, and condition, operations, capitalization and stock performance;

•	because InfoNow will not be obligated to consummate the merger if the average closing price of Halo’s common stock as reported on the OTC Bulletin Board for the 20-consecutive trading days ending two trading days prior to the closing of the merger is less than $1.00, as described in the sections entitled “— General Description of the Merger” and “The Merger Agreement — Conditions to the Merger” beginning on pages 39 and 73 of this proxy statement/prospectus;

•	the merger agreement provisions permitting InfoNow to engage in discussions with a third party that makes an unsolicited bona fide proposal to engage in a business combination or other transaction, provided that InfoNow’s board of directors determines in good faith, after consulting with outside counsel, that there is a reasonable probability that failure to take such action would result in InfoNow’s board of directors breaching its fiduciary duties under applicable law and determines in good faith, after receiving the advice from its financial advisor, that the proposal reasonably would be expected to result in a transaction that, if consummated, would be more favorable to InfoNow stockholders than the merger with Halo (see the section entitled “The Merger Agreement — Other Agreements — No Solicitation” beginning on page 72 of this proxy statement/prospectus);

•	the merger agreement provisions permitting InfoNow’s board of directors to, under certain circumstances, withdraw, modify or change its recommendation with respect to the merger if InfoNow’s board of directors determines in good faith, after consulting with its outside counsel, that there is a reasonable probability that the failure to take such action would result in the InfoNow’s board of directors breaching its fiduciary duties under applicable law (see the section entitled “The Merger Agreement — Other Agreements — No Solicitation” beginning on page 72 of this proxy statement/prospectus);

•	the structure of the transaction and the terms of the merger agreement, including the fact that the merger should qualify as a tax-free reorganization within the meaning of the Code if the stock portion of the consideration provided to InfoNow shareholders is at least $5,760,000. Assuming this condition is met, the merger is not expected to be taxable to InfoNow stockholders, other than with respect to the possible cash portion of the merger consideration and cash received by dissenting InfoNow stockholders, if any; and

•	the merger will offer stockholders of Halo the potential benefits described in the section entitled “— Halo’s Reasons for the Merger” beginning on page 44 of this proxy statement/prospectus.
      InfoNow’s board of directors also identified and considered the following potentially negative factors in its deliberations:

•	the possible disruption to InfoNow’s business that may result from the announcement of the transaction;

•	the potential adverse effects of the public announcement of the merger on InfoNow’s sales and operating results; ability to retain key employees; the progress of some of InfoNow’s strategic initiatives; and InfoNow’s overall strategic position;

•	the inherent difficulties of integrating diverse businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the merger might not be fully realized;

•	the terms of the merger agreement regarding the restrictions on the operation of InfoNow’s business during the period between the signing of the merger agreement and the completion of the merger;

•	the $300,000 termination fee to be paid to Halo if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, InfoNow, as described in the section entitled “The Merger Agreement — Termination” beginning on page 74 of this proxy statement/ prospectus);

•	the terms of the merger agreement placing limitations on the ability of InfoNow to solicit alternative business combination transactions or engage in negotiations or discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — Other Agreements — No Solicitation” beginning on page 72 of this proxy statement/prospectus);

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of InfoNow’s control;

•	the transaction costs expected to be incurred in connection with the merger;

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of InfoNow common stock, and

•	InfoNow’s ability to attract and retain customers and personnel;

•	the fact that gains arising from the cash portion of the merger consideration, if any, could be taxable to InfoNow stockholders for U.S. federal income tax purposes; and

•	the risks described in the section entitled “Risk Factors” beginning on page 17 of this proxy statement/prospectus.
      InfoNow’s board of directors also considered the interests that certain executive officers and directors of InfoNow may have with respect to the merger in addition to their interests as stockholders of InfoNow generally (see the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement/prospectus), which the InfoNow’s board of directors considered as being neutral in its evaluation of the proposed transaction.
      Although the foregoing discussion sets forth the material factors considered by InfoNow’s board of directors in reaching its determination to recommend the merger, it does not include all of the factors considered by InfoNow’s board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, InfoNow’s board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. InfoNow’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, InfoNow’s board of directors concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of InfoNow’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” beginning on page      of this proxy statement/prospectus.
      INFONOW’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF INFONOW AND ITS STOCKHOLDERS. ACCORDINGLY, INFONOW’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE INFONOW STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.
      In considering the recommendation of InfoNow’s board of directors with respect to the merger agreement, you should be aware that certain of InfoNow’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of InfoNow stockholders generally. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 55 of this proxy statement/prospectus.
InfoNow Board of Directors Recommendation
      At a special meeting held on December 23, 2005, InfoNow’s board of directors determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, InfoNow and its stockholders. Accordingly, InfoNow’s board of directors unanimously approved and adopted the merger agreement and unanimously recommends that InfoNow stockholders vote “FOR” the adoption of the merger agreement.
Opinion of InfoNow’s Financial Advisors
      InfoNow’s board of directors engaged Q Advisors to render an opinion as to the fairness of the consideration provided in the merger, from a financial point of view, to the holders of shares of InfoNow common stock. Q Advisors rendered its opinion to InfoNow’s board of directors that, as of December 23, 2005, the consideration provided in the merger agreement was fair, from a financial point of view, to the holders of the shares of InfoNow common stock.
      A copy of the written opinion letter of Q Advisors rendered to InfoNow’s board of directors that sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Q Advisors is attached as Annex C to this proxy statement/ prospectus. InfoNow’s stockholders are advised to read that opinion in its entirety. The opinion of Q Advisors does not address any other aspect of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting of InfoNow’s stockholders. The Q Advisors opinion is directed to InfoNow’s board of directors and addresses only the fairness of the merger consideration from a financial point of view to the holders of InfoNow common stock.
      To render its opinion, Q Advisors reviewed the draft of the merger agreement dated December 23, 2005. In addition to the draft merger agreement, Q Advisors reviewed certain of InfoNow’s and Halo’s periodic reports filed with the SEC, including InfoNow’s annual report for the year ended December 31, 2004, Halo’s annual report for the year ended June 30, 2005 and quarterly and periodic reports filed by both companies during 2005. Q Advisors reviewed operating and financial information related to InfoNow and Halo, including certain financial forecasts and other forward-looking information, which information was prepared and furnished to Q Advisors by InfoNow’s and Halo’s senior management, respectively. Q Advisors held discussions with members of the senior management of InfoNow and Halo concerning the past and current operations, financial condition and future prospects of both InfoNow and Halo, both as independent companies and as a combined company. Q Advisors also discussed with the respective senior management and board members of InfoNow and Halo their assessment of and strategic rationale for, as well as any potential benefits of, the merger. In addition to the foregoing, Q Advisors reviewed the reported stock prices and trading activity of the shares of InfoNow common stock and Halo common stock and reviewed certain publicly available financial data, stock market performance data and valuation parameters of companies that Q Advisors deemed generally comparable to InfoNow and Halo. Finally, Q Advisors considered such other information and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate in arriving at its opinion. Because the closing of Halo’s acquisition of Empagio, Inc. occurred after Q Advisors issued its opinion to InfoNow’s board of directors, Q Advisors’s analysis does not reflect such acquisition.
      In rendering its opinion, Q Advisors assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Q Advisors. With respect to projections of financial results and other information and data of InfoNow provided to or otherwise reviewed by or discussed with Q Advisors, Q Advisors assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of InfoNow. With respect to projections of financial results and other information and data of Halo provided to or otherwise reviewed by or discussed with Q Advisors, Q Advisors assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Halo. Q Advisors did not assume any responsibility for the independent verification of any such projections or other information provided to it and relied further upon the assurances of the senior management of InfoNow and Halo that they are unaware of any facts that would make the information provided to Q Advisors incomplete or misleading in any material respect. Q Advisors further assumed the draft of the merger agreement furnished to Q Advisors by InfoNow to be identical in all material respects to the definitive agreement executed in connection with the merger.
      Q Advisors did not express any opinion as to the prices at which the InfoNow common stock or Halo common stock would trade following the date of its opinion and prior to the consummation of the merger or the price at which Halo common stock will trade following the consummation of the merger. Q Advisors did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either InfoNow or Halo and was not furnished with any such appraisal or evaluation. Q Advisors also made no independent evaluation or appraisal of the combined company and expressed no opinion as to the future prospects, plans or viability of the combined company. Q Advisors expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for InfoNow. Q Advisors’s opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Q Advisors as of the date of its opinion. Q Advisors was not asked to and did not recommend the consideration provided for in the merger, which was determined through negotiation between the board of directors of InfoNow and management of Halo. In its analyses, Q Advisors made numerous assumptions with respect to InfoNow, Halo, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of InfoNow and Halo. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty. Q Advisors’ opinion and analyses were only one of many factors considered by InfoNow’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of InfoNow’s board of directors or the management of InfoNow with respect to the merger.

      In rendering its opinion, Q Advisors reviewed a background of the proposed transaction and conducted a variety of financial and comparative analyses, including a comparable company analysis, comparable transaction analysis, contribution analysis, discounted cash flow analysis and premium paid analysis. Q Advisors’s opinion is based on its consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. The valuations resulting from these analyses were compared by Q Advisors to the transaction value represented by the merger. As of the date of Q Advisors’ opinion as to the fairness of the merger, the total proposed consideration for all InfoNow outstanding common stock and common stock options exercisable into shares of InfoNow common stock was estimated to be $7,200,000. Based on an assumed InfoNow common stock share count of 10,055,398 as of December 23, 2005 and 134,022 shares that would be added to the InfoNow common stock share count following the exercise of outstanding and exercisable InfoNow common stock options under the treasury stock method, providing for a total InfoNow common stock share count of 10,189,420 common shares, the implied per share consideration for each share of InfoNow common stock, determined based upon the last sale price of Halo common stock on such date, was estimated to have been $0.71. Q Advisors considered this implied per share consideration of $0.71, which amount is subject to change if the trading price of the Halo common stock trades below $1.00 at closing of the transaction, as a reference point for comparing the transaction value of the merger to the valuations derived under the alternate methodologies considered by Q Advisors. If the trading price of the Halo common stock trades below $1.00 as of the time of the closing of the transaction, InfoNow’s board of directors would have the right not to consummate the transaction, per the terms of the draft merger agreement dated December 23, 2005. For purposes of conducting the analyses described in greater detail below in order to render its opinion, Q Advisors assumed that the trading price of Halo common stock would be above $1.00 as of the time of closing. The following summarizes the primary analyses conducted by Q Advisors. Except as noted below, Q Advisors did not explicitly assign any relative weights to the various factors of the analyses considered. This summary includes the financial analyses used by Q Advisors and deemed to be material, but does not purport to be a complete description of the analyses performed by Q Advisors in arriving at its opinion.

Background of Proposed Transaction
      Q Advisors provided InfoNow’s board of directors with a summary of some key facts for consideration in context with its opinion. Q Advisors noted that during months of September 2005 through November 2005, which encompassed the duration of the strategic alternatives process that Q Advisors conducted on behalf of InfoNow per the terms of its engagement letter with the InfoNow dated July 28, 2005, 71 strategic and financial parties were contacted to determine potential interest in a financing or acquisition transaction with InfoNow. No parties contacted expressed interest in a financing transaction with InfoNow, and only one party, Halo, submitted a final offer for InfoNow. Q Advisors observed that InfoNow’s common stock was officially de-listed from the Nasdaq Capital Market on December 20, 2005, following a 180 day period after InfoNow’s announcement of notification by the Nasdaq of InfoNow’s non-compliance with the Nasdaq Marketplace Rule 4310(c)(4), or the minimum bid price rule, on May 6, 2005, during which period InfoNow was unable to regain compliance with the minimum bid price rule. Official de-listing of the InfoNow’s shares from the Nasdaq Capital Market followed a succession of appeals to Nasdaq by InfoNow in November 2005 and December 2005. Q Advisors also observed that InfoNow’s share price had declined from $0.65 per share on May 5, 2005 to $0.35 per share on December 22, 2005, a decline of 46.1%. Q Advisors noted that InfoNow had a cash balance of $2.7 million as of November 30, 2005, down from $3.4 million at September 30, 2005, and that InfoNow had posted a net loss in four of its last five fiscal quarters, and had experienced declining revenues for the past four fiscal years. Q Advisors also noted that InfoNow’s financial forecast, as provided to it by InfoNow management, projected that InfoNow would run out of cash at some point during 2006 without additional financing or cost reductions.

Comparable Public Company Analysis
      In performing its comparable company analysis, Q Advisors examined public companies it considered to have characteristics similar to those of InfoNow, both in terms of the industry in which they operate and the business model they pursue, and from a financial and an operational perspective. Because few companies are directly comparable to InfoNow, Q Advisors identified companies with similar business characteristics, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects, or operating strategies that would be accepted by the investment community to be in the same industry for analytical purposes. These comparable public companies consisted of Astea International, BroadVision, Callidus Software, eGain Communications, I-Many, Mapinfo, Onyx Software, QAD, Selectica and Vitria Technology. Q Advisors reviewed the comparable companies’ financial performance and operating statistics and analyzed certain characteristics of these companies including revenues, profitability, capitalization and other relevant financial metrics. Q Advisors compared these financial performance and operating statistics for the last twelve months (“LTM”) ended September 30, 2005 and the projected results for the fiscal year ending December 31, 2005. Q Advisors also analyzed the trading multiples of revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings per share, as appropriate. In this analysis, Q Advisors deemed enterprise value to revenue multiples to be the only material metric for InfoNow for purposes of its opinion, as InfoNow did not have historical or projected EBITDA or earnings that would enable comparison of other metrics with the selected comparable companies. In rendering its opinion, Q Advisors compared the range of enterprise values to revenue to an implied enterprise value for InfoNow as determined on December 23, 2005. This analysis generated the following information for enterprise value to revenue multiples at December 23, 2005:

Enterprise Value to Revenue Multiples

	LTM at	2005 Revenue
	September 30, 2005	Estimate

Comparable Companies
Low Comparable Group	0.4x	0.4x
High Comparable Group	2.4x	2.7x
Mean Comparable Group	1.3x	1.3x
Median Comparable Group	1.3x	1.2x
Proposed Transaction for InfoNow	0.5x	0.5x
Q Advisors observed that due to InfoNow’s lack of historical and projected profitability, history of declining revenues, cash position and relative size compared to the selected comparable companies, the low end of the range shown above was more pertinent to the analysis.

Comparable Transaction Analysis
      Q Advisors used a comparable transaction analysis in order to indicate multiples that acquirors have been willing to pay for companies in a particular market segment. Using publicly available information, Q Advisors reviewed the terms of certain completed acquisitions that Q Advisors deemed similar to the merger and compared relevant operating and valuation metrics for these transactions to similar operating and valuation metrics of InfoNow. In performing its analysis, Q Advisors analyzed 22 merger and acquisition transactions involving enterprise software companies that were announced subsequent to June 30, 2003. Q Advisors selected from the transactions only transactions that involved the acquisition of: (i) companies with reported LTM revenues of less than $200 million; or (ii) companies with less than $5 million of reported LTM EBITDA or negative LTM EBITDA. The selected transactions consisted of Unica Corp.’s acquisition of MarketSoft Software Corp.; Epicor Software Corp.’s acquisitions of CRS Retail Systems, Inc. and Scala Business Solutions NV; Click Commerce Inc.’s acquisition of Requisite Technology, Inc.; SSA Global Technologies, Inc.’s acquisitions of Epiphany Inc. and EXE Technologies Inc.; Sun Microsystems Inc.’s acquisition of SeeBeyond Technology Corp.; Multi-Channel Holdings, Inc.’s acquisition of Blue Martini Software Inc.; Mapinfo Corp.’s acquisition of Southbank Systems Limited; Cognos Inc.’s acquisition of Frango AB; and Siebel Systems Inc.’s acquisition of Eontec. The selected transactions had implied enterprise values ranging between $7.25 million and $298.95 million. For each acquired entity, Q Advisors compared the enterprise value to the entity’s LTM revenue as of the announcement date. These transactions selected by Q Advisors produced the following ranges:

Enterprise Value
to LTM Revenue

Low	0.6x
High	4.8x
Mean	1.7x
Median	1.4x
Proposed Transaction for InfoNow	0.5x
Q Advisors observed that due to InfoNow’s lack of historical and projected profitability, history of declining revenues, cash position and relative size compared to the selected comparable companies, the low end of the range shown above was more pertinent to the analysis.

Contribution Analysis
      Q Advisors also performed an analysis of the relative contributions by Halo and InfoNow to the pro forma combined entity. Q Advisors conducted a contribution analysis by examining the relative contribution to the pro forma combined entity of each of InfoNow and Halo in relation to historical and projected revenues and gross profit.
      The analysis did not include the relative contribution to the proforma combined entity of each InfoNow and Halo in relation to historical and projected EBITDA and operating profit as InfoNow did not have historical or projected EBITDA or operating profit. Q Advisors analyzed these contributions for the twelve-month period ending September 30, 2005 and fiscal year ending December 31, 2006. The analysis for fiscal year ended December 31, 2006 was based on management estimates for InfoNow and management estimates for Halo. Based on this analysis Q Advisors produced the following ranges for the implied value per share for InfoNow:

	Percentage Contribution
	of InfoNow to	Implied Value
	Combined Company	per Share

Low	7.2%	$0.55
High	18.0%	$1.03
Proposed Transaction for InfoNow		$0.71
Q Advisors was unable to consider the relative contribution of InfoNow to the combined company in relation to historical and projected operating income and net income as these metrics returned negative results which could not be meaningfully interpreted.

Premium Paid Analysis
      Finally, Q Advisors deemed it appropriate to review the premium to current public share price at announcement of transactions involving public company targets. Q Advisors examined the four public company transactions that it had reviewed for the comparable transactions analysis, as well as all announced public company transactions for 2005 as of December 5, 2005, as reported by Thomson Financial Securities Data Corporation. Q Advisors analyzed the premium to share price for these target companies and produced the following ranges, and then applied the same methodology and analysis to InfoNow to determine a range of per share amounts for InfoNow at December 23, 2005:

	Premium to Price	Premium to Price		Premium to Price
	per Share	per Share 5 days		per Share 10 Days
	at Announcement —	Prior to Announcement —		Prior to Announcement —
	Comparable Transactions	All 2005 Transactions		All 2005 Transactions

Low	7.7%	(not available	)	(not available	)
High	79.8%	(not available	)	(not available	)
Mean	39.6%	22.7%		24.8%
Proposed Transaction for InfoNow	101.9%	101.9%		127.9%

Discounted Cash Flow Analysis
      Q Advisors also performed a discounted cash flow (“DCF”) analysis for InfoNow based on the projected cash flows and other operating metrics for InfoNow as provided by InfoNow management. Q Advisors did not include the results of the DCF analysis in its presentation to InfoNow’s board because Q Advisors did not deem the DCF analysis to be material to its overall analysis in rendering its opinion. In making such judgment, Q Advisors observed that: (i) InfoNow’s financial projections that were provided to Q Advisors projected that InfoNow would run out of cash before achieving future positive cash flows, thus negating the validity of these future cash flows; and (ii) the most significant component of value returned by the hypothetical DCF analysis was attributable to the implied terminal value of InfoNow, thus making the analysis highly unrelated to an analysis of future operating cash flows.
      InfoNow selected Q Advisors to render the fairness opinion based upon its engagement letter for advisory services with Q Advisors dated July 28, 2005. In this letter, InfoNow agreed to pay Q Advisors fees totaling $350,000 upon consummation of the merger in connection with rendering its opinion in connection with the merger and advisory services related to the merger. InfoNow also agreed to reimburse Q Advisors for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify Q Advisors and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. No limitations were imposed by InfoNow on Q Advisors with respect to the investigations made or procedures followed by Q Advisors in connection with its engagement or the rendering of its opinion. The terms of the fee arrangement with Q Advisors, which InfoNow and Q Advisors believe are customary in transactions of this nature, were negotiated at arms length between InfoNow and Q Advisors. InfoNow’s board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Q Advisors is contingent upon completion of the merger.
      As part of its investment banking business, Q Advisors regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Completion and Effectiveness of the Merger
      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the stockholders of InfoNow. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later date or time as the parties may agree and specify in the certificate of merger.
      Halo and InfoNow are working to complete the merger as quickly as possible, and hope to do so as promptly as practicable after the InfoNow special meeting. However, because the merger is subject to closing conditions, Halo and InfoNow cannot give any assurance that all the conditions to the merger will be either satisfied or waived or that the merger will occur and cannot predict the exact timing of the completion of the merger.
      As promptly as practicable after the merger is completed,                     , the exchange agent for the merger, will mail to you instructions (including a letter of transmittal) for surrendering your shares of InfoNow common stock in exchange for Halo common stock, CVRs and cash, if any. When you deliver your InfoNow stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your InfoNow stock certificates will be cancelled and you will receive a certificate representing that number of whole shares of Halo stock that you are entitled to receive pursuant to the merger agreement, a certificate representing that number of CVRs that correspond to the number of whole shares of common stock you are entitled to receive in the merger and, if InfoNow has positive cash and net working capital three days prior to the closing, a check for the cash that you are entitled to receive pursuant to the merger agreement.
      You should not submit your stock certificates for exchange until you have completed and mailed the letter of transmittal as directed by the instructions referred to above.
      You will be entitled to receive dividends or other distributions on Halo common stock with a record date after the merger is completed, but only after you have surrendered your InfoNow stock certificates. If there is any dividend or other distribution on Halo common stock with a record date after completion of the merger, you will receive the dividend or distribution promptly after the later of the date that your Halo shares are issued to you or the date the dividend or other distribution is paid to all Halo stockholders.
      Halo will issue a Halo stock certificate, a CVR certificate and check, if applicable, in a name other than the name in which a surrendered InfoNow stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.
Operations Following the Merger
      Following completion of the merger, the business of InfoNow will be continued as a wholly owned subsidiary of Halo. The stockholders of InfoNow will become stockholders of Halo and their rights as stockholders will be governed by the Halo articles of incorporation, the Halo bylaws and the laws of the State of Nevada. See the section entitled “Comparison of Rights of Stockholders of Halo and Stockholders of InfoNow” beginning on page 149 of this proxy statement/ prospectus for a discussion of some of the differences in the rights of stockholders of Halo and the stockholders of InfoNow.
Interests of Certain Persons in the Merger
      InfoNow stockholders should be aware that certain members of the InfoNow board of directors and management have interests in the merger that are different from, or are in addition to, the interests of other InfoNow stockholders. The InfoNow board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement, as amended, and the merger:
          Indemnification and Insurance
      The merger agreement provides that for a period of five years after the effectiveness of the merger, the surviving corporation and Halo shall indemnify and hold harmless each current or former director and officer of InfoNow, to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of InfoNow, against any damages incurred in connection with any threatened or actual claim, suit or proceeding.
      The merger agreement provides that InfoNow will purchase directors’ and officers’ liability insurance coverage for five years after the consummation of the merger for the benefit of its executive officers and directors serving prior to the merger under either InfoNow’s current policy or under a policy of similar coverage containing terms and conditions which are generally not less advantageous than InfoNow’s current policy, except that InfoNow will not be obligated to purchase directors’ and officers’ liability insurance with a premium of more than $250,000.
          Stock Options
      In connection with the merger, each outstanding option to acquire InfoNow common stock with a per share exercise price less than $0.71, an “in-the-money” option, (whether or not then vested) that remains outstanding immediately prior to consummation of the merger will become fully vested upon consummation of the merger, and will be converted to the right to receive merger consideration to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. Based on the in-the-money options outstanding as of March 31, 2006, the number of in-the-money options to acquire shares of InfoNow common stock held by the named executive officers and all executive officers and directors as a group, that will become fully vested and exercisable at the effective time of the merger, and the weighted average exercise price of such options, is as follows: Mr. Geene, 18,750 options with a weighted average exercise price of $0.51; Mr. Herbst, no options; Mr. Johnson, no options; Mr. Medina, 12,500 options with a weighted average exercise price of $0.51; Mr. Kark, 18,750 options with a weighted average exercise price of $0.51; Mr. Peotter, no options; Mr. Spies, no options; Mr. Wentworth, 16,042 options with a weighted average exercise price of $0.505 and all executive officers and directors as a group (8 persons), 66,042 options with a weighted average exercise price of $0.5088. The merger consideration is more fully described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 67 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.
Stockholder Agreement
      Each member of InfoNow’s board of directors has entered into a stockholder agreement with Halo, which is more fully described in the section entitled “Agreements Relating to the Merger — Stockholders Agreement” beginning on page 86 of this proxy statement/prospectus and the form of stockholder agreement, which is attached to this proxy statement/prospectus as Annex D.

Security Ownership of Certain Beneficial Owners and Management of InfoNow
      The following table and notes set forth as of March 31, 2006, unless otherwise noted, the number of shares of InfoNow’s outstanding common stock beneficially owned by (i) beneficial owners of 5% or more of InfoNow’s common stock; (ii) the named executive officers of InfoNow, (iii) each director and nominee for director of InfoNow, and (iv) all named executive officers and directors of InfoNow as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to InfoNow, and the percentages are based upon 10,055,398 shares of common stock outstanding on March 31, 2006.

	Amount and Nature of	Percent of Class	Shares Beneficially
Name and Address of Beneficial Owner	Beneficial Ownership	Beneficially Owned(1)	Owned(2)

Certain Beneficial Owners
Diker Management, LLC(3) 745 Fifth Avenue, Suite 1409 New York, New York 10151	921,975	9.17%	921,975
Lloyd I. Miller, III(4) 4550 Gordon Drive Naples, Florida 34102	1,100,824	10.9%	1,100,824
Executive Officers and Directors(5):
Michael W. Johnson(6)(7)	1,724,632	15.08%	1,382,573
Jeffrey Peotter(6)(8)	227,858	2.25%	70,000
Allan R. Spies(6)(9)	135,715	1.34%	85,000
Duane Wentworth(6)(10)	106,042	1.04%	96,042
Mark Geene(11)	564,750	5.32%	564,750
Harry R. Herbst	16,072	0.16%	—
Donald Kark(12)	702,865	6.54%	688,865
James Medina(13)	107,606	1.06%	107,606
All Executive Officers and Directors as a Group (8 persons):	3,585,540	27.47%	2,994,836

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants which are currently exercisable or exercisable within 60 days of March 31, 2006 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, InfoNow believes that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents the number of shares of common stock set forth under the column “Amount and Nature of Beneficial Ownership” that the beneficial owner has the right to acquire through the exercise of warrants or options that are currently exercisable or that are exercisable within 60 days of March 31, 2006.

(3)	Diker Management, LLC reported on Schedule 13G filed with the SEC on February 10, 2006 that it shares voting and dispositive power over 921,975 shares beneficially owned by certain Diker Fund accounts it manages pursuant to investment advisory agreements. Diker GP, LLC also reported, on the same Schedule 13G, beneficial ownership of 826,748 shares. Charles M. Diker and Mark N. Diker, the managing members of each of Diker GP, LLC and Diker Management, LLC, each also reported, on the same Schedule 13G, beneficial ownership of 921,975 shares. Each of Diker GP, LLC, Charles M. Diker and Mark N. Diker shares the address of Diker Management, LLC stated in the table.

(4)	Lloyd I. Miller, III reported on Schedule 13G filed with the SEC on March 28, 2006 that he has sole voting and dispositive power, as custodian, with respect to 19,000 of the shares reported and shared voting and dispositive power over 1,081,824 shares reported.

(5)	Unless otherwise noted, the business address for each named executive officer and director is 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, unless otherwise noted.

(6)	Michael Johnson, Jeffrey Peotter, Allan R. Spies, and Duane Wentworth have entered into a stockholder agreement whereby they agreed vote their shares together in favor of, among other things, the merger agreement and, as a group, they beneficially own 567,632 shares of the outstanding common stock of InfoNow, which represents beneficial ownership of approximately 5.6% of the outstanding common stock of InfoNow.

(7)	Includes 230,769 shares owned by Lost Angel Ventures, a limited liability company in which Michael Johnson and Lisa Johnson have shared voting and dispositive power. Of the shares reported as beneficially owned by Michael Johnson, 1,382,573 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.

(8)	Of the shares reported as beneficially owned by Jeffrey Peotter, 70,000 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.

(9)	Of the shares reported as beneficially owned by Allan Spies, 85,000 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.

(10)	Of the shares reported as beneficially owned by Duane Wentworth, 80,000 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.

(11)	Of the shares reported as beneficially owned by Mark Geene, 546,000 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.

(12)	Of the shares reported as beneficially owned by Donald Kark, 670,115 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger. Don Kark’s address is 2789 Timberchase Trail, Highlands Ranch, Colorado 80126.

(13)	Of the shares reported as beneficially owned by James Medina, 95,106 shares are stock options with an exercise price in excess of $0.71 per share, which is greater than the consideration to be paid per share in the merger, if consummated. If the merger is consummated, such options will be cancelled at the closing of the merger.
Regulatory Matters
      Other than compliance with applicable federal and state securities laws pursuant to the issuance of Halo common stock in connection with the merger, and compliance with applicable provisions of Nevada and Delaware law, no federal or state regulatory requirements must be satisfied in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger
      The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders of InfoNow common stock.
      For purposes of this discussion, we use the term “U.S. holder” to mean (1) prior to completion of the merger, a beneficial owner of InfoNow common stock who has held that stock for investment, and (2) after the completion of the merger, a beneficial owner of Halo common stock, and in each case, that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	an estate that is subject to U.S. federal income tax on its income regardless of the source of that income; or

•	a trust that (i) is subject to the supervision of a court within the United States if one or more U.S. persons control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of InfoNow common stock or, after completion of the merger, a beneficial owner of Halo common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that is a beneficial owner of InfoNow common stock, you should consult your own tax advisors.
      The following discussion is based on existing provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to InfoNow stockholders, InfoNow or Halo as described herein.
      This section does not discuss all U.S. federal income tax considerations that may be relevant to InfoNow stockholders in light of their particular circumstances. Factors that could alter the tax consequences of the merger to a InfoNow stockholder include whether such a stockholder:

•	is a dealer or broker in securities;

•	is subject to the alternative minimum tax provisions of the Code;

•	is a non-United States person or entity;

•	is a financial institution, tax-exempt organization or insurance company;

•	acquired InfoNow shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holds InfoNow shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	is an S corporation; or

•	is a mutual fund.
      In addition, this section does not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which InfoNow shares are acquired or shares of Halo common stock are disposed of, or the tax consequences to holders of options or similar rights to acquire InfoNow shares. This discussion assumes that InfoNow stockholders hold their shares of InfoNow stock as capital assets within the meaning of Section 1221 of the Code.

      Accordingly, InfoNow stockholders are urged to consult their own tax advisors concerning the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

The Merger
      It is a condition of the closing of the merger that, based on representations contained in representation letters provided by Halo and InfoNow and on certain factual assumptions, all of which must continue to be true and accurate in all material respects as of the closing of the merger, Day, Berry and Howard LLP, tax counsel to Halo, and Hogan & Hartson, L.L.P., tax counsel to InfoNow, each issue an opinion that the merger qualifies as a “reorganization” under Section 368(a) of the Code. The merger should qualify as a reorganization if the value of the Halo stock received is at least 80% of the value of the total merger consideration. If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code:

•	InfoNow stockholders should not recognize any gain or loss upon their receipt of Halo common stock in exchange for InfoNow common stock pursuant to the merger;

•	InfoNow stockholders will recognize gain, but not loss, as a result of the merger, equal to the lesser of (i) the excess, if any, of the fair market value of the Halo common stock, the amount of cash, and the fair market value of CVRs determined at the time of the merger received by them over their adjusted tax basis in their InfoNow common stock exchanged in the merger, or (ii) the amount of cash and the fair market value of CVRs determined at the time of the merger received by them in the merger. Because of the contingent nature of the CVRs, the determination of the amount of the fair market value of the CVRs received by an InfoNow stockholder is not clear. Under applicable Treasury Regulations, InfoNow stockholders will be required to value the CVRs at the time of the merger based on all available facts and circumstances. Any gain recognized will be capital gain and will be long-term capital gain if the InfoNow stockholder has held the shares of InfoNow common stock for more than one year at the time the merger is completed;

•	the aggregate adjusted tax basis of the Halo common stock received by an InfoNow stockholder in the merger, including any fractional shares of Halo common stock an InfoNow stockholder is deemed to receive, should be the same as the aggregate adjusted tax basis of the shares of InfoNow stock surrendered in exchange therefor, increased by the amount of gain recognized by the InfoNow stockholder in the merger and reduced by the cash consideration and the fair market value of the CVRs received by the InfoNow stockholder in the merger;

•	the holding period of the Halo common stock received by a InfoNow stockholder in the merger should include the period for which the InfoNow stock surrendered by such stockholder in exchange therefor was considered to be held;

•	any cash payment received by a InfoNow stockholder for a fractional share of Halo common stock should be treated as if such fractional share had been issued in the merger and then redeemed by Halo. Such stockholder will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share. Any capital gain or loss will be long-term capital gain or loss if the InfoNow stockholder has held the shares of InfoNow common stock for more than one year at the time the merger is completed; and

•	Halo and InfoNow should not recognize gain or loss solely as a result of the merger.
      If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, InfoNow stockholders will recognize taxable gain or loss on the merger equal to the difference between the fair market value of the Halo stock, the cash, and the CVRs determined as of the time of the merger received in the merger and their adjusted tax basis in the InfoNow stock exchanged in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the InfoNow stock is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
      If you are a non-corporate holder of InfoNow common stock you may be subject to information reporting and backup withholding on any cash payments received in the merger or in lieu of a fractional share of Halo common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	prove that you are otherwise exempt from backup withholding.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

Ownership of CVRs
      The U.S. federal income tax consequences to recipients of CVRs from the payment at or before maturity, lapse, or disposition of such CVRs will depend upon how the CVRs are characterized for U.S. federal income tax purposes. There is little authority under current tax law governing the characterization of instruments such as the CVRs for U.S. federal income tax purposes. In Revenue Ruling 88-31 and one subsequent private letter ruling, the IRS concluded that taxpayers should treat rights similar to the CVRs as cash settlement put options described in Section 1234(c)(2)(B) of the Code for U.S. federal income tax purposes. While Revenue Rulings are not binding on taxpayers or the courts, they are binding on the IRS where the facts and circumstances are substantially the same as those stated in the Revenue Ruling. Although the issue is not free from doubt, and no counsel opinion has been obtained on the proper tax consequence of the CVRs, Halo believes that it is reasonable to conclude that the IRS would treat the CVRs to be issued in the merger the same as contingent payment rights addressed in Revenue Ruling 88-31. However, it is possible that the CVRs might be treated as debt instruments or in some other manner. Subsequent legislation, regulations, court decisions or revenue rulings could affect the U.S. federal income tax treatment of the CVRs. Halo anticipates that it will treat the CVRs as cash settlement put options for U.S. federal income tax purposes, and the following summary assumes that the IRS will treat the CVRs as cash settlement put options for U.S. federal income tax purposes, except as specifically noted.
      Subject to the straddle rules described below, upon the payment at or before maturity or sale or exchange of the CVRs, generally a holder of CVRs will recognize capital gain or loss in an amount equal to the difference between the cash paid in respect of the CVRs and the holder’s adjusted tax basis in the CVRs. In the event a holder’s CVRs lapse without any payment, the holder will recognize capital loss equal to the holder’s adjusted tax basis in such CVRs. A holder’s adjusted tax basis in a CVR will be the fair market value of the CVR at the time of the merger, which will be determined based on all available facts and circumstances in accordance with applicable Treasury Regulations. A holder’s capital gain or loss will be long term if the holder’s holding period in the CVRs is more than one year at the time of payment, lapse, sale, or exchange.
      Section 1092 of the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a “straddle,” which consists of offsetting positions with respect to personal property. The term “position” means an interest (including an option) in personal property. For this purpose, personal property would not include the Halo common stock unless the Halo common stock were part of a straddle where one of the offsetting positions was an option with respect to the Halo common stock or a position with respect to substantially similar or related property (other than stock). Positions are treated as offsetting where the risk of loss from holding one position is substantially diminished by reason of holding another position.

      In Revenue Ruling 88-31, the IRS in effect ruled that the holding of the Halo common stock and CVRs will be a straddle if the CVRs are treated as cash settlement put options. In the event a holder’s CVRs and Halo common stock comprise a straddle:

•	Some or all of the capital loss otherwise recognized on a holder’s CVRs may be deferred until a later tax year. The amount deferred would be equal to the amount by which the fair market value of the Halo common stock owned exceeds the holder’s adjusted tax basis in the Halo common stock on the last trading day of the tax year in which the holder would otherwise recognize the capital loss.

•	For holders who had a holding period in their InfoNow common stock of one year or less when they received their CVRs, some or all of the capital gain or loss otherwise recognizable upon a payment at or before maturity, lapse, sale, or exchange of the CVRs may be short term capital gain or loss instead of long term capital gain or loss.

•	For holders who had a holding period of one year or less in their InfoNow common stock when they received their CVRs, some or all of the capital gain or loss otherwise recognizable on a disposition of Halo common stock may be short term instead of long term and some or all of such loss may be deferred.

•	For holders who had a holding period in their InfoNow common stock of more than one year when they received their CVRs, any capital gain or loss recognized on the disposition of the Halo common stock received in exchange should be long-term capital gain or loss, though some or all of the capital loss otherwise recognizable on the disposition of Halo common stock may be deferred. In addition, some or all of the capital gain otherwise recognizable upon a payment at or before maturity, lapse, sale, or exchange of the CVRs may be short term instead of long term, but any capital loss recognized by such holders on CVRs will be long term, regardless of their holding period in the CVRs.

•	Holders may not be able to deduct interest and carrying charges allocable to the CVRs or Halo common stock. These items will increase a holder’s tax basis in the CVRs and Halo common stock, respectively.

•	For holders who are corporations, their holding period for Halo common stock will not include any day on which they also own CVRs. Therefore, the dividends received deduction may not be available for dividend income on Halo common stock.

Possible Treatment of the CVRs as Debt Instruments
      If the IRS were to assert successfully that the CVRs should be treated as debt for U.S. federal income tax purposes, the character of income and loss recognized with respect to CVRs, as well as the timing of the recognition of income and loss, could be substantially different from the treatment discussed above. In particular, any gain recognized with respect to CVRs could be treated as ordinary income, and holders could be required to recognize such income before they receive any cash or stock with respect to the CVRs. We urge recipients of CVRs to consult their tax advisors regarding the consequences of the possible treatment of the CVRs as debt for U.S. federal income tax purposes.

Reporting Requirements
      Each InfoNow stockholder that receives Halo common stock and CVRs in the transaction will be required to file a statement with his, her or its U.S. federal income tax return setting forth his, her or its basis in the InfoNow common stock surrendered and the fair market value of the Halo common stock, CVRs and cash, if any, received in the transaction and to retain permanent records of these facts relating to the merger.

Dissenting Stockholders
      A dissenting holder of InfoNow common stock who perfects dissenter’s rights will generally be treated as having received a distribution in redemption of his, her or its shares subject to the provisions and limitation of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the transaction, does not own (actually or constructively) any common stock of either InfoNow or Halo will generally recognize gain or loss with respect to a share of InfoNow common stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss should be a capital gain or loss.
Accounting Treatment
      Halo will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This method assumes that for financial reporting purposes, Halo will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, Halo will record the fair value of InfoNow’s net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of InfoNow’s net assets recorded as goodwill. See the section entitled “Unaudited Pro Forma Consolidated Condensed Financial Statements of Halo Technology Holdings, Inc. Reflecting Acquisition of InfoNow Corporation” beginning on page 114 of this proxy statement/prospectus.
Restrictions on Sale of Shares by Affiliates of InfoNow and Halo
      The shares of Halo common stock to be received by InfoNow’s stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Halo common stock issued to any person who is deemed to be an affiliate of either InfoNow or Halo at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either InfoNow or Halo and may include the executive officers and directors, as well as the principal stockholders, of both companies. Affiliates may not sell their shares of Halo common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	in accordance with Rules 144 and 145 under the Securities Act; or

•	an opinion of counsel or under a “no action” letter from the SEC, that such sale will not violate or is otherwise exempt from registration under the Securities Act.
      Within 30 days of the closing of the merger, Halo has agreed to file a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part to register affiliates’ shares received in the merger for resale.
Over-the-Counter Bulletin Board Listing of Halo Common Stock
      Shares of Halo’s common stock are quoted on the OTC Bulletin Board, operated by the National Association of Securities Dealers, Inc. and after the completion of the merger the Halo common stock issued to InfoNow stockholders will be quoted on the OTC Bulletin Board as well.
APPRAISAL RIGHTS FOR INFONOW STOCKHOLDERS
      InfoNow is a Delaware corporation and under Delaware law, you have the right to dissent from the merger and receive payment in cash for the fair value of your InfoNow common stock, as determined by the Delaware Court of Chancery. This right is often referred to as appraisal or dissenters’ rights. Appraisal rights are governed by Section 262 of the Delaware General Corporation Law, and strict compliance with the statutory procedures of Section 262 is required of stockholders in order to perfect their appraisal rights.

      The following is a brief summary of the material provisions of the statutory procedural requirements to be followed by an InfoNow stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights under Section 262. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of which is attached to this proxy statement/ prospectus as Annex E. The following summary of Section 262 does not constitute any legal or other advice, nor does it constitute a recommendation that InfoNow stockholders exercise their appraisal rights. Should you wish to exercise your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      Under Section 262, stockholders must be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. This notice must be accompanied by a copy of Section 262. This proxy statement/ prospectus, including Annex E, constitutes InfoNow’s notice to its stockholders regarding the availability of appraisal rights in connection with the merger in compliance with Section 262.
      If you elect to exercise your dissenters’ rights and demand appraisal of your shares, you must satisfy each of the following conditions:

1. Before the vote is taken on the merger agreement at the InfoNow special meeting, you must deliver to InfoNow a written demand for appraisal of your shares. The requirement that you make written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or voting against the merger. Under Section 262, voting against or failing to vote for the merger itself does not constitute a demand for appraisal.

2. You must not vote in favor of the merger by proxy or in person. A vote in favor of the merger, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demand for appraisal.

3. You must be the record holder of the shares of InfoNow common stock on the date the written demand for appraisal is made and continue to hold the shares as record holder through the completion of the merger.
      If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the shares of Halo common stock, CVRs and cash, if any, for your shares of InfoNow common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of InfoNow common stock.
      An InfoNow stockholder who wishes to exercise his, her or its appraisal rights and who votes by proxy must vote against the merger, or abstain from voting on the merger. A proxy that is signed but does not contain voting instructions will, unless revoked, be voted in favor of the merger, and will constitute a waiver of the stockholder’s appraisal rights and will nullify any previously delivered written demand for appraisal.
      All demands for appraisal should be delivered before the vote on the merger is taken at the InfoNow special meeting to the following address: InfoNow, Attention: Secretary, 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, and should be executed by, or on behalf of, the record holder of the shares of InfoNow common stock. Any demand must reasonably inform InfoNow of the identity of the stockholder and the stockholder’s intention to demand appraisal of his, her or its shares, and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name for which the stockholder is demanding appraisal.
      Under Section 262, a stockholder’s demand for appraisal must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made a the beneficial owner if he or she does not also hold the shares of record. In such cases, the beneficial holder must have the record owner submit the required demand with respect to such shares.

      If the InfoNow shares for which appraisal rights are demanded are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of demand for appraisal should be made in such capacity. If more than one person owns the shares of record, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for an InfoNow stockholder of record. In order for such demand to be effective, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). A record owner who holds shares as a nominee for others, such as a broker, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand in such case should state the number of shares as to which appraisal is demanded. In the case of demand where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of such record owner.
      If you wish to exercise appraisal rights and you hold your shares of InfoNow common stock in a brokerage or bank account or in other nominee form, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for such nominee to make demand.
      Within 10 days after the effective date of the merger, InfoNow must give written notice of the date the merger became effective to each InfoNow stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either InfoNow or any InfoNow stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery to demand a determination of the fair value of the shares held by all InfoNow stockholders entitled to appraisal. Should any InfoNow stockholders exercise their dissenters’ rights, InfoNow has no obligation to file such a petition and has no present intention to do so. Therefore, the failure of an InfoNow stockholder to file such a petition under Section 262 could nullify such stockholder’s previous written demand for appraisal.
      Any InfoNow stockholder who has demanded an appraisal has the right to withdraw the demand at any time within 60 days after the effective date of the merger and to accept the shares of Halo common stock, CVRs and cash, if any, specified by the merger agreement for his or her shares of InfoNow common stock. An InfoNow stockholder’s attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of InfoNow. Within 120 days after the effective date of the merger, any InfoNow stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of InfoNow common stock not voted in favor of the merger, and the aggregate number of shares for which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed to the InfoNow stockholder exercising appraisal rights within ten days after a written request has been received by InfoNow or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If an InfoNow stockholder duly files a petition for appraisal and a delivers a copy of the petition to InfoNow, InfoNow will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all InfoNow stockholders who have demanded an appraisal of their shares. After providing notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those InfoNow stockholders who have complied with Section 262 and who are become entitled to appraisal rights. Under Section 262, the Chancery Court may require the InfoNow stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Chancery Court so requires and if any InfoNow stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings with respect to such stockholder.
      After determination of the InfoNow stockholders, if any, entitled to appraisal of their shares of InfoNow common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. The Chancery Court is required to take into account all relevant factors in determining fair value of the shares. You should be aware that the fair value of your InfoNow shares as determined by the Chancery Court under Section 262 could be greater, the same, or less than the value that you are entitled to receive for your InfoNow shares pursuant to the merger agreement. After determining of the value of such shares and upon surrender by the holders of the certificates representing such shares, the Chancery Court will direct the payment of such value to the holders, with interest thereon accrued during the pendency of the proceeding, if any, as determined by the Chancery Court.
      The Chancery Court may impose the costs of the appraisal proceeding upon InfoNow and the InfoNow stockholders participating in the appraisal proceeding as the Chancery Court deems equitable under the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any InfoNow stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all InfoNow shares entitled to appraisal. After the effective date of the merger, any InfoNow stockholder who had demanded appraisal rights will not be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the appraisal rights of such stockholder will cease and such stockholder will be entitled to receive the shares of Halo common stock, CVRs and cash, if any, for shares of his or her InfoNow common stock pursuant to the merger agreement. Any InfoNow stockholder’s withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of InfoNow. In order to be effective, such request for withdrawal must be made within 120 days after the effective date of the merger.
      An InfoNow stockholder’s failure to take any required step in exercising appraisal rights under Section 262 may result in the termination or waiver of such appraisal rights. Given the complexity of Section 262, and the strict compliance required by its provisions, InfoNow stockholders who wish pursue their appraisal rights under Section 262 should consult their legal advisors.

THE MERGER AGREEMENT
      The following is a summary of the material provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, which is attached as Annex A to this proxy statement/ prospectus and incorporated herein by this reference. You should read the merger agreement in its entirety, as it represents the legal document governing this merger.
The Merger
      Pursuant to the merger agreement, Merger Sub will merge with and into InfoNow. InfoNow will survive the merger and, as a result, will become a wholly owned subsidiary of Halo. The directors and officers of Merger Sub immediately prior to the effective time of the merger shall be the directors and officers of the surviving corporation. The certificate of incorporation and bylaws of InfoNow shall be amended and restated to be the same in substance as those of Merger Sub as in effect immediately prior to the effective time.
Timing of Closing and Effective Time
      The closing of the merger will take place no later than the second business day after satisfaction or waiver of the conditions to the merger agreement (except for those conditions to be satisfied at closing, unless another time or date is agreed to by the parties).
      Halo and InfoNow cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived or that the merger will be consummated. See the sections entitled “— Conditions to the Merger” and “— Termination” beginning on pages 73 and 74 of this proxy statement/prospectus. The parties intend to complete the merger as promptly as practicable, subject to the approval and adoption of the merger agreement by the InfoNow stockholders and receipt of all requisite regulatory approvals.
      The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of Delaware or at such later date or time as the parties may agree and specify in the certificate of merger.
Merger Consideration

Cash and Stock Payment
      At the completion of the merger, holders of InfoNow common stock issued and outstanding prior to the completion of the merger will have the right to receive a payment consisting of (i) Halo common stock, (ii) CVRs and (iii) cash, if any. The Halo common stock and cash payment portions of the merger consideration to be paid will be calculated based on a aggregate value equal to $7,200,000. The aggregate cash payments will equal the lesser of (a) the amount of cash InfoNow has on hand or (b) its net working capital, determined no less than three days before the closing. The remainder of the $7,200,000 in value will be paid in Halo common stock valued at the Conversion Price of Halo common stock. The number of shares of Halo common stock to be issued in the merger will be determined based on a Conversion Price equal to the greater of (1) the average closing price of Halo common stock as quoted on the OTC Bulletin Board (OTCBB: HALO.OB) for the 20-consecutive trading days ending two trading days prior to the closing of the merger, and (2) $1.00. InfoNow will not be obligated to consummate the merger if the Conversion Price is below $1.00.
      Each holder of one share of InfoNow common stock will receive the following merger consideration:

•	cash equal to the aggregate cash payment divided by the fully-diluted shares of InfoNow common stock outstanding at the closing of the merger;

•	a number of shares of Halo common stock calculated by the following equation:

•	7,200,000 minus the aggregate cash payment
           divided by

•	the product of

•	the fully diluted shares of InfoNow common stock
             multiplied by

•	the Conversion Price of Halo common stock.

•	a number of CVRs equal to the number of shares of Halo common stock received.
For purposes of the above calculation, the fully diluted shares of InfoNow common stock includes all of the shares of InfoNow common stock outstanding immediately prior to the merger plus the total number of shares of InfoNow common stock that all currently outstanding options to purchase InfoNow common stock with an exercise price of less than $0.71 are exerciseable into based on a cashless exercise. See the section entitled “— Common Stock Options” below.

Contingent Value Rights
      As part of the merger consideration, Halo will issue one CVR along with each share of Halo common stock issued in the merger. The CVRs are separately transferable from the Halo common stock. A holder of a CVR is entitled to receive a cash payment on the 18-month anniversary date of closing of the merger equal to the amount by which the Conversion Price of Halo common stock exceeds the “then-current market value” of Halo common stock. The “then current market value” means volume-weighted average trading price of Halo common stock for the 20-consecutive trading days immediately preceding the CVR payment date. However, the CVRs will expire prior to the CVR payment date if during any consecutive 45 day trading period during which the trading volume of Halo’s common stock is not less than 200,000 per day, the Halo common stock price is 175% of the Conversion Price of Halo common stock.

Common Stock Options
      Each InfoNow common stock option outstanding immediately before completion of the merger with an exercise price less than $0.71 per share will be converted into the right to receive merger consideration in an amount equal to the excess, if any, of (A) (i) the consideration being paid in the merger per share of InfoNow common stock multiplied by (ii) the number of shares of InfoNow common stock for which such option is exercisable immediately prior to the closing of the merger, over (B) the aggregate exercise price of the option. Such consideration will be paid to the former option holders in the same proportions of cash and Halo common stock (and CVRs) as the aggregate merger consideration. All other outstanding options and warrant to purchase InfoNow common stock will be cancelled at the closing of the merger.

No Fractional Shares or CVRs
      Halo will not issue certificates representing fractional shares of Halo common stock or CVRs. Each holder of InfoNow common stock that would otherwise be entitled to a fraction of a share of Halo common stock or CVR will be entitled to receive a cash payment equal to the product obtained by multiplying the fractional interest to which such holder otherwise would be entitled by the Conversion Price of Halo common stock.
Exchange Procedures

Exchange Agent
      Halo has appointed                     to serve as exchange and payment agent to handle the exchange of InfoNow certificates and stock options for cash, if any, Halo common stock, and CVRs. At or before the completion of the merger, Halo will cause to be deposited with the exchange agent sufficient cash and certificates representing whole shares of Halo stock and certificates representing CVRs to make all payment and deliveries required under the merger agreement.

Payment Procedures
      As soon as reasonably practicable after the closing of the merger, but no later than two days thereafter, the exchange agent will mail to each former InfoNow stockholder or optionholder a letter of transmittal and instructions explaining the procedure for exchanging InfoNow stock certificates or options for the merger consideration.
      You should not surrender your stock certificates or options for exchange until you received a letter of transmittal and instructions from the exchange agent.
      Upon delivery to the exchange agent of the InfoNow certificates or options, along with the properly completed letter of transmittal, the exchange agent will deliver to the holder:

•	a stock certificate representing the number of whole shares of Halo common stock such holder has a right to receive pursuant to the merger;

•	a certificate representing the number of CVRs that such holder has a right to receive pursuant to the merger; and

•	after giving effect to any required tax withholdings, a check or wire transfer in the amount of the cash payment portion of the consideration payable, if any, to such holder plus unpaid dividends or distributions, if any, plus any cash payable in lieu of any fractional shares of Halo common stock and CVRs that such holder has a right to receive pursuant to the merger.
      At the time of the completion of the merger, all shares of InfoNow common stock and options to purchase shares of InfoNow common stock will be cancelled, and all such shares and options will cease to have any rights except the right to receive the merger consideration. No interest will be paid or accrued on any amount payable to holders of InfoNow common stock. In addition, no holder of InfoNow common shares or options will receive any dividends or other distributions nor will they be permitted to exercise any voting rights with respect to Halo common stock to which the holder may be entitled, until such holder surrenders the certificates representing its shares of InfoNow common stock or options to the exchange agent with a properly executed letter of transmittal.
      If any InfoNow stock certificate shall have been mutilated, lost, stolen or destroyed, Halo will require the person claiming such mutilated, lost, stolen or destroyed certificate to provide an appropriate affidavit and may require the delivery of a bond as indemnity against any claim that may be made against the exchange agent, Halo or InfoNow with respect to such certificate.
      Halo stockholders will not exchange their certificates representing common stock, preferred stock or options.
Representations and Warranties
      The merger agreement contains a number of representations and warranties, some of which are qualified as to materiality or knowledge, made by InfoNow to Halo and Merger Sub, and by Halo and Merger Sub to InfoNow, including those regarding:

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and, subject to receipt of InfoNow stockholder approval, to consummate the transactions contemplated thereby;

•	absence of breach of contract and laws at the time of the merger, and as a result of the merger;

•	the receipt of all third party and other governmental consents and filings required for the merger;

•	legal proceedings;

•	the absence of broker’s fees, other than those specified in the merger agreement;

•	compliance of documents filed with the SEC with applicable securities laws and accounting requirements;

•	the absence of any change in accounting principles;

•	material indebtedness, obligations, and liabilities;

•	tax matters;

•	compliance with applicable laws;

•	accuracy of information supplied for use in this proxy statement/ prospectus and the registration statement of which it is a part;

•	the absence of any material adverse effect, or any condition, event, change or occurrence that is reasonably likely to result in a material adverse effect, except as disclosed in Halo’s or InfoNow’s reports filed with the SEC;

•	the absence of unlawful payments and contributions; and

•	the receipt of permits necessary to conduct business.
      In addition, Halo and Merger Sub made representations and warranties to InfoNow as to:

•	Halo’s capitalization;

•	the adequacy of Halo’s financial resources;

•	the absence of undisclosed liabilities;

•	ownership of InfoNow common stock; and

•	the inapplicability of takeover statutes.
      In addition, InfoNow made representations and warranties to Halo and Merger sub as to:

•	InfoNow’s capitalization and the absence of outstanding warrants or similar rights;

•	employee benefit plans;

•	the absence of contracts materially restricting any line of business of the surviving corporation;

•	employment, consulting, and deferred compensation;

•	validity of material contracts;

•	environmental matters;

•	properties and assets;

•	insurance;

•	transactions with affiliates of InfoNow;

•	ownership of Halo common stock;

•	the receipt of a fairness opinion from Q Advisors;

•	intellectual property; and

•	the accuracy of information provided in the merger agreement and compliance with the Delaware General Corporation Law with regard to notice of the stockholders meeting.

Covenants

Conduct of the Business of InfoNow Prior to Completion of the Merger
      InfoNow has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except as specifically contemplated by the merger agreement, or to the extent Halo consents in writing, InfoNow will conduct its business in the ordinary course consistent with past practices and use reasonable best efforts to preserve intact its business organization, keep available the present services of its employees, and preserve the goodwill of its customers and those having business relationships with it. In addition, InfoNow has agreed that, subject to specified exceptions or the written consent of Halo, it will not, among other things:

•	declare or pay dividends on, or make any distributions in respect of, its capital stock;

•	make changes in its share capital, including by stock splits, combinations, and reclassifications;

•	issue, deliver or sell shares of its capital stock or securities convertible into or exercisable for any shares;

•	repurchase or redeem its capital stock or other securities, or rights to any securities;

•	amend its governing documents;

•	make individual capital expenditures of $100,000 in the aggregate;

•	enter into any new line of business or material partnership;

•	acquire or agree to acquire an entity through a merger, or by purchasing an equity interest in, or the assets of, such other entity;

•	take action that may reasonably be expected to result in any of its representations and warranties in the merger agreement being untrue or in any of the conditions to the merger not being satisfied, or in violation this agreement, except as may be required by law;

•	change its methods of accounting in effect at December 31, 2004, except to comply with applicable accounting rules or principles;

•	enter into or change employee benefit plans, or increase compensation or severance for any employee, except as required by law or the merger agreement;

•	hire a new employee at a salary greater than $100,000 or promote an employee to rank of senior vice president or higher;

•	incur any indebtedness;

•	dispose of any properties or assets, except in the ordinary course of business;

•	settle any claim, action, or investigation against InfoNow in excess of $100,000;

•	transfer or license, or amend, rights to InfoNow’s intellectual property, other than in the ordinary course of business; or

•	commence material litigation, except in specified circumstances.

Conduct of Halo’s Business Prior to Completion of the Merger
      Halo also has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except as specifically contemplated by the merger agreement, or to the extent InfoNow consents in writing, Halo will conduct its business in the ordinary course consistent with past practices. In addition, Halo has agreed that, subject to specified exceptions or the written consent of InfoNow, it will, among other things:

•	notify InfoNow of any change in the normal course of its or its subsidiaries businesses, or in the operation of its properties, and of complaints or investigations by government entities having a material adverse effect on Halo;

•	notify InfoNow of any material transaction;

•	not declare or pay dividends on, or make any distributions in respect of, its capital stock (other than dividends on Halo’s outstanding series C and series D preferred stock);

•	make changes in its share capital, including by stock splits, combinations, and reclassifications;

•	not repurchase or redeem its capital stock or other securities, or rights to any securities;

•	not amend its governing documents (except to change its name to Halo Technology Holdings, Inc.); and

•	not, and will not permit its subsidiaries to, agree to take any of the actions set forth directly above, or except as allowed in the merger agreement, take action that could reasonably be expected to interfere with the merger agreement.
Other Agreements

Compliance with Antitrust Laws
      Halo and InfoNow have agreed to use reasonable best efforts to resolve any objections asserted with respect to the merger under antitrust law. Halo and InfoNow also have agreed to use reasonable best efforts to take such action as may be required by a court or governmental entity with respect to the merger under antitrust law.

No Solicitation
      The merger agreement provides that InfoNow will not, and will not permit its directors, officers, affiliates, or agents to:

•	solicit, initiate, encourage, or otherwise facilitate any inquiries that relate to any alternative acquisition proposal;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal, except as required by law; or

•	withdraw approval or recommendation by the InfoNow board, or approve or recommend or permit InfoNow to enter into an agreement relating to an alternative acquisition proposal.
      The prohibition on solicitation does not prevent InfoNow’s board, as required by its fiduciary duties, as determined by its board in good faith in consultation with its outside counsel, from engaging in discussions or negotiations with, and furnishing information concerning InfoNow to, a person or entity that makes a superior proposal. The merger agreement requires InfoNow to promptly notify Halo after receiving any request for information or any proposal which could lead to an alternative acquisition proposal, indicating the identity of the potential acquirer and the principal terms and conditions of the request or proposal, and to keep Halo informed of the status and details of that request or proposal.
      A “superior proposal” is an unsolicited alternative acquisition proposal on terms which the InfoNow board determines in good faith, based on consultation with a financial advisor, among other things, would result in a transaction more favorable to InfoNow’s stockholders than the merger with Halo and, in the good faith judgment of the board of InfoNow after consultation with its financial advisor, the persons or entity making such alternative acquisition proposal has the financial means to conclude such transaction.

      Further, the prohibition on solicitation does not prevent InfoNow or its board from complying with SEC rules with regard to an alternative acquisition proposal by means of a tender offer or from making any disclosure to the InfoNow stockholders if InfoNow’s board determines in good faith in consultation with its outside counsel, such disclosure is necessary for the InfoNow board to comply with its fiduciary duties under applicable law.

Other Covenants
      The merger agreement contains certain other covenants and agreements, including agreements relating to preparation and distribution of this proxy statement/ prospectus, public announcements, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties to use its reasonable best efforts to effectuate the merger.

Stockholder Meeting
      InfoNow has agreed to convene and hold a meeting of its stockholders promptly after the date of the merger agreement to vote upon the approval of the merger agreement and the merger. The board of InfoNow, subject to its fiduciary duties, also will recommend that its stockholders approve the merger agreement and merger.

Indemnification and Insurance
      Halo and InfoNow have agreed that, to the fullest extent permitted under applicable law and the certificate of incorporation and bylaws of InfoNow, after the merger has become effective, Halo and the surviving corporation in the merger will indemnify and hold harmless each present and former director and officer of InfoNow against all losses, costs, expenses, claims, judgments, fines, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation based at least in part on, the fact that the indemnified party is or was a director of officer of InfoNow or any of its predecessors, or the merger agreement for a period of five years from the effective date of the merger. In addition, InfoNow will purchase directors’ and officers’ liability insurance for the benefit of those holding such positions in InfoNow immediately prior to the completion of the merger. The coverage will last five years after the completion of the merger and will be similar to InfoNow’s current policy. However, InfoNow will not purchase such insurance for a premium of more than $250,000.
Conditions to the Merger
      The obligations of all parties to complete the merger are subject to the satisfaction or waiver, at or before the closing of the merger, of each of the conditions described below:

•	approval and adoption of the merger agreement by holders of a majority of the outstanding shares of InfoNow common stock entitled to vote thereon;

•	absence of any legal restraints or prohibitions preventing consummation of the merger; and

•	effectiveness of the registration statement of which this proxy statement/ prospectus is a part and the absence of any stop order suspending such effectiveness.
      Additionally, unless waived by Halo, Halo’s obligations to complete the merger are subject to a number of customary conditions, including the following:

•	certain of the representations and warranties of InfoNow being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the date of the closing of the merger;

•	InfoNow’s performance in all material respects of all of its covenants and agreements under the merger agreement, except where failure to perform would not likely have a material adverse effect on InfoNow;

•	InfoNow’s having obtained consents from third parties that are necessary for the consummation of the merger, except as would not have a material adverse effect on InfoNow or the surviving corporation;

•	absence of any change in the business, operations, condition (financial or otherwise), assets or liabilities of InfoNow that individually or in the aggregate has had or would likely have a material adverse effect on InfoNow;

•	the stockholders agreement being in full force and effect; and

•	to the extent appraisal rights are available, the number of shares of InfoNow common stock whose holders exercise appraisal rights does not exceed ten percent (10%) of InfoNow’s outstanding shares of common stock;
      Further, unless waived by InfoNow, InfoNow’s obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger, of the following additional conditions:

•	certain of the representations and warranties of Halo and Merger Sub being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the date of the closing of the merger;

•	Halo’s performance in all material respects of all of its covenants and agreements under the merger agreement, except where failure to perform would not likely have a material adverse effect on Halo;

•	Halo’s having obtained consents from third parties, other than governmental entities, which are required in connection with the merger under any loan agreement, note, mortgage, indenture or other agreement to which Halo is bound, except where failure to obtain such consent would not likely have a material adverse effect on Halo;

•	absence of any change in the business, operations, condition (financial or otherwise), assets or liabilities of Halo that individually or in the aggregate has had or would likely have a material adverse effect on Halo;

•	Halo’s having entered into a contingent value rights agreement with respect to the CVRs;

•	the conversion of all of Halo’s issued and outstanding shares of series C preferred stock into shares of Halo common stock; and

•	that the average closing price of Halo’s common stock as reported on the OTC Bulletin Board for the 20-consecutive trading days ending two days prior to the closing of the merger equaling or exceeding one dollar ($1.00).
Termination
      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of InfoNow’s stockholders:

•	by mutual consent of Halo and InfoNow if the board of directors of each so determines by a majority vote;

•	by either party, thirty (30) days after a request for regulatory approval is denied or withdrawn at the request of a governmental entity which must grant such approval, unless the denial or withdrawal request is due to failure of the party seeking to terminate the merger to observe the covenants and agreements of such party in the merger agreement;

•	by either party, if the merger is not consummated by July 31, 2006, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger to observe the covenants and agreements of such party in the merger agreement;

•	by either party, if the approval of the merger by the stockholders is not obtained because of the failure to obtain the required vote at InfoNow’s meeting of stockholders held for the purpose of voting on the approval of the merger agreement;

•	by either party, if the other party has breached any representation or warranty in the merger agreement, if such breach has had or is likely to have a material adverse effect on the breaching party, and such breach is not cured within thirty (30) days of notice by the breaching party of the breach or such breach cannot be cured prior to the closing of the merger agreement;

•	by Halo, if the management or board of directors of InfoNow fails to hold a stockholders meeting to consider the merger agreement, fails to recommend to its stockholders the approval of the merger agreement, fails to oppose a third party proposal that is inconsistent with the merger agreement, or violates the “No Solicitation” covenant of the merger agreement;

•	by either party, if InfoNow agrees to enter into a superior proposal in compliance with the “No Solicitation” covenant of the merger agreement, provided that InfoNow complies with the “Termination Fee” requirements in the merger agreement; or

•	by InfoNow, if the holders of series C preferred stock do not convert all such stock to Halo common stock prior to the InfoNow stockholders meeting.

Effects of Termination
      If the merger agreement is terminated as described above, it will become void, without any liability or obligation on the part of Halo, Merger Sub, or InfoNow or their respective directors, officers, or stockholders, except with respect to the treatment of confidential information, payment of expenses as provided for in the merger agreement, to the extent that such termination results from the willful breach of a party’s representations or warranties or covenants or agreements, or knowing misrepresentation in connection with the merger agreement.

Termination Fee
      InfoNow will be required to pay a termination fee of $300,000 to Halo if the merger agreement is terminated under the following circumstances:

•	an alternative acquisition proposal is made to InfoNow’s stockholders or is publicly announced, such proposal is not irrevocably and publicly withdrawn, and the merger agreement is then terminated by either party because the merger has not been consummated by July 31, 2006, due to the InfoNow stockholders meeting not occurring or the InfoNow stockholders failing to vote in favor of the adoption of the merger agreement;

•	InfoNow’s board withdraws its recommendation, fails to call a stockholders meeting to consider the merger agreement, fails to oppose a third party proposal that is inconsistent with the merger agreement, or violates the “No Solicitation” clause of the merger agreement, and Halo terminates the agreement; or

•	If InfoNow agrees to enter into a superior proposal in compliance with the “No Solicitation” clause of the merger agreement, and the merger agreement is terminated by either party.
      Halo will be required to pay InfoNow’s reasonable documented out-of-pocket expenses, including professional fees, incurred in connection with the merger agreement and a liquidated damages fee of $50,000 if InfoNow terminates the merger agreement because the holders of Halo series C preferred stock do not convert all shares of such stock into Halo common stock prior the InfoNow stockholder meeting.

Expenses
      All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, except that:

•	Halo shall pay the registration statement filing fee; and

•	The cost of printing the registration statement and proxy materials will be borne seventy-five percent (75%) by Halo and twenty-five percent (25%) by InfoNow.
Amendment, Extensions, Waivers
      InfoNow and Halo may amend the merger agreement in writing at any time before or after the InfoNow stockholders approve the merger agreement. However, after such approval by the InfoNow stockholders, the merger agreement cannot be amended in any way that would reduce the amount or change the form of merger consideration to be delivered to the InfoNow stockholders other than as contemplated by the merger agreement. Any amendment must be in writing signed on behalf of each of the parties.
      At any time prior to the completion of the merger, InfoNow or Halo may extend the time for performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement of extension or waiver must be in writing.
AGREEMENTS RELATING TO THE MERGER
Contingent Value Rights Agreement

Contingent Value Rights
      The contingent value rights will be issued under a Contingent Value Rights Agreement, to be entered into prior to the effective time of the merger, by and between Halo and                     , as trustee, the form of which is attached to this proxy statement/ prospectus as Annex B. In this section, we refer to contingent value rights as “CVRs” and the Contingent Value Rights Agreement as the “CVR Agreement.” Because this section is a summary, it does not describe every aspect of the material terms of the CVRs or the CVR Agreement. You are encouraged to carefully read this section and the CVR Agreement attached hereto as Annex B for a more complete understanding of their terms.

Payment in Cash; No Interest
      Payment of any amounts on the CVRs, if any, will be made in cash after the maturity date, as further described below. Such payments will be made only upon presentation by the CVR holder of the CVR at the office or agency of or maintained by Halo for that purpose. To receive a payment, each CVR holder must furnish to Halo such forms, certificates, or other information as Halo may request to establish the legal entitlement of such holder to an exemption from withholding taxes. If Halo does not receive such forms, certificates, or other information, then all payments and disbursements made by Halo pursuant to the CVR Agreement or related to the CVRs will be reduced by and subject to withholding taxes. Halo will have no obligation to reimburse, equalize, or compensate the CVR holder or any other person for such taxes. Other than in the case of interest on the default amount payable to a CVR holder, no interest will accrue on any amounts payable to the CVR holders.

Payment at Maturity Date
      The CVRs will mature on the date that is the 18-month anniversary of the effective time of the merger (the maturity date). On the third business day following the maturity date, Halo will pay each CVR holder in cash an amount, if any, as determined by Halo, by which the target price exceeds the then-current market value of shares of Halo common stock. See the section entitled “— Current Market Value Calculations” beginning on page 80 of this proxy statement/prospectus. The “target price” of Halo common stock will be the Conversion Price of Halo common stock. The target price and other price thresholds are subject to certain anti-dilution and disposition adjustments, described in more detail under the section entitled “— Anti-Dilution; Disposition Adjustments” beginning on page 80 of this proxy statement/ prospectus.
      The following table illustrates potential payments to CVR holders with respect to the CVRs following the maturity date assuming a target price of $1.42:

Average Current		If you receive 1,000 CVRs
Market Values of		in the merger,
Halo Common	Payment	your CVR payments
Stock(1)	per CVR	would equal:

$1.80	$0.00	$0.00
$1.60	$0.00	$0.00
$1.40	$0.02	$20.00
$1.20	$0.22	$220.00
$1.00	$0.42	$420.00
$0.80	$0.62	$620.00
$0.60	$0.82	$820.00
$0.40	$1.02	$1,020.00

(1)	Average based on a 20-day trading period before and including the maturity date
      All payment determinations by Halo shall be final and binding on Halo and the CVR holders, absent manifest error.

Payment Following an Event of Default
      If an event of default under the CVR Agreement occurs and is continuing, unless all of the CVRs have already become due and payable, either the trustee or the CVR holders of not less than 25% of the then outstanding CVRs by giving written notice to Halo and the trustee (if given by the CVR holders) may declare the CVRs to be due and payable immediately. If an event of default occurs after the maturity date, either the trustee or the CVR holders of not less than 25% of the then outstanding CVRs by giving written notice to Halo and the trustee (if given by the CVR holders) may declare the CVRs to be due and payable immediately. Upon any such declaration, the default amount shall become immediately due and payable in cash, and thereafter shall bear interest at a rate of 8% per annum until payment is made to the trustee.
      The “default amount” is the amount, if any, by which the discounted target price per share of Halo common stock exceeds the “then-current market value” (calculated with respect to the disposition payment date or default payment date, as the case may be) of a share of Halo common stock. For purposes of determining the default amount and for purposes of determining payments upon the occurrence of a disposition as described under the section entitled “— Payment Upon the Occurrence of a Disposition” beginning on page 78 of this proxy statement/ prospectus, the “discounted target price” means, if a disposition or an event of default has occurred prior to the maturity date (the date that is 18 month anniversary of the effective time of the merger), the target price, as described above, discounted from the maturity date back to the disposition payment date or the default payment date, as the case may be, at a per annum rate of 8%. If the disposition payment date or default payment date has occurred on or after the maturity date, the “discounted target price” means the target price. This amount is subject to further anti-dilution and disposition adjustments, described in more detail under the section entitled “— Anti-Dilution; Disposition Adjustments” beginning on page 80 of this proxy statement/ prospectus. The default payment date is the date on which the CVRs are declared due and payable following an event of default.

Payment Upon the Occurrence of a Disposition
      Following the consummation of a disposition of Halo (of the type described below), Halo will give notice and pay to CVR holders a cash payment for each CVR, if any, as determined by Halo, by which the discounted target price exceeds the sum of (i) the cash amount received for each share of Halo common stock by the CVR holder as a result of the disposition, plus (ii) the average of the trading prices during the 20-consecutive trading day period immediately preceding the date on which the disposition was consummated of the publicly traded stock consideration, if any, received for each share of Halo common stock by the holder thereof as a result of such disposition, plus (iii) the fair market value, as determined by an independent financial expert, of any other non-cash consideration, if any, received for each share of Halo common stock by the holder thereof as a result of such disposition, in each case, assuming that such holder thereof did not exercise any right of appraisal granted under law with respect to such disposition.
      Payments for CVRs with respect to dispositions will be made only if the disposition is consummated prior to the maturity date. The disposition payment date will be the date established by Halo for payment of the amount on CVRs upon a disposition of Halo, which shall not be more than 30 days after the disposition is consummated. If the fair market value of the consideration received as a result of a disposition is determined by an independent financial expert, Halo will cause the expert to deliver to Halo, with a copy to the trustee, a value report stating the methods of valuation considered or used and containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The trustee shall make available a copy of the value report to each CVR holder who requests the report. The determination of the expert as set forth in the report absent manifest error shall be final and binding on Halo and the CVR holders.
      The types of dispositions for which a payment will be made are:

•	the direct or indirect sale, lease, conveyance, or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of Halo and its subsidiaries taken as a whole to any person; or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Halo, measured by voting power rather than the number of shares, unless, in the case of a merger or consolidation, such transaction is in connection with a transaction in which:

•	all of the shares of Halo common stock are exchanged solely for other publicly traded common stock of Halo or another person;

•	the acquiror assumes Halo’s obligations relating to the CVRs; and

•	the appropriate adjustments are made to the target price, the discounted target price, and the terms of the CVR Agreement to reflect such transaction and the economic benefits intended to be conferred on the CVRs under the CVR Agreement.
      Under the CVR Agreement, Halo shall not consolidate with or merge into any other person or convey, transfer, or lease its properties and assets substantially as an entirety to any person, unless:

•	in case Halo shall consolidate with or merge into any other person or convey, transfer, or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which Halo is merged or the person that acquires by conveyance or transfer, or that leases, the properties and assets of Halo substantially as an entirety shall be a corporation, partnership, or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume payment of amounts on all the CVRs and the performance of every covenant of the CVR Agreement on the part of Halo to be performed or observed;

•	immediately after giving effect to such transaction, no event of default shall have happened and be continuing; and

•	Halo has delivered to the trustee an officer’s certificate stating that such consolidation, merger, conveyance, transfer, or lease complies with these requirements and that all conditions precedent provided for relating to such transaction have been complied with.

Event of Default
      Each of the following will constitute an “event of default” under the CVR Agreement:

•	a default in the payment of all or any part of the amounts payable in respect of any of the CVRs as and when the same shall become due and payable following the maturity date, the disposition payment date, or otherwise;

•	a material default in the performance, or material breach, of any material covenant or warranty of Halo relating to the CVRs (other than a payment default), and continuance of such material default or breach for a period of 30 days after written notice has been given, by registered or certified mail, to Halo by the trustee or to Halo and the trustee by the holders of at least 25% of the outstanding CVRs, specifying the material default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	a court with proper jurisdiction enters a decree or order for relief in respect of Halo in an involuntary case under any applicable bankruptcy, insolvency, or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of Halo or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•	Halo commences a voluntary case under any applicable bankruptcy, insolvency, or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of Halo or for any substantial part of its property, or make any general assignment for the benefit of creditors.
Holders of a majority of all the outstanding CVRs may, by written notice to Halo and the trustee, waive all defaults with respect to the CVRs and rescind and annul the above declaration if, at any time after the CVRs have been declared due and payable, and before any judgment or decree for the payment of the moneys due have been obtained or entered, all of the following conditions are met:

•	Halo paid or deposited with the trustee a sum sufficient to pay all amounts that have become due other than by acceleration (with interest upon such overdue amount at 8% per annum to the date of such payment or deposit);

•	Halo paid or deposited with the trustee a sum sufficient to cover reasonable compensation to the trustee, its agents, attorneys, and counsel, and all other expenses and liabilities incurred and all advances made by the trustee, except as a result of negligence or bad faith; and

•	any and all events of default under the CVR Agreement, other than the nonpayment of the amounts that have become due by acceleration, have been cured, waived, or otherwise remedied as provided in the CVR Agreement.
No such waiver or rescission and annulment shall extend to or affect any subsequent default or impair any consequent right.

Automatic Extinguishment
      If, during the period following the effective time of the merger and ending on the maturity date of the CVRs, the current market value of the shares of Halo common stock is greater than or equal to 175% of the target price for each trading day in any 45 consecutive trading day period during which the average daily trading volume of Halo common stock is not less than 200,000 shares, the CVRs will automatically be extinguished without further consideration or action by Halo, the trustee or the CVR holders, and all of Halo’s obligations under the CVR Agreement will terminate and be of no further force or effect; provided that Halo shall (i) promptly prepare a certificate stating that an automatic extinguishment has occurred and briefly stating the facts accounting for such extinguishment, (ii) promptly file a copy of such certificate with the trustee, (iii) issue a press release announcing such extinguishment and explaining the basis therefore, and (iv) mail a brief summary thereof to each CVR holder.

Certification of Determinations
      In connection with any payment at maturity, no later than the second business day after the maturity date, Halo shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate indicating the location at which the CVRs may be presented for payment. In connection with any payment upon a disposition, as soon as practicable, Halo shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment upon the disposition and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate, indicating the locations at which the CVRs may be presented for payment and the date on which the payment will be made.
      In the event Halo determines that no amount is payable with respect to the CVRs on the maturity date or a disposition payment date, as the case may be, as a result of an automatic extinguishment or otherwise, Halo will give notice of such determination to each CVR holder and the trustee. Upon making such determination, absent manifest error, the CVR certificates will terminate, become null and void, and the CVR holders will have no further rights with respect to the CVR certificates. The failure to give notice or any defect in the notice will not affect the validity of the determination that no amount is payable.

Anti-Dilution; Disposition Adjustments
      If Halo in any manner subdivides (by stock split, stock dividend or otherwise including any dividend or distribution of securities convertible into or exerciseable or exchangeable for shares of Halo common stock) or combines (by reverse stock split or otherwise) the number of outstanding shares of Halo common stock, Halo will similarly subdivide or combine the CVRs and will appropriately adjust the discounted target price, and the target price described above. In addition, in the case of a disposition that does not result in a payment as described under the section entitled “— Payment Upon the Occurrence of a Disposition” beginning on page 78 of this proxy statement/ prospectus, appropriate adjustments will be made to the discounted target price and the target price.
      Whenever an adjustment is made, Halo shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the trustee a copy of such certificate, and (iii) mail a brief summary of the certificate to each holder. The trustee shall be fully protected in relying on any such certificate and on any adjustment contained in the certificate. Such adjustment, absent manifest error, shall be final and binding on Halo and the CVR holders. Each outstanding CVR certificate shall thereafter represent that number of adjusted CVRs necessary to reflect such subdivision or combination, and the adjustments to the discounted target price and the target price.

Current Market Value Calculations
      For purposes of automatic extinguishment or determining the amount due, if any, on the maturity date or a disposition payment date, the “current market value” per share shall be calculated at the end of each trading day and shall be, for any given trading day:

•	the volume weighted mean of the sales prices, regular way, on the principal exchange on which such shares are then listed on such trading day, as quoted by Bloomberg LP;

•	if the shares are not then listed or admitted to trading on any securities exchange, the volume weighted mean of the sales prices over such trading day, as reported by Bloomberg LP or, if not so reported, as reported by a reputable quotation source designated by Halo; or

•	if the shares are not then listed or admitted to trade on any securities exchange and no such reported sale price or bid and asked prices are available, the mean of the averages of the reported high and low and opening and closing bid and asked prices on such trading day, as quoted in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal (Eastern Edition) shall cease to be published or its publication or general circulation is suspended, such other English language newspaper as is selected by Halo with general circulation in the City of New York, New York.

Restrictions on Purchases by Halo and Affiliates
      Halo has agreed that, during the period beginning 30 trading days before the maturity date and ending on the maturity date, neither it nor any of its subsidiaries or affiliates will:

•	offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right, or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any shares of Halo common stock or any securities convertible into or exercisable or exchangeable for shares of Halo common stock, or

•	enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the shares of Halo common stock, whether any such transaction described above is to be settled by delivery of Halo common stock or such other securities, in cash or otherwise.
      The foregoing restrictions are expressly agreed to preclude Halo, its subsidiaries and affiliates during the applicable period from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to or result in a purchase or acquisition of shares of Halo common stock even if those shares would be acquired by someone other than Halo or any of its subsidiaries or affiliates. Prohibited hedging or other transactions would include any purchase, or any purchase, sale or grant of any right (including, without limitation, any put option or put equivalent position or call option or call equivalent position) with respect to any of the shares of Halo common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Halo common stock.

Issuance of the CVRs
      Halo will issue the CVRs pursuant to the CVR Agreement between Halo and the trustee. Halo will not issue any fractional CVRs. If any provision of the CVR Agreement limits, qualifies, or conflicts with another provision that is required to be included in the agreement by the Trust Indenture Act, such required provision shall control.
      Halo is registering the CVRs under the registration statement of which this proxy statement/ prospectus forms a part.
      The CVRs shall be unsecured obligations of Halo and will rank equally with all other unsecured obligations of Halo. CVR holders will have no rights except for those expressly provided in the CVR Agreement, and shall not, by virtue of their ownership of CVRs, have any of the rights of a Halo stockholder.

Temporary CVRs
      Until CVR certificates are ready for delivery, Halo may execute and, upon issuance of an order by Halo, the trustee shall authenticate and deliver, temporary CVRs that are printed, lithographed, typewritten, mimeographed, or otherwise produced, substantially of the tenor of the CVR certificates in lieu of which they are issued. Every temporary CVR shall be executed by Halo and be authenticated by the trustee on the same conditions and in substantially the same manner, and with like effect, as the CVR certificates.
      If temporary CVRs are issued, Halo shall cause CVR certificates to be prepared without unreasonable delay. After the preparation of such certificates, the temporary CVRs will be exchangeable for the certificates upon surrender of the temporary CVRs at the office or agency designated by Halo for that purpose. There will be no charge to the CVR holder for such exchange. Upon surrender of the temporary CVRs, Halo will execute and the trustee will authenticate and deliver, in exchange, a like amount of CVR certificates.

Book Entry, Delivery, and Form
      The Depository Trust Company, or DTC, will act as securities depositary for the CVRs. The CVRs will initially be issued in the form of one or more permanent global securities in registered form provided that one or more definitive securities in certificated form may be issued initially to holders subject to restrictions on resale imposed by Rules 144 or 145 under the Securities Act or otherwise at the request of a holder. Upon issuance, the global securities will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC (or its nominee or successor) for credit to the accounts of DTC’s direct and indirect participants. Ownership of beneficial interests in the global securities will be limited to DTC’s direct and indirect participants, and will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in the global securities. Transfer and exchange of beneficial interests in the global securities will be completed through DTC in accordance with the CVR Agreement and the applicable rules and procedures of DTC.
      Each global security will represent the number of outstanding CVRs specified in the security, and will provide that it represents the aggregate number of outstanding CVRs from time to time as endorsed on the security, and that the aggregate number of outstanding CVRs represented by the security may be reduced or increased, as appropriate, to reflect exchanges.
      Initially, the trustee will act as paying agent and security registrar for Halo. In addition, Pacific Stock Transfer Company will act as an additional security registrar for Halo. Halo shall cause to be kept at the Corporate Trust Office of the trustee a register in which Halo shall register and transfer the CVRs.
      Payments of principal and interest, if any, on CVRs represented by a global security will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Halo, the trustee, or the paying agent on the date the payment is due and payable in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the DTC, the trustee, the paying agent or Halo, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Halo or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of direct and indirect participants.
      Until a global security is exchanged in whole or in part in a certificated form, a global security may not be transferred, except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. All global securities will be exchanged by Halo for certificated CVRs if:

•	Halo delivers to the security registrar a notice from DTC that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by Halo within 120 days after the date of such notice from DTC;

•	Halo, in its sole discretion, determines that the global securities (in whole but not in part) should be exchanged for CVRs in certificated form and delivers a written notice to such effect to the security registrar; or

•	an event of default has occurred and is continuing, and the security registrar has received a request from DTC to issue CVRs in certificated form.

Upon the occurrence of either of the first two conditions listed above, CVRs in certificated form shall be issued in such names as DTC instructs the trustee. In addition, global securities may also be exchanged or replaced in accordance with the sections entitled “— Temporary CVRs” above and “— Mutilated, Destroyed, Lost, and Stolen CVRs” beginning on pages 81 and 84, respectively, of this proxy statement/prospectus.
      A holder of a beneficial interest in a global security may exchange such beneficial interest for or transfer such beneficial interest to a person who will take delivery as a certificated CVR. Upon such holder’s request, the security registrar will cause the aggregate number of CVRs represented by the applicable global security to be reduced in accordance with the CVR Agreement. Halo will execute, and the security registrar will authenticate and deliver to the person designated in the instructions, an appropriate number of certificated CVRs. Any certificated CVR issued in exchange for a beneficial interest will be registered in the name(s) and authorized denomination(s) as requested by the holder of such beneficial interest through instructions to the security registrar from or through DTC and the participant or indirect participant. Similarly, a holder of a certificated CVR may exchange such security for a beneficial interest in a global security or transfer the certificated CVR to a person who takes delivery in the form of a beneficial interest in global securities. In such a case, the security registrar will, upon request, cancel the applicable certificated CVR and increase the number of CVRs represented by the global security.
      Once all beneficial interests in a global security have been exchanged for certificated CVRs or have been repurchased and cancelled in whole, each such global security will be returned to or retained and canceled by the security registrar. Prior to the cancellation, if any beneficial interest in a global security is exchanged for or transferred to a person who accepts delivery in the form of a beneficial interest in another global security or certificated CVR, the appropriate increase or decrease will be made to the global security by the security registrar or DTC.
      In respect of exchanges or transfers of global securities or certificated CVRs,

•	Halo will execute and the trustee will authenticate the global securities and the certificated CVRs upon receipt of an order from Halo;

•	the CVR holder of a beneficial interest in a global security or a certificated CVR will not be charged a service charge for any registration of exchange, but Halo may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith;

•	all global securities and certificated CVRs issued upon any registration of exchange of global securities or certificated CVRs will be the valid obligations of Halo, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the global securities or certificated CVRs surrendered upon such exchange; and

•	the trustee will authenticate the global securities and certificated CVRs in accordance with the applicable provisions of the CVR Agreement.

      So long as DTC is the registered holder and owner of such global securities, DTC will be considered the sole owner and holder of the related CVRs for all purposes of such CVRs and for all purposes under the CVR Agreement. Except as set forth above, owners of beneficial interests in a global security:

•	will not be entitled to have the CVRs represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of CVRs in certificated form; and

•	will not be considered to be the owners or holders of any CVRs under the CVR Agreement or such global security.
      Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and the direct and indirect participants through which they hold their beneficial interest to exercise any rights of a CVR holder under the CVR Agreement or such global security.
      DTC has advised Halo that DTC is:

•	a limited-purpose trust company organized under the Banking Law of the State of New York;

•	a “banking organization” within the meaning of the Banking Law of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code of the State of New York; and

•	a “clearing agency” registered under the Exchange Act.
      DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the CVRs at any time by giving reasonable notice to Halo. Under such circumstances, in the event that a successor depositary is not obtained, certificated CVRs are required to be printed and delivered.

Mutilated, Destroyed, Lost, and Stolen CVRs
      Halo will execute, and the trustee will authenticate and deliver a new CVR certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding if either:

•	any mutilated CVR is surrendered to the trustee; or

•	Halo and the trustee receive evidence to their satisfaction of the destruction, loss, or theft of any CVR and there is delivered to Halo and the trustee such security or indemnity as may be required by them to save each of them harmless.
      Upon the issuance of any new CVRs, Halo may require a payment sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the trustee).
      Every new CVR issued under these circumstances will constitute an original additional contractual obligation of Halo, whether or not the mutilated, destroyed, lost, or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits under the CVR Agreement and proportionately with any other CVR duly issued.

Cancellation of CVRs
      All CVRs surrendered for payment, registration of transfer, or exchange shall, if surrendered to any person other than the trustee, be delivered to the trustee and promptly cancelled. Halo may, at any time, deliver to the trustee for cancellation any CVRs previously authenticated and delivered that Halo may have acquired in any manner, and all CVRs so delivered shall be promptly cancelled by the trustee. No CVRs shall be authenticated in lieu of or in exchange for any cancelled CVRs.

Amendment of the CVR Agreement Without Consent of CVR Holders
      Without the consent of CVR holders, Halo and the trustee, at any time, may enter into one or more amendments for any of the following purposes:

•	to convey, transfer, assign, mortgage, or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to Halo and the assumption by any such successor of the covenants of Halo in the CVR Agreement and in the CVRs;

•	to add to Halo’s covenants such further covenants, restrictions, conditions, or provisions as its board of directors and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions, or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR Agreement, provided that in respect of any such additional covenants, restrictions, conditions, or provisions, such amendment may provide (i) for a particular grace period after default, (ii) an immediate enforcement upon such event of default, (iii) limit the remedies available to the trustee upon such event of default, or (iv) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that such provisions shall not adversely affect the interests of the CVR holders; or

•	to comply with SEC requirements to effect or maintain the qualification of the CVR Agreement under the Trust Indenture Act.

Amendment of the CVR Agreement With Consent of CVR Holders
      With the consent of at least a majority of the holders of outstanding CVRs, and by an instrument of said holders delivered to Halo and the trustee, Halo, with board authorization, and the trustee may enter into one or more amendments for the following purposes:

•	to add, change, or eliminate any of the provisions of the CVR Agreement; or

•	modify in any manner the rights of the CVR holders under the CVR Agreement;
provided that no amendment may, without the consent of each holder of outstanding CVRs affected:

•	modify the definition of maturity date, disposition payment date, default payment date, current market value, valuation period, discounted target price, target price, default amount, or default interest rate or modify the anti-dilution provisions of the CVR Agreement or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs;

•	reduce the amount of the outstanding CVRs, the consent of whose holders is required for any such amendment; or

•	modify any of the provisions of the amendment section of the CVR Agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Termination of the CVR Agreement
      The CVR Agreement shall terminate and cease to be of further effect when:

•	Halo delivers to the trustee all outstanding CVRs (other than CVRs replaced due to mutilation, destruction, loss, or theft) for cancellation;

•	all outstanding CVRs have become due and payable and Halo irrevocably deposits with the trustee or the paying agent (if the paying agent is not Halo or one of its affiliates) cash sufficient to pay all amounts due and owing on all outstanding CVRs (other than CVRs replaced or CVRs held by Halo or any of its affiliates); or

•	an automatic extinguishment has occurred; and
if, in all cases, Halo pays any other sums payable hereunder by it.
      The trustee shall join in the execution of a document prepared by Halo acknowledging satisfaction and discharge of the CVR Agreement upon demand of Halo accompanied by an officer’s certificate and opinion of counsel, and at the cost and expense of Halo.
Stockholder Agreement
      As an inducement to Halo entering into the merger agreement, each of the directors of InfoNow have executed and delivered a stockholder agreement. Pursuant to the stockholder agreement, InfoNow’s directors have agreed to vote all of their shares of InfoNow common stock beneficially owned:

•	for adoption and approval of the merger agreement, the merger and all agreements related to the merger and any actions related to or contemplated by the merger; and

•	not in favor of any other proposal to acquire InfoNow (other than an unsolicited superior proposal, as defined in the merger agreement and described in the section entitled “The Merger Agreement — Other Agreements — No Solicitation” beginning on page 72 of this proxy statement/ prospectus), any reorganization, recapitalization, liquidation or winding up of InfoNow or any other extraordinary transaction involving InfoNow, any corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the merger or other transactions contemplated by the merger agreement or any other related matters.
      In addition, each director has irrevocably appointed Halo as its lawful attorney and proxy to vote all InfoNow stock owned by such director in favor of the approval and adoption of the merger agreement and all transactions contemplated by the merger agreement. The directors have also agreed not to sell or otherwise encumber the shares covered by the stockholder agreement. The stockholder agreement terminates upon the termination of the merger agreement.
      The stockholder agreement collectively covers            shares of InfoNow common stock representing approximately           % of the outstanding InfoNow common stock as of the record date.
      A copy of the form of stockholder agreement is attached as Annex D to this proxy statement/ prospectus.
Ownership of Halo Following the Merger
      If the merger is consummated, the actual number of shares of Halo common stock that you will receive in the merger for each share for InfoNow common stock that you own, the actual amount of cash that you will receive from InfoNow in the cash distribution immediately prior to the closing of the merger, if any, and the percent of issued and outstanding Halo common stock that you will own will be determined by the number of shares of Halo common stock and InfoNow common stock issued and outstanding prior to the closing date, the Conversion Price of Halo common stock, and the net cash and working capital InfoNow has on hand at the time of the merger.
      Assuming (1) Halo has 31,183,913 shares of common stock issued and outstanding as of the closing of the merger (assuming that all shares of Series C preferred stock have converted to common stock and that no shares have yet been issued in the Unify transaction described herein), (2) that InfoNow has $941,000 in net working capital and $1,671,000 in cash on hand determined no less than three days prior to the closing of the merger, (3) that 10,406,898 shares of InfoNow common stock are issued and outstanding as of the closing of the merger (including shares of common stock that “in-the-money” stock options are exerciseable into), and that (4) Halo’s volume-weighted average trading price for the 20-day trading period ending two days before the closing of the merger is $1.399, InfoNow stockholders would receive 0.4299 of a share of Halo common stock, 0.4299 CVR’s, and $0.09 for each share of InfoNow common stock that they then own, and would hold approximately 12.55% of the issued and outstanding common stock of Halo after the merger.
      If InfoNow has no net working capital or cash on hand at the time of the merger, the entire merger consideration will be paid in Halo common stock.
      InfoNow intends to issue a press release announcing the anticipated per share amount of the distribution on the second trading day prior to the InfoNow special meeting. Approximately 15 days prior to the closing date of the merger, InfoNow intends to provide a toll-free number for its stockholders to call and receive an exchange ratio and per share cash distribution based upon then-current share counts, share prices and option proceeds.
CERTAIN INFORMATION CONCERNING HALO
      Halo is sometimes referred to throughout this section as “we,” “us,” “our” and the “Company.”
Historical Background
      Halo was incorporated in the State of Nevada on June 26, 2000 under the name Abbott Mines, Ltd. to engage in the acquisition and exploration of mining properties. Halo obtained an interest in one mining property with mining claims on land located near Vancouver in British Columbia, Canada. To finance its exploration activities, Halo completed a public offering of its common stock, par value $.00001 per share, on March 14, 2001 and listed its common stock on the OTC Bulletin Board on July 3, 2001. Halo conducted its exploration program on the mining property and the results did not warrant further mining activity. Halo then attempted to locate other properties for exploration but was unable to do so.
The Acquisition of Warp Solutions
      On May 24, 2002, Halo and Warp Solutions closed a share exchange transaction (the “Warp Solutions Share Exchange”) pursuant to a share exchange agreement dated as of May 16, 2002, by and among Halo, Carlo Civelli, Mike Muzylowski, Warp Solutions, Karl Douglas, John Gnip and related sellers. Following the closing of the Warp Solutions Share Exchange, Warp Solutions became a subsidiary of Halo and the operations of Warp Solutions became the sole operations of Halo.
      Subsequent to the closing of the Warp Solutions Share Exchange, Halo ceased all mineral exploration activities and the sole operations of Halo were the operations of its subsidiary, Warp Solutions.
The Upstream Merger and Name Change
      On August 19, 2002, the board of directors of Halo authorized and approved the upstream merger of WARP Technology Holdings, Inc., a wholly owned subsidiary of Halo which had no operations, with and into Halo pursuant to Chapter 92A of the Nevada Revised Statutes. The upstream merger became effective on August 21, 2002, when Halo filed Articles of Merger with the Nevada Secretary of State. In connection with the upstream merger, and as authorized by Section 92A.180 of the Nevada Revised Statutes, Halo changed its name from Abbott Mines Ltd. to WARP Technology Holdings, Inc.
      In February, 2006, Halo’s board of directors approved resolutions to change the Company’s name from Warp Technology Holdings, Inc. to Halo Technology Holdings, Inc. by amending our Articles of Incorporation. We received from our shareholders the consent of a majority of the outstanding votes entitled to be cast approving the amendment. Accordingly, effective April 2, 2006, our name changed to Halo Technology Holdings, Inc.
The Acquisition of Spider Software, Inc.
      On January 10, 2003, Halo, through its wholly-owned subsidiary 6043577 Canada Inc., acquired one hundred percent (100%) of the issued and outstanding capital stock of Spider Software, Inc. (“Spider”), a privately held Canadian corporation, through a share exchange transaction pursuant to a Share Exchange Agreement (the “Spider Exchange Agreement”) dated as of December 13, 2002. Pursuant to the Spider Exchange Agreement the Spider shareholders were issued 1,500,000 shares of the preferred stock of 6043577 Canada Inc., and Halo forgave outstanding Spider promissory notes of approximately $262,000, all in exchange for one hundred percent (100%) of the issued and outstanding capital stock of Spider. Halo owns 100% of the voting common stock of 6043577 Canada Inc. The preferred stock of 6043577 Canada Inc. has no voting rights or other preferences but is convertible on a 100 for 1 basis into the common stock of Halo. As a result, following the closing, Spider became a wholly-owned subsidiary of 6043577 Canada Inc. and thereby an indirect, wholly-owned subsidiary of Halo.
Acquisition of Gupta Technologies, LLC
      On January 31, 2005, Halo completed the acquisition of Gupta Technologies, LLC and its wholly-owned subsidiaries Gupta Technologies GmbH, a German company, Gupta Technologies Ltd., a U.K. company, and Gupta Technologies S.A. de C.V., a Mexican company (collectively referred to herein as “Gupta”). The acquisition of Gupta was made pursuant to a Membership Interest Purchase Agreement (as amended, the “Gupta Agreement”) between Halo and Gupta Holdings, LLC.
      Under the Gupta Agreement, the total purchase price was $21,000,000, excluding transaction costs, of which Halo delivered $15,750,000 in cash on or before the closing. The remainder of the purchase price was paid in Halo equity and debt securities. As a result, following the closing, Gupta became a wholly-owned subsidiary of Halo.
Acquisition of Kenosia Corporation
      On July 6, 2005 Halo purchased Kenosia, a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers. The purchase price paid for Kenosia was $1,800,000 (net of a working capital adjustment).
Acquisition of Five Enterprise Software Companies
      On October 26, 2005, Halo completed the acquisition of Tesseract and four other companies; DAVID Corporation, Process Software, ProfitKey International, and Foresight Software, Inc. (collectively “Process and Affiliates”).
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.
      DAVID Corporation is a pioneer in Risk Management Information Systems. DAVID Corporation offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID Corporation’s clients have been using its products for 10 years or longer.
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies, Process Software has earned a strong reputation for meeting the stringent reliability and performance requirements of enterprise networks.
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.
      Foresight Software, Inc. provides client/server Enterprise Resource Planning and Customer Relationship Management software to global organizations that depend on customer service operations for critical market differentiation and competitive advantage. Foresight’s software products and services enable customers to deliver superior customer service while achieving maximum profitability.
      The purchase price for the acquisition of DAVID Corporation, Process Software, ProfitKey International, and Foresight Software was an aggregate of $12,000,000, which Halo paid in cash. Under the merger agreement for the acquisition of Tesseract (the “Tesseract Merger Agreement”), the merger consideration consisted of (i) $4,500,000 in cash which was paid at closing, (ii) 7,045,454 shares of Series D Preferred Stock of Halo, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a promissory note to Platinum Equity, LLC (the “Platinum Note”). Additionally, Halo is required to pay a working capital adjustment of $1,000,000. Since this amount was not paid by November 30, 2005, Platinum Equity, LLC (“Platinum”), the seller of Tesseract, has the option to convert the working capital adjustment into up to 1,818,182 shares of Series D Preferred Stock. To date, the Platinum has not elected to do so. Furthermore, since the working capital adjustment was not paid by November 30, 2005, Halo must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. At December 31, 2005, Halo accrued $50,000 of such fees.
      On March 31, 2006, the Company and Platinum entered into an Amendment and Consent (the “Amendment and Consent”) to the Platinum Note. Pursuant to the Amendment and Consent, the maturity of the Platinum Note was modified such that the aggregate principal amount of the Platinum Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest shall be paid on the earliest of (w) the second business day following the closing of the acquisition of Unify by the Company, (x) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (y) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment and Consent or (z) July 31, 2006. In accordance with the Amendment and Consent, $1,000,000 was paid to Platinum on March 31, 2006. Since the entire amount of the Platinum Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum as part of the consideration under the Tesseract Merger Agreement. These shares would have been canceled if the Platinum Note had been paid in full by that date.
      The Tesseract Merger Agreement further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a “Qualified Equity Offering”. Under the Tesseract Merger Agreement, a Qualified Equity Offering is defined as an equity financing (i) greater than $5,000,000, (ii) not consummated with any affiliate of Halo, and (iii) the securities issued in such equity financing are equal or senior in liquidation and dividend preference to the Series D Preferred Stock. If Halo’s next round of equity financing is not a Qualified Equity Offering, the shares of the Series D Preferred Stock will convert at the option of Platinum into the terms of the offering, or maintain the terms of the Series D Preferred Stock. In addition, the Series D Stock may be converted into common stock at the election of the holder.
Acquisition of Empagio
      Halo entered into a merger agreement dated December 19, 2005, to acquire Empagio. On January 13, 2006, the closing occurred under the merger agreement and Empagio is now a wholly-owned subsidiary of Halo. The merger consideration consisted of 1,438,455 shares of common stock. Based on the closing price of Halo’s Common Stock on the day of the closing, the total purchase price was $1,869,992, subject to adjustment.
      Empagio is a human resources management software company. Its signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration. Halo intends to integrate Empagio with additional HR solutions already within its portfolio to create a premier human resources management solutions provider. Empagio’s operations have been consolidated with the operations of Tesseract and the consolidated entity operates under the name “Empagio.”
Acquisition of ECI
      On January 30, 2006, Halo entered into a merger agreement with ECI (the “ECI Merger Agreement”). On March 1, 2006, the closing occurred under the ECI Merger Agreement, and ECI became a wholly owned subsidiary of Halo. The total merger consideration for all of the equity interests in ECI was $603,571 in cash and cash equivalents and 330,668 shares of Halo’s common stock (with a value of $558,829 at the closing price of Halo’s common stock), subject to adjustment based on the Net Working Capital (as defined in the ECI Merger Agreement) on the closing date. The acquisition of ECI’s clients will enhance Empagio’s human resources software offerings. ECI’s operations will be consolidated with the operations of Empagio.
Agreement to Acquire Unify Corporation
      On March 14, 2006, Halo entered into an Agreement and Plan of Merger (the “Unify Merger Agreement”) with Unify Corporation (“Unify”) in a transaction valued at approximately $20.6 million.
      Unify provides business automation solutions, including market leading applications for the alternative risk insurance market. Upon completion of the merger, Unify will become a wholly owned subsidiary of Halo. The Unify Business Solutions division will work closely with Halo’s Gupta subsidiary, a leading producer of embeddable databases and enterprise application development tools, who together will have more than 7,000 worldwide customers and a broad offering of Java, J2EE and relational database products. Unify’s Insurance Risk Management Division will work closely with Halo’s DAVID Corporation subsidiary, a leading claims software provider with a large customer base in the alternative risk market.
      In connection with the Unify Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed voting agreements that, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the Merger.
      Under the terms of the Unify Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the merger will be converted into the right to receive 0.437 shares of common stock of Halo (the “Unify Exchange Ratio”). The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of Halo’s common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Merger by (Y) the Unify Exchange Ratio, at an exercise price per share of Halo’s common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the Unify Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Merger. Halo options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo’s common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the merger by (Y) the Unify Exchange Ratio. The exercise price for Halo’s shares issuable upon exercise of Halo warrants issued in replacement of the Unify warrants shall be $1.836 per share. Halo warrants issued in substitution of Unify warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      Consummation of the merger is subject to several closing conditions, including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $2.0 million, Halo converting certain of its outstanding convertible debt into common stock, no material adverse change in the business or condition of either company prior to the effective time of the merger, and the effectiveness of a registration statement on Form S-4 to be filed by Halo registering the shares of common stock to be issued in the merger. In addition, the Unify Merger Agreement contains certain termination rights allowing Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the merger by September 30, 2006.
Business of Halo
      Halo is a holding company whose subsidiaries operate enterprise software and information technology businesses. The following pages describe the business of Halo’s existing subsidiaries, Gupta Technologies, LLC, Warp Solutions, Kenosia Corporation, Tesseract Corporation, DAVID Corporation, Process Software, ProfitKey International, Foresight Software, Inc., Empagio and ECI. In addition to holding its existing subsidiaries, Halo’s strategy is to pursue acquisitions of businesses, which either complement Halo’s existing businesses or expand the industries in which Halo operates.
     Gupta Business
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Applications developed using Gupta products are used in mission-critical processes in thousands of businesses worldwide. Everyday, people rely on Gupta products when filling a prescription at their local pharmacy, banking online, shipping a package, riding a train, or shopping at a convenience store. Businesses rely on Gupta products to run their manufacturing operations, track their finances and organize their data.
      Gupta’s flagship products, Team Developer and SQLBase, are specifically designed to meet the demands for enterprise performance and functionality combined with low total cost of ownership. SQLBase is a low/zero-administration relational database that features a high level of security with more than one million copies in use worldwide. It is ideal for rich client applications and environments where it is impractical to have a database administrator. Team Developer is used by over 10,000 developers worldwide and offers an object-oriented, 4GL toolset with built-in version control, customizable coding environment, and native connectivity to most popular databases. It can be used by a single developer or by large teams to develop robust applications in a managed environment. Gupta’s primary customers are independent software vendors (ISVs), value-added resellers (VARs), systems integrators and corporate IT departments.
      While Gupta products can be used independently with other tools and databases, the majority of Gupta’s customers use them in conjunction with each other to develop business applications. A typical customer uses Team Developer to create a software application for a business solution, with SQLBase as the embedded database, and deploys that application within their organization (a corporate user), or sells the application as a proprietary product (ISVs and VARs).
      Gupta sells its products using a traditional software licensing model. Developers buy Team Developer licenses by the seat. SQLBase licenses are sold as either a single workstation version or a multi-user server version on a per seat basis. Gupta additionally offers maintenance and support contracts that allow customers to receive product upgrades and telephone support on an annual basis.
      Gupta in its present form originated in February 2001 when Platinum, a private equity firm in Los Angeles, California, acquired certain assets and liabilities from Centura Software Corporation (“Centura”). These assets and liabilities related principally to the SQLBase and Team Developer product lines and included all rights to the intellectual property, the working capital, fixed assets, contracts, and operating subsidiaries that supported these products. Gupta also hired certain employees from Centura to support the development, sales, technical support, and administration of the acquired assets. Originally founded in 1983 as Plum Computers, Inc., the entity became Gupta Technologies, Inc. in 1984, then Gupta Corporation in 1992, then Centura Software Corporation in 1996. Gupta is a limited liability company formed under the laws of the State of Delaware. In January 2005, Gupta was acquired by the Company from Gupta Holdings, LLC, a wholly owned subsidiary of Platinum.
      Gupta is based in Redwood Shores, California with offices in Munich, London, and Paris. It has over 1,000 customers in over 50 countries.

Warp Solutions Business
      In addition to the Gupta businesses, Halo operates in the United States, Canada and the U.K. through its subsidiaries, Warp Solutions, Inc. a Delaware corporation, Warp Solutions, Ltd., a U.K. corporation, 6043577 Canada, Inc., a Canadian corporation, and Spider Software, Inc., a Canadian corporation. These subsidiaries are collectively referred to in this prospectus as “Warp Solutions.” Warp Solutions produces a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the Internet and intranet network systems. These products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      The primary product offered is the SpiderSoftware product, which is a software solution designed to enable caching of pure dynamic content at the web server layer. This product is installed on the web server of an enterprise to allow network administrators to select certain sections of its content to remain dynamic, a feature known as partial page caching.
      The benefits of the SpiderSoftware solution are increased speed, performance, scalability, availability and efficiency of a network infrastructure’s informational and transactional data flow. The primary advantages of the SpiderSoftware solution include highly granular cache control, support for both static and dynamic page caching, partial page caching, database trigger support for dynamic cache management, clustering support, cross platform web administration tool, real-time cache efficiency performance monitoring, automatic image optimization, and support for multiple operating systems including Windows NT, Linux, Solaris, and Unix.

Kenosia Business
      Kenosia is a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers.

Tesseract Business
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.

DAVID Business
      DAVID is a pioneer in Risk Management Information Systems. DAVID offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID’s clients have been using its products for 10 years or longer.

Process Business
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies, Process Software has earned a strong reputation for meeting the stringent reliability and performance requirements of enterprise networks.

ProfitKey Business
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.

Foresight Business
      Foresight provides client/server Enterprise Resource Planning and Customer Relationship Management software to global organizations that depend on customer service operations for critical market differentiation and competitive advantage. Foresight’s software products and services enable customers to deliver superior customer service while achieving maximum profitability.

Empagio Business
      Empagio is a human resources management software company. Its signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration.
      Halo has integrated the operations of Empagio and Tesseract and has merged those entities. The intent is to create a premier human resources management solutions provider. Halo also intends to integrate the operations of ECI and merge ECI into Empagio.

ECI Business
      ECI is a human resource solutions provider. Halo is integrating the business of ECI, including its clients and delivery assets, into its Empagio subsidiary.

Sales and Marketing
      Halo currently uses both indirect and direct sales models, based on geography. In Europe, Halo uses an indirect sales channel relying on VARs and distributors to sell its products to end users. Halo’s sales and marketing team in Europe works directly with its VAR partners to help them market and sell Halo’s products by engaging in joint efforts to meet with their customers, attend their roadshows, provide technical support and training and attending major technology trade events. In North America, Halo relies on direct sales force to sell its products. Halo is currently working on developing an indirect channel in North America. Halo is targeting VARs and ISVs, similar to ones Halo is successfully working with in Europe, to partner with in selling Halo’s products. Throughout Latin America and AsiaPacific, Halo uses an indirect sales model similar to Europe. It is Halo’s intent to increase its marketing activities worldwide in fiscal 2006 to increase Halo brand awareness, attract new partners and customers and generate increased revenues.

Software Product Development
      Halo’s software development effort is based in its North American offices with another 30 full-time contractors based in India. It is Halo’s intent to continue developing enhanced functionality in Halo’s existing products.

Intellectual Property and Proprietary Rights
      We regard certain aspects of Halo’s operations, products and documentation as proprietary. We rely on a combination of patent, copyright, trademark and trade secret laws and other measures to protect our proprietary rights. We also rely on contractual restrictions in Halo’s agreements with customers, employees and others to protect our intellectual property rights. However, in certain foreign countries, effective copyright and trade secret protection may be unavailable or the laws of these other jurisdictions may not protect our proprietary technology rights to the same extent as the laws of the United States. Failure to obtain and/or maintain appropriate patent, copyright or trade secret protection either in the United States or in certain foreign countries, for any reason, may have a material adverse effect on Halo’s business, operating results and financial condition.
      Halo licenses software and technology from third parties, including some competitors, and incorporates them into its own software products, some of which are critical to the operation of Halo’s software.
      The source code for Halo’s software products is protected both as a trade secret and as a copyrighted work. Some of Halo’s customers are beneficiaries of a source code escrow account arrangement which enables the customer to obtain a contingent future limited right to use Halo’s source code solely for the customer’s internal use. If Halo’s source code is accessed, the likelihood of misappropriation or other misuse of Halo’s intellectual property may increase.
      We believe that Halo’s copyrights, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against Halo in the future with respect to current or future products or that any such assertion will not require Halo to enter into royalty arrangements or result in litigation.

Competition
      The market for Halo’s products and services is extremely competitive and contains a number of companies that are larger, more established and better financed than Halo. Competitors include Microsoft, Oracle, Sybase, Cisco and many other companies. To the extent that our products or services have a competitive advantage, due to the fact that there are larger, better capitalized companies in the marketplace, there is no assurance that Halo can maintain a competitive position.

Raw Materials
      Halo does not use any raw materials in its business.

Dependence on Major Customers
      Halo has no customer that accounted for more than 10% of Halo’s revenues in fiscal 2004. In fiscal 2005, Halo had one customer that accounted for approximately 15% of Halo’s revenue.

Research and Development
      During the fiscal year 2004, Halo spent approximately $812,000 on research and development of its products. During the fiscal year 2005, Halo spent approximately $1,589,000 on research and the development of its products. The pricing of Halo’s products reflects, among other things, the cost of their development as well as the cost of the component parts and applicable license fees.

Personnel
      As of June 30, 2005, Halo employed 57 people, including 25 in sales and marketing, 12 in research and development, 5 in technical support and 15 in administration. As of March 1, 2006, Halo employed 234 people, including 50 in sales and marketing, 99 in research and development, 40 in technical support and 45 in administration, all of whom are full-time employees. None of Halo’s employees are covered by a labor union or collective bargaining agreement.
HALO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis provides information that Halo’s management believes is relevant to an assessment and understanding of Halo’s results of operations and financial condition. This discussion is based on, and should be read together with, Halo’s consolidated financial statements, and the notes to such financial statements, which are included in this proxy statement/prospectus. This proxy statement/ prospectus contains forward-looking statements that involve risks and uncertainties. Halo’s actual results may differ materially from those projected in the forward-looking statements. References to “we,” “us” and “our” throughout this “Halo Management’s Discussion and Analysis of Financial Condition and Results of Operations” section are references to Halo.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123(Revised), Share-Based Payment, (“SFAS No. 123(R)”), which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 125”). SFAS No. 123(R) will be effective for the period beginning January 1, 2006. The impact on this new standard, if it had been in effect on the net loss and related per share amounts of our three and six months ended December 31, 2005 and 2004 is disclosed above in “Index to Financial Statement Schedules — Note 2, Summary of Significant Accounting Policies — Stock-Based Compensation”. We believe the adoption will have an effect on our results of operations.
      On March 29, 2005, the Staff of the Securities and Exchange Commission (SEC or the Staff) issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment (“SAB 107”). Although not altering any conclusions reached in SFAS No. 123(R), SAB 107 provides the views of the Staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and, among other things, provide the Staff’s views regarding the valuation of share-based payment arrangements for public companies. Halo intends to follow the interpretative guidance on share-based payment set forth in SAB 107 during Halo’s adoption of No. 123(R).
Critical Accounting Policies
      The discussion and analysis of Halo’s financial condition and results of operations is based on Halo’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent liabilities.
      On an on-going basis, we evaluate our estimates, including those related to revenue recognition and accounting for intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
      We have identified the accounting policies below as the policies critical to Halo’s business operations and the understanding of Halo’s results of operations. We believe the following critical accounting policies and the related judgments and estimates affect the preparation of Halo’s consolidated financial statements:

Revenue Recognition
      Halo recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”).
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      In arrangements that include rights to multiple software products and/or services, Halo allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which Halo does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, Halo recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of Gupta’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.

Business Combinations and Deferred Revenue
      In accordance with business combination accounting, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. We engage third-party appraisal firms to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets and deferred revenue.
      Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from license sales, maintenance agreements, consulting contracts, customer contracts and acquired developed technologies and patents; the acquired company’s brand awareness and market position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and discount rates. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.
      We have acquired several software companies in fiscal 2006, and we plan to make more acquisitions in the future. Acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by us in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree. Under this guidance, Halo estimates fair values of acquired deferred revenue by adding an approximated normal profit margin to the estimated cost required to fulfill the obligation underlying the deferred revenue. As a result of this valuation, the deferred revenues of the acquired companies normally decrease substantially. In the enterprise software industry, this reduction averages between forty to sixty percent of the original balance. The reduction of the deferred revenue has a negative effect on the recognized revenue until the deferred revenue balance builds up to a normal level of the acquired business. The length of this effect depends on contracts underlying the deferred revenue. As Halo continues to acquire more businesses in the enterprise software industry, the effect of this deferred revenue valuation will have significant effect on Halo’s results of operations.

Product Development Costs
      Product development costs incurred in the process of developing product improvements and enhancements or new products are charged to expense as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Halo’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by Halo between the completion of the working model and the point at which the product is ready for general release has been insignificant.

Intangible assets and Goodwill
      Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. We assess the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When we determine that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. Trade names are considered to have indefinite life. All other intangibles are being amortized over their estimated useful life of three to ten years.

      We have recorded a significant amount of goodwill on our balance sheet. As of December 31, 2005, goodwill was approximately $29 million, representing approximately 46% of our total assets and approximately 52% of our long-lived assets subject to depreciation, amortization and impairment. In the future, goodwill may increase as a result of additional acquisitions we will make. Goodwill is recorded on the date of acquisition and is reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of our business, adverse market conditions and a variety of other circumstances. Any future determination requiring the write-off of a significant portion of the goodwill recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

Stock-Based Compensation
      Halo uses the intrinsic value method to account for stock-based compensation in accordance with APB No. 25 and have adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Accordingly, no compensation cost has been recognized for fixed stock option grants. Had compensation costs for Halo’s stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123, Halo’s net loss and loss per share would have been reduced to amounts disclosed in “Index to Financial Statements and Financial Statement Schedules — Note 2, Summary of Significant Accounting Policies — Stock Based Compensation.” SFAS No. 123(R) became effective for the period beginning January 1, 2006. The adoption of this standard will generally result in increased compensation expense as it values any unvested options previously not recognized by APB No. 25.
Results of Operations

Revenue
      Revenue is derived from the licensing of software, maintenance contracts, training, and other consulting services. License revenue is derived from licensing of our software and third-party software products. Services revenue results from consulting and education services, and maintaining, supporting and providing periodic unspecified upgrades for previously licensed products.
      Total revenue increased by $5.3 million to $5.4 million for the three months ended December 31, 2005 from $107,000 for the three months ended December 31, 2004. Total revenue increased by $8.3 million to $8.6 million for the six months ended December 31, 2005 from $265,000 for the six months ended December 31, 2004. During the twelve months ending June 30, 2005, Halo recognized approximately $5,124,000 of revenues, compared to $882,000 for the twelve months ended June 30, 2004. The total revenue of $5.4 million for the three months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $2.8 million, Kenosia, $183,000, Tesseract, $737,000, and Process and Affiliates, $1.6 million. The total revenue of $8.6 million for the six months ended December 31, 2005 was due to the acquisitions of Gupta, $5.8 million, Kenosia, $468,000, Tesseract, $737,000, and Process and Affiliates, $1.6 million. The increase in revenue during the twelve months ending June 30, 2004 as compared to the twelve months ended June 30, 2004 was due primarily to the acquisition of Gupta, which accounted for approximately $4,781,000 of the fiscal 2005 revenues.
      License revenue increased by $1.4 million to $1.5 million for the three months ended December 31, 2005 from $85,000 for the three months ended December 31, 2004. License revenue increased by $2.6 million to $2.8 million for the six months ended December 31, 2005 from $212,000 for the six months ended December 31, 2004. The total license revenue of $1.5 million for the three months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $1.1 million, and Process and Affiliates, $429,000. The total license revenue of $2.8 million for the six months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $2.3 million, Kenosia, $90,000, and Process and Affiliates, $429,000.

      Services revenue increased by $3.8 million to $3.9 million for the three months ended December 31, 2005 from $21,000 for the three months ended December 31, 2004. Services revenue increased $5.7 million to $5.8 million for the six months ended December 31, 2005 from $53,000 for the six months ended December 31, 2004. The total service revenue increase of $3.9 million for the three months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $1.8 million, Kenosia, $178,000, Tesseract, $736,000, and Process and Affiliates, $1.2 million. The total revenue of $5.8 million for the six months ended December 31, 2005 was due to the acquisitions of Gupta, $3.5 million, Kenosia, $378,000, Tesseract, $736,000, and Process and Affiliates, $1.2 million.
      Because of the reduction of deferred revenue after an acquisition under generally accepted accounting principles, which has the effect of reducing the amount of revenue recognized in a given period from what would have been recognized had the acquisition not occurred, past reported periods should not be relied upon as predictive of future performance. Additionally, Halo’s operating strategy is to continue to acquire technology companies. Each of such transactions will cause a change to our future financial results. Halo believes such transactions will have a positive effect on Halo’s revenues and income (loss) before interest.

Cost of Revenue
      Total cost of revenue increased by $919,000 to $959,000 for the three months ended December 31, 2005 from $40,000 for the three months ended December 31, 2004. Total cost of revenue increased by $1.2 million to $1.3 million for the six months ended December 31, 2005 from $54,000 for the six months ended December 31, 2004. Total cost of revenue for the twelve months ended June 30, 2005 was approximately $548,000, as compared to $425,000 for the same period in 2004. The total cost of revenue of $959,000 for the three months ended December 31, 2005 was due to the acquisitions of Gupta, $270,000, Kenosia, $107,000, Tesseract, $179,000, and Process and Affiliates, $403,000. The total cost of revenue of $1.3 million for the six months ended December 31, 2005 was due to the acquisitions of Gupta, $525,000, Kenosia, $164,000, Tesseract, $179,000, and Process and Affiliates, $403,000. The increase in cost of revenue for the twelve months ended June 30, 2005 compared to the same period in 2004 is directly related to the increase in revenues. In addition, for the twelve months ended June 30, 2004, the cost of sales included a write-off of approximately $238,000 of obsolete and damaged WARP 2063 servers.
      The principal components of cost of license fees are manufacturing costs, shipping costs, and royalties paid to third-party software vendors. Cost of license revenue increased by $115,000 to $155,000 for the three months ended December 31, 2005 from $40,000 for the three months ended December 31, 2004. Cost of license revenue increased by $147,000 to $201,000 for the six months ended December 31, 2005 from $54,000 for the six months ended December 31, 2004. The total cost of license fees of $155,000 for the three months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $47,000, Kenosia, $8,000, and Process and Affiliates, $100,000. The total cost of license fees of $201,000 for the six months ended December 31, 2005 was primarily due to the acquisitions of Gupta, $92,000, Kenosia, $8,000, and Process and Affiliates, $100,000.
      The principal components of cost of services are salaries paid to our customer support personnel and professional services personnel, amounts paid for contracted professional services personnel and third-party resellers, maintenance royalties paid to third-party software vendors and hardware costs. Cost of services revenue increased by $804,000 for the three months ended December 31, 2005 from $0 for the three months ended December 31, 2004. Cost of services revenue increased by $1.1 million for the six months ended December 31, 2005 from $0 for the six months ended December 31, 2004. The cost of service revenue increase of $804,000 for the three months ended December 31, 2005 was a result of an increase in employee compensation directly related to additional headcount added in conjunction with the acquisitions of Gupta, $224,000, Kenosia, $99,000, Tesseract, $178,000, and Process and Affiliates, $303,000. The cost of service revenue increase of $1.1 million for the six months ended December 31, 2005 was a result of an increase in employee compensation directly related to additional headcount added in conjunction with the acquisitions of Gupta, $460,000, Kenosia, $156,000, Tesseract, $178,000, and Process and Affiliates, $303,000.

      Gross profit margins were 82% for the three months ended December 31, 2005, compared to 63% for the three months ended December 31, 2004. Gross profit margins increased to 85% for the six months ended December 31, 2005, compared to 80% for the six months ended December 31, 2004. The gross margin increase was mainly due to the change in the product mix (increase in the proportion of maintenance and services revenue) Halo sells from the new subsidiaries during 2005. Gross profit margins increased to 89% for the year ended June 30, 2005, compared to 52% for the year ended June 30, 2004. The gross margin increase was mainly due to the change in the product mix Halo sells due to its Gupta subsidiary, which was acquired in January 2005.

Operating Expenses

Research and Development
      Research and development expense consists primarily of salaries and other personnel-related expenses for engineering personnel, expensable hardware and software costs, overhead costs and costs of contractors. Research and development expenses increased by approximately $1.5 million to $1.6 million for the three months ended December 31, 2005 from $36,000 for the three months ended December 31, 2004. Research and development expenses increased by approximately $2.4 million to $2.5 million for the six months ended December 31, 2005 from $113,000 for the six months ended December 31, 2004. Product development expenses were approximately $1,589,099 and $812,000 for the twelve months ended June 30, 2005 and June 30, 2004, respectively. The increase for the six months ended December 31, 2004 was almost entirely attributable to an increase in employee compensation, and third party off shore consulting costs. The increase of $1.5 million for the three months ended December 31, 2005 was mainly resulted from the acquisition of Gupta, $793,000, Kenosia, $60,000, Tesseract, $237,000, and Process and Affiliates, $438,000. The increase of $2.4 million for the six months ended December 31, 2005 mainly resulted from the acquisitions of Gupta, $1.7 million, Kenosia, $125,000, Tesseract, $237,000, and Process and Affiliates, $438,000. The increase in product development expenses for the twelve months ended June 30, 2005 was due to the acquisition of Gupta, which accounted for approximately $1,397,000 of the 2005 product development expense. To date, all software development costs have been expensed as incurred.

Sales and Marketing
      Selling and marketing expenses consist primarily of salaries, commissions, benefits, advertising, tradeshows, travel and overhead costs for Halo’s sales and marketing personnel. Sales and marketing expenses increased by approximately $1.8 million to $2 million for the three months ended December 31, 2005 from $223,000 for the three months ended December 31, 2004. Sales and marketing expenses increased by approximately $3 million to $3.4 million for the six months ended December 31, 2005 from $477,000 for the six months ended December 31, 2004. Sales, marketing and business development expenses were approximately $3,652,000 and $2,310,000 for the twelve months ended June 30, 2005 and June 30, 2004, respectively. The increase of $1.8 million in sales and marketing expense was directly attributable to the acquisitions of Gupta, $1.4 million, Kenosia, $17,000, Tesseract, $49,000, and Process and Affiliates, $267,000 for the three months ended December 31, 2004. The increase of $3.0 million in sales and marketing expense was directly attributable to the acquisitions of Gupta, $2.7 million, Kenosia, $40,000, Tesseract, $49,000, and Process and Affiliates, $267,000 for the six months ended December 31, 2005. The increase in sales, marketing and business development expenses for the twelve months ended June 30, 2005 was due to the acquisition of Gupta, which accounted for approximately $2,171,000 of the 2005 sales and marketing expense.

General and Administrative
      General and administrative costs include salaries and other direct employment expenses of our administrative and management employees, as well as legal, accounting and consulting fees and bad debt expense. General and administrative expenses increased by approximately $3.4 million to $3.7 million for the three months ended December 31, 2005 from $251,000 for the three months ended December 31, 2004. General and administrative expenses increased by approximately $4.2 million to $5.5 million for the six months ended December 31, 2005 from $1.2 million for the six months ended December 31, 2004. General and administrative expense was approximately $4,989,000 and $8,468,000 for the twelve months ended June 30, 2005 and June 30, 2004 respectively. The increase for the six months ended December 31, 2005 is attributable to increased headcount to manage the increasing size and complexity of Halo’s operations, as Halo has acquired new subsidiaries, as well as professional services fees associated with the acquisitions and securities laws and tax compliance. For the three months ended December 31, 2005, general and administrative expenses increased by $2.7 million was directly attributable to the acquisitions of Gupta, $1.1 million, Kenosia, $160,000, Tesseract, $446,000, and Process and Affiliates, $957,000. For the six months ended December 31, 2005, general and administrative expenses increased by $4 million was directly attributable to the acquisitions of Gupta, $2.3 million, Kenosia, $332,000, Tesseract, $446,000, and Process and Affiliates, $957,000. The decrease of $3,479,000 in general and administrative expense from the twelve months ended June 30, 2004 to the twelve months ended June 30, 2005 was due primarily to a decrease in non-cash compensation of $4,464,000, which was off set by increased cost due to the acquisition of Gupta.

Interest Expense
      Interest expense increased by $2.2 million to $2.3 million for the three months ended December 31, 2005 from $46,000 for the three months ended December 31, 2004. Interest expense increased by $3.5 million to $3.6 million for the six months ended December 31, 2005 from $46,000 for the six months ended December 31, 2004. The increase was primarily due to the following: accretion of fair values of warrants issued in connection with Halo’s debt, amortization of deferred financing costs (such as legal fees, due diligence fees, etc), and cash interest. The accretion of the fair values of the warrants accounted for approximately $1.1 million and $1.8 million for the three and six months ended December 31, 2005, respectively. The amortization of the deferred financing costs accounted for $139,000 and $374,000 for the three and six months ended December 31, 2005, respectively. And, the cash interest and the conversion of interest into common stock accounted for $1.0 million and $1.3 million for the three and six months ended December 31, 2005, respectively.
Net Operating Loss Carryforwards
      Halo has a U.S. federal net operating loss carryforward of approximately $41,128,000 as of December 31, 2005, which may be used to reduce taxable income in future years through the year 2025. The deferred tax asset primarily resulting from net operating losses was approximately $16,700,000. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, Halo has placed a full valuation allowance against its net deferred tax asset. At such time as it is determined that it is more likely than not that the deferred tax asset is realizable, the valuation allowance will be reduced. Furthermore, the net operating loss carryforward may be subject to further limitation pursuant to Section 382 of the Code.
      Halo has foreign subsidiaries based in the United Kingdom, Canada and Germany and is responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $34,000 and $86,000 for the three and six months ended December 31, 2005 as compared to $0 and $0 for the three and six months ended December 31, 2004.
Liquidity and Capital Resources
      Halo has three primary cash needs. These are (1) operations, (2) acquisitions and (3) debt service and repayment. Halo has financed a significant component of its cash needs through the sale of equity securities and debt.
      For the six months ended December 31, 2005 and December 31, 2004, Halo used approximately $265,000 and $1,297,000, respectively to fund its operations. The cash was used primarily to fund operating losses, as well as approximately $16,374,000 for acquisitions, $8,325,000 for repayment of the principle portion of outstanding debt. For the years ended June 30, 2005 and 2004 Halo used approximately $3.4 and $4.8 million, respectively to fund its operations.
      As of June 30, 2005 Halo used approximately $15.8 million for investing activities. Halo paid approximately $15 million in cash for the acquisition of Gupta and deposited approximately $.8 million for the Kenosia acquisition.
      As of June 30, 2005 Halo raised approximately $20.8 million, of which $12.2 million was from the sale of preferred stock, $2.5 million from issuance of subordinated notes and $6.1 million from the issuance of senior notes.
      On January 31, 2005, Halo issued $2,500,000 principal amount of subordinated convertible promissory notes (the “Subordinated Notes”). The Subordinated Notes bear interest at 10%, payable in common stock or cash, and mature January 31, 2007. The Subordinated Notes are convertible at any time into shares of Halo common stock at $1.00 per share, which conversion rate is subject to certain anti-dilution adjustments. The common stock issuable upon conversion of the Subordinated Notes has certain registration rights.
      Halo entered into a $50,000,000 credit facility with Fortress Credit Opportunities I LP and Fortress Credit Corp. on August 2, 2005 (the “ Credit Agreement”). Subject to the terms and conditions of the Credit Agreement, the lenders thereunder (the “Lenders”) agreed to make available to Halo a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000 (the “Loan”). In connection with entering into the Credit Agreement, Halo borrowed $10,000,000 under Tranche A to repay its then-existing senior indebtedness, as well as certain existing subordinated indebtedness and to pay certain closing costs. On October 26, 2005, in connection with the closings of the acquisition of Tesseract, DAVID Corporation, Process Software, ProfitKey International and Foresight Software, Inc., Halo entered into Amendment Agreement No. 1 (“Amendment Agreement”) to the Credit Agreement under which the Lenders made an additional loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement. The rate of interest payable on the amounts borrowed under the Loan is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means the rate offered in the London interbank market for U.S. Dollar deposits for the relevant period but no less than 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.
      The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. Halo anticipates that due to recent transactions, as well as the InfoNow and Unify acquisitions, certain of the covenants under the Credit Agreement may have to be modified in order for Halo to continue to comply. Halo has engaged in discussions with Fortress, and Halo anticipates negotiating appropriate modifications to the covenants to reflect these changes in Halo’s business. In the event Halo completes further acquisitions, Halo and the other parties to the credit agreement will agree upon modifications to the financial covenants to reflect the changes to Halo’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties. In addition, the Credit Agreement provides that in the event of certain changes of control, including (i) a reduction in the equity ownership in Halo of Ron Bienvenu or his immediate family members below 90% of such equity interests on the date of the Credit Agreement, or (ii) Ron Bienvenu ceases to perform his current management functions and is not replaced within 90 days by a person satisfactory to Fortress, all amounts due may be declared immediately due and payable.
      The Credit Agreement contains specific events of default, including failure to make a payment, the breach of certain representations and warranties, and insolvency events. There is also a “cross-default” provision that provides that certain events of default under certain contracts between Halo or its subsidiaries and third parties will constitute an event of default under the Credit Agreement.
      Halo’s obligations under the Credit Agreement are guaranteed by the direct and indirect subsidiaries of Halo, and any new subsidiaries of Halo are obligated to become guarantors. Halo and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, as collateral for the Loans. In addition, Halo has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders. Any new subsidiary of Halo will become subject to the same provisions.
      On September 20, 2005, Halo issued a $500,000 principal amount promissory note (the “September 2005 Note”). The maturity on this note was December 19, 2005, unless it was converted prior to that date into equity. On January 11, 2006, the holder of this note converted the $500,000 principal (plus accrued interest) into the Series E Subscription Agreement described under “— Recent Developments — Series E Notes and Series E Subscription Agreements” beginning on page 105 of this proxy statement/prospectus. Under the Series E Subscription Agreement, the holder of the September 2005 note had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the September 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments — January 2006 Subscription Agreements” beginning on page 107 of this proxy statement/prospectus.
      On October 26, 2005, as part of the acquisition of Tesseract, Halo issued a promissory note in the amount of $1,750,000 to Platinum (the “Platinum Note”). The principal under the Platinum Note accrues interest at a rate of 9.0% per annum. The principal and accrued interest under the Platinum Note was due on March 31, 2006. Interest is payable in registered shares of common stock of Halo, provided that until such shares are registered, interest shall be paid in cash. The Platinum Note contains certain negative covenants including that Halo will not incur additional indebtedness, other than permitted indebtedness under the Platinum Note. Under the Platinum Note, the following constitute an event of default: (a) Halo shall fail to pay the principal and interest when due and payable: (b) Halo fails to pay any other amount under the Platinum Note when due and payable: (c) any representation or warranty of Halo was untrue or misleading in any material respect when made; (d) there shall have occurred an acceleration of the state maturity of any indebtedness for borrowed money of Halo or any Halo subsidiary of $50,000 or more in aggregate principal amount; (e) Halo shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing; (f) one or more judgments in an aggregate amount in excess of $50,000 shall have been rendered against Halo or any Halo subsidiary; (g) Halo breaches certain of its covenants set forth in the Platinum Note; or (h) an Insolvency Event (as defined in the Platinum Note) occurs with respect to Halo or a Halo subsidiary. Upon such an event of default, the holder may, at its option, declare all amounts owed under the Platinum Note to be due and payable.
      On October 21, 2005, Halo entered into certain convertible promissory notes to various accredited investors (the “October 2005 Notes”) in the aggregate principal amount of One Million Dollars ($1,000,000). Interest accrues under the October 2005 Notes at the rate of ten percent (10%) per annum. The principal amount of the October 2005 Notes, together with accrued interest, was due February 19, 2006, or 90 days after the date it was entered into, unless the October 2005 Notes were converted into debt or equity securities of Halo in Halo’s next financing involving sales by Halo of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. Five hundred thousand dollars ($500,000) in principal amount (plus accrued interest) of the October 2005 Notes was repaid by Halo in early March. On January 11, 2006, the holder of the remaining $500,000 October 2005 Note converted the $500,000 principal (plus accrued interest) under this October 2005 Note into the Series E Subscription Agreement described under “— Recent Developments — Series E Notes and Series E Subscription Agreements” beginning on page 105 of this proxy statement/prospectus. Under the Series E Subscription Agreement, the holder of this October 2005 Note had the right, in the event that

Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the October 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments — January 2006 Subscription Agreements” beginning on page 107 of this proxy statement/prospectus.
      Also on October 21, 2005, Halo issued warrants (the “October 2005 Warrants”) to purchase an aggregate of 363,636 shares of common stock, par value $0.00001 per share of Halo. The October 2005 Warrants were issued in connection with the October 2005 Notes described above. The exercise price for the October 2005 Warrants is $1.375, subject to adjustment as provided in the October 2005 Warrants. The October 2005 Warrants are exercisable until October 21, 2010. The October 2005 Warrants contain an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the October 2005 Warrants) is greater than the exercise price per share on the expiration date. The October 2005 Warrants also contain a cashless exercise provision. The October 2005 Warrants also contain a limitation on exercise which limits the number of shares of Halo common stock that may be acquired by the holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. This provision is waivable by the holder on 60 days notice.
      On October 14, 2005, one of Halo’s directors, David Howitt, made a short-term loan to Halo for $150,000. On January 11, 2006, Mr. Howitt converted the principal (plus accrued interest) under this loan into the Series E Subscription Agreement described under “— Recent Developments — Series E Notes and Series E Subscription Agreements” beginning on page 105 of this proxy statement/prospectus. Under the Series E Subscription Agreement, Mr. Howitt has the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if he had invested the amount invested in such securities. Mr. Howitt has indicated to Halo that he intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— Recent Developments — January 2006 Subscription Agreements” beginning on page 107 of this proxy statement/prospectus.
      As of December 31, 2005 Halo had approximately $1,844,000 in cash and cash equivalents, $4,550,000 in net accounts receivable, $8,658,000 in accounts payable and accrued expenses, and $4,842,000 in short-term notes and loans payable, net of warrants’ fair value discount of $108,000 and $1,293,000 to ISIS and affiliated companies.
      For the six months ended December 31, 2005, Halo used approximately $16,425,928 for investing activities. During the same period, Halo paid approximately $507,000 in cash as part of consideration to acquire Kenosia and approximately $15,867,102 in cash as part of consideration to purchase Tesseract, Process, DAVID Corporation, Profitkey, and Foresight from Platinum Equity, LLC.
      As of December 31, 2005, Halo had debt that matures in the next 12 months in the amount of $4,950,000. This consists of $500,000 of note payable to Bristol Technology, Inc. (seller of Kenosia), $2,750,000 payable to Platinum Equity, LLC (seller of Tesseract, Process, DAVID Corporation, Profitkey, and Foresight), and $1,700,000 in notes payable to other investors. As of the date hereof, $500,000 of the $1,700,000 notes have been paid, and the $500,000 note payable to Bristol Technology, Inc has been paid. Halo has also taken additional debt in the amount of $700,000 and $1,375,000 in January 2006, both of which are expected to be paid in equity securities.
      Halo continues to evaluate strategic alternatives, including opportunities to strategically grow the business, enter into strategic relationships, make acquisitions or enter into business combinations. Halo can provide no assurance that any such strategic alternatives will come to fruition and may elect to terminate such evaluations at any time.
      Halo’s future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and Halo’s ability to maintain its current customers and successfully market its products, as well as any future acquisitions it undertakes. Halo intends to meet its cash needs, as in the past, through cash generated from operations, the proceeds of privately placed equity issuances and debt. Even without further acquisitions, in order to meet its financial obligations including repayment of outstanding debt obligations, Halo will have to issue further equity and engage in further debt transactions. There can be no guarantee that Halo will be successful in such efforts. In the absence of such further financing, Halo will either be unable to meet its debt obligations or will have to significantly restructure its operations, or a combination of these two actions. Such actions would significantly negatively affect the value of Halo’s common stock.
Recent Developments

Options Granted to Mark Finkel
      In connection with his employment by Halo, and under the Halo Technology Holdings 2005 Equity Incentive Plan, on January 4, 2006, Mr. Finkel received stock options for 600,000 shares of Halo’s common stock. The exercise price for Mr. Finkel’s options is $1.22 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Mr. Finkel have a ten year term. 25% of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains with Halo.

Series E Notes and Series E Subscription Agreements
      On January 11, 2006, Halo entered into certain convertible promissory notes (the “Series E Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000). Interest accrues under the Series E Notes at the rate of ten percent (10%) per annum. The Notes provide that they automatically convert into (i) such number of fully paid and non-assessable shares of Halo’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the “Series E Warrants”) to purchase a number of shares of Halo’s common stock equal to 40% of such number of shares of Series E Stock issued to the holder. Under the terms of the Series E Notes, the automatic conversion was to occur upon the effectiveness of the filing of the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) pertaining to Halo’s Series E Stock, and, in the event that the Certificate of Designations was not filed 30 days after the Series E Notes were issued (February 10, 2006) then the holders of the Series E Notes may demand that Halo pay the principal amount of the Series E Notes, together with accrued interest. No demand for payment has been made.
      Under the Series E Subscription Agreements described below, holders of the Series E Notes had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the Series E Notes into such other equity securities as if the investor had invested the amount invested in such securities. The holders of the Series E Notes have indicated to Halo that they intend to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “— January 2006 Subscription Agreements” beginning on page 107 of this proxy statement/prospectus.
      Also on January 11, 2006, Halo entered into certain Subscription Agreements (the “Series E Subscription Agreements”) for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the

Series E Subscription Agreements agreed to invest $150,000 in cash and committed to convert the $500,000 principal (plus accrued interest) under the September 2005 Note, and the $500,000 principal (plus accrued interest) under the outstanding October 2005 Note (each as described above). Accordingly, Halo has taken the position that these notes were amended by the Series E Subscription Agreement. Also under the Series E Subscription Agreement, an investor agreed to convert $67,500 in certain advisory fees due from Halo into Series E Stock and Warrants.
      The material terms of the Subscription Agreements are as follows. Halo designates the closing date. The closing is anticipated to occur when the Series E Certificate of Designations becomes effective. The obligations of the investors under the Series E Subscription Agreement are revocable if the closing has not occurred within 30 days of the date of the agreement. No later than seventy five (75) days after the completion of the offering, Halo agreed to file with the SEC a registration statement covering the Halo common stock underlying the Series E Stock and the Series E Warrants, and any common stock that Halo may elect to issue in payment of the dividends due on the Series E Stock.
      Upon the completion of this offering, with a full round of investment of $10,000,000, the Series E investors will have the right for 15 months to invest, in the aggregate, an additional $10,000,000 in common stock of Halo, at $2.00 per share of common stock (as adjusted for stock splits, reverse splits, and stock dividends) or a 20% discount to the prior 30 day trading period, whichever is lower. Each such investor’s right shall be his, her or its pro rata amount of the initial offering.
      In the event that Halo completes or enters into agreements to sell equity securities on or before February 15, 2006, investors in Series E Stock may convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. Halo will provide the Series E investors with five business days notice of such right. The investor will be required to execute and deliver all such transaction documents as required by Halo in order to convert such securities into such other securities.
      Certain of the transactions in connection with the Series E Subscription Agreement were entered into by Mr. David Howitt, a director of Halo. Mr. Howitt invested $350,000 under the Series E Notes, and agreed to invest another $150,000 under the Series E Subscription Agreement. Mr. Howitt recused himself from the Halo board of directors decisions approving these transactions.
      Investors under the Series E Subscription Agreements have indicated to Halo that they intend to exercise the right described above and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under “—January 2006 Subscription Agreements” beginning on page 107 of this proxy statement/prospectus

Issuance of common stock in connection with the Acquisition of Empagio
      Halo entered into a merger agreement dated December 19, 2005, with Empagio, certain stockholders of Empagio, and a wholly owned subsidiary of Halo. On January 13, 2006, the closing under the merger agreement occurred and Empagio became a wholly owned subsidiary of Halo.
      Upon the closing of the Empagio merger, Halo issued 1,438,455 shares of its common stock. Halo has delivered to the Empagio stockholders 1,330,571 shares of Halo common stock and retained 107,884 shares of Halo common stock as security for Empagio stockholder indemnification obligations under the merger agreement (the “Empagio Indemnity Holdback Shares”). The Empagio Indemnity Holdback Shares shall be released to the Empagio stockholders on the later of (i) the first anniversary of the closing date of the transaction and (ii) the date any indemnification issues pending on the first anniversary of the closing date are finally resolved.

January 2006 Convertible Promissory Notes
      On January 27 and on January 30, 2006, Halo entered into certain convertible promissory notes (the “January 2006 Convertible Notes”) in the aggregate principal amount of One Million Three Hundred

Seventy-Five Thousand Dollars ($1,375,000). The principal amount of the January 2006 Convertible Notes, together with accrued interest, shall be due and payable on demand by the holder thereof on the maturity date which is no earlier than sixty (60) days after the date such January 2006 Convertible Notes were issued (the “Original Maturity Date”), unless the January 2006 Convertible Notes are converted into common stock and warrants as described below. In the event that the January 2006 Convertible Notes are not converted by their Original Maturity Date, interest will begin to accrue at the rate of ten percent (10%) per annum.
      Each January 2006 Convertible Note shall convert into (i) such number of fully paid and non-assessable shares of Halo’s common stock equal to the aggregate outstanding principal amount due under the January 2006 Convertible Note plus the amount of all accrued but unpaid interest on the January 2006 Convertible Note divided by $1.25, and (ii) warrants (the “January 2006 Warrants”) to purchase a number of shares of Halo’s common stock equal to 75% of such number of shares of common stock. The January 2006 Convertible Notes shall so convert automatically (“Mandatory Conversion”) and with no action on the part of the holder on their Original Maturity Date to the extent that upon such conversion, the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In the event that a portion of the principal and interest under the January 2006 Convertible Notes has not been converted on the first Mandatory Conversion (and the holder has not demanded payment), there will be subsequent mandatory conversions until all of the principal and interest has been converted, provided that at each such Mandatory Conversion the total number of shares of common stock then beneficially owned by such lender does not exceed 9.99% of the total number of issued and outstanding shares of common stock. Prior to any such mandatory conversion the holder may at its option by writing to Halo, convert all or a portion of the principal and interest due under such holder’s January 2006 Convertible Notes into common stock and January 2006 Warrants provided that at each such conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By written notice to Halo, each holder may waive the foregoing limitations on conversion but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.

January 2006 Subscription Agreements
      Also on January 27 and January 30, 2006, Halo entered into certain Subscription Agreements (the “January 2006 Subscription Agreements”) for the sale of the January 2006 Convertible Notes and the underlying common stock and January 2006 Warrants.
      The material terms of the January 2006 Subscription Agreements are as follows. Halo and the investors under the January 2006 Subscription Agreements made certain representations and warranties customary in private financings, including representations from the Investors that they are “accredited investors” as defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act.
      The January 2006 Subscription Agreements further provide that Halo shall register the shares of common stock issuable upon conversion of the January 2006 Convertible Notes and upon conversion of the January 2006 Warrants (together, the “Registrable Shares”) via a suitable registration statement. If a registration statement covering the Registrable Shares has not been declared effective after 180 days following the closing, the holders shall receive a number of shares of common stock equal to 1.5% of the number of shares received upon conversion of the January 2006 Convertible Notes for each 30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of shares received upon conversion of the January 2006 Convertible Notes.
      The January 2006 Subscription Agreements allow the Investors to “piggyback” on the registration statements filed by Halo. Halo agreed that it will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that all of the Registrable Shares have been sold pursuant to such registration statement, (ii) all Registrable Shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, or (iii) all Registrable Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) under the Securities Act.
      Upon the completion of the offering under the January 2006 Subscription Agreements, with a full round of investment of $10,000,000, the investors will have the right for 15 months after the final closing to invest, in the aggregate an additional $10,000,000 in common stock of Halo. The price of such follow-on investment will be $2.00 per share of common stock or a 20% discount to the prior 30 day trading period, whichever is lower; provided that the price per share shall not be less than $1.25. Each investor’s portion of this follow-on right shall be such investor’s pro rata amount of the January 2006 Convertible Notes issued pursuant to the January 2006 Subscription Agreements. Once Halo has issued a total of $5,000,000 of January 2006 Convertible Notes, the investors will be able to invest up to 50% of the amount which they may invest pursuant to this follow-on right; subsequent to the completion of the full round of $10,000,000 the investors may invest the remainder of the amount which they may invest pursuant to this follow-on right.
      Notwithstanding anything to the contrary in the January 2006 Subscription Agreements, the number of shares of common stock that may be acquired by any investor upon any exercise of this follow-on right (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such investor and its Affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such investor for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By written notice to Halo, any investor may waive this provision, but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.
      In addition to the $1,375,000 in January 2006 Convertible Notes issued January 27 and January 30, 2006, pursuant to the January 2006 Subscription Agreements, the following investors have expressed an intention to exercise their right to accept the terms of the January 2006 Subscription Agreements in lieu of the Series E Subscription Agreements:

•	the holder of the $500,000 principal amount September 2005 Note;

•	the holder of the $500,000 principal amount October 2005 Note that is still outstanding;

•	the holders of the $700,000 principal amount of Series E Notes;

•	David Howitt, who made a $150,000 short term loan to Halo;

•	the investor who had agreed to convert $67,500 in certain advisory fees due from Halo into a Series E Subscription Agreement.
      It is a condition to the closing of the merger with Unify that all such convertible notes and all shares of Halo preferred stock shall have been converted into common stock of Halo.

Acquisition of ECI
      On January 30, 2006, Halo entered into a Merger Agreement (the “Merger Agreement”) with ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Halo (“MergerSub”), Executive Consultants, Inc., a Maryland corporation (“ECI”), and certain stockholders of ECI (the “Sellers”). On March 1, 2006, the closing occurred under the Merger Agreement. Accordingly, under the terms of the Merger Agreement, MergerSub was merged with and into ECI (the “Merger”) and ECI survived the Merger and is now a wholly-owned subsidiary of Halo. The total merger consideration for all of the equity interests in ECI (the “Purchase Price”) was $603,571 in cash and cash equivalents and 330,668 shares of Halo’s common stock (the “Halo Shares”), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date.

Acquisition Agreement for the Acquisition of Unify Corporation
      On March 13, 2006, Halo entered into an agreement and plan of merger (the “Unify Merger Agreement”) to acquire Unify Corporation, a Delaware corporation (“Unify”) (OTCBB:UNFY) in a transaction valued at approximately $20.6 million. In connection with the Unify Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed voting agreements that, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the merger.
      Under the terms of the Unify Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the merger (the “Unify Merger”) will be converted into the right to receive 0.437 shares of common stock of Halo. The Unify Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Unify Merger by (Y) the exchange ratio, at an exercise price per share of Halo common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the exchange ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Unify Merger. The Halo options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the Unify Merger by (Y) the exchange ratio. The exercise price for the Halo shares issuable upon exercise of the Halo warrants issued in replacement of the Unify warrants shall be $1.836 per share. The Halo warrants issued in substitution of Unify warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      The Unify Merger Agreement includes representations and warranties regarding, among other things, Unify’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Exchange Act, the absence of certain changes or events relative to Unify since January 31, 2006, and Unify’s receipt of a fairness opinion regarding the merger from its financial advisor. Similarly, Halo makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act.
      The Unify Merger Agreement also includes covenants governing, among other things, Unify’s and Halo’s operations outside the ordinary course of business prior to the closing.
      Consummation of the Unify Merger is subject to several closing conditions, including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $2.0 million, Halo converting certain of its outstanding convertible debt into common stock of Halo, no material adverse change in the business or condition of either company prior to the effective time of the Unify Merger, and the effectiveness of a registration statement on Form S-4 filed by Halo, registering the shares of Halo common stock to be issued in the Unify Merger. In addition, the Unify Merger Agreement contains certain termination rights allowing Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Unify Merger by September 30, 2006.

MANAGEMENT
Directors and Executive Officers

Directors of Halo
      Rodney A. Bienvenu, Jr., 40, has been Chief Executive Officer of Halo, a Director of Halo and Chairman of Halo’s Board of Directors since August 4, 2004. From September 2003 through the present, Mr. Bienvenu has been a founder and Managing Partner of ISIS Capital Management, LLC (“ISIS”), an investment firm specializing in active investment strategies and strategic transactions in information technology and other sectors. Prior to ISIS, Mr. Bienvenu founded Strategic Software Holdings, LLC, a successful investment vehicle that initiated a takeover attempt of Mercator Software, Inc., and invested in other public and private enterprise software companies. Mr. Bienvenu acted as Chief Executive Officer of Strategic Software Holdings, LLC, from August 2002 through September 2003. Prior to Strategic Software Holdings, LLC, Mr. Bienvenu served as President of Software at Halo, a publicly traded software company, from May 2001 through July 2002. During his tenure at Halo, Mr. Bienvenu led the planning, acquisition and consolidation of over thirty companies, including five public companies. Prior to Halo, Mr. Bienvenu served as CEO and President of SageMaker, Inc., a provider of digital asset management solutions for Global 2000 companies that he founded in 1992. Under his guidance, SageMaker raised more than $33 million in venture capital funding and acquired several technology companies in the U.S. and Europe. SageMaker was sold to Halo in early 2001. Mr. Bienvenu’s previous industry experience includes the founding of a successful electronic publishing company and sale to a major publisher in 1991. Mr. Bienvenu has a seventy percent interest in ISIS, and ISIS has entered into transactions with Halo as described below under the section entitled “Executive Compensation — Certain Relationships and Related Transactions” beginning on page 117 of this proxy statement/prospectus.
      John A. Boehmer, 42, has been a director since March 30, 2005. Mr. Boehmer is an executive recruitment and human resources professional with more than 20 years experience. Mr. Boehmer is a Managing Partner with the Barlow Group, LLC, an executive search firm, specializing in matching early and mature growth-stage technology businesses with executive leadership and industry partnerships. Mr. Boehmer has been with the Barlow Group since September, 2005. Previously, Mr. Boehmer was a Managing Director with Korn/ Ferry International, a position he has held since September 2003. Prior to joining Korn/ Ferry, from January 2002 through September 2003, Mr. Boehmer was the Founder and Managing Director of Matlin Partners LLC. Previously, from July 1999 through December 2001, Mr. Boehmer served as Vice President of Executive Recruiting at Internet Capital Group. Mr. Boehmer holds a B.A. from Denison University.
      Mr. David M. Howitt, 37, has been a director since March 30, 2005. Mr. Howitt is the President and CEO of The Meriwether Group, Inc., a boutique brand consulting and marketing firm which he founded in May 2004. From May 2001 until April 2004, Mr. Howitt served as director of licensing and business development at adidas America, Inc. Mr. Howitt also worked for several years as corporate counsel with adidas. Mr. Howitt holds a B.A. from Denison University, and a J.D. from the Lewis & Clark Northwestern School of Law. Mr. Howitt has a fifty percent interest in ISIS Acquisition Partners II, LLC, (“IAP II”) an entity which has entered into transactions with Halo as described below under the section entitled “Executive Compensation — Certain Relationships and Related Transactions” beginning on page 117 of this proxy statement/prospectus.
      Mark J. Lotke, 37, has been a director since March 30, 2005. Mr. Lotke is a Partner with FT Ventures, which he joined in 2005, and where he leads the Software Team. Mr. Lotke currently serves on the boards of ProfitLine, a provider of outsourced telecommunications expense management services, and of Digital Harbor, a composite applications company. Mr. Lotke has over 15 years experience in the information technology industry including over 10 years of private equity experience. Prior to joining FT Ventures, he has invested over $350 million in leading enterprise software, e-commerce and IT-enabled services companies generating over $1.2 billion in realized gains. From January 2003 through December 2004, Mr. Lotke was a General Partner with Pequot Ventures. From January 2001 through December

2002, Mr. Lotke was a General Partner with Covalent Partners. Prior to that, Mr. Lotke was a Managing Director with Internet Capital Group. Mr. Lotke also worked for several years as a principal with General Atlantic Partners. Mr. Lotke began his professional career as a strategy consultant at Corporate Decisions, Inc. and also worked at LHS Group, a mobile billing and customer care software company. Mr. Lotke received a B.S. in Economics summa cum laude from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business.
Other Executive Officers of Halo
      Mark Finkel, 51, has been Halo’s Chief Financial Officer since December 28, 2005. Mr. Finkel has over 20 years of senior financial and operational experience at both public and private companies. Prior to joining Halo, Mr. Finkel, served as chief executive officer of ISD Corporation from 2003 through February 2004, after being part of a group that purchased ISD from its founders. ISD is a leader in the payment technology industry. From 2001 through 2002, Mr. Finkel served as chief executive officer of RightAnswers, Inc., which provides enterprise customers with Self Service solutions for IT support. Mr. Finkel led a group of investors in acquiring Halo in 2001, which was then a division of a public company. After serving as CEO, Mr. Finkel continued to serve as non-executive chairman of ISD Corporation and RightAnswers, Inc. Since 1996, Mr. Finkel has also served as president of Emerging Growth Associates, a consulting firm for early stage, high growth companies, where he has provided counsel on strategic planning, business model development, market positioning, and operational execution. Mr. Finkel also serves as a venture partner with the Prism Opportunity Fund, a $50 million venture fund focused on early stage companies. Previously, Mr. Finkel has taken three companies public as CFO: Consilium, Inc, Logic Works, Inc. and ServiceWare Technologies, Inc. He also served as CFO of BackWeb Technologies, Inc. and Neuron Data, Inc. Mr. Finkel holds a J.D. from the University of California, Davis, an M.B.A. from New York University, and a B.A. from Oberlin College.
      Ernest C. Mysogland, 40, has been Chief Legal Officer, Executive Vice President and Secretary of Halo since August 4, 2004. Mr. Mysogland has more than 15 years experience in mergers and acquisitions, equity and debt financing and investment. From September, 2003 through the present, Mr. Mysogland has been a founder and Managing Partner of ISIS Capital Management, LLC (“ISIS”), an investment firm specializing in active investment strategies and strategic transactions in information technology and other sectors. Prior to ISIS, Mr. Mysogland managed the legal and administrative matters of Strategic Software Holdings, LLC from May, 2003 through September, 2003. Prior to Strategic Software Holdings, LLC, from September, 1990 through April, 2003, Mr. Mysogland engaged in private legal practice representing investors, issuers, acquirers and targets in hundreds of public and private mergers and acquisitions, equity and debt financings, and other strategic transactions ranging in size up to $3.5 billion. Mr. Mysogland’s clients have included numerous software and technology companies, private equity funds and institutional investors. Mr. Mysogland graduated from the University of Notre Dame and the Columbia University School of Law.
      Brian J. Sisko, 44, has been Chief Operating Officer of Halo since March 2005. Mr. Sisko has 20 years of experience in the areas of corporate finance, mergers and acquisitions and strategic development. From February 2002 to March 2005, Mr. Sisko ran B/ T Business and Technology, which served as an advisor and strategic management consultant to a variety of public and private companies, including Halo. From April 2000 to January 2002, he was Managing Director of Katalyst, LLC, a venture capital and operational advisory firm where he was responsible for business development and client/portfolio company engagement management in that firm’s Philadelphia and Boston offices. Mr. Sisko also previously served as Senior Vice President — Corporate Development and General Counsel of National Media Corporation, a large public company with international operations. In addition, Mr. Sisko was a partner in the Corporate Finance/ Mergers and Acquisitions practice group of the Philadelphia-based law firm, Klehr Harrison, Harvey Branzburg & Ellers. Mr. Sisko also teaches as an adjunct professor in the MBA program of the Fox School of Business at Temple University. He earned his Juris Doctorate from The Law School of the University of Pennsylvania and his B.S. from Bucknell University.

      Jeff Bailey, 52, Chief Executive Officer of Gupta Technology Holdings LLC (“Gupta”), a significant operating subsidiary of Halo since March 2005, and served as Interim Chief Financial Officer and Principal Financial Officer for Halo from March 2005 to December 2005. Since January 2002, Mr. Bailey served as Gupta’s Chief Executive Officer, responsible for guiding Gupta’s strategic direction as well as day-to-day operations. Mr. Bailey joined Gupta in October 2001 as its Chief Financial Officer. From August 2001 through October 2001, Mr. Bailey was also the CEO of DAVID Corporation. Prior to that experience, Mr. Bailey served as vice president of finance and CFO at Vivant Corporation until August 2001. He has also held positions as vice president of finance and CFO at Uniteq Application Systems Inc. and Phoenix Network Inc. He earned his B.S. in Business Administration from the University of California, Berkeley, and is a certified public accountant.
      Takeshi Taniguchi, 34, has been interim Principal Accounting Officer for Halo since March 2005. Since July 2004 through the present, Mr. Taniguchi has served as Corporate Controller of Gupta, responsible for the overall financial management of Gupta. Mr. Taniguchi has worked at Gupta or its predecessors since 2000, serving as a senior financial analyst prior to his current position. He earned his Master of Business Administration from the University of Nevada, Reno, and is a Certified Management Accountant.
      No director, executive officer, promoter or control person of Halo has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated. There are no family relationships among any directors and executive officers of Halo.
EXECUTIVE COMPENSATION
Compensation Committee and Compensation Report
      The Halo board of directors appointed a Compensation Committee on September 13, 2005, consisting of Mr. Boehmer and Mr. Lotke, both of whom meet the requirements of non-employee directors under the rules under section 16(b) of the Securities Exchange Act of 1934, as amended, and the requirements of outside directors under section 162(m) of the Code. The Compensation Committee does not yet have a written charter. The Compensation Committee will administer the Halo Technology Holdings 2005 Equity Incentive Plan. The Compensation Committee did not meet during the fiscal year ended June 30, 2005.
      Since Halo did not have a compensation committee of the board of directors for the fiscal year ended June 30, 2005, the entire board of directors reviewed all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation. The board of directors had no existing policy with respect to the specific relationship of corporate performance to executive compensation. The board of directors has set executive compensation at what the board of directors considered to be the minimal levels necessary to retain and compensate the officers of Halo for their activities on Halo’s behalf.

Summary Compensation Table
      The following Summary Compensation Table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer and each of the four other most highly compensated executive officers (collectively the “named executive officers”) at the end of the fiscal year ended June 30, 2005. This information includes the dollar value of base salaries and bonus awards and the number of stock options granted, and certain other compensation, if any.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SAR	Payouts	Compensation
Executive Officer and Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(#)	(US$)	(US$)

Rodney A. Bienvenu, Jr.(1)	2005	275,000	270,500	0	0	301,372	0	0
Chairman & Chief Executive	2004	0	0	0	0	0	0	0
Officer	2003	0	0	0	0	0	0	0
Ernest C. Mysogland(2)	2005	160,417	65,625	0	0	100,456	0	0
Executive Vice President,	2004	0	0	0	0	0	0	0
Chief Legal Officer, and	2003	0	0	0	0	0	0	0
Secretary
Brian J. Sisko(3)	2005	67,436	0	94,000	0	0	0	0
Chief Operating Officer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
Jeff Bailey(4)	2005	93,656	202,322	0	0	0	0	0
Former Chief Financial	2004	0	0	0	0	0	0	0
Officer	2003	0	0	0	0	0	0	0
Gus Bottazzi(5)	2005	106,667	0	500,000	0	187,520	0	0
Former President and Director	2004	198,693	0	0	0	0	0	0
	2003	56,250	0	0	0	2,000	0	0

(1)	Rodney A. Bienvenu, Jr. Mr. Bienvenu was appointed Chief Executive Officer and Chairman of Halo on August 4, 2004. Mr. Bienvenu did not receive any compensation for fiscal 2004 or for fiscal 2003.

(2)	Ernest C. Mysogland. Mr. Mysogland was appointed Executive Vice President and Chief Legal Officer of Halo on August 4, 2004. Mr. Mysogland did not receive any compensation for fiscal 2004 or for fiscal 2003.

(3)	Brian J. Sisko. Mr. Sisko was appointed Chief Operating Officer of Halo in March 2005. Mr. Sisko did not receive any compensation for fiscal 2004 or for fiscal 2003. Amount under Other Annual Compensation includes consulting and transaction fees paid to or earned by Mr. Sisko during the fiscal year ended June 30, 2005 for his work as a consultant to Halo prior to March 2005 when he became Halo’s Chief Operating Officer.

(4)	Jeff Bailey. Mr. Bailey served as interim Chief Financial Officer of Halo from March 2005 through December 2005. Mr. Bailey did not receive any compensation for fiscal 2004 or for fiscal 2003. Bonus amounts include bonuses paid to Mr. Bailey in the fiscal year ended June 30, 2005, bonuses earned by Mr. Bailey due to the change in control of Gupta, and a performance bonus paid to Mr. Bailey in fiscal 2005, which related to the period prior to Halo’s acquisition of Gupta on January 31, 2005. Mr. Bailey continues to serve as Chief Executive Officer of Halo’s subsidiary, Gupta.

(5)	Gus Bottazzi. The compensation shown in this Summary Compensation Table represents the total compensation paid to Mr. Bottazzi for all executive positions held by him at Halo beginning April 15, 2003. As of June 30, 2005, Mr. Bottazzi was no longer employed with Halo. Amount under Other Annual Compensation represents the value of 200,000 shares of Series C Preferred Stock issued to Mr. Bottazzi pursuant to the terms of the Separation Agreement dated March 3, 2005.

Options Granted in Last Fiscal Year
      The following table contains certain information regarding stock options we have granted to our named executive officers during the fiscal year ended June 30, 2005.

		Percent of Total
	Number of Securities	Options Granted to	Exercise or
	Underlying Options	Employees in Fiscal	Base Price
Name	Granted	Year	($/share)	Expiration Date

Rodney A. Bienvenu, Jr.	301,372	45%	6.75	8/4/2014
Ernest C. Mysogland	100,456	15%	6.75	8/4/2014
Gus Bottazzi	187,520.00	28%	6.75	8/4/2014
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table contains certain information regarding stock options exercised during the past twelve months and stock options held as of June 30, 2005, by each of our named executive officers. The stock options listed below were granted without tandem stock appreciation rights. We have no freestanding stock appreciation rights outstanding.
Option Exercise Table

			Number of Securities
			Underlying Unexercised		Value of Unexercised In the
	Shares Acquired		Options at 6/30/05 (#)($)		Money Options at 6/30/05(1)
	On Exercise	Value
Name	(#)	Realized	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

Rodney A. Bienvenu, Jr.	—	—	—	301,372	—	—
Ernest C. Mysogland	—	—	—	100,456	—	—
Gus Bottazzi	—	—	189,520	—	—	—

(1)	Calculated on the basis of $1.75 per share, the last reported bid price of the common stock on the over-the-counter market on June 30, 2005, less exercise price payable for such shares.
Long-Term Incentive Plan (“LTIP”) Awards Table
      Halo made no long-term incentive awards in the fiscal year ended on June 30, 2005.
Compensation of Directors
      Halo has a verbal agreement with each of the non-employee directors pursuant to which Halo has agreed to pay each non-employee director (Messrs. Howitt, Boehmer and Lotke) either $30,000 in cash annually or options to acquire 45,000 shares of common stock. Directors receive no additional compensation for serving on committees of the board of directors. The Compensation Committee determines annually whether the non-employees directors will receive cash or options. With respect to the fiscal year ending June 30, 2006, on September 13, 2005, the Compensation Committee as compensation for serving as members of the board of directors granted each of Messrs. Howitt, Boehmer and Lotke an option to acquire 45,000 shares of common stock at an exercise price of 1.08 per share. The options have a ten year term and vest 25% on December 31, 2005 and ratably each month over the next 36 months provided that the director remains a director of Halo. These options were awarded subject to the approval of the Halo Technology Holdings 2005 Equity Incentive Plan. Mr. Bienvenu, Halo’s Chief Executive Officer, receives no additional compensation for his service on the board of directors.
Employment Contracts, Termination of Employment and Change in Control Arrangements
      Halo entered into a written employment agreement with Rodney A. Bienvenu, Jr., its Chairman and Chief Executive Officer as of August 4, 2004. Under the terms of this agreement, Halo agreed to pay Mr. Bienvenu a monthly salary of $25,000 beginning on August 4, 2004 through December 31, 2005. Upon execution of the agreement, Mr. Bienvenu was entitled to receive a payment equal to $37,500. In addition, Mr. Bienvenu agreed to defer 20% of his base salary for a period of time while Halo had little operating capital. This period lasted through March 2005. Under the agreement, Mr. Bienvenu was also entitled to receive an amount equal to 25% of his annual base salary upon the completion of the Gupta acquisition. This amount has not yet been paid. Halo expects to pay these deferred amounts in the second quarter of fiscal 2006. Mr. Bienvenu’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. In addition to the foregoing, the Board voted to award Mr. Bienvenu a discretionary bonus in the amount of $158,000 for fiscal 2005, and awarded him options to acquire 158,000 shares of common stock under Halo’s 2002 Equity Incentive Plan. The employment agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 60 days prior to the end of the term. Halo may terminate Mr. Bienvenu’s employment at any time for Cause (as defined in the employment agreement) or at any time on or after June 30, 2005 upon 60 days prior written notice other than for Cause. Mr. Bienvenu may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 30 days written notice without Good Reason. Mr. Bienvenu is eligible for up to 12 months severance if he is terminated by Halo without Cause or terminates his employment with Good Reason. Pursuant to the terms of the employment agreement, Mr. Bienvenu was also required to execute Halo’s standard form of Non-Competition Agreement and Confidential Information Agreement. Mr. Bienvenu is permitted to continue his activities with respect to ISIS Capital Management, LLC, Bienvenu Management, LLC, their affiliates and portfolio companies. In addition, under the employment agreement, any investment, acquisition or other opportunities that Mr. Bienvenu may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered his personal opportunities.
      Also as of August 4, 2004, Halo entered into a written employment agreement with Ernest C. Mysogland, its Executive Vice President, Chief Legal Officer, and Secretary. Under the terms of this agreement, Halo agrees to pay Mr. Mysogland a monthly salary of $14,583.33 beginning on August 4, 2004 through December 31, 2005 as well as an annual bonus upon the achievement of specified financial and business objectives as determined by the board of directors. Upon execution of the employment agreement, Mr. Mysogland was entitled to receive a payment equal to $21,875. In addition, Mr. Mysogland agreed to defer 20% of his base salary for a period of time while Halo had little operating capital. This period lasted through March 2005. Under the agreement, Mr. Mysogland was also entitled to receive an amount equal to 25% of his annual base salary upon the completion of the Gupta acquisition. This amount has not yet been paid. Halo expects to pay these deferred amounts in the second fiscal quarter. Mr. Mysogland’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. The agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 60 days prior to the end of the term. Halo may terminate Mr. Mysogland’s employment at any time for Cause (as defined in the employment agreement) or at any time on or after June 30, 2005 upon 60 days prior written notice other than for Cause. Mr. Mysogland may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 30 days written notice without Good Reason. Mr. Mysogland is eligible for up to 12 months severance if he is terminated by Halo without Cause or terminates his employment with Good Reason. Pursuant to the terms of the employment agreement, Mr. Mysogland was also required to execute Halo’s standard form of Non-Competition Agreement and Confidential Information Agreement. Mr. Mysogland is permitted to continue his activities with respect to ISIS Capital Management, LLC, Bienvenu Management, LLC, their affiliates and portfolio companies. In addition, under the employment agreement, any investment, acquisition or other opportunities that Mr. Mysogland may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered his personal opportunity.
      On October 31, 2003, Gupta Technologies, LLC, a wholly-owned subsidiary of Halo, entered into a letter agreement with Jeffrey A. Bailey, Chief Executive Officer of Gupta and interim Chief Financial Officer and Principal Financial Officer of Halo, under which Mr. Bailey became entitled to severance benefits as described therein. In the event Gupta terminates Mr. Bailey’s employment without Cause or

Mr. Bailey terminates his employment for Good Reason (as defined in the letter agreement), Gupta shall pay Mr. Bailey an amount equal to 12 months of his then current base salary and he and his dependents will remain eligible to receive medical, dental, vision health benefits during the term of the severance payments at the same rates and under the same conditions applicable to current employees of Gupta.
      On March 3, 2005, Halo entered into an agreement (“Separation Agreement”) with Gus Bottazzi related to Mr. Bottazzi’s resignation as an officer and director of Halo. Under the Separation Agreement, Halo committed to issue to Mr. Bottazzi 200,000 shares of Halo’s Series C Preferred Stock. In connection with this Separation Agreement, Halo recorded a non-cash charge of $500,000.
      On September 13, 2005, Rodney A. Bienvenu, Jr., Halo’s Chief Executive Officer, received stock options for 158,000 shares of Halo’s common stock. The exercise price for these options is $1.08 per share (the Fair Market Value on the date of grant by the Compensation Committee). These options have a ten year term. 25% of these options vested on December 31, 2005, and the remaining options vest ratably over the following 36 months, provided that Mr. Bienvenu remains with Halo.
      At the Annual Meeting of Stockholders of Halo, held October 21, 2005, the stockholders of Halo approved the Halo Technology Holdings 2005 Equity Incentive Plan (the “2005 Plan”) previously approved by the board of directors of Halo. The Compensation Committee of the board of directors of Halo will administer the 2005 Plan, including selecting the employees, consultants and directors to be granted Awards under the 2005 Plan and determining the type and size of each Award and the terms and conditions of each Award. Halo’s employees, consultants and directors, or the employees, consultants and directors of Halo’s related companies, may receive Awards under the 2005 Plan. The types of Awards that may be granted under the 2005 Plan are stock options (both incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, contract stock, bonus stock and dividend equivalent rights.
      Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be delivered under the 2005 Plan is 8,400,000 shares. No employee may receive options, stock appreciation rights, shares or dividend equivalent rights for more than four million shares during any calendar year. No incentive stock option will be granted under the 2005 Plan after September 13, 2015.
      As a result of stockholder approval of the 2005 Plan on October 21, 2005, certain executive officers and directors of Halo received options previously approved by the board of directors of Halo. Rodney A. Bienvenu, Jr., Brian Sisko, Ernest Mysogland and Jeff Bailey received stock options for 1,800,000 shares, 600,000 shares, 200,000 shares and 25,000 shares, respectively. The exercise price for Messrs. Bienvenu and Mysogland’s options is $1.19 per share (110% of Fair Market Value on the date of grant by the Compensation Committee) and the exercise price for Messrs. Sisko and Bailey’s options is $1.08 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Messrs. Bienvenu and Mysogland have a five year term and the options granted to Messrs. Sisko and Bailey have a ten year term. John A. Boehmer, David M. Howitt and Mark J. Lotke, the non-employee directors, each received a stock option for 45,000 shares. These options all have an exercise price of $1.08 per share and a ten year term. Additionally, Jeff Bailey, Chief Executive Officer of Gupta Technologies, LLC, Halo’s subsidiary, and Takeshi Taniguchi, Corporate Controller of Gupta received performance-vesting stock options for 225,000 and 10,000 shares, respectively. These options will vest if Gupta achieves specified increases in EBITDA as determined by the Compensation Committee for the fiscal year July 1, 2005 through June 30, 2006. These options have an exercise price of $1.08 per share and a ten year term.
      Also as a result of the stockholder’s approval of the 2005 Plan, the Compensation Committee of the Halo board of directors determined to award cash bonus amounts, options and/or shares pursuant to the Fiscal 2006 Halo Senior Management Incentive Plan.
      On January 4, 2006, Mark Finkel, Halo’s Chief Financial Officer, received stock options for 600,000 shares of Halo’s common stock. The exercise price for Mr. Finkel’s options is $1.22 per share (the fair market value on the date of grant by the Compensation Committee). The options granted to

Mr. Finkel have a ten year term. Twenty-five percent (25%) of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains employed by Halo.
Certain Relationships and Related Transactions
      On August 4, 2004, IAP II entered into that certain Series B-2 Preferred Stock Purchase Agreement (the “Series B-2 Purchase Agreement”) between and among Halo and the persons listed on Schedule 1.01 thereto. Under the Series B-2 Purchase Agreement, IAP II agreed to purchase 750 shares of Halo’s Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”) and warrants to acquire 750 shares of Series B-2 Preferred Stock, for a purchase price of $750,000 (the “Series B-2 Warrants”). Upon the closings under the Series B-2 Purchase Agreement, IAP II received 750 shares of Series B-2 Preferred Stock and the Series B-2 Warrants, exercisable over five (5) years, to purchase an aggregate of 750 shares of Series B-2 Preferred Stock at an exercise price of $1,000 per share. On January 31, 2005, the 750 Shares of Series B-2 Preferred Stock converted into 389,114 shares of common stock. Also on January 31, 2005, the Series B-2 Warrants became warrants, exercisable over five (5) years, to purchase an aggregate of 375,000 shares of common stock at an exercise price of $1.00 per share.
      Mr. David Howitt, a director of Halo, invested $500,000 in IAP II and currently has approximately a fifty percent interest therein. ISIS Capital Management, LLC (“ISIS”), is the managing member of IAP II. The managing members of ISIS are Mr. Rodney A. Bienvenu, Jr., Chairman and Chief Executive Officer of Halo, and Mr. Ernest C. Mysogland, Halo’s Chief Legal Officer. Mr. Bienvenu holds a seventy percent equity interest in ISIS. Mr. Mysogland holds a thirty percent equity interest in ISIS. ISIS’s interest in IAP II provides for ISIS to receive twenty percent of the net profits received from IAP II’s investments.
      On August 4, 2004, ISIS and Halo entered into a Consulting Agreement, pursuant to which Halo will pay ISIS for services requested of ISIS from time to time, including, without limitation, research services, at ISIS’s regular rates or at the cost incurred by ISIS to provide such services, and will reimburse ISIS for any costs incurred by ISIS on behalf of Halo.
      On August 4, 2004, Halo granted ISIS certain non-qualified options to acquire 200,914 shares of common stock. All such options have an exercise price of $6.75 per share. The exercise of such options is subject to the achievement of certain vesting and milestone terms (subject to the terms of the stock option agreement). Any of the above-described options not previously exercisable shall be vested and exercisable on August 4, 2009.
      Halo has entered into a written employment agreements with Rodney A. Bienvenu, Jr., its Chairman and Chief Executive Officer, and Ernest C. Mysogland, its Executive Vice President, Chief Legal Officer and Secretary, each as of August 4, 2004. Under the terms of these agreements, any investment, acquisition or other opportunities that Mr. Bienvenu or Mr. Mysogland may become aware of, other than through an employee, agent or representative of Halo, are not to be considered opportunities of Halo but shall be considered personal opportunities.
      As of October 13, 2004, Halo entered into that certain Purchase Agreement Assignment (the “Assignment”). Under the Assignment, Halo acquired all of the rights and assumed all of the liabilities of the Purchaser under that certain Membership Interest Purchase Agreement (as amended by the Extension, the “Purchase Agreement”) made and entered into as of September 2, 2004, by and between ISIS Capital Management, LLC (as the “Purchaser”) and Gupta Holdings, LLC (the “Seller”).
      In contemplation of the Assignment to Halo ISIS negotiated for an extension of the closing date (originally scheduled for September 30, 2004) until October 15, 2004, and paid the Seller $1,000,000 in exchange for such right. Under the Assignment, Halo agreed to repay ISIS (or its assignees), for the $1,000,000 ISIS paid to the Seller. Halo has issued certain notes to ISIS evidencing such obligations in the principal amount of $1,000,000. On January 31, 2005, the notes were automatically converted into Series C Notes. On March 31, 2005, in accordance with their terms, the Series C Notes converted into

1,000,000 shares of Series C Preferred Stock and warrants to acquire 1,000,000 shares of common stock. These warrants have an exercise price of $1.25 per share and are exercisable for a period of five years from the date of issuance.
      Furthermore, upon the acquisition of Gupta, in consideration of the Assignment and services in connection with due diligence, financing contacts and structure, for its efforts in negotiating the terms of the acquisition (including the specific right to assign the Purchase Agreement to Halo), and undertaking the initial obligation regarding the purchase of Gupta, Halo paid ISIS and its investors, as allocated by ISIS, a transaction fee equal to $1,250,000, payable either in cash or, at the election of ISIS, in Series B-2 Securities, or senior debt or senior equity issued in connection with the acquisition of Gupta. As of September 30, 2005, this transaction fee has not been paid to ISIS. Halo will also reimburse ISIS for any amount it has incurred in connection with the negotiation and consummation of the transaction.
      One of the Senior Noteholders under the Senior Note Agreement entered into in connection with the acquisition of Gupta, was B/T Investors, a general partnership. B/T Investors lent Halo a total of $975,000 under the Senior Note Agreement, and received Senior Notes in that principal amount. One of the partners in B/T Investors is Brian J. Sisko who is now Halo’s Chief Operating Officer. B/T Investors assigned its Senior Notes to its various partners, and Mr. Sisko received a Senior Note in the principal amount of $100,000. This note held by Mr. Sisko was paid off in August, 2005 when Halo refinanced its debt when it entered into the long term credit facility with Fortress Credit Corp.

Convertible Promissory Notes and Effect on Previously Issued Convertible Notes
      On January 11, 2006, Halo entered into certain convertible promissory notes (the “Series E Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000) that automatically convert into (i) such number of fully paid and non-assessable shares of Halo’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the “Series E Warrants”) to purchase a number of shares of Halo’s common stock equal to 40% of such number of shares of Series E Stock issued to the holder.
      Also on January 11, 2006, Halo entered into certain Subscription Agreements (the “Series E Subscription Agreements”) for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the Series E Subscription Agreements agreed to invest $150,000 in cash and committed to convert principal and interest due under certain other promissory notes issued by Halo.
      Certain of these transactions were entered into by Mr. David Howitt, a director of Halo. Mr. Howitt invested $350,000 under the notes, and agreed to invest another $150,000 under the Subscription Agreement. Mr. Howitt recused himself from the board of directors decisions approving these transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of March 23, 2006, certain information regarding the beneficial ownership (1) of Halo’s capital stock outstanding by (i) each person who is known to Halo to own 5% or more of Halo’s Common Stock, Series C Preferred Stock or Series D Preferred Stock, the outstanding voting securities, (ii) each director of Halo, (iii) certain executive officers of Halo and (iv) all executive officers and directors of Halo as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Halo Technology Holdings, 200 Railroad Avenue, Greenwich, CT 06830. As of March 23, 2006, Halo had 7,810,840 shares of Common Stock issued and outstanding, 13,362,688 shares of Series C Preferred Stock issued and outstanding and 7,045,454 shares of Series D Preferred Stock issued and outstanding. As of March 23, 2006, the outstanding shares of Common Stock were held by approximately 400 stockholders of record, the outstanding shares of Series C Preferred Stock were held by 26 stockholders of record, and the outstanding shares of Series D Preferred Stock were held by one stockholder of record. The Series C Preferred Stock and Series D Preferred Stock vote together with the Common Stock as a single class on all matters submitted to a vote of the stockholders of Halo, each share of Series C Preferred Stock, each share of Series D Preferred Stock and each share of Common Stock is entitled to one vote per share.

				Percent of
		Amount and Nature of	Percent of	Outstanding Voting
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class	Securities(2)

Common	Rodney A. Bienvenu, Jr.(3)	5,192,625	9.99%	17.74%
Series C	Rodney A. Bienvenu, Jr.(3)	1,813,261	13.31%	17.74%
Common	Ernest C. Mysogland(4)	4,679,873	9.99%	15.96%
Series C	Ernest C. Mysogland(4)	1,813,261	13.31%	15.96%
Common	Brian J. Sisko(5)	175,000	2.19%	*
Common	Jeff Bailey(6)	7,290	*	*
Common	Gus Bottazzi(7)	603,863	7.18%	2.12%
Common	John A. Boehmer(8)	13,124	*	*
Common	David M. Howitt(9)	1,196,805	9.99%	4.12%
Common	Mark J. Lotke(10)	13,124	*	*
Common	Mark Finkel	—	—	—
Common	All directors and executive officers as a group (9 persons)(11)	6,483,383	40.73%	20.08%
Series C	All directors and executive officers as a group (9 persons)(11)	2,117,913	15.28%	20.08%
Common	Asset Managers International Ltd.(12)	2,406,319	9.99%	8.13%
Common	Manuel D. Ron(13)	2,389,781	9.99%	8.13%
Series C	Asset Managers International Ltd.	1,000,000	7.22%	8.13%
Series C	Manual D. Ron(13)	1,000,000	7.22%	8.13%
Common	Carmignac Infotech(14)	627,828	7.46%	2.20%
Common	Carmignac Technologies(15)	1,425,692	9.99%	4.93%
Series C	Carmignac Technologies	707,000	5.10%	4.93%
Common	Rajesh Varma(16)	2,053,520	17.45%	7.28%
Series C	Rajesh Varma(16)	1,010,000	7.29%	7.28%
Common	Carnegie Fund(17)	455,533	5.75%	1.61%
Common	Mikael Kadri(18)	455,533	5.75%	1.61%
Common	Viktor Rehnqvist(19)	455,533	5.75%	1.61%
Common	Crestview Capital Master, LLC(20)	7,661,407	9.99%	23.76%

				Percent of
		Amount and Nature of	Percent of	Outstanding Voting
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class	Securities(2)

Common	Robert Hoyt(21)	7,661,407	9.99%	23.76%
Series C	Crestview Capital Master, LLC	2,020,000	14.58%	23.76%
Series C	Robert Hoyt(21)	2,020,000	14.58%	23.76%
Common	CAMOFI Master LDC(22)	5,827,449	9.99%	18.21%
Common	Richard Smithline(23)	5,827,449	9.99%	18.21%
Series C	DCOFI Master LDC	2,000,000	14.43%	18.21%
Series C	Richard Smithline(23)	2,000,000	14.43%	18.21%
Common	Gibralt Capital Corporation(24)	472,873	5.88%	1.66%
Common	John Ciampi(25)	472,873	5.88%	1.66%
Common	Gupta Holdings, LLC(26)	4,384,316	9.99%	14.36%
Common	Tom T. Gores(27)	11,429,770	19.98%	39.33%
Common	Jerome N. Gold(28)	4,384,316	9.99%	14.36%
Common	Robert J. Joubran(29)	4,384,316	9.99%	14.36%
Common	Eva Kawalski(30)	4,384,316	9.99%	14.36%
Series C	Gupta Holdings, LLC	2,020,000	14.83%	14.36%
Series C	Tom T. Gores(27)	2,020,000	14.83%	39.33%
Series C	Jerome N. Gold(28)	2,020,000	14.83%	14.36%
Series C	Robert J. Joubran(29)	2,020,000	14.83%	14.36%
Series C	Eva Kawalski(30)	2,020,000	14.83%	14.36%
Common	ISIS Acquisition Partners II, LLC(31)	1,344,465	9.99%	4.66%
Common	ISIS Acquisition Partners, LLC(32)	485,085	5.85%	1.70%
Common	ISIS Capital Management, LLC(33)	4,621,541	25.83%	15.76%
Series C	ISIS Capital Management, LLC(34)	1,813,261	13.31%	15.94%
Common	Fortress Credit Corp.(35)	2,109,042	21.26%	6.95%
Common	OXA Trade and Finance, Inc.(36)	917,425	9.99%	3.19%
Common	Pogue Capital International Ltd.(37)	513,218	6.23%	1.80%
Common	DCI Master LDC(38)	1,476,727	9.99%	4.97%
Common	SEB Investments(39)	4,073,406	9.99%	13.47%
Common	Tobias Hagstrom(40)	4,073,406	9.99%	13.47%
Series C	SEB Investments	2,020,000	14.83%	13.47%
Series C	Tobias Hagstrom(40)	2,020,000	14.83%	13.47%
Common	Vision Opportunity Master Fund, Ltd.(41)	1,005,834	9.99%	3.44%
Common	Mai N. Pogue(42)	1,459,052	16.59%	5.09%
Common	Platinum Equity, LLC(43)	7,045,454	9.99%	24.97%
Series D	Platinum Equity, LLC	7,045,454	100%	24.97%
Series D	Tom T. Gores(27)	7,045,454	100%	39.33%

*	Indicates less than one percent.

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	Considers Common Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class, with the Common Stock entitled to one vote per share, the Series C Preferred Stock entitled to one vote per share of Series C Preferred Stock, and the Series D Preferred Stock entitled to one vote per share of Series D Preferred Stock.

(3)	Rodney A. Bienvenu, Jr. Amount includes the securities or rights to acquire securities held or deemed to be held by ISIS Acquisition Partners II LLC (“IAP II”), ISIS Acquisition Partners LLC (“IAP”), and by ISIS Capital Management, LLC (“ISIS”) as described in notes 31, 32, 33 and 34 below. Mr. Bienvenu is a managing member of ISIS, and ISIS is the managing member of IAP and IAP II. Mr. Bienvenu may be deemed to have voting and investment power with respect to shares beneficially owned by IAP II, IAP and/or ISIS and disclaims beneficial ownership of such shares, except to the extent of his respective proportionate pecuniary interest therein. Amount also includes(i) vested options to acquire 46,084 shares of Common Stock at an exercise price of $1.08 per share, and (ii) vested options to acquire 525,000 shares of common stock at an exercise price of $1.19 per share.

(4)	Ernest C. Mysogland. Amount includes the securities or rights to acquire securities held by ISIS Acquisition Partners II LLC (“IAP II”), ISIS Acquisition Partners LLC (“IAP”), and by ISIS Capital Management, LLC (“ISIS”) as described in notes 31, 32, 33 and 34 below. Mr. Mysogland is a managing member of ISIS, and ISIS is the managing member of IAP and IAP II. Mr. Mysogland may be deemed to have voting and investment power with respect to shares beneficially owned by IAP II, IAP and/or ISIS and disclaims beneficial ownership of such shares, except to the extent of his respective proportionate pecuniary interest therein. Amount also includes vested options to acquire 58,332 shares of common stock at an exercise price of $1.19 per share.

(5)	Brian J. Sisko. Amount includes vested options to acquire 175,000 shares of common stock at an exercise price of $1.08 per share.

(6)	Jeff Bailey. Amount includes vested options to acquire 7,290 shares of Common Stock at an exercise price of $1.08 per share.

(7)	Gus Bottazzi. Amount includes (i) vested options to acquire 187,520 shares of Common Stock at an exercise price of $6.75 per share, (ii) vested options to acquire 2,000 shares of common stock at an exercise price of $25.00 per share, (iii) 304,652 shares of Series C Preferred Stock, convertible into 304,652 shares of Common Stock and (iv) Warrants to acquire 104,652 shares of Common Stock at $1.25 per share. Mr. Bottazzi was a director and President of the Company until March, 2005.

(8)	John A. Boehmer. Amount includes vested options to acquire 13,124 shares of Common Stock at an exercise price of $1.08 per share.

(9)	David M. Howitt. Amount includes amounts held by IAP II as described in note 31 below, to the extent of Mr. Howitt’s interest in IAP II. Amount also includes vested options to acquire 13,124 shares of Common Stock at an exercise price of $1.08 per share, and 406,901 shares of Common Stock issuable upon conversion of principal and interest under a convertible promissory note held by Mr. Howitt.

(10)	Mark J. Lotke. Amount includes vested options to acquire 13,124 shares of Common Stock at an exercise price of $1.08 per share.

(11)	Officers and Directors as a group. Amount includes shares held or deemed to be held by Messrs. Bienvenu, Mysogland and Howitt, without duplication, as described in notes 3, 4 and 7 above, and amounts held by Mr. Sisko and Mr. Bottazzi as described in notes 5 and 6 above.

(12)	Asset Managers International Ltd. Amount includes 1,000,000 shares of Series C Preferred Stock convertible into 1,000,000 shares of Common Stock, and warrants to acquire 1,389,781 shares of Common Stock at an exercise price of $1.25 per share.

(13)	Manuel D. Ron. Amount includes securities or rights to acquire securities held by Asset Managers International Ltd. as described in note 12 above. Mr. Manuel D. Ron exercises voting and investment power over the shares held by this entity. Mr. Ron disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(14)	Carmignac Infotech. Amount includes 21,828 shares of Common Stock, 303,000 shares of Series C Preferred Stock convertible into 303,000 shares of Common Stock, and warrants to acquire 303,000 shares of Common Stock at an exercise price of $1.25 per share.

(15)	Carmignac Technologies. Amount includes 707,000 shares of Series C Preferred Stock convertible into 707,000 shares of Common Stock, and warrants to acquire 707,000 shares of Common Stock at an exercise price of $1.25 per share.

(16)	Rajesh Varma. Amount includes securities and rights to acquire securities held by Carmignac Infotech and Carmignac Technologies as described in notes 14 and 15. Mr. Rajesh Varma exercises voting and investment power over the shares held by these entities. Mr. Varma disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(17)	Carnegie Fund. Amount includes 341,149 shares of Common Stock, warrants to acquire 8,000 shares of Common Stock for an exercise price of $2.00 per share, and warrants to acquire 104,653 shares of Common Stock at an exercise price of $1.25 per share.

(18)	Mr. Mikael Kadri. Amount includes securities and rights to acquire securities held by Carnegie Fund as described in note 17. Mr. Kadri exercises voting and investment power over the shares held by this entity. Mr. Kadri disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(19)	Mr. Viktor Rehnqvist. Amount includes securities and rights to acquire securities held by Carnegie Fund as described in note 17. Mr. Rehnqvist exercises voting and investment power over the shares held by this entity. Mr. Rehnqvist disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(20)	Crestview Capital Master, LLC. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, subordinated debt convertible into 2,000,000 shares of Common Stock, and 1,621,407 shares of Common Stock at an exercise price of $1.25 per share.

(21)	Robert Hoyt. Amount includes securities or rights to acquire securities held by Crestview Capital Master, LLC as described in note 20. Mr. Robert Hoyt exercises voting and investment power over the shares held by this entity. Mr. Hoyt disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(22)	CAMOFI Master LDC. Amount includes 2,000,000 shares of Series C Preferred Stock convertible into 2,000,000 shares of Common Stock, warrants to acquire 2,000,000 shares of Common Stock at an exercise price of $1.25 per share, warrants to acquire 779,562 shares of Common Stock at an exercise price of $1.25 per share, subordinated debt convertible into 500,000 shares of Common Stock, warrants to acquire 500,000 shares of Common Stock at an exercise price of $1.25 per share, and 47,887 shares of Common Stock.

(23)	Richard Smithline. Amount includes securities or rights to acquire securities held by DCOFI Master LDC as described in note 22. Mr. Smithline exercises voting and investment power over the shares held by this entity. Mr. Smithline disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(24)	Gibralt Capital Corporation. Amount includes 234,497 shares of Common Stock, warrants to acquire 234,497 shares of Common Stock at an exercise price of $1.25 per share, and 3,879 additional shares of Common Stock.

(25)	John Ciampi. Amount includes the securities and rights to acquire securities held by Gibralt Capital Corporation as described in note 24. Mr. Ciampi exercises voting and investment power over the shares held by this entity. Mr. Ciampi disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(26)	Gupta Holdings, LLC. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, warrants to acquire 292,336 shares of Common Stock at an exercise price of $1.25 per share, and 51,980 shares of Common Stock.

(27)	Tom T. Gores. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26, and Platinum Equity, LLC as described in note 45. Mr. Gores exercises voting and investment power over the shares held by these entities. Mr. Gores disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(28)	Jerome N. Gold. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Mr. Gold exercises voting and investment power over the shares held by this entity. Mr. Gold disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(29)	Robert J. Joubran. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Mr. Joubran exercises voting and investment power over the shares held by this entity. Mr. Joubran disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(30)	Eva Kawalski. Amount includes securities and rights to acquire securities held by Gupta Holdings, LLC as described in note 26. Ms. Kawalski exercises voting and investment power over the shares held by this entity. Ms. Kawalski disclaims beneficial ownership of the shares, except to the extent of her pecuniary interests therein.

(31)	ISIS Acquisition Partners II, LLC. Amount includes 389,114 shares of Common Stock, warrants to acquire 375,000 shares of Common Stock for an exercise price of $1.00 per share, 287,795 shares of Series C Preferred Stock convertible into 287,795 shares of Common Stock, and warrants to acquire 287,795 shares of Common Stock at an exercise price of $1.25 per share.

(32)	ISIS Acquisition Partners, LLC. Amount includes 240,553 shares of shares of Series C Preferred Stock convertible into 240,553 shares of Common Stock, and warrants to acquire 240,553 shares of Common Stock at an exercise price of $1.25 per share.

(33)	ISIS Capital Management, LLC (“ISIS”). Amount includes 1,284,913 shares of Series C Preferred Stock convertible into 1,284,913 shares of Common Stock, and warrants to acquire 1,284,913 shares of Common Stock at an exercise price of $1.25 per share. Amount also includes the securities or rights to acquire securities held by ISIS Acquisition Partners II LLC (“IAP II”) and by ISIS Acquisition Partners LLC (“IAP”) as described in footnotes 31 and 32. ISIS is the managing member of IAP and IAP II and has voting and investment power with respect to shares beneficially owned by IAP II and/or IAP.

(34)	ISIS Capital Management, LLC (“ISIS”). Amount includes 1,284,913 shares of Series C Preferred Stock. Amount also includes the Series C Preferred Stock held by ISIS Acquisition Partners II LLC (“IAP II”) and by ISIS Acquisition Partners LLC (“IAP”) as described in footnotes 31 and 32. ISIS is the managing member of IAP and IAP II and has voting and investment power with respect to shares beneficially owned by IAP II and/or IAP.

(35)	Fortress Credit Corp. Amount includes warrants to acquire 2,109,042 shares of Common Stock at an exercise price of $0.01 per share.

(36)	Oxa Trade and Finance, Inc. Amount includes 52,500 shares of Common Stock, warrants to acquire 50,000 shares of Common Stock for an exercise price of $1.00 per share, 313,958 shares of Series C Preferred Stock convertible into 313,958 shares of Common Stock, warrants to acquire 313,958 shares of Common Stock at an exercise price of $1.25 per share, 5,193 shares of Common Stock, and warrants to acquire 181,818 shares of Common Stock at $1.25 per share.

(37)	Pogue Capital International Ltd. Amount includes 88,348 shares of Common Stock, warrants to acquire 6,260 shares of Common Stock for an exercise price of $2.00 per share, 209,305 shares of

Series C Preferred Stock convertible into 209,305 shares of Common Stock, and warrants to acquire 209,305 shares of Common Stock at an exercise price of $1.25 per share.

(38)	DCI Master LDC. Amount includes warrants to acquire 363,636 shares of Common Stock, and 1,113,091 shares of Common Stock issuable upon the conversion of debt.

(39)	SEB Asset Management. Amount includes 2,020,000 shares of Series C Preferred Stock convertible into 2,020,000 shares of Common Stock, warrants to acquire 2,020,000 shares of Common Stock at an exercise price of $1.25 per share, and 33,406 shares of Common Stock.

(40)	Tobias Hagstrom. Amount includes securities and rights to acquire securities held by SEB Asset Management as described in note 39. Mr. Hagstrom exercises voting and investment power over the shares held by this entity. Mr. Hagstrom disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(41)	Vision Opportunity Master Fund, Ltd. Amount 1,005,834 shares of Common Stock issuable upon the conversion of debt.

(42)	Mai N. Pogue. Ms. Pogue, jointly with her husband, Gerald A. Pogue, owns 28,408 shares of Common Stock. In addition, the amount includes securities held by Oxa Trade and Finance, Inc. and Pogue Capital International as described in notes 36 and 37.

(43)	Platinum Equity, LLC. Amount includes 7,045,054 shares of Series D Preferred Stock, convertible into 7,045,054 shares of Common Stock.

DESCRIPTION OF PROPERTIES
      The principal executive offices of Halo are located at 200 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830. Halo has a four-year lease on its current office space. The property has a general-purpose use for sales and administration, and Halo believes it will be sufficient for our needs for the foreseeable future.
      Halo’s wholly-owned subsidiary, Gupta, leases 6,319 square feet of office space at its headquarters in Redwood Shores, California, and 5,349 square feet of office space in Munich, Germany. Gupta additionally leases small sales offices in Paris and London.
      The principal executive offices of Halo’s Process subsidiary are located in Framingham, Massachusetts. Halo’s subsidiary ProfitKey International leases 9,000 square feet of office space at its headquarters in Salem, New Hampshire. The Foresight Software subsidiary leases 5,920 square feet of office space at its headquarters in Atlanta, Georgia. Halo’s DAVID Corporation subsidiary leases 5,180 square feet of office space at its headquarters in San Francisco, California. Empagio leases 1,788 square feet of office space at its headquarters in Atlanta, Georgia, and 13,500 square feet of office space in San Francisco, California. Halo believes these premises will be sufficient for our needs for the foreseeable future.
LEGAL PROCEEDINGS
      From time to time, Halo may be involved in litigation that arises in the normal course of its business operations. As of the date of this proxy statement/ prospectus, Halo is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on its business or results of operations.
MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS
      Halo’s common stock, par value $.00001 per share, is quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “HALO.OB”.

      The following table sets forth the range of high and low closing bid prices for Halo’s common stock for the periods indicated as reported by the National Quotation Bureau, Inc. These prices represent quotations between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

		Bid Price

Fiscal Year	Quarter Ended	Low	High

2004	March 31, 2004	17.00	31.00
	June 30, 2004	6.00	18.00
2005	September 30, 2004	3.00	8.00
	December 31, 2004	1.50	5.00
	March 31, 2005	1.51	5.00
	June 30, 2005	1.60	4.00
2006	September 30, 2005	.92	2.85
	December 31, 2005	1.10	1.75
	March 31, 2006	1.20	1.80
      As of March 31, 2006, the National Quotation Bureau, Inc. reported that the closing bid and ask prices on the Halo’s common stock were $1.20 and $1.28 respectively.
Holders
      As of December 31, 2005, Halo’s financial statements show 5,601,548 shares of common stock outstanding.
      At March 31, 2006, there were approximately 400 common stockholders of record, including shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known to Halo.
Dividends
      Halo has not declared any cash dividends, nor does it intend to do so. Halo is not subject to any legal restrictions respecting the payment of dividends, except as provided under the rights and preferences of its Series C Preferred Stock (the “Series C Stock”) and its Series D Preferred Stock (the “Series D Stock”) which restrict, the payment of any dividend with respect to the common stock without paying dividends on the Series C Stock and Series D Stock, and which provide for a preference in the payment of the dividends on the Series C Stock and Series D Stock requiring such dividends to be paid before any dividend or distribution is made to the common stockholders. Dividends on the Series C Preferred Stock accrue at the rate of 6% of the stated value of the preferred stock per annum, and are payable in cash or in shares of common stock at the time of conversion of the Series C Stock. In addition, dividends may not be paid so as to render us insolvent. Dividends on the Series D Stock accrue at the rate of 13% of the stated value of the preferred stock per annum, and are payable in cash or in shares of common stock. Dividends on each share of Series D Stock shall be paid initially on March 31, 2006 and quarterly in arrears thereafter, in either cash or additional shares of common stock, at the election of Halo.
      Halo’s dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for its operations in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans
      The following table sets forth as of June 30, 2005, certain information regarding the securities authorized for issuance under the 2002 Stock Incentive Plan, which is the sole equity compensation plan of Halo as of June 30, 2005.

Equity Compensation Plan
Information

	Number of		Number of
	Securities	Weighted-	Securities
	to be Issued	Average	Remaining
	Upon	Exercise	Available for
	Exercise of	Price of	Future
	Outstanding	Outstanding	Issuance
	Options,	Options,	Under Equity
	Warrants	Warrants	Compensation
	and Rights	and Rights	Plans

Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	628,453	$6.84	148,158

Total	628,453	$6.84	148,158

      In November 2002, Halo’s board of directors approved and adopted the Warp Technology Holdings, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) as a means through which Halo and its subsidiaries may attract, retain and compensate employees and consultants. So that the appropriate incentive can be provided, the 2002 Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards and Stock Bonuses, or a combination of the foregoing. A total of 776,611 Shares have been reserved for issuance pursuant to the 2002 Plan plus shares that are subject to: (a) issuance upon exercise of an option but cease to be subject to such option for any reason other than exercise of such option; (b) an award granted under the 2002 Plan but forfeited or repurchased by the Company at the original issue price; and (c) an award that otherwise terminates without shares being issued. The 2002 Plan is administered by the board of directors. The board of directors may at any time terminate or amend the 2002 Plan in any respect, including without limitation amendment of any form of award agreement or instrument to be executed pursuant to the 2002 Plan; provided, however, that the board of directors will not, without the approval of the stockholders, amend the 2002 Plan in any manner that requires stockholder approval. Unless earlier terminated as provided under the 2002 Plan, the 2002 Plan will terminate November 2012. As of June 30, 2005, there were outstanding options to purchase 628,453 shares and 148,158 shares available for award under the 2002 Plan.
CERTAIN INFORMATION CONCERNING THE MERGER SUB
      Merger Sub is a wholly owned subsidiary of Halo. If the merger is completed, Merger Sub will be merged with and into InfoNow and its separate corporate existence will cease. As a result, InfoNow will become a wholly owned subsidiary of Halo. Merger Sub was incorporated by Halo in Delaware in December 2005 with minimal capitalization and has conducted no business since its incorporation other than executing the merger agreement.

CERTAIN INFORMATION CONCERNING INFONOW
Description of Business
      InfoNow provides channel visibility(1) and channel management(2) solutions(3), in the form of software and services, to large global corporations that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches, which are sometimes referred to as channel partners.
      Companies that sell in a business-to-business, which is sometimes referred to as B2B, environment through large distribution networks face unique business challenges. They need to communicate efficiently with hundreds, or even thousands, of channel partners around the globe. They need to understand the unique capabilities of each channel partner and help those channel partners find and capitalize on sales opportunities. More importantly, they need to understand who their end customers are, so they can deliver competitive products and services to meet end customers’ needs and work with their channel partners to deliver increased revenues and efficiencies.
      Companies that sell through complex channel partner networks often do not have specific information, or what is sometimes referred to as clear visibility, into who their end customers are and what products they are buying. This lack of information regarding end customers puts these companies at a distinct competitive disadvantage versus companies that sell direct and maintain direct relationships with their end customers.
      InfoNow’s channel visibility solution, Channel Insight, gives channel-focused companies visibility into who their resellers are, what they are selling, and at what prices. InfoNow also gives them visibility into who their end customers are and what they are buying, with high levels of accuracy. InfoNow augments end customer sales information with rich market data, including customer affiliations and hierarchy (the relationship between parent companies and their subsidiaries or affiliate companies), business size, geography and vertical market. InfoNow offers data modules to help its customers use this information to enhance their competitiveness and improve their business. InfoNow also offers channel management solutions for partner profiling, partner referrals and locators, and lead generation and management. These solutions are more fully described in the section entitled “— InfoNow’s Software and Services” beginning on page 129 of this proxy statement/ prospectus.
      InfoNow’s software can be integrated with virtually any client’s existing software applications and infrastructure. InfoNow’s solutions enable its clients to interact with channel partners and end customers via the Web, call centers, interactive voice response systems, wireless phones and other hand-held wireless devices, in up to 28 different languages and dialects. InfoNow’s solutions are based on a modular design that allows flexible configuration(4) of software to meet a wide variety of clients’ needs. InfoNow’s solutions delivery model follows this flexible approach, allowing clients to buy all or part of a solution, adding modules as needed.

      1 Channel visibility: The term “channel” is used to refer to the different ways products or solutions can be sold to a market. Channels can be direct (owned by the manufacturer) or indirect (owned by a third party). Typical indirect channels include distributors, dealers, resellers, retailers, agents and branches. Channel visibility refers to gathering sales data from channel partners and giving clients timely and accurate data about the identity of their resellers and end customers and what products these customers are buying.
      2 Channel management: The term “channel management” refers to working with a company, its channel partners and end customers to improve business execution and performance.
      3 Solution: The term “solution” refers to a combination of software, professional services and managed services that addresses a client’s specific business and technical requirements.
      4 Configuration: The setting of software parameters to match a client’s business and technical requirements.

      InfoNow currently serves a number of leading brand-name clients, including companies such as ABN-AMRO, Apple, Bank of America, Enterasys Networks, Hewlett-Packard, Maytag, Suzuki, NVIDIA, TD Canada Trust, UPS, Wachovia Corporation and Visa. The following are examples of how InfoNow meets its clients’ needs:

•	A high-tech manufacturer and supplier of printing solutions came to InfoNow with a tough business challenge. The company’s sales representatives were compensated, in part, for sales fulfilled by channel partners, and spent, on average, one to two days a month collecting paperwork from distributors and resellers so they could substantiate commission credits. The company also had significant costs related to the opportunity costs of lost sales, back office costs related to the collection and reconciliation of sales data, costs associated with commission overpayments and errors, and the cost to morale of long lag times between sales and commission payments. With InfoNow’s Channel Insight, they have been able to automate portions of the process, with higher accuracy and faster turnaround times. In addition, their sales representatives can now focus more time and attention on selling versus collecting paperwork to substantiate commissions.

•	Companies that sell through complex channels spend millions of dollars to generate new sales opportunities — through third party call centers, specific market promotions, and other broad based marketing programs. Without visibility into who their end customers are and what they are buying, these companies can struggle to effectively target these marketing campaigns and to measure the results of their efforts. In 2003, InfoNow deployed its Channel Insight Opportunity Generation module with a Fortune 50 high-tech manufacturer. Since then, InfoNow has deployed a business intelligence system that integrates sales data with other client- specific databases allowing them to perform deep research into partner selling patterns and end-customer buying patterns.

•	Visa is the world’s largest consumer payment system, with over 1 million automatic teller machines, or ATMs, worldwide. Visa uses elements of InfoNow’s Channel Management Solution, including partner profiling, referral and locator applications, to help end customers find Visa ATMs around the globe. InfoNow manages Visa’s location database for member banks and provides a locator/ referral solution. This solution is available in English, Spanish, and Portuguese to Visa customers around the world. No matter where they are or what time it is, Visa’s customers can contact Visa via the Internet or wireless devices, enter an address or cross street location, and be referred to the Visa ATM closest to them.

Company History
      InfoNow was incorporated under the laws of the State of Delaware on October 29, 1990, and completed its initial public offering in 1992. In 1995, InfoNow began developing channel management software and services for large corporate clients. In the mid 1990s, InfoNow developed innovative Internet-based referral and locator technology, delivering channel management solutions for partner profiling, partner referrals, map-based locators with driving directions, and lead generation and management to leading companies in the high-tech, financial services and industrial sectors.
      In 2001, InfoNow introduced Channel Insight, its channel visibility solution, with a $10 million, multi-year agreement with its largest client. In 2002, InfoNow signed additional multi-million dollar agreements for its Channel Insight solution.
      In late 2003, InfoNow narrowed its primary Channel Insight sales focus to target large, high-tech companies. Additionally, in an effort to accelerate the sales cycle, InfoNow introduced a new delivery model for Channel Insight, wherein a prospective client can buy a license for individual data modules at an introductory price point and purchase additional modules over time. As a result of these things, as well as other initiatives, InfoNow entered into two new Channel Insight contracts in the fourth quarter of 2003.
      Beginning in 2004, in response to (1) internal market research, (2) external validation from clients, analysts, potential partners and prospects, (3) InfoNow’s first-to-market position with patent-pending Channel Insight technology, (4) potential market size and demonstrated client demand for this technology, and (5) the potentially higher value of InfoNow’s Channel Insight offering versus its traditional channel management solutions, InfoNow began to focus primarily on the development, sale, and deployment of channel visibility solutions, while continuing to sell and support channel management software and services. In 2004, InfoNow added a number of new Channel Insight clients, including companies such as Kingston Technologies and Symbol Technologies and others. For 2005 and 2004, InfoNow’s revenue was nearly evenly divided between its traditional channel management solutions and InfoNow’s new Channel Insight offering. Ultimately, InfoNow intends to integrate elements of its traditional channel management technology into its Channel Insight offering.
      In 2005, InfoNow continued to focus primarily on the development, sale, and deployment of its channel visibility solutions. InfoNow executed contracts with eight new Channel Insight customers during the year, including 3 new contracts for its new Channel Insight Data Quality Service, or DQS, offering. DQS utilizes the Channel Insight platform to de-duplicate and enrich client supplied transaction and reference data, including customer and partner identities derived from existing Customer Relationship Management, or CRM, and Enterprise Resource Planning, or ERP, systems. InfoNow also placed an increased emphasis on developing an On-Demand offering for Channel Insight, which InfoNow expects to significantly reduce implementation and operations costs, and InfoNow began the development of a new version of its data warehouse. Despite focusing sales and development efforts primarily on its channel visibility solutions, InfoNow continued to sell its channel management software and services and added 3 new channel management customers during the year in addition to maintaining and enhancing existing clients’ solutions.

InfoNow’s Software and Services
      InfoNow offers channel visibility and channel management software and services, which collectively are often referred to as solutions. InfoNow delivers its solutions via a combination of intellectual property delivered as software, data assets (both internally developed and licensed from others), people and processes. InfoNow’s principal solutions are described in detail below:
      Channel Visibility Solution: InfoNow’s Channel Visibility Solution, Channel Insight, was introduced in 2001. This technology addresses many challenging issues faced by companies that sell through complex channel partner networks, often referred to as channel-centric companies, by providing visibility into channel activity, partner performance and end customer sales. Leading technology manufacturers and distributors then use this knowledge to enhance channel strategies and improve channel execution. For example, these companies can use point-of-sale transaction data to:

•	quickly and accurately assign sales commission credits for sales made through the channel;

•	understand which partners are best at selling into particular market verticals or customer segments;

•	execute marketing campaigns targeted to specific end customers; and

•	track and measure the return on investment of marketing promotions in near real-time.
      InfoNow’s Channel Insight solution consists of Channel Insight POS Connect, its Channel Insight Point of Sale (“POS”) Platform and a set of data modules that address specific business challenges.
      Channel Insight POS Connect: Channel Insight POS Connect is a software solution that streamlines the collection of channel point-of-sale and inventory data from global channel partners. It provides multiple data collection tools that enable partners — whatever their level of IT readiness — to submit their data quickly and efficiently. Data is automatically validated in near real-time to ensure that it is accurate and complete, and automatic alerts are sent to partners requesting correction as needed. POS Connect includes easy-to-use mapping tools, so partners can submit data in their own formats and map input data to a common, usable format. Management dashboards allow clients to monitor the status of data submissions 24 hours a day, seven days a week. InfoNow also provides robust administration tools that enable quick configuration of access controls and administrative workflows, as well as configuration tools that enable fast and efficient integration with manufacturers’ ERP, CRM, Partner Relationship

Management, or PRM, Supply Chain Management, or SCM, and other systems, as well as distributors’ systems. Or, InfoNow can process the data in InfoNow’s Channel Insight system and deliver data in easy-to-use, actionable formats.
      Channel Insight POS Platform: InfoNow’s Channel Insight POS Platform provides the foundation for InfoNow’s Channel Insight data modules, with functionality to track millions of POS transactions completed by thousands of channel partners in near real-time, and to identify the distributors, resellers and end customers that are selling and purchasing a company’s products. With the Channel Insight POS Platform, InfoNow provides a turnkey solution, whereby InfoNow collects POS data from a client’s distributors, resellers and other channel partners; processes the data using InfoNow’s technology and internal support team; identifies the resellers and end customers involved in sales transactions; augments the information with rich market and demographic data from third-party databases; and delivers highly accurate, actionable information on partners, end customers and product sales to InfoNow’s clients, in near real-time. During 2005 InfoNow also introduced a variation of the Channel Insight platform, Channel Insight Data Quality Service, and signed contracts with initial customers for this offering. DQS utilizes the Channel Insight platform to de-duplicate and enrich client supplied transaction and reference data, including customer and partner identities derived from existing CRM and ERP systems.
      Channel Insight Data Modules: InfoNow currently offers six Channel Insight Data Modules that use the information delivered via the Channel Insight POS Platform to address specific business challenges. Under this modular delivery system, a prospective client can buy a license for individual Channel Insight data modules at an introductory price point and purchase additional modules over time to realize the full value of the solution. Data modules include:

Sales Credit Assignment: This module allows companies to accurately credit their sales representatives and departments in a timely manner for sales made through the channel. With this solution, InfoNow processes sales transaction data and uses its clients’ assignment rules to automatically credit sales to appropriate team members. Sales credits can be allocated by territory, geography, named account, vertical market, customer segment, and many other criteria. InfoNow keeps a running tally of commission credits and provides on-line access to those reports. In addition, InfoNow provides an auditable trail of channel sales and commission credits for purposes of financial reporting.

Opportunity Generation: This module helps companies grow revenues by creating targeted sales opportunities based on historical sales data. With this solution, InfoNow analyzes historical sales data to identify new sales opportunities, including up-sell and cross-sell opportunities with existing customers, as well as opportunities with new prospects that share market characteristics with current customers and would be likely to purchase specific products. Then, based on historical sales data, InfoNow identifies the most qualified partners to promote these products to targeted customers and prospects. InfoNow can also manage campaigns for its clients, by enrolling qualified partners, assigning and distributing targeted sales opportunities, providing continuous support to channel partners, and tracking partner results. InfoNow can wrap up each campaign with a detailed return-on-investment summary, to aid in future campaign planning.

Customer Marketing Intelligence: This module enables companies to develop targeted marketing strategies aimed at specific market segments, such as small and medium businesses, or specific market verticals, such as healthcare or insurance providers. With this solution, InfoNow provides actionable data on end customers and product sales. InfoNow packages the data in any number of ways, including by product, partner, vertical market, customer segment, and customer purchase history and product inventory. InfoNow helps its clients build rich end customer profiles to use in trend analysis, profitability analysis, and product planning. They can use InfoNow’s data to design targeted marketing programs to specific customer segments, improve customer acquisition, up-sell current customers, and improve customer loyalty.

Channel Performance: This module creates accurate pictures of channel partner capabilities and performance by analyzing their sales transaction data and identifying their sales experience. InfoNow provides detailed information on each channel partner’s unique capabilities and areas of expertise. For each partner, InfoNow is able to tell what vertical markets and customer segments they sell to and which products they’re best at selling. InfoNow’s Channel Performance module also provides an automated means for updating and maintaining rich partner profile information in near-real time.

Opportunity Tracking: This module gives companies up-to-date and accurate information about what happens to their channel sales leads. InfoNow tells them if and when those leads result in sales and which of their channel partners are making those sales. With this solution, InfoNow analyzes and packages sales data to provide clients with accurate and timely information on the success or failure of their channel sales campaigns. InfoNow provides a comprehensive view of a company’s channel business, so clients can track and measure the results of channel campaigns in near real-time. InfoNow gives clients the information they need to improve the return on investment of their lead generation efforts and to turn sales opportunities into loyal, repeat customers.

Channel Inventory: InfoNow’s Channel Insight Inventory Module provides two levels of capability. The first level collects and processes inventory data from a client’s distributors and resellers and delivers timely information about product inventory levels at partner locations. Clients use this information to track channel inventory levels, rotate inventory to optimize channel sales, and understand the bottom line impact of various price protection scenarios. The second level of capability collects inventory data from partners and sales-in data (i.e., sales to the channel) from the client, and integrates it with the partners’ sales-out data (i.e., sales to end customers) processed by InfoNow’s Channel Insight Platform. It then compares sales-in, sales-out and inventory data, providing a highly accurate view of sales flow through the channel. Clients can use this information to reconcile partner inventory reports with sales transactions, balance inventory, support production planning, and support revenue recognition for purposes of financial reporting.

      Channel Management Solution: InfoNow’s Channel Management Solution was introduced in 1995. It consists of a Channel Management Platform and suite of modular business applications that address specific channel management challenges.
      Channel Management Platform: InfoNow’s Channel Management Platform provides the foundation for InfoNow’s channel management applications and includes capabilities for (1) business intelligence; (2) interface options to support end customer access via a client’s Internet sites, private extranet and intranet sites, interactive voice response systems, smart phones, wireless personal digital assistants, pagers, fax and email; and (3) global capabilities to support multiple languages. In addition, the flexible nature of this solution allows clients to add countries, languages, currencies and commercial features as needed. The platform also includes capabilities that enable clients to route sales leads to partners based on advanced business rules and ensure that only authorized personnel are allowed to access a company’s data.
      Channel Management Applications:

Partner Profiling: InfoNow’s Partner Profiling solution enables clients to maintain up-to-date profiles on all of their partners. It includes self-service capabilities, based on client business rules, which enable channel partners to create and maintain their own profiles, including comprehensive information about products and services offered, training, certification levels, and partner program status. With this solution, InfoNow’s clients can ensure that their end customers are getting the most accurate, up-to-date information available about the products and services they offer through channel partners, while minimizing the time the client spends on maintaining partner profiles.

Referral/ Locator: This application quickly and reliably refers prospects and customers to the selling partner best able to meet their individual needs. This rules-based tool allows clients to match customers with channel partners based on criteria the clients define, and presents end customers with precise and accurate location information and maps, which can include optional driving directions, for the most appropriate service and product providers in their area.

Lead Management: This application uses client-specific business rules to route incoming opportunities to the most qualified channel partner, and then notifies the partner of the opportunity.

System timers and email alerts progress leads through the workflow. Partners can update the status of their leads through a Web interface. Tools are available to allow clients to manage and reroute leads that fail routing, help partners with the management of their leads and follow up on unresponsive partners. Also included are tools for loading batch leads into the system, the ability to manually enter leads into the system and reports to track lead status.

Services: InfoNow also offers professional services, managed services, partner management services and system management services.

Professional Services: InfoNow offers in-depth strategic consulting, implementation consulting, training and other technical services. InfoNow’s professional services team can assist clients with the design, implementation and integration of channel visibility and channel management solutions and provide training on the applications and capabilities of its software and services.

Managed Services: InfoNow hosts and maintains its channel visibility and channel management software for clients in two separate data center facilities in Colorado. Clients can access the solution via the Internet through secured connections over virtual private networks or frame relay networks. InfoNow maintains the hardware and software necessary to link solutions to its clients’ Web sites, intranets, extranets, call centers, interactive voice response systems and/or wireless data devices. InfoNow’s managed services team handles the day-to-day requirements of running software applications, including security, scalability, load balancing, and network and system reliability, 24 hours a day, seven days a week. InfoNow’s managed services team offers expertise in the application, architecture, and delivery methods of individual client solutions.

Partner Management Services: In support of its Channel Insight offering, InfoNow has relationships with many of the distributors and resellers in the high-tech market and will manage the collection of channel point-of-sale transaction data from these partners on the client’s behalf. This simplifies the data collection process and enables timely and efficient POS data processing with Channel Insight.

System Management Services: InfoNow offers its clients software updates and maintenance releases. InfoNow also provides standard telephone support five days a week. In addition, InfoNow provides an urgent support program, offering support 24 hours a day, seven days a week.

Software Development
      InfoNow believes its success depends, in part, on its ability to enhance the functionality of InfoNow’s software and services and to develop innovative software and services to meet client needs. InfoNow’s current research and development efforts are influenced significantly by client requirements and emerging market opportunities.
      Based on InfoNow’s assessment of the emerging market for channel visibility software and services and the opportunity represented therein, InfoNow focused the majority of its 2005 product development efforts on developing an On-Demand offering for Channel Insight, which InfoNow expects to significantly reduce implementation and operations costs. Channel Insight On-Demand provides a single, stable service, which can support multiple clients at once.
      In addition to the Channel Insight On-Demand application itself, InfoNow is also developing a Channel Insight data warehouse which will be available as part of the On-Demand offering. This warehouse transforms the transaction, inventory and customer data from the Channel Insight application into a form that provides fast, complete, enriched, and extensible access for reporting and analytic purposes.
      InfoNow incurred product development expenses for the years ended December 31, 2005 and 2004 of $647,000 and $933,000, respectively. During 2005 InfoNow also capitalized $361,000 of software product development costs associated with development of its On-Demand Channel Insight offering, as well as $38,000 of software product development costs associated with the development of InfoNow’s data warehouse. Of the product development costs InfoNow incurred during 2005 and 2004, approximately $31,000 and $42,000, respectively, were borne by clients and are included in InfoNow’s revenue for those years. The decrease in product development costs in 2005 was primarily due to the capitalization of software product development costs associated with InfoNow’s On-Demand Channel Insight offering and InfoNow’s data warehouse, as discussed above.
      InfoNow continually evaluates its software and services to determine what additional capabilities InfoNow’s clients need. Most of its software is developed internally. InfoNow uses and plans to use technologies, services, software and information assets that are internally developed, licensed, and/or accessed via partner relationships to enhance InfoNow’s solutions.

Sales, Marketing and Alliances
      Historically, InfoNow has focused its selling efforts in three market segments — high-tech, financial services and industrial — in the United States and abroad, and InfoNow continues to market its Channel Management Solution to these segments. More recently, based on InfoNow’s assessment of the emerging market opportunity for channel visibility software and services, InfoNow has focused primarily on sales and delivery of its Channel Insight solution to the high-tech market segment, and plan to move into other market verticals over time.
      InfoNow currently offers its software and services under two models, (1) a licensed software with managed services model (license-hosted), and (2) an application service provider model. These are explained in greater detail in the section entitled “InfoNow Management’s Discussion and Analysis or Plan of Operation” beginning on page 137 of this proxy statement/ prospectus. InfoNow’s services are typically sold with annual or multi-year contracts. The initial term of these agreements range from one to three years and the agreements are typically renewable upon mutual agreement of InfoNow and the client. InfoNow also provides services to a number of clients under work-order or purchase-order agreements.
      InfoNow’s marketing objective is to increase name and brand recognition of InfoNow and its channel visibility and channel management solutions. These initiatives include, but are not limited to, direct e-mail marketing campaigns, internet-based seminars, production of sales materials, demonstrations of InfoNow’s solutions, public relations, industry analyst relations and other promotional efforts.
      InfoNow’s sales strategy is focused in two areas: direct sales and indirect sales via strategic partners. InfoNow’s direct sales strategy uses a three-pronged approach, which includes sales executives, sales engineers and account managers. Sales executives identify qualified prospects based on certain criteria, including company size, annual revenues, number of employees, and the complexity of their sales and distribution channels. They work with prospective clients to identify their specific business needs. Sales executives then work with sales engineers to determine the optimal application of InfoNow’s software and services to meet identified needs and close sales. Sales engineers also provide ongoing client service and follow-up. Account managers focus primarily on generating new leads for sales executives. As of March 2006, InfoNow had two quota-carrying sales reps, as well as one sales engineer.
      InfoNow believes that strategic partnerships can help InfoNow gain broader market acceptance and enhancing InfoNow’s marketing, sales and distribution capabilities. Accordingly, InfoNow has established strategic relationships with organizations in three major areas: technology partners, solution partners, and resellers.

•	Technology Partners: InfoNow’s technology partners provide hardware, software, geographic and business demographic data, transaction-processing support and collocation facilities to InfoNow to ensure the reliability, scalability and performance of InfoNow solutions. Technology partners include companies such as Axess Communications, Acxiom, Business Objects, Hewlett Packard, SunGard Data Systems, Red Hat, Network Appliance, Oracle, MapQuest and TeleAtlas.

•	Solution Partners: InfoNow’s solution partners offer complementary services to InfoNow’s solutions, and include companies such as Dun & Bradstreet.

      InfoNow currently sells to international companies through existing U.S.-based clients with international operations. InfoNow may also form alliances with selected partners to assist in the sales and marketing of InfoNow’s software and services in certain international markets.
      In late 2003, in an effort to accelerate the sales cycle for Channel Insight, InfoNow adopted a modular delivery model for this solution. Under this modular delivery system, a prospective client can buy a license for individual Channel Insight data modules at an introductory price point and purchase additional modules over time to realize the full value of the solution. The value of a Channel Insight deal can range from the low six figures to well over one million dollars depending on the size and extent of the implementation, the number of transactions processed on an ongoing basis, the number of modules deployed, the number of channel partners deployed, and the geographic reach. InfoNow expects to continue this delivery model and pricing strategy as InfoNow works to accelerate the sales cycle and further penetrate the market. Once InfoNow has demonstrated the value of this solution in one department in a company, InfoNow believes internal advocates will help InfoNow expand into other departments and begin to realize the broad value of this solution.
      In 2004, InfoNow focused on developing a strong indirect channel for Channel Insight with a leading U.S.-based data provider. Tactics included developing an interim selling agreement with this partner (with joint sales targets and defined revenue splits), training a small number of their sales representatives, assisting with the development of partner-branded sales collateral and engaging in joint field selling trials. In 2005, this partner expanded InfoNow’s joint-selling trial to approximately 80 sales representatives across North America.
      In 2005, InfoNow joined the Siebel Alliance program and have worked jointly with the Siebel sales and industry marketing team in joint sales call, developing joint presentations and product demonstrations utilizing the Siebel Analytics solution.
      Historically, the sales cycle for InfoNow’s software and services has ranged from three to nine months. In recent years, InfoNow has experienced longer sales cycles, especially for its Channel Insight solution. A prospective client’s decision to use Channel Insight — especially in an enterprise-wide deployment — would typically require a significant evaluation period across multiple departments and approval by the client’s senior management.

Clients
      InfoNow had 49 managed services clients as of December 31, 2005. Many of InfoNow’s clients are large, multi-national companies with multiple business divisions. InfoNow recognizes client business divisions of a single company as separate and unique client relationships if the divisions: (1) are separate operating units with their own executive management; (2) have separate operating budgets; or (3) are separate legal entities.
      During the year ended December 31, 2005, InfoNow received approximately 37 percent of its total revenues from its largest client. One other company accounted for approximately 11 percent of InfoNow’s total revenues. No other company accounted for more than 10 percent of InfoNow’s total revenues. During the year ended December 31, 2004, InfoNow received approximately 50 percent of its revenues from the same company and no other company accounted for more than 10 percent of InfoNow’s total revenues.

Intellectual Property
      InfoNow considers its software, trademark and certain of InfoNow’s information databases, trade secrets, and similar intellectual property to be proprietary.
      Over the years, InfoNow has developed innovative software to address the unique challenges of channel visibility and channel management. In 2002, InfoNow applied for a U.S. patent for its Channel Insight technology. InfoNow has received and responded to communication from the U.S. patent office and InfoNow expects that completing the patent review process will take one to three years. InfoNow frequently reviews its technology base to identify other ideas, concepts, and inventions that could warrant patent protection.
      InfoNow has a registered federal trademark for the name InfoNow.

InfoNow’s Business Strategy
      InfoNow’s vision is to be the best in the world at providing clients and their channel partners unparalleled visibility into their channel networks and end customers, and solutions to use this visibility to dramatically improve their businesses.
      In 2006, InfoNow is focusing on a number of key performance imperatives, including:

•	Acquiring new clients: InfoNow plans to capture new channel management and channel visibility clients, expand its solutions with existing clients, and ensure the success of its strategic selling partnerships.

•	Improving profitability: InfoNow expects to increase revenues through new sales from both direct and indirect sales channels, as well as client up sells. At the same time, InfoNow intends to increase efficiencies in client implementations and ongoing client support, and improve its technology and processes.

•	Securing InfoNow’s competitive advantage: InfoNow will continue to enhance its solutions, deliver high quality client service, and proactively work with clients to capture the full value of Channel Insight.
Competition
      InfoNow believes there is a meaningful market for channel visibility and channel management software and services. Analysts report that 70 percent of Global 1000 companies sell through complex channels. The Gartner Group has reported that nearly 50 percent of the world’s gross national product is transacted through indirect channels and such percentage is expected to grow to 65 percent by 2010.
      One of the key challenges channel-centric companies face is lack of visibility into who their end customers are and what they are buying. Analysts note that large companies spend, on average, up to $3.5 million a year on Customer Relationship Management (CRM) software(5) and yet up to 70 percent of CRM initiatives do not achieve the anticipated user adoption or return on investment. These shortcomings are primarily due to difficulties in maintaining timely and accurate end customer data. According to a study of 1,500 companies conducted by CIO Insights, the number one challenge faced by companies that have implemented a CRM system is populating and maintaining a consistent view of end customers.(6) InfoNow believes Channel Insight can address these challenges for channel — centric companies.
      The market for channel visibility and channel management software and services is at an early stage of development and no single competitor has established a leading position. InfoNow believes that the size and diversity within these markets will allow more than one supplier to provide products and services similar to InfoNow’s s. InfoNow is not currently aware of a competitor who can match InfoNow in the timely delivery of highly accurate end customer information.
      InfoNow is aware of several other providers of software and services who may compete with one or more of InfoNow’s offerings, including:

•	IT departments that elect to develop internal systems at their companies;

•	location-based service providers such as MapInfo, MapQuest and Microsoft MapPoint;

5	McKinesy Quarterly, 2002, Number 4, Technology.

6	Customer Think Newsletter, October 7, 2003.

•	customer relationship management (CRM) or partner relationship management (PRM) software companies, such as Azerity, Blue Martini, Click Commerce, CMR, Comergent, iGINE, MarketSoft, Zyme and Onyx; and

•	enterprise software companies such as Oracle, SAP and Siebel Systems.
      InfoNow believes the principal competitive factors that will determine success in the market for its software and services include (1) the functionality and features of the software and services; (2) the ability to address specific client needs; (3) the reliability and effectiveness of the software and services provided; (4) the speed of implementation; (5) the perceived level of business viability of the service provider and implementation risk; (6) product reputation based on clients served and client referrals; (7) pricing relative to capabilities offered; (8) the quality of client support; and (9) the ability to develop and maintain strong client relationships and market presence, among other items. While InfoNow believes that its solutions compete effectively with respect to these factors, InfoNow also believes that the channel visibility and channel management software market will be highly competitive and characterized by rapidly changing technologies, industry standards, products and client requirements. As the growth in these markets continues, InfoNow expects competition to intensify and the industry to consolidate. Potential competitors, especially enterprise software companies, have significantly greater resources and could become competitive with InfoNow if they chose to develop and sell a channel visibility offering.
      InfoNow believes it is difficult for potential competitors to enter the channel visibility and channel management market, for the following reasons:

•	InfoNow’s domain knowledge: InfoNow has focused on helping channel-focused companies since 1995. InfoNow began by developing custom software applications for Fortune 1000 clients, and over the years InfoNow has worked with some of the top companies in the country. This experience has given InfoNow deep insight into the challenges of maximizing a complex, global business across multiple sales channels. The domain knowledge InfoNow has developed in channel management would not be easy to duplicate.

•	First-to-market position with Channel Insight: InfoNow has been working on the development of this technology since 2001. InfoNow believes that no competitors can currently match the accuracy, depth and breadth of information InfoNow provides on end customers, nor can they provide the breadth of functionality to utilize end customer information to improve business processes.

•	Patent-pending technology: InfoNow has applied for U.S. patent protection for its Channel Insight technology and algorithms. InfoNow expects completing the patent review process will take one to three years.

•	Unique data assets: InfoNow has made significant investments in data assets, including databases, processing techniques and licenses, which would require time and expertise to replicate.

•	Mission-critical applications: Given the business-critical nature of InfoNow’s solutions, the data and transaction information InfoNow compiles, and the benefits of InfoNow’s relationships with industry-leading companies to enhance future technology development, InfoNow believes it would be costly and inconvenient for clients to duplicate InfoNow’s functionality with an internal solution or to switch to a competitor.
Employees
      As of December 31, 2005, InfoNow had a total of 83 employees, of which 66 were full-time, including 4 in sales and marketing, 45 in software implementation, system operations, and client support, 9 in product development and 8 in finance, management and administration. The remaining 17 employees were part-time and/or temporary employees primarily in InfoNow’s client support group. InfoNow also uses independent contractors on an as-needed basis. As of December 31, 2005, InfoNow had 4 contractors in product development, 2 contractors in software implementation, system operations, and client support, 1 contractor in sales and marketing, and 1 contractor in finance, management and administration.

      None of InfoNow’s employees are subject to any collective bargaining agreement and InfoNow has not experienced any interruption of operations as a result of labor disagreements.
Description of Property
      InfoNow leases approximately 27,000 square feet of office space at InfoNow’s headquarters in Denver, Colorado, for its product development, sales, marketing, operations and administrative activities. The office lease is with an unrelated party and extends through September 2007. InfoNow believes that the facilities are adequate for our current needs and that suitable additional space can be acquired as needed to accommodate planned growth for the foreseeable future.
      InfoNow utilizes two Internet data centers maintained by SunGard Data Systems, Inc. to provide services to our clients. The data centers are housed in two separate facilities, one in Denver, Colorado, and the other in Thornton, Colorado. These facilities have safeguard protections such as a fire detection and suppression system, redundant telecommunications access, redundant power sources and 24-hour systems maintenance support. InfoNow also maintains off-site storage of data backups at a bank in Denver, Colorado.
Legal Proceedings
      From time to time, InfoNow may be involved in litigation that arises in the normal course of its business operations. As of the date of this proxy statement/ prospectus, InfoNow is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on its business or results of operations.
INFONOW MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
      The following discussion and analysis of InfoNow should be read in conjunction with our financial statements and related notes appearing elsewhere in this proxy statement/ prospectus.
      Certain statements set forth below constitute forward-looking statements. These forward-looking statements are based on InfoNow’s current expectations, assumptions, estimates and projections about its industry and business and include statements about markets for its software and services, planned development of products and anticipated expense and revenue levels. These forward-looking statements contain words such as “anticipate,” “believe,” “plan,” “expect” or similar language. These forward-looking statements are made subject to the Private Securities Litigation Reform Act of 1995 and are subject to business and economic risks. InfoNow’s actual results could differ materially from those anticipated in such forward-looking statements as a result of many factors, including those set forth in this discussion and in other documents InfoNow has filed with the SEC.
General Information and Overview
      InfoNow provides channel visibility and channel management solutions, in the form of software and services, to companies that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches, often referred to as channel partners. Companies use InfoNow’s software and services to collaborate with their channel partners to create demand, increase revenues, lower operating costs and maximize the return on investment of their channel strategies. InfoNow’s clients are generally companies with extensive channel partner networks, and include companies such as Hewlett-Packard, Juniper Networks, NEC Display Solutions of America, The Hartford, Visa, and Wachovia Corporation.
      As of December 31, 2005, InfoNow had 49 managed services clients versus the 44 it reported as of December 31, 2004. The increase in InfoNow’s client base is primarily attributable to sales of InfoNow’s Channel Insight solution. Despite the increase in InfoNow’s client base, InfoNow’s contracted managed service fees, which includes fees that are currently in a month-to-month contract status, decreased from $564,000 per month as of December 31, 2004, to $560,000 per month as of December 31, 2005. The decrease was primarily attributable to a $28,000 per month reduction in service fees related to the Channel

Insight contract with InfoNow’s largest client, as well as other client contract renegotiations, partially offset by increases in service fees associated with new client contracts executed during 2005.
      InfoNow has experienced extended sales cycles in recent years, which InfoNow believes were caused primarily by the following factors: (1) there has been a general decline in information technology, or IT, spending in recent years and InfoNow’s past efforts to sell enterprise-level solutions, which typically require a significant financial commitment on the part of the client, were inconsistent with this trend; (2) the market for Channel Insight solutions is at an early stage of adoption; (3) in many instances, InfoNow’s sales prospects have not budgeted for the solutions it provides and, therefore, require a lengthy evaluation process prior to purchasing; (4) InfoNow has not yet implemented its Channel Insight solution for enough clients to enable it to gain significant sales leverage from client references; and (5) InfoNow is susceptible to competitive threats such as clients or prospective clients outsourcing certain IT functions to other countries or attempting to implement in-house solutions similar to those that InfoNow provides in an effort to reduce costs.
      As a result of these and other factors, it is difficult for InfoNow to accurately predict the demand for its solutions, as well as the value it will receive upon selling them. In addition, InfoNow’s implementation cycles have, in some cases, extended substantially beyond its initial estimates, which has delayed its ability to recognize license, implementation and service fee revenues in certain periods. As a result of these challenges, among other things, InfoNow’s revenues can fluctuate substantially from quarter to quarter.
      In an effort to accelerate the sales cycle for Channel Insight, InfoNow has developed a modular delivery model for this solution, wherein a prospective client can access distinct modules related to specific business needs at lower introductory price points, and add other applications incrementally. Furthermore, during the fourth quarter of 2004, InfoNow launched a limited Channel Insight offering. Additionally, InfoNow is working on building leveraged access to clients through strategic partner relationships. As a result of many of these initiatives, as well as other ongoing sales efforts, InfoNow signed five Channel Insight agreements with new customers in 2004 and nine Channel Insight agreements with new customers in 2005. In addition, InfoNow experienced an increase in sales (based on the first-year value of contracts signed) during 2005 relative to 2004.
      During 2005 InfoNow began to develop a software-as-a-service, or On-Demand, Channel Insight offering, which should be available in mid-2006. InfoNow intends for the new On-Demand service to accelerate market penetration of Channel Insight by making it easier to deploy and available to a broader set of potential clients. InfoNow expects that with the On-Demand Channel Insight offering it will realize implementation efficiencies and related cost savings on a per-deal basis after deployment. InfoNow added three employees and three contractors to its technical staff during 2005 to support the development of this offering. In addition, InfoNow added one contractor to its technical staff to support the development of its data warehouse.
      Personnel-related costs, which include salaries, vacation, fringe benefits, payroll taxes and personnel support costs such as office supplies for employees, comprised approximately 73% and 76% of InfoNow’s total costs in 2005 and 2004, respectively. Because salaries and related costs are such a significant portion of InfoNow’s overall costs, variation in the need for technical personnel based on the demand for its solutions, as well as fluctuations in the cost of attracting and retaining qualified technical personnel, can significantly impact InfoNow’s operating results.
      On March 4, 2005, Michael W. Johnson resigned as InfoNow’s chief executive officer, president and chairman of the board of directors. Mr. Johnson remains on InfoNow’s board of directors. In connection with Mr. Johnson’s resignation, InfoNow recognized approximately $330,000 in severance expense in the first quarter of 2005, of which approximately $151,000 was paid during the first nine months of 2005. InfoNow paid the remaining $179,000 in October 2005. An existing director, Jeffrey Peotter, was elected chairman of the board of directors. On March 7, 2005, InfoNow amended Harold R. Herbst’s employment agreement to provide for his employment as InfoNow’s interim Chief Executive Officer for a six-month period commencing on March 4, 2005. Except to the extent necessary to reflect Mr. Herbst’s appointment for nine months as InfoNow’s interim chief executive officer, InfoNow did not materially alter the terms of Mr. Herbst’s employment agreement. On March 25, 2005, InfoNow also issued Mr. Herbst options to purchase 150,000 shares of InfoNow’s common stock. In September 2005, InfoNow entered into a revised employment agreement with Mr. Herbst extending his term as InfoNow’s interim chief executive officer until April 30, 2007. Mr. Herbst’s annual salary was increased from $225,000 to $250,000. Except to the extent necessary to reflect extension of Mr. Herbst’s term as InfoNow’s interim chief executive officer and his salary increase, InfoNow did not materially alter the terms of Mr. Herbst’s previous employment agreement.
      On November 2, 2005, InfoNow received a notice from Nasdaq indicating that InfoNow was not in compliance with Nasdaq’s minimum bid price rule (Nasdaq Marketplace Rule 4310(c)(4)). The minimum bid price rule requires that the bid price of a listed company’s common stock not to fall below $1.00 for 30 consecutive days. InfoNow requested a hearing of a Listing Qualifications Panel to review the Nasdaq staff’s delisting determination and that hearing took place on December 1, 2005. On December 16, 2005, InfoNow received a notice from Nasdaq indicating that the Nasdaq Listing Qualifications Panel denied InfoNow’s request for continued listing on the Nasdaq Capital Market. InfoNow’s common stock was delisted from the Nasdaq Capital Market effective at the opening of business on Tuesday, December 20, 2005, for failure to comply with Nasdaq’s minimum bid price rule. InfoNow does not intend to appeal the determination of the Panel. InfoNow’s common stock is now traded on the Pink Sheets under the symbol “INOW.”
      On January 9, 2006, Mr. Herbst, who had been serving as InfoNow’s Interim Chief Executive Officer had his employment terminated by InfoNow’s board of directors. In connection with this termination, on January 13, 2006, InfoNow, Mr. Herbst and HRH Consulting LLC entered into a consulting agreement and InfoNow and Mr. Herbst entered into a separation agreement and release. Under the consulting agreement, Mr. Herbst through HRH Consulting LLC provides consulting services to InfoNow to facilitate the consummation of the merger. The consulting agreement will be terminated upon the earlier of the consummation of the merger or 30 days prior written notice by InfoNow. In consideration for the consulting services, HRH Consulting LLC receives Mr. Herbst’s base salary in effect prior to his termination as consideration for the consulting services that Mr. Herbst provides to InfoNow through HRH Consulting. Under the separation agreement, Mr. Herbst and InfoNow released all claims that they may have had against each other. Both the consulting agreement and the separation agreement provide that Mr. Herbst shall be entitled to receive one year’s annual base salary in 24 biweekly installments as severance as well as all other payments and benefits due under his employment agreement.
      On January 9, 2006, InfoNow’s board of directors unanimously elected Mark Geene as InfoNow’s Chief Executive Officer. In connection with this appointment, on January 13, 2006, InfoNow entered into the first amendment to Mr. Geene’s employment agreement. The first amendment amends Mr. Geene’s employment agreement to reflect his new position as InfoNow’s Chief Executive Officer and obligates Mr. Geene to perform all the duties and bear all the responsibilities commensurate with that position. Except to the extent necessary to reflect Mr. Geene’s position and duties and responsibilities as InfoNow’s Chief Executive Officer, the terms of Mr. Geene’s employment were not materially altered.
      InfoNow accepted Donald Kark’s resignation from his position as InfoNow’s Chief Technology Officer, effective April 15, 2006. In connection with Mr. Kark’s resignation, InfoNow and Mr. Kark entered into a separation agreement and release. Under the separation agreement, from April 15, 2006 through July 16, 2006, Mr. Kark shall remain an employee of InfoNow and perform duties and functions at the request of Mr. Geene and shall receive his salary in accordance with the employment agreement in effect between InfoNow and Mr. Kark until immediately preceding the effective date of Mr. Kark’s resignation. After July 16, 2006, Mr. Kark shall be entitled to three months of annual base salary in six biweekly installments and three months of benefits under InfoNow’s insurance plan. Under the separation agreement, Mr. Kark and InfoNow released all claims that they may have had against each other.
      On December 23, 2005, Halo agreed to acquire InfoNow in a merger transaction valued at $7.2 million. Pursuant to the terms of the merger agreement, and subject to the approval of InfoNow’s stockholders, Merger Sub will be merged with and into InfoNow with InfoNow surviving the merger as a wholly owned subsidiary of Halo.
      Under the terms of the merger agreement, which was approved by both companies’ boards of directors, each share of InfoNow common stock outstanding immediately prior to the merger will be converted into the right to receive approximately $0.71 in a combination of cash, if any, and common stock of Halo (together with CVRs). In addition, each InfoNow common stock option outstanding at the closing of the merger with an exercise price less than $0.71 per share will be converted into the right to receive cash, if any, and common stock of Halo (together with CVRs) to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The merger consideration is more fully described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 67 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.
      The $0.71 per share value represents a premium to InfoNow’s stockholders of approximately 41.9%, 55.2% and 106.4% over the six-, three- and one-month average closing prices per share, respectively, for its common stock as quoted on the Nasdaq in each instance through December 19, 2005, the last day InfoNow’s common stock traded on the Nasdaq Capital Market. It also represents a premium of approximately 114.1% over the last reported sales price per share for InfoNow common stock as reported on the Pink Sheets on December 23, 2005, the last trading day for InfoNow common stock prior to the announcement of the merger.
      The merger, which is expected to close during the second quarter of 2006, is subject to certain closing conditions more fully described in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 73 of this proxy statement/ prospectus and in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A. Q Advisors acted as exclusive financial advisor to InfoNow, and Hogan & Hartson L.L.P., Denver, Colorado, provided legal advice. Bell, Boyd & Lloyd LLC, Chicago, Illinois, provided legal advice to Halo.
      InfoNow anticipates that its investment in product development and costs associated with the merger, combined with the reduction in its contracted managed service fees related to the Channel Insight contract with its largest client and reductions associated with other client contract renegotiations and terminations, will result in its costs increasing more quickly than its revenues in the near-term. As a result, InfoNow expects to incur a loss and use existing cash reserves to fund operations in 2006.
Critical Accounting Policies
      InfoNow believes the following accounting policies, which are important to its financial position and results of operations, require significant judgments and estimates on the part of management. InfoNow believes that the following description represents its critical accounting policies and estimates used in the preparation of its financial statements, although it is not all-inclusive.

Revenue Recognition
      InfoNow’s solutions are typically sold with annual or multi-year contracts. The initial term of these agreements range from one to three years and the agreements are typically renewable upon mutual agreement of InfoNow and the client. InfoNow also provides services to a number of clients under work-order or purchase-order arrangements.
      A typical contract fee could include the following six separate revenue-producing components:
      Software license and implementation fees:

•	The software license fee applies to all configured application software and related functionality used in the client’s application.

•	The implementation fee applies to the configuration of a tailored, client-specific software interface to the system and the design and configuration of client business rules and databases.

      Managed service fees and software maintenance fees:

•	The managed service fee applies to hosting and provision of the service, any reconfiguration or maintenance on the software necessary during the contract term, as well as performance of routine maintenance to client databases and core systems.

•	The variable monthly fee includes charges for system usage in excess of contractual thresholds.

•	A software maintenance fee (for clients utilizing a licensed model) includes updates to the client’s software.
      Other fees:

•	Variable fees included under this heading are pass-through charges for voice recordings, faxes, geocoding, and telecommunications charges, which are typically billed with an incremental administrative fee in addition to the direct charge InfoNow incur to provide these services.
      InfoNow offers its solutions to clients in two forms. The first method utilizes an application service provider, or ASP, model. Under this business model, InfoNow sells the right to use its software for the term of a specific agreement, and InfoNow implements and hosts that solution to meet specific client requirements. Accordingly, InfoNow charges the client an implementation fee, a managed service fee and, in many cases, variable monthly fees. The implementation fee and related direct costs are deferred and recognized ratably over the longer of the expected client life or contract term in accordance with Staff Accounting Bulletin No. 104, or SAB 104. Because most of InfoNow’s initial sales contracts range from one to three years in duration, the client life is typically the longer deferral period and is estimated to be three years. This estimate is based on a number of factors, including client turnover and the rate of change for the technology underlying InfoNow solutions. InfoNow evaluates the estimate of a client life on an ongoing basis in consideration of these factors and the estimate of three years has remained constant since the adoption of SAB 104. If, based upon InfoNow’s evaluations, the estimate of a client life were to increase, deferred revenue balances would be recognized over a longer time period. A reduction in the estimate of a client life would, conversely, result in accelerated recognition of deferred revenues relative to prior years. Because InfoNow’s deferred revenues balances have declined as a result of its selling more licensed solutions, this estimate has decreased in significance relative to prior years. InfoNow expects to continue selling primarily licensed solutions; therefore, InfoNow anticipates that the estimate of a client life will continue to decrease in significance in future periods. Revenue from managed service fees and variable monthly fees is recognized as services are performed.
      The second method of delivering InfoNow’s software and services is via a license-hosted model. Under this model, InfoNow grants its clients a perpetual license for its software. Under this model, clients can install InfoNow’s software on their own in-house systems, utilize third-party service providers for hosting, or, as is most often the case, InfoNow will host the software and perform related services under a managed services agreement.
      Sales of InfoNow’s solutions under the license-hosted model typically include a software license fee, an implementation fee, a software maintenance fee, a managed service fee and, in many cases, variable monthly fees. InfoNow establishes vendor specific objective evidence, or VSOE, of fair value for the managed service fee element of a contract based on the following two considerations: (1) it is sold independently of the other elements in a contract; and (2) these services generally are, and have historically been, renewed in subsequent years (independent of the other elements) at the same fees, or the current market value of those fees, charged when all elements are sold together. InfoNow’s contracts also typically contain renewal rates for software maintenance fees, which are substantive. Therefore, InfoNow relies on these renewal rates as VSOE of fair value for those fees. Based on these considerations, the VSOE of fair value for managed service fees and software maintenance fees can be properly determined by reference to the applicable clients’ contractual fee rates relating to those services.
      InfoNow is not, however, currently able to establish VSOE of fair value for the software license and implementation fee elements of its contracts. Therefore, InfoNow uses the residual value method to recognize revenue in accordance with Statement of Position 97-2, or SOP 97-2. Using this method, revenue from the managed service and software maintenance elements of a contract is recognized ratably over the term of the managed service arrangement and the software maintenance arrangement, respectively. Because InfoNow is currently unable to establish VSOE of fair value for the software license fee and implementation fee components of a contract and its installation services are essential to the functionality of the software, InfoNow applies contract accounting to both the software and implementation elements of the arrangement in accordance with Accounting Research Bulletin No. 45 and Statement of Position 81-1, or SOP 81-1. Accordingly, license and implementation revenues are recognized on a percentage of completion basis.
      In the future, if InfoNow is able to establish VSOE of fair value for the software license and implementation elements of its solutions, license fees will generally be recognized at the time of contract signing, assuming all revenue recognition criteria are met, instead of on a percentage of completion basis.
      As changes occur in InfoNow’s estimate of completion percentage, revenue recognition is adjusted accordingly. InfoNow’s estimate of completion percentage is based on the ratio of the actual effort spent on a project as of the financial statement date to the estimate of total effort to complete the implementation. Fluctuations in the estimate of total effort to complete an implementation can significantly impact revenue recognition on a project in a given period. The estimate of total effort to complete an implementation involves significant judgment regarding the time required to perform the tasks associated with a project, such as coding and testing the solution. In many cases, InfoNow’s estimates are based on past experience; however, because certain of its solutions are in an early stage of development and in most cases involve client-specific configuration and/or customization, InfoNow may not always have direct past experience to draw from, which could result in material changes in the estimate of effort to complete an implementation. In addition, implementing InfoNow’s solutions generally involves a high degree of interaction with its clients; therefore, the level of client personnel’s technical understanding and changes in a client’s requirements or expectations can also affect the estimate of effort to implement a solution. However, InfoNow believes its prior experience in developing and implementing complex solutions provides an appropriate basis for developing its estimates.
      If, for any solution implementation, InfoNow determines that it is unable to estimate the effort to implement a solution with a high degree of certainty, InfoNow defers recognition of the revenue and related cost until project completion in accordance with SOP 81-1. Losses are recognized immediately if projected implementation costs exceed anticipated implementation revenues. For purposes of determining the profit or loss on a project, InfoNow includes direct labor and direct subcontractor costs, as well as an allocation of fringe benefits, payroll taxes, personnel support costs, and facilities costs. These costs are allocated to projects based on the amount of time an employee or subcontractor devotes directly to the project in relation to that person’s total time worked during a given period. As of December 31, 2005 and 2004, InfoNow had $20,000 and $68,000, respectively, accrued for estimated future implementation losses related to projects for which direct implementation costs are projected to exceed implementation fee revenue. These accruals are included in “other liabilities” on InfoNow’s balance sheet. Revenue from variable monthly fees is recognized as services are performed.
      InfoNow has historically sold its solutions primarily through direct sales efforts and reseller channels. When InfoNow sells solutions through a reseller channel it recognizes revenue consistent with the methods described above. Fees owed to InfoNow’s selling partners in conjunction with reseller channel sales are included in the cost of revenues.

Capitalized Software Product Development Costs
      Capitalized software product development costs consist of technical personnel salaries, overhead related to technical personnel, and the cost of the facilities they occupy. InfoNow allocates these costs to the software product based on the amount of time an employee devotes directly to the product development effort in relation to that employee’s total time worked during a given period. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise

Marketed, software development costs are required to be expensed until the point that technological feasibility of the product is established which InfoNow has determined to be when a working model is complete. Once technological feasibility is established, such costs are required to be capitalized until the product is available for general release to customers. The establishment of technological feasibility and continuing evaluation of the recoverability of the capitalized software development costs requires management’s judgment with respect to the impact of external factors such as future revenue, estimated economic life and changes in software and hardware technologies. Periodic amortization of capitalized software development costs will be based on either (1) the ratio that current period revenues for the product bear to the total estimated revenue for that product or (2) the straight-line method over the estimated economic life of the product, whichever results in a larger amortization expense. InfoNow capitalized $399,000 of software development costs during the year ended December 31, 2005. No software development costs were capitalized for product development efforts that took place prior to 2005 because the period between technological feasibility and general availability was short and costs qualifying for capitalization were insignificant. InfoNow has not begun amortizing capitalized software development costs because the related product is not yet available for general release to customers.

Technical Personnel Cost Allocation
      Certain members of InfoNow’s technical staff have the necessary skills to contribute in solution implementation and maintenance roles, as well as in product development roles. As such, InfoNow distributes its technical resources among these efforts based on the needs of the organization at a given time. The costs associated with these employees are allocated either to the cost of revenues or product development based on the estimate of hours devoted to each such category in a given period. The estimate of hours by category is derived from the data maintained in InfoNow’s time tracking system, which reflects the time charged by each employee to a particular project. For certain projects and ongoing system maintenance efforts, InfoNow must use judgment in designating the effort as either a cost of revenues or a product development expense. A misclassification in this regard could result in a significant impact to InfoNow’s gross margin; however, InfoNow believes it applies the necessary diligence in the process of designating projects to provide a reasonable basis for its estimates.
      The following table summarizes the distribution of InfoNow’s employees on a full-time-equivalent basis as of December 31, 2005 and December 31, 2004:

	December 31, 2005	December 31, 2004

Staff related to the Cost of Revenues	54	67
Selling and Marketing	4	9
Product Development	9	10
General and Administrative	8	11

Total Employees	75	97
      Included in the table above are 66 full-time employees and 9 full-time equivalent part-time employees at December 31, 2005, and 85 full-time employees and 12 full-time equivalent temporary and part-time employees at December 31, 2004. In addition to the employees in the table above, InfoNow’s staff included eight contractors as of December 31, 2005. InfoNow did not have any contractors on staff as of December 31, 2004.

Results of Operations
      The following table summarizes InfoNow’s results of operations for the calendar years indicated (dollar amounts in thousands):

	2005	2004	Change	% Change

Revenues:
Implementation and software license fees	$1,589	$1,587	$2	0%
Monthly service and software maintenance fees	7,098	9,215	(2,117)	(23)%
Other fees	76	77	(1)	(1)%

Total revenues	8,763	10,879	(2,116)	(19)%

Cost of Revenues	5,922	5,864	58	1%

Gross margin	2,841	5,015	(2,174)	(43)%
Operating expenses:
Selling and marketing	1,144	2,024	(880)	(43)%
Product development	647	933	(286)	(31)%
General and administrative	2,833	2,767	66	2%

Total operating expenses	4,624	5,724	(1,100)	(19)%

Loss from operations	(1,783)	(709)	(1,074)	(151)%
Other income (expense):
Interest income	79	31	48	155%
Interest expense	(4)	(8)	4	50%

	75	23	52	226%

Net loss	$(1,708)	$(686)	$(1,022)	(149)%

Comparison of the Year Ended December 31, 2005 with the Year Ended December 31, 2004
      Revenues: InfoNow’s revenues consist primarily of implementation fees, software license fees, monthly service fees and software maintenance fees from new and existing clients. Total revenues decreased by $2,116,000, or 19%, to $8,763,000 for the year ended December 31, 2005, from $10,879,000 for the year ended December 31, 2004.

Monthly Service Fees and Software Maintenance Fees: Monthly service fees and software maintenance fees were $7,098,000 during 2005, a decrease of $2,117,000, or 23%, from $9,215,000 in 2004. The decrease is primarily due to a $2,276,000 reduction in service fees related to the expiration and subsequent extension of the Channel Insight contract with InfoNow’s largest client. InfoNow also experienced an additional $816,000 reduction in monthly service fees as a result of other client contract and service terminations. The decreases in InfoNow’s monthly service fees related to the expiration and subsequent extension of the Channel Insight contract with InfoNow’s largest client and other client contract and service terminations were partially offset by increases in service fees totaling $855,000 primarily associated with new clients and new service activations, as well as increases in variable monthly fees as a result of increased system usage by certain of InfoNow’s clients. In addition, InfoNow experienced a $120,000 increase in service fee revenue associated with a client contract termination. Monthly service fees and software maintenance fees represented approximately 81% and 85% of total revenue during 2005 and 2004, respectively.

Implementation and Software License Fees: Revenues generated from implementation and software license fees during the twelve months ended December 31, 2005 increased by $2,000, or 0.1%, to $1,589,000 from $1,587,000 during the twelve months ended December 31, 2004. The increase in implementation and software license fees is primarily attributable to a $274,000 increase in implementation fee revenue associated with attaining higher levels of completion percentage on projects that expand existing client solutions, as well as the implementation of new client solutions in 2005 compared to 2004. The increase in implementation fee revenue associated with the increased completion percentage on client solution implementations and enhancements was partially offset by a $158,000 decrease in software license fees, which was primarily due to a reduction in the number of deals sold, that contained a license fee component. InfoNow also experienced a $114,000 increase in revenue deferrals associated with an increase in ASP contracts sold during 2005, which InfoNow is required to account for under SAB 104, as discussed above. Implementation and software license fees represented approximately 18% and 15% of total revenue during 2005 and 2004, respectively.

Other Fees: Other fees decreased by $1,000, or 1%, to $76,000 during the twelve months ended December 31, 2005, from $77,000 during the twelve months ended December 31, 2004. The decrease in other revenues is primarily attributable to a decrease in the number of contracts with charges for voice recordings, faxes, geocoding and telecommunications charges, as well as a reduction in interactive voice response transaction volume and negotiated rate reductions in InfoNow’s telecommunications charges. Other fees represented approximately 1% of total revenue during 2005 and 2004.

      Cost of Revenues: InfoNow’s cost of revenues includes technical personnel salaries and related personnel costs, data royalties, software costs, depreciation for server equipment, reimbursable expenses such as telecommunications and contract labor related to specific projects, co-location facility fees and other direct costs related to operating InfoNow’s data centers, bad debts expense, as well as the recognition of previously deferred implementation expenses and partner commission costs. Cost of revenues increased to 67% of revenues in 2005 from 54% in 2004. Total cost of revenues increased $58,000, or 1%, to $5,922,000 during 2005 from $5,864,000 during 2004. This was primarily due to a $239,000 increase in data center and telecommunications costs due to a refund received from a former data vendor in 2004, as well as the transition to a new mapping data vendor and increased system usage. In addition, partner commission costs increased by $66,000 as a result of leveraging one of InfoNow’s strategic partner relationships for a Channel Insight agreement InfoNow signed during the third quarter of 2005. The increases in InfoNow’s cost of sales related to data center and telecommunications expenses and partner commission costs were partially offset by a $107,000 decrease in bad debt expense primarily due to the reversal in the second quarter of 2005 of bad debt that had been recorded in prior periods. The bad debt expense recorded in prior periods related primarily to variable monthly fees that InfoNow believed could be uncollectible as a result of client contract renegotiations. InfoNow worked with these clients during the second quarter of 2005 to resolve the collectibility issues and, in the third quarter of 2005, InfoNow collected a portion of the previously recorded bad debt amounts. Accordingly, InfoNow reversed the previously recorded bad debt expense associated with these fees. InfoNow also experienced an $87,000 increase in implementation expense deferrals associated with ASP contracts that were deferred in accordance with SAB 104. The remaining $53,000 decrease in InfoNow’s cost of sales was primarily attributable to lower personnel and personnel support costs due to the reduction in InfoNow’s technical staff in 2005.
      Selling and Marketing Expenses: Selling and marketing expenses consist of sales, pre-sales, marketing and business development, personnel costs and related expenses, travel and entertainment, sales commissions, and advertising and promotion costs. These costs were 13% of revenues in 2005, compared to 19% of revenues in 2004. The total amount of selling and marketing expenses decreased by $880,000, or 43%, to $1,144,000 during the twelve months ended December 31, 2005, from $2,024,000 during the twelve months ended December 31, 2004. The change is primarily attributable to a $554,000 decrease in personnel and personnel support costs mainly as a result of planned staff reductions and attrition related to InfoNow’s sales and marketing staff. InfoNow also experienced a $197,000 decrease in commission expense primarily as a result of the reduction in its revenue. In addition, travel costs decreased by $80,000 due to the reduction in its sales and marketing staff. InfoNow also experienced a $43,000 reduction in public relations and advertising and promotion consulting costs. Recruiting fees also declined by $13,000 because InfoNow incurred fees related to the hiring of a sales representative during 2004, whereas InfoNow did not hire any new sales personnel during 2005. The decreases in InfoNow’s selling and marketing expenses associated with personnel costs, commission expense, travel costs, consulting costs, and recruiting fees were partially offset by a $7,000 increase in trade show expenses.
      InfoNow has established strategic partnerships with organizations in three major areas: technology partners, solution partners, and strategic selling relationships. InfoNow expects that these relationships can assist it in gaining broader market acceptance for its solutions and services, as well as enhance its marketing, sales and distribution capabilities. Accordingly, InfoNow expects to develop new strategic partnerships in the future.
      Product Development Expenses: For the twelve months ended December 31, 2005, product development expenses decreased $286,000, or 31%, to $647,000 from $933,000 for the twelve months ended December 31, 2004. This change was primarily due to the capitalization of $399,000 in software product development costs during 2005, as well as $20,000 lower bonus expenses. The decreases in InfoNow’s product development expenses associated with capitalization of software product development costs and lower bonus expense were partially offset by an increase in personnel costs due to the allocation of more technical resources from client implementation and support efforts to product development efforts in 2005, compared to 2004. Product development expenses represented 7% of revenues during 2005, compared to 9% of revenues during 2004.
      General and Administrative Expenses: General and administrative expenses include the personnel costs of InfoNow’s executive management, finance, investor relations, human resources and other corporate functions, general expenses such as legal and accounting fees, insurance and costs related to its facilities. These costs increased to 32% of revenues for the twelve months ended December 31, 2005, from 25% of revenues for the twelve months ended December 31, 2004. The total amount of general and administrative costs over the same periods increased $66,000, or 2%, to $2,833,000 during 2005 from $2,767,000 during 2004. The increase was primarily attributable to a $230,000 increase in professional fees as a result of costs associated with the merger. This increase was partially offset by a $98,000 decrease in facilities costs primarily due to lower depreciation expense since many of InfoNow’s older assets are now fully depreciated, as well as lower rent expense as a result of capitalizing the portion of this cost that is related to product development efforts. InfoNow also experienced a $41,000 reduction in personnel and personnel support costs partly due to a reduction in head count and partly due to lower dues and supplies expenses. The remaining $25,000 decrease in InfoNow’s general and administrative expenses was due to lower travel and entertainment costs and lower investor relations expenses.
      In 2006, InfoNow expects that its head count levels and related costs in all functional areas will change commensurate with its needs as it executes against its business strategy.
      Income Taxes: InfoNow has paid no income taxes since its inception and has not recorded a benefit for income taxes due to valuation allowances provided against net deferred tax assets, which consist primarily of operating loss carryforwards.
      Other Income/ Expense: InfoNow had a net other income of $75,000 during the twelve months ended December 31, 2005, compared to net other income of $23,000 for the twelve months ended December 31, 2004. The increase of $52,000 is primarily attributable to higher interest income as a result of an increase in interest rates, as well as lower interest expense as InfoNow’s capital leases have been fully paid.
      Net Income/ Loss: Net loss for the twelve months ended December 31, 2005, was $1,708,000 compared to a net loss of $686,000 for the twelve months ended December 31, 2004, a $1,022,000 increase. This increase in net loss is primarily attributable to a $2,116,000, or 19%, decrease in total revenues, which was partially offset by a $1,042,000, or 9%, decrease in total expenses and a $52,000 increase in net other income for the year ended December 31, 2005, compared to the year ended December 31, 2004, as discussed above in this InfoNow Management’s Discussion and Analysis or Plan of Operation.

Liquidity and Capital Resources
      Since InfoNow’s initial public offering, InfoNow has financed its operations primarily through the placements of private equity securities and, to a lesser extent, through borrowing and equipment leasing arrangements. InfoNow has received a total of approximately $13,800,000 from private offerings and has received an additional $3,653,000 from the exercise of stock options and warrants since InfoNow began offering its channel management solutions in 1995. InfoNow also has a bank credit facility with both a $1,000,000 revolving line of credit to support its future operating needs and a $1,000,000 equipment facility to support its future investing needs. The bank credit facility requires that InfoNow meet various covenants. InfoNow is not permitted to draw on the bank credit facility if it is out of compliance with any of the covenants. As of the date of this proxy statement/ prospectus, InfoNow is out of compliance with its debt covenants; however it expects to work with the bank to obtain waivers for this non-compliance. The interest rate on the revolving line of credit is the prime rate plus 1 percent, and the interest rate on the equipment facility is the U.S. Treasury note yield to maturity for a term equal to 36 months as quoted in the Wall Street Journal plus 587 basis points.
      InfoNow had cash and cash equivalents of $3,032,000 at December 31, 2005, compared to $3,764,000 at December 31, 2004. InfoNow’s total cash use for the year ended December 31, 2005, was $732,000 compared to $465,000 in cash generated during the year ended December 31, 2004. The decrease of $1,197,000 was primarily due to a $510,000 reduction in cash flows from InfoNow’s financing activities mainly associated with a decline in proceeds from stock option exercises in 2005 relative to 2004. In addition, cash flows from InfoNow’s operating activities decreased $358,000 primarily due to the increase in its net loss in 2005, partially offset by significant collections of its trade accounts receivable. InfoNow also experienced a $329,000 increase in cash used in its investing activities, which was primarily due to a $399,000 increase in capitalized software costs, partially offset by a $70,000 reduction in the purchase of property and equipment for InfoNow’s data centers and corporate office. The changes in InfoNow’s total cash flow for 2005 compared to 2004 are discussed below in more detail.
      Net cash used by operating activities during 2005 was $91,000, compared to $267,000 of cash generated by operating activities during 2004. The decrease of $358,000 was primarily due to the $1,022,000 increase in InfoNow’s net loss. Changes in the adjustments to reconcile net income to net cash provided by operating activities are as follows:

•	$78,000 reduction in depreciation and amortization since many of InfoNow’s data center and corporate office assets have become fully depreciated without corresponding asset purchases;

•	$63,000 increase in other assets and deferred charges mainly due to prepaid software license and insurance payments;

•	$56,000 decrease in the allowance for bad debt primarily due to reversing previously recorded bad debt during 2005;

•	$53,000 decrease in accounts payable and payroll related and other liabilities primarily due to paying down InfoNow’s accruals and trade accounts payable;

•	$12,000 decrease in loss on asset dispositions;

•	$502,000 decrease in accounts receivable mainly due to significant collections of trade accounts receivable during 2005;

•	$424,000 increase in deferred revenue primarily due to cash received from clients who prepaid their annual service fees in accordance with their contract terms, as well as unearned revenue related to solutions sold during 2005 for which implementation has not yet been completed.
      Cash used in investing activities increased to $595,000 for the twelve months ended December 31, 2005 compared to $266,000 for the twelve months ended December 31, 2004. The change of $329,000 is primarily due to a $399,000 increase in capitalized software costs, partially offset by a $70,000 decrease in purchases of computer hardware and software for InfoNow’s data centers and corporate office. InfoNow has plans to increase its capital expenditures in 2006 primarily to support the development of an enhanced version of its Channel Insight solution, to upgrade or replace some of its existing data center hardware and software, and to add new equipment to enhance system security.
      Net cash used in financing activities during 2005 was $46,000 compared to cash generated by financing activities of $464,000 during 2004. The decrease of $510,000 was caused by a $524,000 decrease in cash received from stock option exercises, partially offset by a $14,000 decrease in capital lease payments since all of InfoNow’s capital leases are now fully paid.
      Variation in the timing of InfoNow’s cash receipts and disbursements can significantly impact its overall cash flow for a given period and there can be no assurance that InfoNow’s current cash balance will be sufficient to fund operations.
      If InfoNow believes it is advisable, InfoNow may seek additional funding to continue its operations. InfoNow’s ability to successfully complete an offering to obtain additional funding is dependent on a number of factors. There can be no assurances that InfoNow can successfully complete an equity or debt placement, or that a placement can be concluded on the terms and conditions that would be acceptable to InfoNow.
      The following table summarizes InfoNow’s contractual payments and obligations by period (amounts in thousands):

	Payment Due by Period

		Less Than			After
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years

Operating Leases	$867	$496	$371	$—	$—
Minimum Royalties	129	12	24	24	69

Total Contractual Cash Obligation	$996	$508	$395	$24	$69
      InfoNow leases approximately 27,000 square feet of office space at a rate of $18.00 per square foot through September 2007, when the lease expires. InfoNow is attempting to reduce its rent expense by subleasing approximately half of its current office space; however, there can be no assurance that InfoNow will be able to do so.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), Share Based Payment (“SFAS No. 123(R)”), that requires companies filing as small business issuers to expense the value of employee stock options and similar awards for interim and annual periods beginning on or after December 15, 2005 and applies to all outstanding and unvested stock-based awards at a company’s adoption date. InfoNow believes that the adoption of this standard could have a material impact on its financial position and results of operations since it expects to continue to utilize stock-based compensation to motivate employees in the future, and, as a result, InfoNow expects that the implementation of SFAS No. 123(R) will result in increased compensation expense in future years.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS No. 153”), which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. InfoNow does not believe the adoption of this standard will have a material impact on its financial position or results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of Accounting Principles Board Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. When it is impractical to determine the period-specific effect of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practical and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported as a component of income. When it is impractical to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practical. SFAS No. 154 is effective for business enterprises and not-for-profit organizations for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. InfoNow does not believe the adoption of this standard will have a material impact on its financial position or results of operations.
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
      InfoNow is incorporated under the laws of the State of Delaware and Halo is incorporated under the laws of the State of Nevada. The holders of shares of InfoNow common stock, whose rights as stockholders are currently governed by Delaware law, InfoNow’s certificate of incorporation and InfoNow’s bylaws, will, pursuant to the merger, become holders of Halo common stock, and their rights as stockholders will be governed by Nevada law, Halo’s articles of incorporation and the bylaws of Halo. The material differences between the rights of holders of InfoNow common stock and the rights of holders of shares of Halo common stock, which are summarized below, result from differences in Delaware and Nevada law and the governing corporate documents of the two companies.
      The following summary does not purport to be a complete statement of the rights of holders of shares of Halo common stock under applicable Nevada law, Halo’s articles of incorporation and Halo’s bylaws or a comprehensive comparison with the rights of the holders of shares of InfoNow common stock under Delaware law, InfoNow’s articles of incorporation and InfoNow’s bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Nevada Revised Statutes and the governing corporate documents of Halo and InfoNow, to which holders of shares of InfoNow are referred. See the section entitled “Additional Information — Where You Can Find More Information” beginning on page 162 of this proxy statement/ prospectus.

Size of Board of Directors
Halo	InfoNow

Under Nevada law, a corporation may provide in its articles of incorporation or bylaws for a fixed number of directors or a variable number of directors and for the manner in which the number of directors may be increased or decreased. Halo’s articles of incorporation and bylaws provide that the number of directors constituting the board shall be not less than one and not more than thirteen and the articles of incorporation state that the number of directors may from time to time be increased or decreased in such manner as will be provided by the bylaws.
Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation’s bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation’s certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The InfoNow bylaws provide that the authorized number of directors constituting the board shall be not less than five and not more than nine, as shall be fixed from time to time by the board of directors.

Cumulative Voting
      In an election under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person would be elected without the support of holders of a majority of the shares voting at such meeting.

Halo	InfoNow

Under Nevada law, cumulative voting in the election of directors is only available if the corporation’s articles of incorporation provide for such an election. Halo’s articles of incorporation do not provide for cumulative voting.
Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in a corporation’s certificate of incorporation. The InfoNow certificate of incorporation does not provide for cumulative voting.

Power to Call Special Stockholders Meeting
Halo	InfoNow

Nevada law provides that, unless otherwise provided in the corporation’s articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call special meetings of stockholders. Halo’s bylaws provide that special meetings of stockholders may be called at any time by the holders of 10% of the voting shares of Halo, or by the president, or by the board of directors or a majority thereof.
Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The InfoNow bylaws provide that special meetings of stockholders may be called by the president of InfoNow and by the board of directors.
Dissolution
Halo	InfoNow

Under Nevada law, if the directors recommend dissolution to the stockholders, the corporation must then notify each stockholder entitled to vote on dissolution and the stockholders entitled to vote must approve the dissolution. Action by the stockholders on such a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.
Under Delaware law, a dissolution must be approved by all the stockholders entitled to vote or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation.

Removal of Directors
Halo	InfoNow

Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. The Halo articles of
Under Delaware law, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to vote unless the certificate of incorporation provides otherwise. InfoNow’s certificate of incorporation does not provide otherwise.

incorporation do not provide for a larger percentage of voting power to remove a director.

Filling Vacancies on the Board of Directors
Halo	InfoNow

Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation.

     The Halo bylaws provide that vacancies may be filled by a majority of the remaining directors though less than a quorum.
Under Delaware law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws of the corporation or the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.
Voting Requirements to Amend Charter Documents and Bylaws
Halo	InfoNow

Under Nevada law, any amendment to the articles of incorporation must be proposed by the board of directors and submitted to the stockholders for approval by the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would adversely affect the shares of such class or series, the holders of the outstanding shares of such a class shall be entitled to vote as a class to approve the amendment. The articles of incorporation may require, in the case of any specified amendments, the vote of a larger proportion of the voting power of stockholders. Halo’s articles of incorporation do not require such a vote of a larger proportion of the voting power of stockholders.

     Under Nevada law, unless otherwise prohibited by any bylaw adopted by the stockholders, directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Nevada law also provides that the articles of incorporation may grant the authority to adopt bylaws exclusively to the directors. The Halo articles of incorporation and bylaws give both the Halo board and the shareholders the power to amend, alter or repeal the bylaws.
Unless otherwise specified in a Delaware corporation’s certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation’s certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them. InfoNow’s certificate of incorporation does not contain any provision modifying the statute with respect to amendments to the certificate of incorporation.

Delaware law provides that the power to amend the bylaws shall be with the stockholders, provided that a corporation may in its certificate of incorporation confer the power to amend the bylaws upon the directors. Delaware law also provides that granting the directors the power to amend the bylaws in no way impairs or limits the power to amend the bylaws conferred upon the stockholders by statute. The InfoNow certificate of incorporation expressly authorizes the board of directors to amend the bylaws.

Inspection of Stockholders List
Halo	InfoNow

Under Nevada law, a corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation’s shares the right, upon at least five days’ written demand, to inspect, in person or by an agent, during normal business hours, the books of account and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records, except any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.
Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person’s interest as a stockholder.
Dividends
Halo	InfoNow

Except as otherwise provided in the corporation’s articles of incorporation, Nevada law authorizes a corporation to make distributions to its stockholders as authorized by its board of directors; provided, however, the corporation may not make such a distribution if (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) unless otherwise specifically provided in the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation were to be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.
Subject to any restrictions contained in a corporation’s certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as net assets minus stated capital. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
Transactions Involving Officers or Directors
      Pursuant to the Section 13(k) of the Exchange Act, an “issuer” (as defined by Section 12 of the Exchange Act) may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an existing extension of credit, in the form of a personal loan to or for a director or executive officer is thus barred from lending money to, or guaranteeing any obligation incurred by, its officers or directors.

Halo	InfoNow

Under Nevada law, there is no corresponding provision with respect to loans or guarantees. A contract or transaction, under Nevada law, between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because
A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either:

the director or officer was present at or participated in the meeting of the board or committee thereof that authorized the contract or transaction, or solely because his or her vote was counted for such purpose, if:

• the interest of the officer or director is known to the board of directors or committee, and the board or committee approves the transaction in good faith without counting the vote of the interested director;

• the interest of the officer or director is known to the stockholders, and they approve the transaction in good faith by a majority vote of stockholders holding a majority of the voting power;

• the interest of the officer or director is not known to the officer or director at the time the transaction is brought before the board of directors of the corporation for action; or

• the transaction is fair as to the corporation at the time it is authorized or approved.

     The bylaws of Halo forbid a loan by the corporation to an officer or director unless it is first approved by the holders of two-thirds of the voting shares, and the corporation may not make a loan secured by its shares. However, loans below the amount of $25,000 may be made to officers or directors for moving expenses.

• the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or

• the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof or the stockholders.

Limitation of Liability of Directors and Indemnification

Halo	InfoNow

Under Nevada law, and except as provided in the corporation’s articles of incorporation, a director or officer; is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer; unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

     Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or
Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors’ liability for monetary damages for breaches of their fiduciary duty of care. Under the Delaware law, a director’s liability cannot be eliminated or limited:

• for breaches of the duty of loyalty,

• for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

• for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or

• for transaction from which such director derived an improper personal benefit.

Pursuant to InfoNow’s certificate of incorporation and under Delaware law, directors of InfoNow are not liable to InfoNow or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

a knowing violation of law or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     Nevada law further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law provides for mandatory indemnification of a director, officer, employee or agent of a corporation to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

     Halo’s articles of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. The Halo bylaws also provide for the advancement of indemnified expenses.

Business Combinations/Reorganizations

Halo	InfoNow

Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder unless the combination or the purchase of shares by the interested stockholder on the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, “resident domestic corporation” means a Nevada corporation that has
A provision of Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for purposes of this Delaware law provision is a stockholder that is directly or indirectly a beneficial owner of fifteen percent or more of the voting power of the outstanding voting stock of a Delaware corporation, or its affiliate or associate. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless:

• the business combination is approved by the corporation’s board of directors prior to the stock acquisition date;

• the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or

200 or more stockholders and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

• the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

• an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

The above provisions do not apply to any combination involving a resident domestic corporation:

• whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive;

• which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation’s articles of incorporation provide otherwise;

• whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

• that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive. Such an amendment, however, would not become effective until 18 months after its passage and would apply only stock acquisitions occurring after the effective date of the amendment. The Halo articles of incorporation do not exempt Halo from the restrictions imposed by such provisions of Nevada law.

     Sections 78.378 to 78.3793 of the Nevada Revised Statutes, inclusive, provide in effect that a

• the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

InfoNow has expressly opted out of this provision through its certificate of incorporation, in accordance with such provision of Delaware law.

person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders (excluding such acquiring and associated persons) approved at a special or annual meeting of stockholders. For purposes of the foregoing provisions, “issuing corporation” means a corporation organized in Nevada that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and does business in Nevada directly or through an affiliate, and “controlling interest” means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or in association with others) one-fifth or more but less than one-third, one-third but less than a majority, or a majority or more of the voting power of the issuing corporation in the election of directors. Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages.

     The above provisions do not apply to an acquisition of a controlling interest if the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of such controlling interest provide either specifically or generally that the provisions do not apply to such acquisitions. The provisions are also inapplicable to shares acquired pursuant to a statutory merger (such as the merger) effected pursuant to Nevada law or by operation of law such as inheritance or the enforcement of a judgment or security interest.

     Depending on the issuing corporation’s articles of incorporation and bylaws in effect on the tenth day following the applicable controlling interest acquisition, the issuing corporation may have rights to redeem the shares so acquired, and its stockholders may have dissenters’ rights with respect to the approval of voting rights equivalent to those described under “Appraisal or Dissenters’ Rights” below and set forth in Annex E.

Appraisal or Dissenters’ Rights
Halo	InfoNow
A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of	Under the Delaware General Corporation Law, dissenters’ rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available

• a merger or consolidation to which the corporation is a party,

• consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan and any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

     Under Nevada law, unless a corporation’s articles of incorporation provide otherwise, a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange, for cash and/or owner’s interests of the acquiring entity or a listed company, if the shares held by the stockholder are either registered on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.
under the Delaware General Corporation Law if the corporation’s stock is either:

• listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

• held of record by more than 2,000 stockholders;

except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

• shares of the surviving corporation,

• shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

• cash in place of fractional shares

Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.
DESCRIPTION OF HALO SECURITIES
Common Stock
      Halo is registering shares of common stock, par value $0.00001. Halo has authorized 150,000,000 shares of common stock. The holders of Halo common stock:

•	are subject to the rights of the holders of Halo’s preferred stock, have equal ratable rights to dividends from funds legally available if and when declared by Halo’s board of directors;

•	are entitled to share ratably in all of Halo’s assets available for distribution to holders of common stock in the event of a liquidation, dissolution or winding up of Halo’s affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock
      Halo also has authorized 50,000,000 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”). Halo’s board of directors is authorized to issue shares of such Preferred Stock in series, to establish and change the number of shares constituting any series and to provide for and change the voting powers, designations, preferences, redemption prices, conversion rights and liquidation preferences of any such series, subject to limitations prescribed by law and Halo’s Articles of Incorporation.
      Currently, there are shares of Series C Preferred Stock (“Series C Stock”) and Series D Preferred Stock (“Series D Stock”) outstanding. Halo had previously issued Series A Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock, but these series have been converted into common stock.
      The Series C Stock has the following material terms:

•	The Series C Stock is convertible into Halo common stock, at the option of the holder, at a conversion price (the “Series C Stock Applicable Conversion Price”) that will initially be equal to $1.00. Accordingly, the Series C Stock is convertible into Halo common stock at a one to one (1:1) ratio. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series C Stock. Under the anti-dilution provisions, in the event Halo issues, at any time while shares of Series C Stock are still outstanding, shares of Halo common stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Halo common stock, at a price below the Series C Stock Applicable Conversion Price, then the Series C Stock Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Halo common stock in such subsequent financing. This full-ratchet anti-dilution protection on the Series C Stock will also be extended to any warrants received in connection with the Series C Subscription Agreements dated January 31, 2005 that are outstanding at such time. In addition to the full-ratchet protection, the Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in Halo’s capital structure.

•	If Halo’s market capitalization based on the shares of Halo common stock outstanding (including all shares of Halo common stock underlying the Shares of Series C Stock on an as converted basis) exceeds $50,000,000, the shares of Halo common stock underlying the Series C Stock are registered, and Halo has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then Halo may require the holders of Series C Stock to convert the Series C Stock into Halo common stock at the then Series C Stock Applicable Conversion Price.

•	The holders of shares of Series C Stock will be entitled to receive dividends, at a 6% annual rate, payable quarterly in arrears, either in cash, or at the election of Halo, in shares of Halo common stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on Halo common stock. Halo common stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

•	Any unconverted and non-redeemed Shares of Series C Stock outstanding on the third anniversary of the initial issuance of the Series C Stock, will be automatically redeemed on that date, in cash, at $1.00 per share, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of Halo).

•	In the event of any liquidation of Halo, the Series C Stock will receive an amount equal to the Series C Face Amount (as defined in the Certificate of Designations designating the Series C Stock), plus all accrued but unpaid dividends thereon, prior to any amounts being distributed to any junior series of Preferred Stock or to Halo common stock holders. After payment of all liquidation preferences to all holders of Preferred Stock, including the Series C Stock, the entire remaining available assets, if any, shall be distributed among the holders of Halo common stock, the holders of Series C Stock, and any other class or series of Preferred Stock entitled to participate with Halo common stock in a liquidating distribution, in proportion to the shares of Halo common stock then held by them and the shares of Halo common stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

•	Holders of Series C Stock have the pre-emptive right to participate in offerings of Halo common stock, or securities convertible into or exercisable for Halo common stock, based on the holders’ pro-rata share, on an as-converted basis, of the number of shares of outstanding Series C Stock, plus the portion, if any, of such offering as to which other holders of Series C Stock have elected to not exercise this pre-emptive right.

      The Series D Stock has the following material terms:

•	The Series D Stock will be convertible into Halo common stock, at the option of the holder, at a conversion price (the “Series D Stock Applicable Conversion Price”) that will initially be equal to $1.10. Accordingly, the Series D Stock is convertible into Halo common stock at a ratio equal to the quotient obtained by dividing the sum of the Series D Face Amount (as defined in the Certificate of Designations designating the Series D Stock) plus any accrued but unpaid dividends by the Series D Applicable Conversion Price, in effect at the time of conversion. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series D Stock. Under the anti-dilution provisions, in the event Halo issues, at any time while shares of Series D Stock are still outstanding, shares of Halo common stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Halo common stock, at a price below the Series D Applicable Conversion Price, then the Series D Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Halo common stock in such subsequent financing. In addition to the full-ratchet protection, the Series D Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in Halo’s capital structure.

•	If Halo’s market capitalization based on the shares of Halo common stock outstanding (including all shares of Halo common stock underlying the Shares of Series D Stock on an as converted basis) exceeds $50,000,000, the shares of Halo common stock underlying the Series D Stock are registered, and Halo has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then Halo may require the holders of Series D Stock to convert the Series D Stock into Halo common stock at the then Series D Stock Applicable Conversion Price.

•	The holders of shares of Series D Stock will be entitled to receive dividends, at a 13% annual rate, payable quarterly in arrears beginning on March 21, 2006, either in cash, or at the election of Halo, in shares of Halo common stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on the Series A 8% Cumulative Convertible Preferred Stock, the Series B 10% Cumulative Convertible Preferred Stock, the Series C Convertible Preferred Stock and Halo common stock. Halo common stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

•	Any unconverted and non-redeemed Shares of Series D Stock outstanding on the third anniversary of the initial issuance of the Series D Stock, will be automatically redeemed on that date, in cash, at an amount per share equal to the sum of the Series D Face Amount, as adjusted, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of Halo).
      In the event of any liquidation of Halo, the Series D Stock will receive an amount equal to the Series D Face Amount, plus all accrued but unpaid dividends thereon, prior to any amounts being distributed to any other series of Preferred Stock or to Halo common stock holders. After payment of all liquidation preferences to all holders of Preferred Stock, including the Series D Stock, the entire remaining available assets, if any, shall be distributed among the holders of Halo common stock, the holders of Series D Stock, and any other class or series of Preferred Stock entitled to participate with Halo common stock in a liquidating distribution, in proportion to the shares of Halo common stock then held by them and the shares of Halo common stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.
      Halo’s Articles of Incorporation and bylaws contain provisions, such as the authorization of the undesignated Preferred Stock and prohibitions on cumulative voting in the election of directors, which could make it more difficult for a third party to acquire Halo.
      Unless waived by the InfoNow board of directors, it is a condition to the closing of the Merger that the shares of Series C Stock convert into common stock of Halo prior to the effective time of the merger.
Contingent Value Rights
      The CVRs are created pursuant to and will be issued under the CVR Agreement, to be entered into prior to the effective time of the merger, by and between Halo and                     , as trustee, the form of which is attached to this proxy statement/ prospectus as Annex B. Because this section is a summary, it does not describe every aspect of the material terms of the CVRs or the CVR agreement. We encourage you to carefully read the section entitled “Agreements Relating to the Merger — Contingent Value Rights Agreement” beginning on page 76 of this proxy statement/prospectus, and the CVR Agreement for a more complete understanding of their terms of the CVRs.
ADDITIONAL INFORMATION
Legal Matters
      The legality of the shares is being passed upon for Halo by Hale Lane Peek Dennison and Howard. Day, Berry & Howard LLP, tax counsel to Halo, and Hogan & Hartson L.L.P., counsel to InfoNow, will each issue an opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
Experts
      The consolidated financial statements of Warp Technology Holdings, Inc. as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of Tesseract Corporation as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as stated in their report thereon included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The combined financial statements of Process Software, LLC, and Affiliates as of June 30, 2005 and 2004 and for the years then ended appearing herein have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as stated in their report thereon included herein. Such combined financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of InfoNow Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein are included in reliance upon the report of such firm given upon authority as experts in accounting and auditing.

Stockholder Proposals
      InfoNow tentatively anticipates that its next annual meeting of stockholders will take place in early summer 2006, but the annual meeting will not be held if the merger is completed before that time. The deadline for submitting a stockholder proposal for inclusion in InfoNow’s proxy statement and form of proxy for InfoNow’s 2006 annual meeting of stockholders, as calculated pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, was December 9, 2005, or if the date for the 2006 annual meeting of stockholders is changed by more than 30 days from the date of last year’s annual meeting, a reasonable time before InfoNow begins to print and mail its proxy materials. Stockholder proposals not to be considered for inclusion in InfoNow’s proxy statement and form of proxy relating to such meeting must have been received on or before February 22, 2006. To be included in the proxy materials relating to the next InfoNow annual meeting, all proposals must have been received at InfoNow’s principal executive offices on or before the above mentioned date.
Where You Can Find More Information

Reports, proxy statements and other information concerning may be Halo inspected at:	Reports, proxy statements and other information concerning InfoNow may be inspected at:

Halo Technology Holdings, Inc. Attn: Investor Relations 200 Railroad Avenue, Third Floor Greenwich, Connecticut 06830 Telephone: (203) 422-2950	InfoNow Corporation Attn: Investor Relations 1875 Lawrence Street, Suite 1100 Denver, Colorado 80202 Telephone: (303) 293-0212

Requests for documents relating to Halo should be directed to:	Requests for documents relating to InfoNow should be directed to:

Halo Technology Holdings, Inc. Attn: Investor Relations 200 Railroad Avenue, Third Floor Greenwich, Connecticut 06830 Telephone: (203) 422-2950	InfoNow Corporation Attn: Investor Relations 1875 Lawrence Street, Suite 1100 Denver, Colorado 80202 Telephone: (303) 293-0212
      Alternatively, you may access these reports or documents from Halo’s and InfoNow’s websites at the following URLs: InfoNow: www.infonow.com and Halo: www.haloholdings.com.
      Halo files reports, proxy statements and other information with the SEC. InfoNow filed reports, proxy statements and other information with the SEC until February 10, 2006. InfoNow filed a Form 15 with the SEC on February 10, 2006, and its duty to file reports under the Exchange Act was immediately suspended. InfoNow expects that the registration of its shares of common stock will terminate no later than May 11, 2006, and InfoNow will no longer file reports with the SEC. Copies of their respective reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.
      Halo will mail without charge to any holder of Halo common stock, upon written request, a copy of its annual report on Form 10-KSB, including the financial statements, schedules and list of exhibits. If you are a holder of Halo common stock and you would like to receive a copy of any exhibits listed in Halo’s Annual Report on Form 10-KSB, you should submit a request in writing to Halo at the address indicated above, and Halo will provide you with such exhibits upon the payment of a nominal fee (which fee will be limited to the expenses Halo incurs in providing you with the requested exhibits).
      Halo has filed a registration statement under the Securities Act with the SEC with respect to Halo’s common stock to be issued to InfoNow stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Halo filed as part of the registration statement. All information in this proxy statement/prospectus regarding Halo has been furnished by Halo, and Halo is responsible for such information. All information in this proxy statement/prospectus regarding InfoNow has been furnished by InfoNow, and InfoNow is responsible for such information. Halo represents that it has taken reasonable care to ensure that this prospectus does not make any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.
      This proxy statement/prospectus, the articles of incorporation and the most recent annual report of Halo, will be available, without charge, at the offices of Halo, 200 Railroad Avenue, Third Floor, Greenwich, Connecticut 06830.
      You should rely only on the information contained in this proxy statement/prospectus to vote to adopt the merger agreement. Halo and InfoNow have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than                     , 2006, and neither the mailing of the proxy statement/prospectus to InfoNow stockholders nor the issuance of Halo common stock in the merger shall create any implication to the contrary.
      This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Halo common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this proxy statement/prospectus.
Information if Proxies, Consents or Authorizations Are not to Be Solicited or in an Exchange Offer
      Halo is not soliciting proxies from its stockholders, no stockholder consent of Halo stockholders is required for completion of the merger.
MISCELLANEOUS
[Outside Back Cover of Prospectus]
      Until                               , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unaudited Pro Forma Consolidated Condensed Financial Statements of Halo Technology Holdings, Inc. Reflecting Acquisition of InfoNow Corporation	F-115
Pro Forma Consolidated Condensed Balance Sheet as of December 31, 2005	F-117
Notes to Pro Forma Consolidated Condensed Balance Sheet	F-118
Pro Forma Consolidated Condensed Statements of Operations for the Six Months Ended December 31, 2005	F-120
Pro Forma Consolidated Condensed Statements of Operations for the Year Ended June 30, 2005	F-121
Notes to Pro Forma Consolidated Condensed Statements of Operations	F-122
Unaudited Pro Forma Consolidated Condensed Financial Statements of Halo Technology Holdings, Inc. Reflecting Acquisition of Unify and InfoNow	F-123
Pro Forma Consolidated Condensed Balance Sheet as of December 31, 2005	F-126
Notes to Pro Forma Consolidated Balance Sheet	F-127
Pro Forma Consolidated Condensed Statements of Operations for the Six Months Ended December 31, 2005	F-130
Pro Forma Consolidated Condensed Statements of Operations for Year Ended June 30, 2005	F-131
Notes to Pro Forma Consolidated Condensed Statements	F-132

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
WARP Technology Holdings, Inc.
      We have audited the accompanying consolidated balance sheets of WARP Technology Holdings, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WARP Technology Holdings, Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Mahoney Cohen & Company, CPA, P.C.
New York, New York
August 12, 2005, except for Note 21 paragraphs 29 through 33 which are
As of September 12, 2005 and paragraphs 34 and 35 which are as of September 20, 2005

WARP Technology Holdings, Inc.
Consolidated Balance Sheets

	June 30, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$1,548,013	$115,491
Accounts receivable, net of allowance for doubtful accounts of $30,845 and $0 respectively	2,024,699	117,847
Prepaid expenses and other current assets	409,496	29,878

Total current assets	3,982,208	263,216
Property and equipment, net	223,025	36,312
Deferred financing costs, net	476,876
Intangible assets, net of accumulated amortization of $756,064 and $277,083	15,678,736	252,917
Goodwill	7,055,264	3,893,294
Investment and other assets	884,379

Total assets	$28,300,488	$4,445,739

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$872,433	$672,105
Accrued expenses	3,752,731	336,496
Deferred revenue	3,392,896	155,826
Deferred compensation		444,000
Due to ISIS	1,293,534	—

Total current liabilities	9,311,594	1,608,427
Subordinate note	2,317,710	—
Senior note	6,446,750	—
Other long term liabilities	43,275	—

Total liabilities	18,119,329	1,608,427
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	4
Cumulative convertible preferred stock, Series B; $.00001 par value; (2,915 shares issued and outstanding with liquidation value of $2,915,100 at June 30, 2004)	—	2,915,100
Shares to be issued, cumulative, convertible Preferred stock of Series B (393 shares June 30, 2004)	—	392,939
Series C Preferred Stock: $.00001 par value; 16,000,000 shares authorized, 14,193,095 issued and outstanding (Liquidation value — $14,193,095) at June 30, 2005	14,193,095	—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	212,897
Common stock, $.00001 par value; 150,000,000 shares authorized, 3,110,800 and 971,115 shares issued and outstanding, respectively	31	10
Additional paid-in capital	59,431,331	40,122,777
Deferred compensation	(970,711)	(891,833)
Accumulated other comprehensive loss	(105,262)	(4,990)
Accumulated deficit	(62,580,224)	(39,696,695)

Total stockholders’ equity	10,181,159	2,837,312

Total liabilities and stockholders’ equity	$28,300,488	$4,445,739

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Operations

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Revenue
Licenses	$2,986,752	$705,697
Services	2,137,170	176,424

Total revenues	5,123,922	882,121
Cost of revenue
Cost of licenses	151,051	340,267
Cost of services	396,490	85,067

Total cost of revenues	547,541	425,334

Gross Profit	4,576,381	456,787
Product development	1,589,099	811,725
Sales, marketing and business development	3,652,117	2,310,055
General and administrative (including non-cash compensation of $1,542,686 and $6,007,255, respectively)	4,988,765	8,468,385
Late filing penalty	1,033,500	—
Intangible impairment	62,917	—
Goodwill impairment	3,893,294	—

Loss before interest	(10,643,311)	(11,133,378)
Interest (expense) income	(4,631,683)	63,073

Net loss before income taxes	(15,274,994)	(11,070,305)
Income taxes	(97,945)	—

Net Loss	$(15,372,939)	$(11,070,305)

Computation of loss applicable to common shareholders
Net loss before beneficial conversion and preferred dividends	$(15,372,939)	$(11,070,305)
Beneficial conversion and preferred dividends	(7,510,590)	(1,623,046)

Loss attributable to common stockholders	$(22,883,529)	$(12,693,351)

Basic and diluted net loss per share attributable to common stockholders	$(11.97)	$(16.58)

Weighted-average number common shares — basic and diluted	1,912,033	765,510

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity

	Canadian		Convertible		Convertible
	Convertible		Preferred		Preferred
	Preferred		Series B-2		Series B

	Shares	Amount	Shares	Amount	Shares	Amount

BALANCE — JUNE 30, 2003	15,000	$15		$—		$—
Issuance of common stock to a Consultant
Conversion of Series A to Series B stock					976	975,940
Issuance of Series B shares and Warrants					3,706	3,705,780
Cost in connection with issuance
Warrant exchange program
Issuance of common stock
Cost in connection with issuance
Amortization of stock options
Forfeited stock options
Issuance of common stock to a Consultant
Issuance of common stock
Warrants issued to investors
Penalties on Series B stock					73	73,115
Dividends on Series B stock					60	60,000
Conversion of Series B stock					(1,900)	(1,899,735)
Shares issued to employees
Beneficial Conversion
Foreign currency
Canadian conversion of preferred stock	(10,736)	(11)
Net Loss for the year ended June 30, 2004

BALANCE — JUNE 30, 2004	4,264	4	—	—	2,915	2,915,100

Canadian conversion of preferred stock	(2,554)	(2)
Issuance of Series B-2 shares			1,600	1,600
Conversion of Series B-2 shares			(1,600)	(1,600)
Issuance cost
Accrued dividends on Series B Stock
Stock dividends on Series B stock
Beneficial conversion
Warrants issued to consultant
Options issued to Isis
Amortization of stock options
Forfeiture of stock options
Issuance of common stock relating to settlements
Settlements with Mr. Beller and Dr Milch					570	570,000
Mr. Bottazzi separation agreement
Conversion of Series B-2
Conversion of Series B					(3,485)	(3,485,100)
Conversion of Series C debt
Conversion of Bridge loan
Issuance of Series C shares
Issuance cost for Series C shares
Dividends on Series C stock
Warrants issued to note holders
Warrants issued to investment bankers
Warrants issued to consulting firm
Foreign currency
Net Loss for the year ended June 30, 2005

BALANCE — JUNE 30, 2005	1,710	$2	—	$—	—	$—

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity — (Continued)

	Convertible Preferred
	Series C
			Shares to be	Common	Stock	Paid in	Deferred
	Shares	Amount	Issued Amount	Shares	Amount	Capital	Compensation

BALANCE — JUNE 30, 2003		$—	$—	672,626	$7	$37,659,644	$(7,911,000)
Issuance of common stock to a Consultant				50,000	1	949,999
Issuance of Series A stock and warrants, subsequently converted to Series B stock						(60,000)
Issuance of Series B shares and Warrants
Cost in connection with issuance						(368,258)
Warrant exchange program				44,373		658,858
Issuance of common stock				16,000	—	288,000
Cost in connection with issuance						(28,000)
Amortization of stock options							3,203,483
Forfeited stock options						(3,815,684)	3,815,684
Issuance of common stock to a Consultant				50,000	1	949,999
Issuance of common stock				1,302		24,411
Warrants issued to investors						285,193
Penalties on Series B stock			202,882
Dividends on Series B stock			190,057
Conversion of Series B stock				105,541	1	1,899,734
Shares issued to employees				20,537		305,881
Beneficial Conversion						1,372,989
Foreign Currency
Canadian conversion of preferred stock				10,736		11
Net Loss for the year ended June 30, 2004

BALANCE — JUNE 30, 2004			$392,939	971,115	10	$40,122,777	$(891,833)

Canadian conversion of preferred stock				2,555		2
Issuance of Series B-2 shares
Conversion of Series B-2 shares			(559,053)	827,874	8	2,159,045
Issuance cost						(50,000)
Accrued dividends on Series B Stock			166,114
Dividends on Series B stock						2,105,350
Beneficial conversion						5,026,230
Warrants issued to consultant						96,000
Options issued to Isis						1,052,919	(1,052,919)
Amortization of stock options							647,041
Forfeiture of stock options						(327,000)	327,000
Issuance of common stock relating to settlements				24,525		105,373
Settlements with Mr. Beller and Dr Milch						40,430
Mr. Bottazzi separation agreement	200,000	200,000				300,000
Conversion of Series B				1,284,731	13	3,485,087
Conversion of Series C debt	8,559,750	8,559,750
Conversion of Bridge loan	2,433,345	2,433,345
Issuance of Series C shares	3,000,000	3,000,000
Issuance cost for series C share						(180,000)
Dividends on Series C stock			212,897
Warrants issued to note holders						4,394,500
Warrants issued to investment bankers						1,023,907
Warrants issued to consulting firm						76,711
Foreign currency
Net Loss for the year ended June 30, 2005

BALANCE — JUNE 30, 2005	14,193,095	$14,193,095	$212,897	3,110,800	$31	$59,431,331	$(970,711)

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Stockholders’ Equity — (Continued)

			Annual
	Accumulated Other	Accumulated	Comprehensive
	Comprehensive Loss	Deficit	Income (Loss)	Totals

BALANCE — JUNE 30, 2003	$18,773	$(27,003,344)	$	$2,764,095
Issuance of common stock to a Consultant				950,000
Conversion of Series A to Series B stock				915,940
Issuance of Series B shares and Warrants				3,705,780
Cost in connection with issuance				(368,258)
Warrant exchange program				658,858
Issuance of common stock				288,000
Cost in connection with issuance				(28,000)
Amortization of stock options				3,203,483
Forfeited stock options				—
Issuance of common stock to a Consultant				950,000
Issuance of common stock				24,411
Warrants issued to investors				285,193
Penalties on Series B stock				275,997
Dividends on Series B stock		(250,057)		—
Conversion of Series B stock				—
Shares issued to employees				305,881
Beneficial Conversion		(1,372,989)		—
Foreign Currency	(23,763)		(23,763)	(23,763)
Canadian Conversion of Preferred Stock				—
Net Loss for the year ended June 30, 2004		(11,070,305)	(11,070,305)	(11,070,305)

BALANCE — JUNE 30, 2004	(4,990)	(39,696,695)	(11,094,068)	2,837,312

Canadian conversion of preferred stock
Issuance of Series B-2 shares				1,600,000
Conversion of Series B-2 shares				(50,000)
Issuance cost
Accrued dividends on Series B Stock		(166,114)
Dividends on Series B stock		(2,105,350)
Beneficial conversion		(5,026,230)
Warrants issued to consultants				96,000
Options issued to Isis
Amortization of stock options				647,041
Forfeiture of stock options
Issuance of common stock relating to settlements				105,373
Settlements with Mr. Beller and Dr Milch				610,430
Mr. Bottazzi separation agreement				500,000
Conversion of Series B-2
Conversion of Series B
Conversion of Series C debt				8,559,750
Conversion of Bridge loan				2,433,345
Issuance of Series C shares				3,000,000
Issuance cost for series C shares				(180,000)
Dividends on Series C stock		(212,897)
Warrants issued to note holders				4,394,500
Warrants issued to investment bankers				1,023,907
Warrants issued to consulting firm				76,711
Foreign currency	(100,272)		(100,272)	(100,272)
Net Loss for the year ended June 30, 2005		(15,372,939)	(15,372,939)	(15,372,939)

BALANCE — JUNE 30, 2005	$(105,262)	$(62,580,224)	$(15,473,211)	$10,181,159

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Operating activities
Net loss	$(15,372,939)	$(11,070,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	991,717	241,017
Stock-based compensation, consulting and other fees	1,542,686	6,007,255
Non-cash interest expense	3,323,974	—
Goodwill and impairment charges	3,956,211	—
Changes in operating assets and liabilities net of effect of acquisition of business:
Accounts receivable	610,869	(105,398)
Inventory	—	207,000
Prepaid expenses and other	69,096	48,403
Accounts payable and accrued expenses	230,837	63,956
Deferred revenue	1,261,903	58,002
Deferred compensation payable	—	(250,000)

Net cash used in operating activities	(3,385,646)	(4,800,070)
Investing activities
Security deposits	—	28,115
Gupta acquisition net of cash acquired of $742,915	(15,007,085)	—
Kenosia acquisition deposit	(801,750)	—
Purchase of property and equipment	(40,610)	(3,179)

Net cash (used in) provided by investing activities	(15,849,445)	24,936
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	12,191,500	4,682,320
Repayment of bridge loan	—	(120,000)
Proceeds from subordinated notes	2,500,000	—
Proceeds from senior notes	6,075,000	—

Net cash provided by financing activities	20,766,500	4,562,320
Effect of exchange rate changes on cash	(98,887)	(31,759)

Net increase (decrease) in cash and cash equivalents	1,432,522	(244,573)
Cash and cash equivalents — beginning of year	115,491	360,064

Cash and cash equivalents — end of year	$1,548,013	$115,491

Supplemental disclosure of cash flow Information:
Income tax paid	$241,017	$2,546
Interest paid	$271,250	$—
      Supplemental schedule of non-cash investing and financing activities:
      For the year ended June 30, 2005, the Company recorded $212,897 in connection with Series C Convertible Preferred dividends.
      In connection with the acquisition of Gupta in 2005, the Company issued $2,000,000 of Series C note, $1,500,000 of Subordinated note and $750,000 of Senior note to the Seller.
      For the year ended June 30, 2005 and 2004, the Company recorded $166,114 and $392,939 for the issuance of approximately 166 and 393 shares of Series B Convertible Preferred Shares in connection with penalties and dividends due to preferred stockholders.
See accompanying notes to consolidated financial statements.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005

Note 1.	Organization, Merger, Description of Business and Basis of Presentation
      Warp Technology Holdings, Inc. (collectively with its subsidiaries, the “Company”) is a Nevada corporation with its principal executive office in Greenwich, Connecticut.
      The Company is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, the Company’s strategy is to pursue acquisitions of businesses which either complement the Company’s existing businesses or expand the segments in which the Company operates.
      On January 31, 2005, the Company completed the acquisition of Gupta Technologies, LLC (together with its subsidiaries, “Gupta”). Gupta is now a wholly owned subsidiary of the Company, and Gupta’s wholly owned subsidiaries, Gupta Technologies GmbH, a German corporation, Gupta Technologies Ltd., a U.K. company, and Gupta Technologies, S.A. de C.V., a Mexican company, have become indirect subsidiaries of the Company.
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications.
      Gupta recently released its Linux product line. Compatible with its existing Microsoft Windows-based product line, the Linux line of products will enable developers to write one application to run in both Microsoft Windows and Linux operating systems.
      Gupta has headquarters in California, and has regional office in Munich and sales offices in London and Paris.
      Warp Solutions, a wholly owned subsidiary of the Company, produce a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the internet and intranet network systems. The subsidiaries’ suite of software products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      On November 12, 2004, the Company filed a Current Report on Form 8-K which disclosed the Company’s one hundred for one (100:1) reverse stock split. The reverse split became effective on the opening of business on November 18, 2004 and is reflected in the financial statements for all periods presented.
      6043577 Canada, Inc., a wholly-owned subsidiary of the Company, was established in January 2003 to acquire SpiderSoftware, Inc a Canadian Corporation. Effective January 13, 2003 the Company, through its wholly owned subsidiary 6043577 Canada, Inc acquired SpiderSoftware, Inc.

Note 2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of WARP and its wholly-owned subsidiaries, (collectively the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Use of Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment
      Property and equipment are stated at cost. Depreciation of property and equipment is provided by the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the life of the underlying lease.

Revenue Recognition
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition.
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of Gupta’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue and amortization of acquired developed technology. Cost of product revenue includes material, packaging, shipping, and other production costs. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training, and consulting services. Third-party consultant fees are also included in cost of service revenue.

Shipping and Handling Costs
      Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of revenues in the consolidated statement of income.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Reclassification
      Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation.

Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Intangible Assets and Goodwill
      Intangible assets are primarily comprised of customer relationships, developed technology, trade names and contracts. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company assesses the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When the Company determines that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. As of June 30, 2005 the Company determined that the goodwill and intangible assets related to the acquisition of Spider Software were impaired and wrote off $3,956,211. Intangible assets, subject to amortization, are being amortized over their estimated useful lives of three to ten years.

Concentration of Risk

Cash
      The company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable
      Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of accounts receivable. The Company performs on going credit evaluations of its customers and maintains allowances for potential credit issues. Historically, such loses have been within management’s expectations.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Product Development Costs
      Product development costs incurred in the process of developing product improvements and enhancements or new products are charged to expense as incurred. Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release has been insignificant.

Income Taxes
      The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the tax basis of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Foreign Currency
      The functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using period-end rates of exchanges for assets and liabilities, and average rates of exchanges for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (losses) as a component of stockholders’ equity. Net gain and losses resulting from foreign exchange transactions are included in operations and were not significant during the periods presented.

Deferred Financing Costs
      Deferred financing costs, which are mainly costs associated with the Company’s Senior Note and the Company’s Subordinated Note, are amortized over the term of the notes on a straight-line basis.

Loss Per Share
      Basic and diluted net loss per share information for all periods is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The dilutive effect of preferred stock, warrants and options convertible into an aggregate of approximately 33,880,908 and 418,520 of common shares as of June 30, 2005 and June 30, 2004, respectively, are not included as the inclusion of such would be anti-dilutive for all periods presented.

Stock-Based Compensation
      The Company uses the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation —

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Transition and Disclosure.” Accordingly, no compensation cost has been recognized for fixed stock option grants. Had compensation costs for the Company’s stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123, the Company’s net loss and loss per share would have been reduced to the proforma amounts as follows:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Net loss, as reported	$(15,372,939)	$(11,070,305)
Add: Stock-based employee compensation expense included in reported net loss	454,000	3,203,483
Deduct: Stock-based employee compensation expense determined under fair value method for all awards	(828,173)	(3,702,564)

Net loss, pro forma	(15,747,112)	(11,569,386)
Beneficial conversion and preferred dividends	(7,510,590)	(1,623,046)

Net loss attributable to common stockholders — Proforma	$(23,257,712)	$(13,192,432)

Basic and diluted net loss per share attributable to common stockholders, as reported	$(11.97)	$(16.58)

Basic and diluted net loss per share attributable to common stockholders pro forma	$(12.16)	$(17.23)

      Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if Warp had accounted for its employees’ stock options under the fair value method provided by this statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Expected life	3 years	3 years
Risk-fee interest rate	3.00%	2.13%
Expected volatility	177.25%	183%
Dividend yield	0%	0%
      Option pricing models require the input of highly subjective assumptions. Because the Company’s employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Fair Value of Financial Instruments
      For financial statement instruments, including cash, accounts receivable, subordinated note, senior note, the amount due to Isis and accounts payable, the carrying amount approximated fair value because of their short maturity.

Recent Accounting Pronouncement
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 ® will be effective for the interim period beginning January 1, 2006. The impact on this new standard, if it had been in effect on the net loss and related per share amounts of our years ended June 30, 2005 and 2004 is disclosed above in Note 2 Summary of Significant Accounting Policies — Stock Based Compensation. We believe the adoption will have an effect on our results of operations.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 20, Accounting for Nonmonetary transactions.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The Company does not anticipate that the adoption of SFAS No. 153 will have a significant impact on the Company’s overall results of operations or financial position.
      In May 2005 the FASB issued SFAS 154, Accounting Changes and Error Corrections, that applies to all voluntary changes in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 will be effective for the Company for fiscal year ended June 30, 2006. The Company does not anticipate that the adoption of SFAS No. 154 will have an impact on the Company’s overall results of operations or financial position.

Note 3.	Property and Equipment
      Property and equipment consists of the following:

	June 30, 2005	June 30, 2004

Purchased software	$78,088	$84,283
Computer equipment	165,476	144,596
Furniture, fixtures and equipment	54,322	98,679

	297,886	327,558
Accumulated depreciation	(74,861)	(291,246)

	$223,025	$36,312

      Depreciation expense was $45,653 and $51,091 for the years ended June 30, 2005 and 2004, respectively.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 4.	Accrued Expenses
      Accrued expenses consists of the following:

	June 30, 2005	June 30, 2004

Accrued professional fees	$960,032	$95,563
Accrued vendor costs	276,686	96,000
Accrued penalties on late registration	1,033,500	—
Accrued compensation expense	1,078,033	—
Other accrued expenses	404,480	144,933

	$3,752,731	$336,496

Note 5.	Stockholders’ Equity

Common and Preferred Stock
      In January 2005, the Company issued 889 shares of common stock to Mr. Malcolm Coster pursuant to the terms and conditions of his separation agreement as compensation for services rendered by Mr. Coster to the Company. The Company recorded $3,556 of non-cash compensation related to this stock issuance.
      In January, 2005, the Company issued 3,636 shares of common stock to CIV, a firm which had consulted to the Company, for services rendered. The Company recorded $15,817 of non-cash compensation related to this stock issuance.
      In January, 2005, the Company issued 20,000 shares of common stock and warrants to acquire 1,500 shares of Common Stock to Darien Corporation to settled all outstanding claims under a prior Fee Agreement. Warrants have $1.00 per share exercise price, cashless exercise feature and are exercisable over 5 years. The Company recorded an expense of $86,000 related to this settlement.
      On August 4, 2004, the Company entered into a Series B-2 Preferred Stock Purchase Agreement
(the “Purchase Agreement”). The Purchase Agreement related to the sale of 1,600 shares (the “Series B-2
Preferred Shares”) of the Company’s authorized but unissued shares of Preferred Stock, $0.00001 par value per share, designated Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”) at a purchase price of $1,000 per share, and warrants, exercisable over five (5) years, to purchase an aggregate of 1,600 shares of Series B-2 Preferred Stock (the “Warrants” and together with the shares of Series B-2 Preferred Stock, collectively, the “Securities”) to investors. The aggregate purchase price for the Securities was $1,600,000, of which $1,474,500 was received by December 31,2004 and the remainder of $125,500 was received by the Company in January 2005. The Company incurred approximately $20,000 in dividends for the year ended June 30, 2005 to the Series B-2 shareholders. The number of shares of Common Stock receivable upon conversion shall be equal to the Series B-2 Face Amount, which is initially equal to the per share purchase price of $1,000, plus any accrued but unpaid dividends, divided by the conversion price, which was initially set at $5.00. Under certain anti-dilution protection rights of the Series B-2 Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into Common Stock, at a purchase price below $5.00 per share, and will also be adjusted for any stock splits or similar corporate actions. Under the initial conversion price, each share of Series B-2 Preferred Stock is convertible into 200 shares of Common Stock. Accordingly, the Company recorded approximately $539,000 as beneficial conversion relating to this transaction because the fair market value of the common stock was greater than the conversion price. In January, 2005, in connection with the Series C financing, the conversion price of the Series B-2 stock was reduced from $5 to $2, and the Company recorded a stock dividend to the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Series B-2 holders valued at approximately $2,280,000. In addition on January 31, 2005 all of the Series B-2 shareholders converted all of their outstanding shares into common stock.
      On April 22, 2004 the Company approved the issuance of 14,981 shares of common stock to employees. In connection with this issuance the Company recorded compensation of approximately $195,000.
      On March 29, 2004, the Company issued 50,000 shares of common stock to Noah Clark as consideration for financial consulting services beginning April 1, 2004, to be provided by Mr. Clark pursuant to the Consulting Agreement dated March 26, 2004 between the Company and Mr. Clark (the “Consulting Agreement”).The Company recognized approximately $950,000 of expense relating to this agreement. The shares issued to Mr. Clark were restricted shares on the date of issuance. On April 26, 2004, the Company filed an Amendment Number 1 to a Registration Statement on Form S-2 originally filed on April 4, 2004 (hereinafter referred to as the “April Form S-2”), which covered the shares of common stock issued to Mr. Clark under his consulting agreement. On April 29, 2004, the April Form S-2 was declared effective by the Securities and Exchange Commission.
      On March 12, 2004, the Company approved the issuance of 976 shares of common stock to Bradley L. Steere, Esq. as consideration for legal services rendered to the Company in the amount of approximately $18,500.
      On March 12, 2004, the Company approved the issuance of 326 shares of common stock to Mr. Wesley Ramjeet as consideration for professional accounting services rendered to the Company in the amount of approximately $5,900.
      On March 12, 2004, the Company approved the issuance of 5,555 shares of common stock to Mr. Malcolm Coster pursuant to the terms and conditions of his Employment Contract as compensation for services rendered by Mr. Coster to the Company in the amount of approximately $111,000 as its interim Chief Executive Officer.
      In fiscal 2005 and 2004, several holders of the preferred stock of 6043577 Canada, Inc., a wholly-owned subsidiary of the Company converted their preferred stock to shares of the Company’s common stock. Such conversions resulted in the issuance of 2,554 and 10,736 shares of common stock, respectively.
      On February 10, 2004, the Company completed an offering of 1,058 shares of Series B 10% Cumulative Convertible Preferred Stock (the “B Shares”) with gross proceeds to the Company from the sales equaling $1,058,000. The B Shares had a purchase price of $1,000.00 per share. The B Shares have a cumulative dividend of 10% per year, which is payable in cash or stock at the time of conversion at the election of the Company. The B Share subscribers also received warrants to purchase a number of common shares equal to 50% of the common shares such subscriber would receive upon the conversion of their B Shares to common shares. The exercise price of the warrants is $33.00 per share of common stock and the exercise price is only payable with cash. Under certain anti-dilution protection rights of the Series B Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into Common Stock, at a purchase price below the conversion price then in effect. In August 2004, the Company completed its first closing of the Series B-2 offering at an effective price of $5.00 per common share. As a result of the Series B-2 financing, the conversion price of the Series B Stock was reduced from $18.00 to $5.00, and the Company recorded a stock dividend to the Series B shareholders for approximately 121,290 shares of common stock valued at approximately $606,000. In January 2005 in connection with the Series C financing, the conversion price of all Series B stock was reduced from $5 to $3, and the Company recorded a dividend to the Series B holders of approximately $2,207,000. In addition, on January 31, 2005 all of the Series B holders converted all of their Series B stock, accrued dividend and penalties to common stock.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      On February 10, 2004, the Company closed an offering of 16,000 restricted shares of its common stock and 8,000 warrants to purchase common stock in a private transaction for gross proceeds of $288,000 in cash. The exercise price of the warrants is $33 per share of common stock and the exercise price is only payable with cash. The Company paid approximately $28,000 in placement agent fees relating to this private placement.
      In 2004, holders of 1,766.62 shares of the Company’s Series B 10% Cumulative Convertible Preferred Stock (“B Shares”) converted their B Shares into shares of the Company’s common stock. Such conversions resulted in the issuance of 98,145 shares of common stock. The 98,145 common shares issued on the conversions is derived from the B Shares’ $18 conversion price. In connection with the conversion an additional 3,305 shares were issued as payment of the B Shares 10% cumulative dividend, and 4,089 shares were issued as payment of a 6% penalty for the failure by the Company to cause its March Form S-2 to be declared effective in a timely manner.
      In December 2003, the Company issued 50,000 shares of common stock to Blue & Gold Enterprises LLC (“Blue & Gold”) as consideration for financial consulting services provided by Mr. Steven Antebi pursuant to the Consulting Agreement dated December 2003 between the Company and Mr. Antebi. The shares issued to Mr. Antebi were restricted shares on the date of issuance. The April Form S-2, declared effective on April 29, 2004, registered the shares of common stock issued to Mr. Antebi under his consulting agreement. In connection with this agreement the Company recorded approximately $950,000 as non-cash compensation.
      On November 4, 2003, the Company completed an offering of 2,647.78 shares of Series B 10% Cumulative Convertible Preferred Stock (the “B Shares”) with gross proceeds to the Company from the sale equaling $2,647,780. The B Shares had a cumulative dividend of 10% per year, which is payable in cash or stock at the time of conversion. The B Share subscribers also received warrants to purchase a number of common shares equal to 50% of the common shares such subscriber would receive upon the conversion of their B Shares to common shares. The exercise price of the warrants was $33.00 per share of common stock. The Company was required to pay a penalty equivalent to 6% of the common shares underlying the B Shares sold in this offering because it was not able to get its registration statement effective by the date in the purchase agreement. Under certain anti-dilution protection rights of the Series B Preferred Stock, the conversion price will adjust from time to time if the Company issues any shares of Common Stock, or options, warrants, or other securities convertible or exchangeable into Common Stock, at a purchase price below the conversion price then in effect. In August 2004, the Company completed its first closing of the Series B-2 offering at an effective price of $5.00 per common share. As a result of the Series B-2 financing, the conversion price of the Series B Stock was reduced from $18.00 to $5.00, and the Company recorded a stock dividend to the Series B shareholders for approximately 290,770 shares of common stock valued at approximately $1,499,000.
      On September 30, 2003, the Company completed an offering of 975,940 shares of its Series A 8% Cumulative Convertible Preferred Stock (the “A Shares”) with gross proceeds to the Company from the sale equaling $975,940. Pursuant to a “most favored nation” provision of the A Shares offering, the holders of the A Shares were entitled to receive the better terms of any offering that was completed subsequent to the closing of the A Shares offering. As a result, the Company has cancelled all 975,940 A Shares which were to be issued and has instead issued 975.94 B Shares to the A Share subscribers. The A Share subscribers also received warrants with the same terms as the B Share subscribers. The conversion to common stock of all the B Shares issued to the A Share subscribers resulted in the Company issuing approximately 54,220 shares of common stock to the A Share subscribers. Pursuant to a registration rights agreement between the Company and the B Share subscribers, the Company was obligated to register the shares of common stock issuable upon conversion of the B Shares within 45 days of issuance of the B Shares. This registration rights agreement contained a penalty provision that required the Company to

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
issue the number of shares of common stock equal to 2% of the shares of common stock issuable upon conversion of the B Shares for each 30-day period until such shares were registered. When the March 2004 Form S-2 was declared effective, the Company was obligated to issue an aggregate of 12,427 shares of common stock pursuant to this penalty provision. Exercise of all the warrants held by the A Share subscribers will result in the issuance of approximately 27,110 shares of common stock to the A Share subscribers. The Company recorded approximately $271,000 as beneficial conversion relating to this transaction because the fair market value of the common stock was greater than the conversion price. The March 2004 Form S-2, declared effective on March 31, 2004, covered the common shares issuable upon the conversion of the B Shares and warrants held by the A Share subscribers. The Company recorded approximately $60,000 for fees relating to this private placement.

Stock Options
      On August 4, 2004, the Company amended its 2002 Employee Stock Plan to increase the total number of shares authorized for issuance under the plan to a total of 776,611 shares of Common Stock, and to reserve such shares for issuance under the plan.
      On August 4, 2004 the Company granted its executive officers, Rodney A. Bienvenu, Jr., Gus Bottazzi, Ernest C. Mysogland and Michael D. Liss, certain options to acquire shares of Common Stock. The total number of shares subject to these options is 468,799. In addition, the Company granted ISIS certain non-qualified options to acquire 200,914 shares of Common Stock. All such options have an exercise price of $6.75 per share. The exercise of such options is subject to the achievement of certain vesting and milestone terms (subject in each case to the terms of the optionee’s stock option agreement). Any of the above-described options not previously exercisable shall be vested and exercisable on the fifth anniversary of the initial closing of the B-2 Financing. In connection, with the options granted to ISIS the Company recorded deferred compensation of approximately $1,053,000 that will be amortized over five years from the date of grant. The Company recognized approximately $193,000 of expense for the year ended June 30, 2005 relating to the ISIS options.
      In fiscal 2004, the Board of Directors granted 45,130 options to certain employees of the Company under the 2002 Plan. Of those options, 22,565 vested on the date of grant and the remainder vest over a two-year period. Such options have a term of ten years and have an exercise price of $13.00 per share, the fair market price of the stock on the date of grant.
      In fiscal 2003 the Company’s Board of Directors granted 15,000 options to a consultant, Dr. Milch, at an exercise price of $25.00 per share. As of September 30, 2004 all 15,000 of these options have been vested. The Company had agreed to compensate this consultant in an amount equal to the difference between $100 and the market price of the stock received upon exercise of each option for up to 14,500 of these options. In January 2005 the Company issued 330 shares of Series B Preferred stock and 7,612 warrants to purchase common stock at $33 per share to settle all outstanding liability owed to this former consultant.
      In fiscal 2003, the Company granted 4,200 options to an employee, Mr. Beller, at an exercise price of $25.00 per share. The Company had agreed to compensate this employee in an amount equal to the difference between $100 and the market price of the stock received upon exercise of each option. The total amount was capped at $400,000 and expired in December 2003. In January 2005 the Company issued 240 shares of Series B Preferred stock and 5,973 warrants to purchase common stock at $33 per share to settle all outstanding liability owed to this former employee.
      In November 2002 the Company’s Board of Directors approved and adopted the Warp Technology Holdings, Inc. 2002 Stock Incentive plan (the “2002 Plan”) as a means through which the Company and its subsidiaries may attract, retain and compensate employees and consultants. In fiscal 2003, the Board of

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Directors issued 70,980 options to certain employees of the Company under the 2002 Plan. Of those options, 18,333 vested on the date of grant and the remainder vest over a two-year period. Such options have a term of ten years and have an exercise price of $.25 per share. For financial statement purposes the Company recorded deferred compensation of $18,996,000, representing the difference between the market price of the Company’s stock and $.25 on the date of grant. The amount recognized as expense for the period ending June 30, 2005 and 2004 was $454,000 and $3,562,241, respectively.
      Detailed information concerning WARP Technology Holding, Inc activity for the 2002 Plan is as follows:

		Weighted-
		Average	Average
		Exercise	Fair Value
	Options	Price	of Grants

Options outstanding at June 30, 2003	76,996	$25.00
Options cancelled	(31,793)	23.00
Options granted	45,130	13.00	$13.00

Options outstanding at June 30, 2004	90,333	22.00
Options cancelled	(131,592)	13.05
Options granted	669,712	6.75	$5.24

Options outstanding at June 30, 2005	628,453	$6.84

      The following table summarizes information about options outstanding at June 30,2005.

Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining	Weighted		Weighted
	Number	Contractual Life	Average Exercise	Number	Average Exercise
Exercise Price	Outstanding	(in Years)	Price	Exercisable	Price

$13	7,400	8.8	$13	6,000	$13
$25	31,705	7.0	$25	29,651	$25
$6.75	589,348	9.1	$6.75	187,519	$6.75
      As of June 30, 2005, there were 148,158 shares available for future grants under the 2002 Plan.
      The fair value for options have been estimated on the date of grant using the Black-Scholes option pricing model thereafter, with the following assumptions:

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Expected life	3 years	3 years
Risk-fee interest rate	3.0%	2.13%
Expected volatility	177.25%	183%
Dividend yield	0%	0%
      During 2005 and 2004, no options were issued or exercised under the Warp Solutions, Inc. 1999 Plan. Additionally, all previously outstanding options were canceled. Therefore, as of June 30, 2005, there are no options outstanding under the Warp Solutions, Inc. 1999 Plan.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Warrants
      During 2000, in conjunction with the sale of its Series B Convertible Preferred Stock to certain investors, The Company issued warrants to purchase 10,636 shares of its common stock at an exercise price of $9.05 per share. The warrants expire on the fifth anniversary of issuance. In fiscal 2003 certain holders of these warrants converted 7,334 of these warrants in a cashless exercise for 5,438 shares of the Company’s common stock.
      On August 1, 2000, the Company issued warrants to purchase 1,105 shares of its common stock to an outside consultant for services rendered. The warrants have an exercise price of $9.05 per share and expire on the fifth anniversary of issuance.
      In connection with the February, 2003 private placement the Company issued 4,209 warrants to purchase shares of its common stock at an exercise price of $10.00 per share. The warrants expire on the fifth anniversary of issuance. In fiscal 2004, 1,350 of these warrants were exercised; the Company received approximately, $13,500.
      In January 2004, the Company issued 15,000 warrants to Mr. Ray Musson and Killick & Co. as a settlement for not registering previously sold shares. The warrants have a (5) five-year term, an exercise price of $36 per share and no cashless exercise provision. The Company recorded as expense $180,000 relating to this warrants issuance. The March Form S-2, declared effective on March 31, 2004, registered the shares of common stock issuable upon the exercise of the warrants issued to Mr. Musson and Killick & Co.
      On March 5, 2004, the Company initiated a warrant exchange program (the “Program”) applicable to all of the Company’s outstanding warrants (collectively the “Original Warrants”). The Program was an opportunity for the Company’s warrant holders to choose whether they wanted to keep their Original Warrants or exchange them for new warrants (the “Exchanged Warrants”). The Exchanged Warrants had an exercise price of $15 per share, as compared to the Original Warrants, which have exercise prices of $36, $33, $25, or $18 per share, and were required to be exercised immediately after their issuance. The Program closed on March 18, 2004, and resulted in the exchange of 43,023 Original Warrants for Exchanged Warrants. The immediate exercise of the Exchanged Warrants caused the issuance by the Company of 43,023 shares of common stock for gross proceeds to the Company of $645,358. The Company recorded approximately $132,000 as a beneficial conversion dividend relating to this transaction because the fair market value of the common stock was greater than the conversion price.
      In April 2004, the Company issued warrants to purchase 8,600 shares of common stock at an exercise price of $25 per share to Lighthouse Capital Ltd and warrants to purchase 1,500 shares of common stock at an exercise price of $25 to Peter Bailey in payment of services provided by Lighthouse Capital Ltd to the Company under the terms of a consulting agreement. In connection with this issuance the Company recorded an expense of approximately $105,000.
      In August 2004, the Company issued 20,000 warrants to purchase common stock to Malcolm Coster at an exercise price of $18.00 per share for services performed. In connection with this issuance the Company recorded an expense of approximately $96,000.
      In September 2004, the Company agreed to issue 35,200 warrants to purchase common Stock at an exercise price of $5.00 per share to Griffin Securities, Inc. for advisory services to be provided to the Company. In connection with these warrants the Company recorded an expense of $25,696.
      In January 2005 in connection with the various sales of the Bridge Notes, the Series C Notes, the Senior Notes and the Subordinated Notes under the financing agreements, the Company has incurred brokers or finders fees and commissions of a total of $1,058,900. In addition, the Company has committed to issue to such brokers and finders warrants to acquire up to an aggregate of 1,210,601 shares of Common

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
Stock. These warrants are exercisable for a period of five years and 280,000 have an exercise price of $4.75 and 930,601 have an exercise price of $1.25 per share. These warrants were valued at $998,211 using the black-scholes model . The value of the warrants is being amortized over the length of the various debt financing as interest expense. The Company’s amortization expense for the year ended June 30, 2005 was $1,580,235.
      In May 2005 the Company issued warrants to purchase 50,000 shares of common stock at an exercise price of $2.25 to Lippert Heilshorn and Associates for consulting services. In connection with this issuance the Company valued the warrants at $76,711, which will be expensed ratably over the life of the consulting agreement.

Note 6.	Gupta Technologies, LLC Acquisition
      On January 31, 2005, the Company completed the acquisition of Gupta. The acquisition of Gupta (the “Acquisition”) was made pursuant to a Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”) between the Company and Gupta Holdings, LLC (the “Seller”). The Board of Directors agreed to purchase Gupta because it fit the profile of the type of companies that is necessary for the Company to create a sustainable, profitable company. The Consolidated Statement of Operations for the year ended June 30, 2005 includes the results of operations of Gupta for five months beginning as of February 1, 2005.
      Under the Purchase Agreement, the total purchase price was $21,000,000, of which the Company delivered $15,750,000 in cash on or before the closing. The remainder of the purchase price was paid in equity and debt securities issued or provided by the Company with the terms described below.
      In order to raise funds to pay the cash portion of the purchase price for Gupta, and in order to provide the non-cash portion of the purchase price, the Company entered into certain financing agreements described herein. An Amendment to the Company’s Articles of Incorporation was necessary to allow the Company to reserve for issuance of sufficient shares of Common Stock to be issued upon conversion or exercise of the securities sold by the Company pursuant to the financing agreements.
      The financing agreements include the Subscription Agreement, the Bridge Notes, the Senior Note Agreement, the Subordinated Note Agreement, the Broker Warrants and the Assignment, as such terms are defined below.
      The purchase price for Gupta was $21 million, plus transaction costs of $1,325,000, the purchase price allocation is as follows:

Cash	$742,915
Accounts Receivables	2,489,517
Other current assets	393,126
Fixed assets	161,345
Intangibles	16,434,800
Goodwill	7,055,264
Other assets	71,093
Accounts Payable and accrued expenses	(3,047,893)
Deferred Revenues	(1,975,167)

$22,325,000

      The Company’s management and the Board of directors believes that the purchase of Gupta that resulted in approximately $7,055,000 of goodwill is justified because of Gupta’s position in the marketplace

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
and expected increased cash flows to the Company. The company expects all of the goodwill will be deductible for income tax purposes.
      Unaudited Pro Forma Financial Information
      The following unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions been consummated on the dates assumed and does not project the Company’s results of operations for any future period:
      The following unaudited pro forma financial information presents the consolidated operations of the Company for the years ended June 30, 2005 and 2004 as if the acquisition of Gupta had occurred as of July 1, 2004 and July 1, 2003, respectively.

	2005	2004

Revenue	$13,890,560	$16,675,544
Net loss	(14,122,849)	(10,231,577)
Loss per share	$(7.39)	$(13.36)

Note 7.	Acquired Intangible Assets
      In connection with the acquisition of Gupta the Company recorded intangible assets as follows:

Amortized Intangible Assets:
Developed Technology	2,284,100
Customer Relationships	6,165,800
Contracts	7,547,200

Total amortized intangible assets	$15,997,100

Accumulated amortization	756,064

Net	$15,241,036

Unamortized intangible assets:
Goodwill	$7,055,264

Trade names	$437,700

Estimated amortization expense:
For year ending June 30, 2006	$1,815,000
For year ending June 30, 2007	$1,815,000
For year ending June 30, 2008	$1,627,000
For year ending June 30, 2009	$1,610,000
For year ending June 30, 2010	$1,610,000
      Amortization expense for the years ended June 30, 2005 and June 30, 2004 were approximately $946,000 and $190,000 respectively.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 8.	Series C Subscription Agreement.
      On January 31, 2005, the Company entered into certain Series C Subscription Agreements (collectively, the “Subscription Agreement”), with the Investors. The Subscription Agreement has the following material terms:

•	An aggregate of $8,475,000 of Series C Notes were sold to Investors under the Subscription Agreement.

•	Most of the proceeds of the sale of the Series C Notes were used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds were used for working capital purposes.

•	The Series C Notes were unsecured and bore interest at the rate of 6% per annum.

•	The Series C Notes were converted into a new series of Preferred Stock, the “Series C Stock” with a par value of $.00001 per share, and Warrants to acquire Common Stock.

•	On March 31, 2005, all amounts due under the Series C Notes (principal and interest) automatically converted into (i) 8,559,750 shares of Series C Stock, and (ii) Warrants (the “Warrants”) to acquire 8,559,750 shares of Common Stock. The Company reserved for issuance 17,119,500 shares of Common stock to cover those shares of Common Stock issuable upon conversion of the Series C Stock and exercise of the Warrants.

•	Since the Series C Notes were not converted by March 17, 2005, due to a delay in receiving approval required before effecting the Amendment to the Company’s Articles of Incorporation, the Company may be required to pay to the Investors a penalty in cash equal to ten percent (10%) of the principal amount of the Series C Notes. Accordingly, the Company anticipates that it will need to obtain a waiver or an acknowledgment that the penalties do not apply. The Company intends to work with the Investors to obtain waiver of this penalty or an acknowledgement that no penalty is due, and has received such waiver and acknowledgement from certain Investors. However, there is no assurance that the Company will receive sufficient waivers or acknowledgements from other Investors. As such the Company has accrued $647,500 for this penalty.
      On March 31, 2005, all amounts due under the Series C Notes (principal and interest) automatically converted into (i) 8,559,750 shares of Series C Stock, and (ii) Warrants (the “Warrants”) to acquire 8,559,750 shares of Common Stock, and on April 4, 2005, under the Subscription Agreement, the Company issued an additional 3,000,000 shares of Series C Stock, and Warrants to acquire an additional 3,000,000 shares of Common Stock for $3,000,000 in cash.
      The Series C Stock which the Investors received upon conversion of their Series C Notes, has the following material terms:

•	The Series C Stock is convertible into Common Stock, at the option of the holder, at a conversion price (the “Applicable Conversion Price”) that is initially equal to $1.00. Accordingly, the Series C Stock is convertible into Common Stock at a one to one (1:1) ratio. However, the ratio is subject to adjustment pursuant to the anti-dilution protections extended to the holders of Series C Stock. Under the anti-dilution provisions, in the event the Company issues, at any time while shares of Series C Stock are still outstanding, shares of Common Stock or any type of securities convertible or exchangeable for, or otherwise giving a right to acquire, shares of Common Stock, at a price below the Applicable Conversion Price, then the Applicable Conversion Price will be adjusted to the price per share equal to the price per share paid for such Common Stock in such subsequent financing. This full-ratchet anti-dilution protection on the Series C Stock will also be extended to any warrants received in connection with the Subscription Agreement that are outstanding at such

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

time. In addition to the full-ratchet protection, the Applicable Conversion Price will be equitably adjusted in the event of any stock split, stock dividend or similar change in the Company’s capital structure.

•	If the Company’s market capitalization based on the shares of Common Stock outstanding (including all shares of Common Stock underlying the Shares of Series C Stock on an as converted basis) exceeds $50,000,000, the shares of Common Stock underlying the Series C Stock are registered, and the Company has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then the Company may require the holders of Series C Stock to convert the Series C Stock into Common Stock at the then Applicable Conversion Price.

•	The holders of shares of Series C Stock will be entitled to receive dividends, at a 6% annual rate, payable quarterly in arrears, either in cash, or at the election of the Company, in shares of Common Stock. The dividends are preferred dividends, payable in preference to any dividends which may be declared on the Common Stock. Common Stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend. As of June 30, 2005 the Company has accrued $212,897 for dividends.

•	Any unconverted and non-redeemed Shares of Series C Stock outstanding on the third anniversary of the initial issuance of the Series C Stock, will be automatically redeemed on that date, in cash, at $1.00 per share, plus all accrued but unpaid dividends thereon (subject to equitable adjustment for all stock splits, stock dividends, or similar events involving a change in the capital structure of the Company).

The Warrants issued to the Investors upon conversion of their Series C Notes, allow the Investors to purchase an aggregate of 8,559,750 shares of Common Stock. The Warrants have an exercise price of $1.25 per share. The Warrants are exercisable over a five-year term.

Note 9.	Bridge Notes.
      In October 2004, December 2004 and January 2005, the Company raised funds from investors in order to make certain payments, totaling $2,250,000 to the Seller, toward the purchase price of Gupta. In exchange for such investment the Company issued certain promissory notes (the “Bridge Notes”) in the aggregate principal amount of $2,250,000.
      The Bridge Notes had the following material terms:

•	Interest accrues at the annual rate of 12%.

•	Contemporaneously with the closing of the Gupta Purchase Agreement, the Bridge Notes were automatically converted into Series C Notes.

•	An aggregate of $2,409,253 of Series C Notes were issued upon conversion of the principal and accrued interest on the Bridge Notes.

•	In accordance with their terms, these Series C Notes converted into 2,433,345 shares of Series C Preferred Stock and Warrants to acquire 2,433,345 shares of Common Stock. These warrants (the “Bridge Warrants”) have an exercise price of $1.25 per share and are exercisable for a period of five years from the date of issuance. The Company reserved sufficient common stock to issue upon conversion of these Series C shares and exercise of the Bridge Warrants.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 10.	Senior Note and Warrant Purchase Agreement.
      On January 31, 2005, the Company entered into that certain Senior Note and Warrant Purchase Agreement (the “Senior Note Agreement”), by and among the Company and the Purchasers (the “Senior Noteholders”) identified therein.
      The Senior Note Agreement has the following material terms:

•	Senior Notes with an aggregate principal amount of $6,825,000 were sold.

•	The Senior Notes bear interest at an annual rate of 10%, with interest payments due quarterly in arrears.

•	Most of the proceeds of the sale of the Senior Notes was used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds was used for working capital purposes.

•	The Senior Notes are due on July 31, 2005. The Senior Notes are not convertible.

•	The Senior Notes are secured by a first priority security interest in the assets of the Company, including the equity interests of the Company in Gupta and the Company’s other subsidiaries.
      Under the Senior Note Agreement the Senior Noteholders received warrants to purchase an aggregate of 2,670,000 shares of the Company’s Common Stock (the “Senior Lender Warrants”). These warrants have an exercise price of $1.25, and are exercisable for a period of five years from the date of issuance. The proceeds from the Senior Notes and the detachable warrants were allocated to the fair value of the warrants and the balance to the Senior Notes. Based on the fair market value, $2,269,500 was allocated to the warrants and the remainder of $4,556,500 was allocated to the Senior Notes. The discount to the note will be accreted over 6 months. For the period ended June 30, 2005, $1,891,250 was accreted and charged to interest expense.
      In August 2005 the Company refinanced this debt with a long term credit facility from Fortress Credit Corp. (See Note 18 Subsequent Events) Accordingly, the Company has classified this debt as long-term in accordance with SFAS No. 6.

Note 11.	Subordinated Note and Warrant Purchase Agreement.
      On January 31, 2005, the Company entered into that certain Subordinated Note and Warrant Purchase Agreement (the “Subordinated Note Agreement”) by and among the Company and the Purchasers (the “Subordinated Noteholders”) identified therein.
      The Subordinated Note Agreement has the following material terms:

•	Subordinated Notes with an aggregate principal amount of $4,000,000 were issued of which $2,500,000 was sold for cash and $1,500,000 was issued to the Seller under the Purchase Agreement (the “Gupta Note”).

•	The Subordinated Notes bear interest at an annual rate of 10%, with interest payments due quarterly in arrears. Interest is payable in registered shares of Common Stock of the Company, provided that until such shares are registered, interest shall be payable in cash.

•	Most of the proceeds of the sale of the Subordinated Notes was used to fund a portion of the purchase price in the Gupta acquisition and the remainder of the proceeds was used for working capital purposes.

•	The Subordinated Notes are due on January 31, 2007, other than the Gupta Note, which is due on January 31, 2006.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

•	The Subordinated Notes are secured by a security interest in the assets of the Company, including the equity interests of the Company in Gupta and the Company’s other subsidiaries, subordinated only to the security interest granted to secure the Senior Notes.

•	The Subordinated Noteholders have the right to convert all principal amounts due under the Subordinated Notes — other than the Gupta Note which is not convertible — into such number of Shares of Common Stock equal to the principal amount due under the Subordinated Notes divided by $1.00. Accordingly, an aggregate of 2,500,000 shares of Common Stock is issuable upon conversion of the Subordinated Notes.

•	Under the Subordinated Note Agreement, the Subordinated Noteholders — other than the holder of the Gupta Note — also received warrants to purchase 2,500,000 shares of the Company’s Common Stock (the “Subordinated Lender Warrants”). The Warrants will have an exercise price of $1.25, and will be exercisable for a period of five years from the date of issuance. The proceeds from the Subordinated Note and the detachable warrants were allocated to the fair value of the warrants and the balance to the Senior Notes. Based on the fair market value, $2,125,000 was allocated to the warrants and the remainder of $375,000 was allocated to the Senior Notes. The discount to the note will be accreted over 24 months. For the period ended June 30, 2005 $442,708 was accreted and charged to interest expense.
      In August 2005 the Company refinanced the $1,500,000 Gupta Note due January 31, 2006 with a long term credit facility from Fortress Credit Corp. (See Note 18 — Subsequent Events) Accordingly, the Company has classified this debt as long-term in accordance with SFAS No. 6.

Note 12.	Registration Rights.
      The Company agreed, within forty-five (45) days after the closing of the Series C notes, Bridge Notes and Subordinated notes financing, to complete all required audits and make all related filings concerning the acquisition of Gupta. Within fifteen (15) days after the end of such 45-day period, the Company agreed to file a registration statement for the purpose of registering all of the Conversion Shares for resale, and to use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) at the earliest practicable date thereafter.
      If (i) the registration statement has not been filed with the Commission by the filing deadline or (ii) the registration statement has not been declared effective by the Commission before the date that is ninety (90) days after the filing deadline or, in the event of a review of the Registration Statement by the Commission, one hundred and twenty (120) days after the filing deadline, or (iii) after the registration statement is declared effective, the registration statement or related prospectus ceases for any reason to be available to the investors and noteholders as to all Conversion Shares the offer and sale of which it is required to cover at any time prior to the expiration of the effectiveness period (as defined in the Investors’ Agreement) for an aggregate of more than twenty (20) consecutive trading days or an aggregate of forty (40) trading days (which need not be consecutive) in any twelve (12) month period, the Company will pay to the Investors an amount in cash equal to 2% of the face value of the Series C Stock issued under the Subscription Agreement or upon conversion of the Bridge Notes, and 2% in cash of the principal amount of the Senior Notes and Subordinated Notes, and will continue to pay such 2% monthly penalties every thirty days until such registration statement if filed, declared effective and available to the investors at the earliest practicable date thereafter. The registration statement was filed after the date due. Accordingly, the Company may have incurred a penalty. The Company is seeking an acknowledgement from the affected investors that no penalty has yet incurred and that no such penalty will be incurred so long as the registration statement is declared effective within the applicable time period. If such acknowledgement is not forthcoming, the Company will seek a waiver of the penalty. As there can be no assurance it will receive an acknowledgement or waiver, the Company has accrued $386,000.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

Note 13.	Separation Agreement.
      On March 3, 2005, the Company entered into an agreement (the “Separation Agreement”) with Gus Bottazzi related to Mr. Bottazzi’s resignation as an officer and director of the Company. Under the Separation Agreement, the Company committed to issue to Mr. Bottazzi 200,000 shares of the Company’s Series C Preferred Stock. In connection with this separation agreement the Company recorded a non-cash charge of $500,000.

Note 14.	Income Taxes
      The income tax effects of significant items, comprising the Company’s net deferred tax assets and liabilities, are as follows:

	June 30,

	2005	2004

	(In thousands)
Deferred tax liabilities:
Differences between book and tax basis of goodwill	$41	—

Deferred tax assets:
Operating loss carryforwards	$13,211	$8,740

Net deferred tax asset	$13,170	$8,740

Valuation allowance	$13,170	$8,740

      The Company has foreign subsidiaries based in the United Kingdom, Canada and Germany and is responsible for paying certain foreign income taxes. As a result, there is an income tax provision of $97,945 and $0 for the years ended June 30, 2005 and 2004, respectively.
      For the U.S. operations the difference between the federal statutory tax rate of 40% and the effective rate of 0% reflected in the accompanying financial statements is attributable to no tax benefit being recorded for the future utilization of the net operating loss carry forward.
      The Company has a U.S. Federal net operating loss carry forward of approximately $33,028,000 as of June 30, 2005, which may be used to reduce taxable income in future years. These NOL’s will expire in the year 2020 through 2025. The deferred tax asset primarily resulting from net operating losses was approximately $13,170,000 at June 30, 2005 and $8,740,000 at June 30, 2004. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax asset. At such time as it is determined that it is more likely than not that the deferred tax asset is realizable, the valuation allowance will be reduced. Furthermore, some portion of the net operating loss carryforward will be subject to further limitation pursuant to Section 382 of the Internal Revenue Code.

Note 15.	Commitments and Contingencies

Legal Proceedings.
      On May 6, 2005, the Company received notice of a demand for arbitration before the American Arbitration Association from attorneys representing Michael Liss, a former employee of the Company who had the title Chief Operating Officer. Mr. Liss disputes the circumstances surrounding the termination of his employment and claims that he is entitled to severance benefits, other compensation and damages totaling approximately $187,000 in addition to attorneys fees and statutory damages. The Company

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
believes that Mr. Liss’s claim is without merit and intends to vigorously defend itself. The Company has accrued $50,000 for legal cost related to this matter.

Leases
      Rent expense amounted to approximately $230,000 and $201,000 for the years ended June 30, 2005 and 2004, respectively.
      Minimum rental payments under non-cancelable operating leases in California, Connecticut and Germany as of June 30, 2005 is as follows:

2006	$519,389
2007	316,279
2008	227,848
2009	187,024
2010	80,152

Total	$1,330,693

Note 16.	Amendment to Articles of Incorporation.
      The Company filed with the Nevada Secretary of State the Certificate of Amendment to Articles of Incorporation described in its Definitive Information Statement filed on March 11, 2005, increasing the Company’s authorized Common Stock from 5,000,000 to 150,000,000.

Note 17.	Series C Certificate of Designations.
      Effective March 31, 2005, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation establishing the series of preferred stock to be referred to as the Series C Preferred Stock.

Note 18.	Geographic Information
      The Company sells its products to customers primarily through direct sales to independent software vendors and end-users in North America and through distributors and value added resellers in the rest of the world. For the years ended June 30 2005 and 2004, the geographic breakdown of revenues was as follows:

	Year Ended June 30, 2005

	Product	Service	Total

North America	$1,283,296	$719,319	$2,002,615
Europe, Africa and the Middle East	1,447,982	1,228,744	2,676,726
Asia Pacific	177,767	139,180	316,947
Latin America	77,707	49,927	127,634

Total	$2,986,752	$2,137,170	$5,123,922

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

	Year Ended June 30, 2004

	Product	Service	Total

North America	$378,485	$94,621	$473,106
Europe, Africa and the Middle East	327,212	81,803	409,015

Total	$705,697	$176,424	$882,121

      Many of Gupta’s ISVs, VARs and end users place their orders through distributors. A relatively small number of distributors have accounted for a significant percentage of Gupta’s revenues. One of Gupta’s distributors, accounted for 22% of Gupta’s revenue for the years ended June 30, 2005 and 2004. The same distributor accounted for 23% of Gupta’s accounts receivable at June 30, 2005. In addition, Gupta had one customer which accounted for 15% of the Company’s revenue for the year ended June 30, 2005. The loss of this Gupta distributor, or this customer, unless it was offset by the attraction of sufficient new customers, could have a material adverse impact on the business of Gupta, and therefore, the business of the Company as a whole.

Note 19.	Employee Benefit Plan
      The Company has a 401(k) plan, which covers substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for matching contributions. The 401(k) expense for the year ended June 30, 2005 was $34,837.

Note 20.	Related Party Transactions.
      The Company has certain contractual relationships with ISIS which were entered into in connection with the Company’s Series B-2 Preferred Stock financing (as previously described in, and included as exhibits to, the Company’s Form 8-K dated August 4, 2004). In addition, certain individuals are members of ISIS and directors or officers of the Company.
      ISIS is a limited liability company whose managing members are Rodney A. Bienvenu, Jr. (“Bienvenu”), the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Ernest C. Mysogland (“Mysogland”), the Executive Vice President and Chief Legal Officer of the Company. ISIS is the managing member of ISIS Acquisition Partners II LLC (“IAP II”). IAP II is a stockholder of the Company having purchased shares of the Company’s Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”), pursuant to that certain Series B-2 Preferred Stock Purchase Agreement (the “Series B-2 Purchase Agreement”), as of August 4, 2004, between and among the Company and the investors. In addition, pursuant to that certain Stockholders Agreement, dated as of August 4, 2004, between and among the Company, the holders of the Series B-2 Preferred Stock and such other Stockholders as named therein (the “Stockholders Agreement”), IAP II and other Series B-2 Stockholders have certain rights to designate directors of the Company. Further, ISIS and the Company entered into a Consulting Agreement, dated as of August 4, 2004, pursuant to which the Company will pay ISIS for services requested of ISIS from time to time, including, without limitation, research services, at ISIS’s regular rates or at the cost incurred by ISIS to provide such services, and will reimburse ISIS for any costs incurred by ISIS on behalf of the Company.
      Furthermore, in October, 2004, Company and ISIS entered into that certain Purchase Agreement Assignment and Assumption (the “Assignment”), pursuant to which the Company acquired all of the rights and assumed all of the liabilities of the Purchaser under that certain Membership Interest Purchase Agreement to acquire Gupta Technologies, LLC.
      Under the Assignment, the Company agreed to repay ISIS (or its assignees), for the $1,000,000 ISIS paid to the Seller in October, 2004. Furthermore, upon the acquisition of Gupta, in consideration of the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
assignment, and services in connection with due diligence, financing contacts and structure, for its efforts in negotiating the terms of the acquisition (including the specific right to assign the Purchase Agreement to the Company), and undertaking the initial obligation regarding the purchase of Gupta, the Company shall pay ISIS and its investors, as allocated by ISIS, a transaction fee equal to $1,250,000, payable either in cash or, at the election of ISIS, in Series B-2 securities, or senior debt or senior equity issued in connection with the Gupta financing. As of June 30, 2005 this transaction fee was not paid to ISIS and is shown on the balance sheet as a due to ISIS. The Company will also reimburse ISIS for any amounts it has incurred in connection with the negotiation and consummation of the transaction. In addition, the Company also owed approximately $44,000 to Isis for various expenses paid by Isis on behalf of the Company.
      One of the Senior Noteholders under the Senior Note Agreement described above in Note 10, was B/ T Investors, a general partnership. B/ T Investors lent the Company a total of $975,000 under the Senior Note Agreement, and received Senior Notes in that principal amount. One of the partners in B/ T Investors is Brian J. Sisko who is now the Company’s Chief Operating Officer. B/ T Investors assigned its Senior Notes to its various partners, and Mr. Sisko received a Senior Note in the principal amount of $100,000. This note held by Mr Sisko was paid off in August, 2005 when the Company refinanced its debt when it entered into the long term credit facility with Fortress Credit Corp.

Note 21.	Subsequent Events

Acquisition of Kenosia Corporation “Kenosia”
      On July 6, 2005 the Company purchased all of the stock of Kenosia Corporation from Bristol Technology, Inc. for an aggregate purchase price of $1,800,000 (net of working capital adjustment), subject to certain adjustments. Prior to the Closing, $800,000 of the Purchase Price was deposited into an escrow account, and subsequently released to Bristol at the Closing. The remainder of the Purchase Price is to be paid in two equal payments of $500,000 each, in cash. The first payment was made on September 1, 2005 and the second one is due January 31, 2006.
      The Company’s management and the Board of directors believes that the purchase of Kenosia will result in approximately $500,000 of goodwill and is justified because of Kenosia’s position in the marketplace and expected increased cash flows to the Company. The company expects all of the goodwill will be deductible for income tax purposes.

Credit Agreement
      On August 2, 2005, the Company entered a Credit Agreement (the “Credit Agreement”), with Fortress Credit Corp. as original lender (together with any additional lenders, the “Lenders”), and Fortress Credit Corp. as Agent (the “Agent”). In addition, the Company entered into a $10,000,000 Promissory Note (the “Note”) with the Lenders, an Intercreditor Agreement with the Lenders, the Agent and certain subordinated lenders (the “Intercreditor Agreement”), a Security Agreement with the Agent (the “Security Agreement”), Pledge Agreements with the Lender (the “Pledge Agreements”), and a Warrant Agreement with the Agent (the “Warrant Agreement”).
      Collectively the Credit Agreement, such other agreements and the subsidiary security agreements referenced below are referred to as the “Financing Documents”.
      The Credit Agreement and the other Financing Documents have the following material terms:

•	Subject to the terms and conditions of the Credit Agreement, the Lenders agreed to make available to the Company a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

•	The maximum amount of loans under Tranche A of the credit facility is $10,000,000. The purpose of amounts borrowed under Tranche A is to refinance certain of the Company’s existing debt and to pay certain costs and expenses incurred in connection with the closing under the Credit Agreement.

•	The maximum amount of loans under Tranche B of the credit facility is $15,000,000. Amounts borrowed under Tranche B may be used only to partially fund the acquisition by the Company of one or more companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The maximum amount of loans under Tranche C of the credit facility is $25,000,000. Amounts borrowed under Tranche C may be used only to partially fund the acquisition by the Company of one or more publicly-traded companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The Company has borrowed $10,000,000 under Tranche A of the credit facility to pay-off its existing senior indebtedness, in the aggregate principal amount of $6,825,000, plus accrued interest thereon, as well as certain existing subordinated indebtedness, in the aggregate principal amount of $1,500,000. In addition, amounts borrowed under this Tranche A were used to pay certain closing costs, including the Lender’s legal fees, commitment fees, and other costs and expenses under the Credit Agreement.

•	The obligation to repay the $10,000,000 principal amount borrowed at the closing, along with interest as described below, is further evidenced by the Note.

•	Advances under Tranche B and Tranche C must be approved by the Lenders, and are subject to the satisfaction of all conditions precedent required by the Lenders including the condition that a default not occur under the loans as a result of the advance.

•	The rate of interest (the “Interest Rate”) payable on the Loan for each calendar month (an “Interest Period”) is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means for any Interest Period the rate offered in the London interbank market for U.S. Dollar deposits for the relevant Interest Period; provided, however, that for purposes of calculating the Interest Rate, LIBOR shall at no time be less than a rate equal to 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.

•	Provided there has been no event of default under the Loan, an amount of interest equal to 4% per annum that would otherwise be paid in cash instead may be paid in kind (“PIK”) by such amount being added to the principal balance of the Loan on the last day of each month. Such PIK amount will then accrue interest and be due and payable on the same terms and conditions as the Loan. The Company may, at its option, elect to terminate the PIK interest arrangement and instead pay such amount in cash.

•	If any sum due and payable under the credit facility is not paid on the due date therefore, the Company shall be liable to pay interest on such overdue amount at a rate equal to the then current Interest Rate plus 3% per annum.

•	Principal amounts due under the Loans begin to be amortized eighteen months after the closing date of the Credit Agreement, with the complete Loan to be repaid in full no later than the Maturity Date which is four years after the closing.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

•	A mandatory prepayment is required if, prior to the date which is 9 months after the Closing Date, (i) the Company has not borrowed under Tranche B, and (ii) the Company has not acquired (without the incurrence of any indebtedness) 100% of the equity interests of any new subsidiary which at the time of acquisition had a twelve month trailing EBITDA of greater than $1,000,000. If prepayments are required due to this reason, the amount of the prepayment is 85% of the “Excess Cash Flow” — which means, cash provided by operations by the Company and its subsidiaries determined quarterly less capital expenditures for such period, provided that the Company shall at all times be allowed to retain a minimum of $1,500,000 of cash for operating purposes. In addition, the Company must prepay the loan in full no later than the date which is 21 months after the Closing Date.

•	The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. In the event the Company completes further acquisitions, the Company and the Agent and lenders will agree upon modifications to the financial covenants to reflect the changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties.

•	The Company’s obligations are guaranteed by the direct and indirect subsidiaries of the Company, including, without limitation, Gupta Technologies, LLC, Kenosia Corporation, and Warp Solutions, Inc.

•	The Company and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, to the Agent as security for the financial obligations under the Credit Agreement and the Financing Documents. In addition, the Company has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders and the Agent.

•	As additional security for the lenders making the loans under the Credit Agreement, certain subsidiaries of the Company have entered into Security Agreements with Fortress Credit. Corp. relating to their assets in the U.K., and have pledged their interests in the subsidiaries organized under English law, Gupta Technologies Limited and Warp Solutions Limited, by entering into a Mortgages of Shares with Fortress. Also, the Company’s subsidiary, Gupta Technologies, LLC (“Gupta”) and its German subsidiary, Gupta Technologies GmbH, have entered into a Security Trust Agreement with Fortress Credit Corp. granting a security interest in the assets of such entities located in Germany. Gupta has also pledged its interests in the German subsidiary under a Share Pledge Agreement with Fortress Credit Corp.

•	Under the Intercreditor Agreement, the holders of the Company’s outstanding subordinated notes which were issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement dated January 31, 2005, agreed to subordinate the payment terms and security interests of the subordinated notes to the payment terms and security interests of the senior lenders under the Credit Agreement.

•	Pursuant to the Warrant Agreement, the Company agreed to issue warrants to acquire up to an aggregate of 7% of the fully diluted stock of the Company (as of the date of the Warrant Agreement) if the Lenders make all the advances under the total commitments of the credit facility. All warrants will have an exercise price of $0.01 per share. The exercise price and number of shares issuable upon exercise of each warrant are subject to adjustment as provided in the Warrant Agreement, including weighted average anti-dilution protection.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)

•	Warrants to acquire an aggregate of 5% of the fully diluted stock of the Company (2,109,042 shares of Common Stock, par value $.00001 per share) are issuable upon the Company receiving advances under Tranche A or B of the credit facility (“Tranche A/ B Available Shares”) in proportion to the amount of the advance compared with the total $25,000,000 in commitments under Tranche A and B.

•	Since the Company borrowed $10,000,000 under Tranche A at the closing, warrants to acquire 40% of the Available Tranche A/ B Shares (843,617 shares of the Company’s Common Stock) were issued at closing to the Lenders. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. As further advances are made to the Company under Tranche B, the Company will issue additional warrants in proportion to the advances received. Additionally, if the unused total commitments attributable to Tranche A and Tranche B are cancelled in accordance with the Credit Agreement, warrants shall be used for the number of shares based on the Pro Rata Portion of the Total Commitments attributable to Tranche A or Tranche B which are cancelled.

•	Warrants to acquire an aggregate of 2% of the fully diluted stock of the Company (843,617 shares of Common Stock) are issuable upon the Company receiving advances under Tranche C of the credit facility (“Tranche C Available Shares”) in proportion to the amount of the Tranche C advance compared with the total $25,000,000 in commitments under Tranche C.

Lease of Office Space for Principal Executive Offices
      The Company entered into a lease for office space in Greenwich, Connecticut, where the Company has relocated its principal executive offices.
      The lease commenced on August 29, 2005 and expires on August 14, 2009. Under the terms of the lease, the Company will pay an aggregate rent over the term of the lease of $313,362.

Agreements to Acquire Five Software Companies
      On September 12, 2005, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Platinum Equity, LLC (the “David/ ProfitKey Seller”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with the David/ ProfitKey Seller and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in The David Corporation, ProfitKey International, LLC, Foresight Software, Inc. and Process Software, LLC (the “Acquisition”). Under the terms of the Purchase Agreement, the David/ ProfitKey Seller shall sell, assign and deliver 100% of the common stock, no par value per share of the David Corporation, a California Corporation (the “David Stock”) and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company (the “ProfitKey Membership Interest”), the Foresight Seller shall sell, assign and deliver 100% of the common stock, par value $0.01 per share of the Forsight Software, Inc., a Delaware corporation (the “Foresight Stock”) and the Process Seller shall sell, assign and deliver a 100% membership interest in Process Software, LLC, a Delaware limited liability company (the “Process Membership Interest”) to the Company in exchange for the payment of an aggregate of Twelve Million Dollars ($12,000,000) in cash.
      The Acquisition is scheduled to close on September 30, 2005, subject to customary conditions precedent including accuracy of representations and warranties at the closing date, satisfaction of all closing conditions and simultaneous closing of the Tesseract Merger Agreement described below. The Company expects to raise the funds to close the Acquisition and the Merger described below from lenders under its existing Credit Agreement, and from equity investors.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Year Ended June 30, 2005 — (Continued)
      Platinum Equity, LLC is a Seller under the Purchase Agreement. An affiliate of Platinum Equity, Gupta Holdings, LLC, owns 2,020,000 shares of Series C Preferred Stock of the Company, which is convertible into 2,020,000 shares of Common Stock of the Company, and warrants to acquire 2,312,336 shares of Common Stock. On an as converted basis, the shares of Series C Preferred Stock held by Gupta Holdings, LLC would represent approximately 10% of the then outstanding shares of Common Stock of the Company.
      On September 12, 2005, the Company entered into a Merger Agreement (the “Merger Agreement”) with TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Seller”). Under the terms of the Merger Agreement, Tesseract shall be merged with and into the Merger Sub (the “Merger”) and shall survive as a wholly-owned subsidiary of the Company. The aggregate consideration payable pursuant to the Merger to Seller as the holder of 100% of the common stock, par value $0.01 per share of Tesseract (the “Stock”) shall consist of (a) $5,500,000 in cash payable at the closing of the Merger, (b) that number of shares of Series D Preferred Stock as shall be obtained by dividing $6,750,000 by a divisor to be agreed upon by the Company and Seller, and (c) a promissory note in the original principal amount of $1,750,000, delivered at closing and payable no later than March 31, 2006. The number of shares and terms of the Series D Preferred Stock have not yet been agreed upon.
      In connection with the issuance of Series D Preferred Stock to Tesseract, the Company has agreed to enter into a Registration Rights Agreement pursuant to which the Company agrees to register the common stock issuable upon conversion of the Series D Preferred Stock. This agreement will be in a form to be agreed upon by the Company and the Seller.

Promissory Note and Warrant
      On September 20, 2005, the Company entered into a Promissory Note (the “Note”) in the principal amount of Five Hundred Thousand Dollars ($500,000) payable to the order of DCI Master LDC or its affiliates. Interest accrues under the Note at the rate of ten percent (10%) per annum. The principal amount of the Note, together with accrued interest, is due and payable 90 days after the date it was entered into, December 19, 2005, unless the Note is converted into debt or equity securities of the Company in the Company’s next financing involving sales by the Company of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. The terms of such conversion have not yet been determined.
      Also on September 20, 2005, the Company issued to DCI Master LDC a Warrant to Purchase 181,818 Shares of Common Stock, par value $0.00001 per share of the Company. The Warrant was issued in connection with the Note described above. The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrant is exercisable until September 20, 2010. The Warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrant also contains a cashless exercise provision. The Warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.

WARP Technology Holdings, Inc.
Consolidated Balance Sheets

	December 31,	June 30,
	2005	2005

	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,844,373	$1,548,013
Accounts receivable, net of allowance for doubtful accounts of $139,973 and $30,845 respectively	4,550,514	2,024,699
Due from Platinum Equity, LLC	465,000	—
Prepaid expenses and other current assets	925,460	409,496

Total current assets	7,785,347	3,982,208
Property and equipment, net	286,369	223,025
Deferred financing costs, net	1,529,036	476,876
Intangible assets, net of accumulated amortization of $1,950,503 and $756,064 respectively	24,604,981	15,678,736
Goodwill	28,730,708	7,055,264
Investment and other assets	193,190	884,379

Total assets	$63,129,631	$28,300,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,832,028	$872,433
Accrued expenses	6,825,837	3,752,731
Note payable to Bristol Technology, Inc.	500,000	—
Note and Working Capital Adjustment payable to Platinum Equity, LLC	2,750,000	—
Notes payable	1,591,770	—
Deferred revenue	11,263,432	3,392,896
Due to ISIS	1,293,717	1,293,534

Total current liabilities	26,056,784	9,311,594
Subordinate notes payable	1,453,504	2,317,710
Senior notes payable	21,763,619	6,446,750
Other long term liabilities	52,972	43,275

Total liabilities	49,326,879	18,119,329
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	2
Series C Preferred Stock: $.00001 par value; 16,000,000 shares authorized, 13,802,837 and 14,193,095 issued and outstanding (Liquidation value — $13,802,837 and $14,193,095) respectively	13,802,837	14,193,095
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	208,006	212,897
Series D Preferred Stock: $.00001 par value; 8,863,636 shares authorized, 7,045,454 issued and outstanding (Liquidation value — $7,750,000)	6,750,000	—
Shares of Common Stock to be issued for accrued dividends on Series D Preferred Stock	165,372
Shares of Common Stock to be issued for accrued interest on subordinated debt	41,667	—
Common stock: $.00001 par value; 150,000,000 shares authorized, 5,601,548 and 3,110,800 shares issued and outstanding respectively	56	31
Additional paid-in-capital	64,733,038	59,431,331
Deferred compensation	(874,123)	(970,711)
Accumulated other comprehensive loss	(71,087)	(105,262)
Accumulated deficit	(70,953,016)	(62,580,224)

Total stockholders’ equity	13,802,752	10,181,159

Total liabilities and stockholders’ equity	$63,129,631	$28,300,488

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

	(Unaudited)
Revenue
Licenses	$1,504,493	$85,311	$2,819,062	$211,616
Services	3,866,219	21,328	5,759,979	52,904

Total revenues	5,370,712	106,639	8,579,041	264,520

Cost of revenue
Cost of licenses	154,766	39,730	200,500	53,758
Cost of services	804,140	—	1,098,048	—

Total cost of revenues	958,906	39,730	1,298,548	53,758

Gross Profit	4,411,806	66,909	7,280,493	210,762
Product development	1,560,236	35,657	2,516,793	112,723
Sales, marketing and business development	2,063,932	223,393	3,436,457	476,575
General and administrative (including non-cash compensation three months — 2005-$153,898; 2004-$127,145; six months — 2005-$273,226; 2004-$542,742)	3,663,824	251,019	5,466,182	1,218,383

Loss before interest	(2,876,186)	(443,160)	(4,138,939)	(1,596,919)
Interest expense	(2,257,705)	(46,374)	(3,553,807)	(45,679)

Loss before income taxes	(5,133,891)	(489,534)	(7,692,746)	(1,642,598)
Income taxes	(34,325)	—	(86,488)	—

Net Loss	$(5,168,216)	$(489,534)	$(7,779,234)	$(1,642,598)

Computation of loss applicable to common stockholders Net loss before beneficial conversion and preferred dividends	$(5,168,216)	$(489,534)	$(7,779,234)	$(1,642,598)
Beneficial conversion and preferred dividends	(373,379)	(472,057)	(593,558)	(2,810,465)

Loss attributable to common stockholders	$(5,541,595)	$(961,591)	$(8,372,792)	$(4,453,063)

Basic and diluted net loss per share attributable to common stockholders	$(1.53)	$(0.99)	$(2.44)	$(4.59)

Weighted-average number common shares — basic and diluted	3,624,747	971,115	3,425,127	971,115

See accompanying notes to consolidated financial statements.

WARP Technology Holdings, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended
	December 31,

	2005	2004

	(Unaudited)
Operating Activities
Net Loss	$(7,779,234)	$(1,642,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,259,738	101,215
Non cash compensation	273,226	542,742
Non cash interest expense	2,425,544	—
Loss on sales of property and equipment	3,270	—
Changes in operating assets and liabilities, net of effects of acquired business:
Accounts receivable	(488,535)	33,199
Prepaid expenses and other current assets	(359,403)	15,631
Accounts payable and accrued expenses	931,287	(228,506)
Deferred revenue	3,468,677	(132,370)
Deferred product cost	—	14,028

Net cash used in operating activities	(265,430)	(1,296,659)
Investing activities
Purchase of property and equipment	(53,370)	—
Advance to Gupta Holdings LLC	—	(1,000,000)
Tesseract, Process and Affiliates acquisition, net of cash acquired of $632,899	(15,867,102)	—
Kenosia acquisition, net of cash acquired of $6,125	(507,145)
Proceeds from sales of property and equipment	1,689	—

Net cash used in investing activities	(16,425,928)	(1,000,000)
Financing activities
Repayment of Bridge loan	—	950,100
Repayment of Subordinated notes	(1,500,000)	—
Repayment of Senior notes	(6,825,000)	—
Proceeds from Senior notes, net of issuance cost of $1,426,486	23,573,514	—
Proceeds from Promissory notes	1,700,000	—
Proceeds from issuance of preferred and common stock net of issuance costs	—	1,474,500

Net cash provided by financing activities	16,948,514	2,424,600
Effects of exchange rates on cash	39,204	(22,784)

Net increase in cash and cash equivalents	296,360	105,157
Cash and cash equivalents — beginning of period	1,548,013	115,491

Cash and cash equivalents — end of period	$1,844,373	$220,648

Supplemental disclosure of cash flow information:
Income tax paid	$122,766	$—
Interest paid	$822,486	$—
Supplemental schedule of non-cash investing and financing activities:
      For the six months ended December 31, 2005, the Company recorded $593,558 in connection with convertible preferred dividends.
      In connection with the acquisition of Tesseract, the Company gave to Platinum Promissory Note and a working capital adjustment agreement for $2,750,000 and Series D Preferred Stock of $6,750,000.

Transaction costs of $478,000 were accrued for the acquisitions of Tesseract, Process and Affiliates at December 31, 2005.
      On July 6, 2005, the Company acquired the stock of Kenosia (see Note 4). The following table summarizes the purchase transaction:

Purchase price:
Cash	$1,247,175
Transaction costs	67,845
Note Payable	500,000

Total purchase price	1,815,020
Fair Value of:
Assets acquired	(1,611,793)
Liability assumed	386,025

Goodwill	$589,252
      On October 26, 2005, the Company acquired Tesseract Corporation (see Note 5). The following table summarizes the purchase transaction:

Purchase price:
Cash	$3,500,000
Advances to Platinum made prior to September 30, 2005	1,000,000
Promissory Note and Working Capital Adjustment	2,750,000
Series D Preferred Stock	6,750,000
Transaction costs	126,500

Total purchase price	14,126,500
Fair Value of:
Assets acquired	(4,600,357)
Liability assumed	2,456,041

Goodwill	$11,982,184
      Also, on October 26, 2005, the Company acquired Process Software, LLC, David Corporation, ProfitKey International, LLC, and Foresight Software, Inc. (see Note 5). The following table summarizes the purchase transaction:

Purchase price:
Cash	$12,000,000
Transaction costs	351,500

Total purchase price	12,351,500
Fair Value of:
Assets acquired	(7,855,827)
Liability assumed	4,608,335

Goodwill	$9,104,008
See accompanying notes to consolidated financial statements.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005

Note 1.	Organization, Merger, Description of Business and Basis of Presentation
      Warp Technology Holdings, Inc. (collectively with its subsidiaries, the “Company”), operating under the name Halo Technology Holdings, is a Nevada corporation with its principal executive office in Greenwich, Connecticut.
      The Company is a holding company whose subsidiaries operate enterprise software and information technology businesses. In addition to holding its existing subsidiaries, the Company’s strategy is to pursue acquisitions of businesses which either complement the Company’s existing businesses or expand the industries in which the Company operates.
      On January 31, 2005, the Company completed the acquisition of Gupta Technologies, LLC (together with its subsidiaries, “Gupta”). Gupta is now a wholly owned subsidiary of the Company, and Gupta’s wholly owned subsidiaries, Gupta Technologies GmbH, a German corporation, and Gupta Technologies Ltd., a U.K. company, have become indirect subsidiaries of the Company.
      Gupta develops, markets and supports software products that enable software programmers to create enterprise class applications, operating on either the Microsoft Windows or Linux operating systems that are used in large and small businesses and governmental entities around the world. Gupta’s products include a popular database application and a well-known set of application development tools. The relational database product allows companies to manage data closer to the customer, where capturing and organizing information is becoming increasingly critical. This product is designed for applications being deployed in situations where there are little or no technical resources to support and administer databases or applications.
      Gupta recently released its Linux product line. Compatible with its existing Microsoft Windows-based product line, the Linux line of products will enable developers to write one application to run in both Microsoft Windows and Linux operating systems.
      Gupta has headquarters in California, and has a regional office in Munich and sales offices in London and Paris.
      Warp Solutions, Inc. a wholly owned subsidiary of the Company, produces a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over the internet and intranet network systems. The subsidiary’s suite of software products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.
      On July 6, 2005 the Company purchased Kenosia Corporation (“Kenosia”). Kenosia is a software company whose products include its DataAlchemy product line. DataAlchemy is a sales and marketing analytics platform that is utilized by global companies to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers.
      On October 26, 2005, the Company completed the acquisition of Tesseract and four other software companies, DAVID Corporation, Process Software, ProfitKey International, and Foresight Software, Inc. (collectively “Process and Affiliates”).
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base includes corporations operating in a diverse range of

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, retail, and pharmaceuticals.
      DAVID Corporation is a pioneer in Risk Management Information Systems. DAVID Corporation offers client/server-based products to companies that provide their own workers’ compensation and liability insurance. Many of DAVID Corporation’s clients have been using its products for 10 years or longer.
      Process Software develops infrastructure software solutions for mission-critical environments, including industry-leading TCP/ IP stacks, an Internet messaging product suite, and an anti-spam software subscription service to large enterprises worldwide. With a loyal customer base of over 5,000 organizations, including Global 2000 and Fortune 1000 companies.
      ProfitKey International develops and markets integrated manufacturing software and information control systems for make-to-order and make-to-stock manufacturers. ProfitKey’s offering includes a suite of e-business solutions that includes customer, supplier and sales portals. ProfitKey’s highly integrated system emphasizes online scheduling, capacity management, and cost management.
      Foresight Software, Inc. provides client/server Enterprise Resource Planning and Customer Relationship Management software to global organizations that depend on customer service operations for critical market differentiation and competitive advantage. Foresight’s software products and services enable customers to deliver superior customer service while achieving maximum profitability.

Basis of Presentation
      The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2006. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005.

Note 2.	Summary of Significant Accounting Policies

Reclassification
      Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation.

Loss Per Share
      Basic and diluted net loss per share information for all periods is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding. The dilutive effect of preferred stock, warrants and options convertible into an aggregate of approximately 46,642,643 and 2,049,170 of common shares as of December 31, 2005 and December 31, 2004, respectively, are not included as the inclusion of such would be anti-dilutive for all periods presented.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)

Stock-Based Compensation
      The Company uses the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Accordingly, no compensation cost has been recognized for fixed stock option grants. Had compensation costs for the Company’s stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts as follows:

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Net loss, as reported	$(5,168,216)	$(489,534)	$(7,779,234)	$(1,642,598)
Add: Stock-based employee compensation expense included in reported net loss	82,070	74,500	129,570	359,000
Deduct: Stock-based employee compensation expense determined under fair value method for all awards	(1,163,880)	(77,480)	(1,336,120)	(370,210)

Net loss, pro forma	(6,250,026)	(492,514)	(8,985,784)	(1,653,808)
Beneficial conversion and preferred dividends	(373,379)	(472,057)	(593,558)	(2,810,465)

Net loss attributable to common stockholders — Pro forma	$(6,623,405)	$(964,571)	$(9,579,342)	$(4,464,273)
Basic and diluted net loss per share attributable to common stockholders, as reported	$(1.53)	$(0.99)	$(2.44)	$(4.59)
Basic and diluted net loss per share attributable to common stockholders pro forma	$(1.82)	$(0.99)	$(2.80)	$(4.60)
      Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if Warp had accounted for its employees’ stock options under the fair value method provided by this statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. Option pricing models require the input of highly subjective assumptions. Because the Company’s employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for the period beginning January 1, 2006. The impact on this new

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
standard, if it had been in effect on the net loss and related per share amounts of our three and six months ended December 31, 2005 and 2004 is disclosed above in Note 2 Summary of Significant Accounting Policies-Stock Based Compensation. We believe the adoption will have an effect on our results of operations.
      On March 29, 2005, the Staff of the Securities and Exchange Commission (SEC or the Staff) issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (SAB 107). Although not altering any conclusions reached in SFAS 123R, SAB 107 provides the views of the Staff regarding the interaction between SFAS 123R and certain SEC rules and regulations and, among other things, provide the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company intends to follow the interpretative guidance on share-based payment set forth in SAB 107 during the Company’s adoption of SFAS 123R.

Note 3.	Stockholders’ Equity

Common and Preferred Stock
      On September 19, 2005, the Company issued 8,543 shares of Common Stock valued at $8,543 as a dividend to a former Series B preferred stockholder to settle a dispute on an inadvertent conversion.
      On September 23, 2005, the Company issued 47,963 shares of Common Stock to pay $100,000 of interest on its Subordinated Notes, which covers the interest period of May 1, 2005 to July 31, 2005.
      On September 23, 2005, the Company issued 90,973 shares of Common Stock as Series C Preferred Stock dividend. The dividend period was April 1, 2005 to June 30, 2005. The value of Common Stock was $212,897.
      On December 23, 2005, the Company issued 44,665 shares of Common Stock to pay $63,333 of interest on its Subordinated Notes, which covers the interest period of August 1, 2005 to October 31, 2005.
      Also on December 23, 2005, the Company issued 143,769 shares of Common Stock as Series C Preferred Stock dividend. The dividend period was July 1, 2005 to September 30, 2005. The value of Common Stock was $211,636.
      On December 31, 2005, the Company issued an aggregate of 664,577 shares of Common Stock valued at $910,470 to former Senior Noteholders and an aggregate of 1,100,000 shares valued at $1,507,000 to former and existing Subordinated Noteholders in exchange for the rescission of certain warrants as described below in “Warrants” section of Note 3 — “Stockholder’s Equity”.
      On October 26, 2005, the Company issued 7,045,454 shares of Series D Preferred Stock to Platinum Equity, LLC (“Platinum”) as part of Amendment to Tesseract Merger Agreement. Under the Amendment, Platinum agrees to retain 909,091 shares of Series D Preferred Stock delivered as part of the Merger Consideration, which Platinum will return for cancellation, without additional consideration from the Company, if the Company repay the $1,750,000 note on or before March 31, 2006. The details of this agreement are described in Note 5 — “Acquisition of Five Software Companies.”
      During the three months and six months ended December 31, 2005, the holders of respectively 133,807 and 390,258 Series C Preferred Stocks converted their shares into Common Stock. The conversions were made on a one to one (1:1) ratio.

Stock Options
      On September 13, 2005, the Board of Directors granted 158,000 options to the Company CEO, Rodney A. Bienvenu under the 2002 Plan. Of those options, 39,500 vested on December 31, 2005, and the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
remainder vest ratably over the next 36 months. Such options have a term of ten years and have an exercise price of $1.08 per share. In connection with the options, the Company recorded a deferred compensation of $42,660 that will be amortized in the next 36 months. The Company recognized $10,665 of expense for the three months ended December 31, 2005 relating to these options.
      At the Annual Meeting of Stockholders of the Company held on October 21, 2005, the stockholders of the Company approved the Halo Technology Holdings 2005 Equity Incentive Plan (the “2005 Plan”) previously approved by the Board of Directors of the Company. A copy of the 2005 Plan was filed as Appendix A to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 7, 2005. Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be delivered under the 2005 Plan is 8,400,000 shares. No employee may receive options, stock appreciation rights, shares or dividend equivalent rights for more than four million shares during any calendar year.
      Under the 2005 Plan, the Company issued 4,366,000 options to certain employees and directors of the Company and its subsidiaries. Of those options, 3,366,000 were issued to the corporate senior management 25% of these options vest on December 31, 2005, and the remaining portion will vest ratably each month during the next 36 months, provided that the employee remains an employee of the Company. 1,000,0000 of the 4,366,000 options were issued to the subsidiary management. These options will vest based on each subsidiary’s performance. The vesting conditions are determined by the compensation committee. All the options have an exercise price of $1.08 and the term of ten years except for the options issued to the Company’s CEO, Rodney A. Bienvenu, Jr., and the CLO, Ernest C. Mysogland, which have an exercise price of $1.19 and a term of five years. In connection with the options issued to the corporate senior management, the company recorded a deferred compensation of $95,620 that will be amortized in the next 36 months. The Company recognized $23,905 of expense for the three months ended December 31, 2005 relating to these options. The Company did not recognize deferred compensation for the options issued to the subsidiary management because the probability of vesting is uncertain. Further details are available in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 27, 2005.

Warrants
      On August 2, 2005, the Company issued warrants to acquire 843,617 shares of the Company’s Common Stock to Fortress Credit Corp. as part of a Credit Agreement entered into on the same date. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Additional information related to the issuance of these warrants is in Note 7 — “Credit Agreement”.
      On September 20, 2005, the Company issued to DCI Master LDC a warrant to Purchase 181,818 Shares of Common Stock, par value $0.00001 per share of the Company. The warrant was issued in connection with a Promissory Note issued to DCI Master LDC. Additional information related to the issuance of this warrant is in Note 8 — “Promissory Notes.” The exercise price for the warrant shares is $1.375, subject to adjustment as provided in the warrant. The warrant is exercisable until September 20, 2010. The warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the fair market value of the warrant shares is greater than the exercise price per share on the expiration date. The warrant also contains a cashless exercise provision. The warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      On October 21, 2005, the Company issued warrants (the “Warrants”) to purchase an aggregate of 363,636 Shares of Common Stock, par value $0.00001 per share of the Company. The Warrants were issued in connection with the Convertible Promissory Notes described in Note 8 — (“Promissory Notes”). The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrants are exercisable for five years after the date of the Warrants. The Warrants contain an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrants also contain a cashless exercise provision. The Warrants also contain a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.
      On October 26, 2005, the Company issued warrants to acquire 1,265,425 shares of the Company’s Common Stock to Fortress Credit Corp. as part of a Credit Agreement entered into on August 2, 2005. This issuance relates to the Company’s utilization of the Tranche B of the credit facility under the agreement. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Additional information related to the issuance of these warrants is in Note 7 — “Credit Agreement”.
      On December 31, 2005, the Company has rescinded certain warrants (the “Senior Lender Warrants”) previously issued pursuant to that certain Senior Note and Warrant Purchase Agreement (the “Senior Note Agreement”), as of January 31, 2005, by and among the Company and the Purchasers (the “Senior Noteholders”) identified therein and certain warrants (the “Subordinated Lender Warrants”) issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement (the “Subordinated Note Agreement”), as of January 31, 2005, by and among the Company and the Purchasers (the “Subordinated Noteholders”) identified therein. As originally issued, the Senior Lender Warrants were for an aggregate of 2,670,000 shares of Common Stock. Senior Lender Warrants to acquire 1,208,321 shares of Common Stock were rescinded. As originally issued, the Subordinated Lender Warrants were for an aggregate of 2,500,000 shares of Common Stock. Subordinated Lender Warrants to acquire 2,000,000 shares of Common Stock were rescinded. The Company issued an aggregate of 664,577 shares of Common Stock valued at $910,470 to former Senior Noteholders and an aggregate of 1,100,000 shares valued at $1,507,000 to former and existing Subordinated Noteholders in exchange for the rescission of these warrants described above.

Note 4.	Kenosia Acquisition
      On July 6, 2005 the Company purchased all of the stock of Kenosia Corporation (“Kenosia”) from Bristol Technology, Inc. for an aggregate purchase price of $1,800,000, subject to certain adjustments. Prior to the Closing, $800,000 of the Purchase Price was deposited into an escrow account, and subsequently released to Bristol at the Closing. The remainder of the Purchase Price is to be paid in two equal payments of $500,000 each, in cash. The first payment $447,175 (net of working capital adjustment) was made on September 1, 2005 and the second payment was made on January 31, 2006. The results of Kenosia acquisition are reflected in the combined statement of operations as of the date of acquisition.
      The Company’s management and the Board of directors believes that the purchase of Kenosia that resulted in approximately $589,000 of goodwill is justified because of Kenosia’s position in the marketplace and “Track record of positive cash flow”. The tax deductibility of the acquired goodwill is to be determined.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      The net purchase price for Kenosia was $1,815,020, after certain transaction costs and net working capital adjustments. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash	$6,125
Accounts receivables	312,750
Other current assets	15,000
Fixed assets	7,635
Intangibles	1,270,283
Goodwill	589,252
Accounts payable and accrued expenses	(10,979)
Deferred revenues	(375,046)

$1,815,020

Note 5.	Acquisition of Five Software Companies

Foresight, Milgo, ProfitKey International and David Corporation Purchase Agreement
      On October 26, 2005, the Company completed the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Company”) and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David Corporation (“David”), ProfitKey International, LLC (“Profitkey”), Foresight Software, Inc.(“Foresight”) and Process Software, LLC (“Process”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock, no par value per share of the David Corporation, a California Corporation and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company, the Foresight Seller sold, assigned and delivered 100% of the common stock, par value $0.01 per share of the Foresight Software, Inc., a Delaware corporation and the Process Seller sold, assigned and delivered a 100% membership interest in Process Software, LLC, a Delaware limited liability company to the Company in exchange for the payment of an aggregate of twelve million dollars ($12,000,000) in cash. These four companies are collectively referred to as “Process and Affiliates”. The Purchase Agreement has previously been filed as Exhibit 10.86 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005 and is incorporated herein by reference.
      The Company’s management and the Board of directors believes that the purchase of Process and Affiliates that resulted in approximately $9,517,000 of goodwill is justified because of their positions in the marketplace and “Track record of positive cash flow”. The tax deductibility of the acquired goodwill is to be determined.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      The net purchase price for Process and Affiliates was $12,351,500, after certain transaction costs. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash and cash equivalents	$378,141
Accounts receivable	1,723,231
Other current assets	726,478
Fixed assets	73,023
Intangibles	4,843,800
Goodwill	9,104,008
Other assets	111,154
Accounts payable and accrued expenses	(2,003,805)
Deferred revenue	(2,604,530)

$12,351,500

Tesseract Merger Agreement and Amendment
      On October 26, 2005, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (the “Company” or “WARP”), completed the transactions contemplated by that certain Merger Agreement (the “Merger Agreement”) dated as of September 12, 2005 by and among the Company and TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Platinum”), as amended by Amendment No. 1 to Merger Agreement (the “Amendment”) dated October 26, 2005 by and among such parties and TAC/ Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“New Merger Sub”). Pursuant to the Merger Agreement, Tesseract was merged with and into the New Merger Sub (the “Merger”) which survived as a wholly-owned subsidiary of the Company. The Amendment provided that the Merger Consideration shall consist of (i) $4,500,000 in cash payable at Closing, (ii) 7,045,454 shares of Series D Preferred Stock of the Company, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note. The Amendment provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of the Seller, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, if the Working Capital Adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. As of December 31, 2005, the Working Capital Adjustment has not been paid or converted to Series D Preferred Stock. As such, the Company accrued $50,000 for the advisory fee as of December 31, 2005. Under the Amendment, Platinum agrees to retain 909,091 shares of Series D Preferred Stock delivered as part of the Merger Consideration. If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to the Company. The Amendment further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a Qualified Equity Offering (as defined in the Amendment). If the next round is not a Qualified Equity Offering, the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing at the option of the holder. The descriptions of the Merger Agreement and Amendment No. 1 to the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, and to Amendment No. 1 to the Merger Agreement filed as Exhibit 10.94 of the Current Report on Form 8-K filed on November 1, 2005.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      The Company’s management and the Board of directors believes that the purchase of Tesseract that resulted in approximately $12,211,000 of goodwill is justified because of Tesseract’s positions in the marketplace and “Track record of positive cash flow”. The tax deductibility of the acquired goodwill is to be determined.
      The net purchase price for Tesseract was $14,126,500, after certain transaction costs. The preliminary purchase price allocation, which is subject to adjustment, is as follows:

Cash and cash equivalents	$254,757
Accounts receivable	1,299
Other current assets	333,871
Fixed assets	3,830
Intangibles	4,006,600
Goodwill	11,982,184
Accounts payable and accrued expenses	(1,015,350)
Deferred revenue	(1,422,282)
Other long term liabilities	(18,409)

$14,126,500

      The Company financed the purchase price under the Purchase Agreement and the Merger Agreement in part with borrowings under its $50,000,000 credit facility with Fortress Credit Opportunities I LP and Fortress Credit Corp. On October 26, 2005, in connection with the closings of the above described transactions, the Company entered into Amendment Agreement No. 1 (“Amendment Agreement”) between the Company, Fortress Credit Opportunities I LP (“Lender”) and Fortress Credit Corp., as Agent (the “Agent”) relating to the Credit Agreement dated August 2, 2005 between the Company, the Subsidiaries of the Company listed in Schedule 1 thereto (the “Subsidiaries”), Fortress Credit Corp., as original lender (together with any additional lenders, the “Original Lenders”), and the Agent under which the Lender made an additional loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement, as more fully described below in Note 7 “Credit Agreement.”
      The Company’s results of operations include results of operations of Tesseract, Process and Affiliates since October 27, 2005.

Note 6.	Unaudited Pro Forma Financial Information
      The following unaudited pro forma financial information presents the consolidated operations of the Company as if the acquisitions of Gupta, Kenosia, Tesseract, David, Profitkey, Foresight, and Process had occurred as of July 1, 2004.
      This financial information is provided for informational purposes only and should not be construed to be indicative of the Company’s consolidated results of operations had the acquisitions of Gupta, Kenosia,

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
Tesseract, David, ProfitKey, Foresight, and Process been consummated on the dates assumed and does not project the Company’s results of operations for any future period:

	Three Months Ended
	December 31,		Six Months Ended December 31,

	2005	2004	2005	2004

Revenue	$7,606,852	$9,581,947	$15,478,083	$19,421,400
Net loss	$(5,401,586)	$(485,135)	$(6,915,745)	$(106,269)
Beneficial Conversion and preferred dividends	(373,379)	(472,057)	(593,558)	(2,810,465)

Loss attributable to common stockholders	(5,774,965)	(957,192)	(7,509,303)	(2,916,734)
Basic and diluted net loss per share attributable to common stockholders	$(1.59)	$(0.99)	$(2.19)	$(3.00)
Weighted-average number of common shares	3,624,747	971,115	3,425,127	971,115
      For the period from July 1, 2005 through July 5, 2005, Kenosia had no significant operations.

Note 7.	Credit Agreement
      On August 2, 2005, the Company entered a Credit Agreement (the “Credit Agreement”), with Fortress Credit Corp. as original lender (together with any additional lenders, the “Lenders”), and Fortress Credit Corp. as Agent (the “Agent”). In addition, the Company entered into a $10,000,000 Promissory Note (the “Note”) with the Lenders, an Intercreditor Agreement with the Lenders, the Agent and certain subordinated lenders (the “Intercreditor Agreement”), a security agreement with the Agent (the “Security Agreement”), Pledge Agreements with the Lender (the “Pledge Agreements”), and a Warrant Agreement with the Agent (the “Warrant Agreement”).
      Collectively the Credit Agreement, such other agreements and the subsidiary security agreements referenced below are referred to as the “Financing Documents”.
      The Credit Agreement and the other Financing Documents have the following material terms:

•	Subject to the terms and conditions of the Credit Agreement, the Lenders agreed to make available to the Company a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000.

•	The maximum amount of loans under Tranche A of the credit facility is $10,000,000. The purpose of amounts borrowed under Tranche A is to refinance certain of the Company’s existing debt and to pay certain costs and expenses incurred in connection with the closing under the Credit Agreement.

•	The maximum amount of loans under Tranche B of the credit facility is $15,000,000. Amounts borrowed under Tranche B may be used only to partially fund the acquisition by the Company of one or more companies, the acquisition costs related thereto, and other costs and expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The maximum amount of loans under Tranche C of the credit facility is $25,000,000. Amounts borrowed under Tranche C may be used only to partially fund the acquisition by the Company of one or more publicly-traded companies, the acquisition costs related thereto, and other costs and

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)

expenses incurred in connection with the Credit Agreement and to finance an agreed amount of working capital for the companies being acquired.

•	The Company has borrowed $10,000,000 under Tranche A of the credit facility to pay-off its existing senior indebtedness, in the aggregate principal amount of $6,825,000, plus accrued interest thereon, as well as certain existing subordinated indebtedness, in the aggregate principal amount of $1,500,000. In addition, amounts borrowed under this Tranche A were used to pay certain closing costs, including the Lender’s legal fees, commitment fees, and other costs and expenses under the Credit Agreement amounting to $1,083,872. These closing costs have been deferred, and will be amortized over 4 years. $67,743 and $112,904 was amortized for the three and six months ended December 31, 2005, respectively. The remaining balance of $664,003 was used for working capital needs.

•	The obligation to repay the $10,000,000 principal amount borrowed at the closing, along with interest as described below, is further evidenced by the Note.

•	Advances under Tranche B and Tranche C must be approved by the Lenders, and are subject to the satisfaction of all conditions precedent required by the Lenders including the condition that a default not occur under the loans as a result of the advance.

•	The rate of interest (the “Interest Rate”) payable on the Loan for each calendar month (an “Interest Period”) is a floating percentage rate per annum equal to the sum of the “LIBOR” for that period plus the “Margin”. For theses purposes, LIBOR means for any Interest Period the rate offered in the London interbank market for U.S. Dollar deposits for the relevant Interest Period; provided, however, that for purposes of calculating the Interest Rate, LIBOR shall at no time be less than a rate equal to 2.65%. For these purposes, “Margin” means 9% per annum. Interest is due and payable monthly in arrears.

•	Provided there has been no event of default under the Loan, an amount of interest equal to 4% per annum that would otherwise be paid in cash instead may be paid in kind (“PIK”) by such amount being added to the principal balance of the Loan on the last day of each month. Such PIK amount will then accrue interest and be due and payable on the same terms and conditions as the Loan. The Company may, at its option, elect to terminate the PIK interest arrangement and instead pay such amount in cash. As of December 31, 2005, the Company accrued and expensed $279,136 in relation to the PIK interest.

•	If any sum due and payable under the credit facility is not paid on the due date therefore, the Company shall be liable to pay interest on such overdue amount at a rate equal to the then current Interest Rate plus 3% per annum.

•	Principal amounts due under the Loans begin to be amortized eighteen months after the closing date of the Credit Agreement, with the complete Loan to be repaid in full no later than the Maturity Date which is four years after the closing.

•	A mandatory prepayment is required if, prior to the date which is 9 months after the Closing Date, (i) the Company has not borrowed under Tranche B, and (ii) the Company has not acquired (without the incurrence of any indebtedness) 100% of the equity interests of any new subsidiary which at the time of acquisition had a twelve month trailing EBITDA of greater than $1,000,000. If prepayments are required due to this reason, the amount of the prepayment is 85% of the “Excess Cash Flow” — which means, cash provided by operations by the Company and its subsidiaries determined quarterly less capital expenditures for such period, provided that the Company shall at all times be allowed to retain a minimum of $1,500,000 of cash for operating

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)

purposes. In addition, the Company must prepay the loan in full no later than the date which is 21 months after the Closing Date.

•	The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. In the event the Company completes further acquisitions, the Company and the Agent and lenders will agree upon modifications to the financial covenants to reflect the changes to the Company’s consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties.

•	The Company’s obligations are guaranteed by the direct and indirect subsidiaries of the Company, including, without limitation, Gupta Technologies, LLC, Kenosia Corporation, and Warp Solutions, Inc.

•	The Company and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, to the Agent as security for the financial obligations under the Credit Agreement and the Financing Documents. In addition, the Company has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders and the Agent.

•	As additional security for the lenders making the loans under the Credit Agreement, certain subsidiaries of the Company have entered into Security Agreements with Fortress Credit. Corp. relating to their assets in the U.K., and have pledged their interests in the subsidiaries organized under English law, Gupta Technologies Limited and Warp Solutions Limited, by entering into a Mortgages of Shares with Fortress. Also, the Company’s subsidiary, Gupta Technologies, LLC (“Gupta”) and its German subsidiary, Gupta Technologies GmbH, have entered into a Security Trust Agreement with Fortress Credit Corp. granting a security interest in the assets of such entities located in Germany. Gupta has also pledged its interests in the German subsidiary under a Share Pledge Agreement with Fortress Credit Corp.

•	Under the Intercreditor Agreement, the holders of the Company’s outstanding subordinated notes which were issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement dated January 31, 2005, agreed to subordinate the payment terms and security interests of the subordinated notes to the payment terms and security interests of the senior lenders under the Credit Agreement.

•	Pursuant to the Warrant Agreement, the Company agreed to issue warrants to acquire up to an aggregate of 7% of the fully diluted stock of the Company (as of the date of the Warrant Agreement) if the Lenders make all the advances under the total commitments of the credit facility. All warrants will have an exercise price of $0.01 per share. The exercise price and number of shares issuable upon exercise of each warrant are subject to adjustment as provided in the Warrant Agreement, including weighted average anti-dilution protection.

•	Warrants to acquire an aggregate of 5% of the fully diluted stock of the Company (2,109,042 shares of Common Stock, par value $.00001 per share) are issuable upon the Company receiving advances under Tranche A or B of the credit facility (“Tranche A/ B Available Shares”) in proportion to the amount of the advance compared with the total $25,000,000 in commitments under Tranche A and B.

•	Since the Company borrowed $10,000,000 under Tranche A at the closing, warrants to acquire 40% of the Available Tranche A/ B Shares (843,617 shares of the Company’s Common Stock) were issued at closing to the Lenders. The warrants have an exercise price of $.01 per share, have a

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)

cashless exercise feature, and are exercisable until December 10, 2010. As further advances are made to the Company under Tranche B, the Company will issue additional warrants in proportion to the advances received. Additionally, if the unused total commitments attributable to Tranche A and Tranche B are cancelled in accordance with the Credit Agreement, warrants shall be used for the number of shares based on the Pro Rata Portion of the Total Commitments attributable to Tranche A or Tranche B which are cancelled. The proceeds from the Tranche A were allocated to the fair value of the warrants and Tranche A. Based on the fair market value, $1,599,615 was allocated to the warrants and the remainder of $8,400,385 was allocated to Tranche A. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to Tranche A will be accreted over 48 months. For the three months and six months ended December 31, 2005, $99,975 and $166,625 respectively were accreted and charged to interest expense.

•	On October 26, 2005, in connection with the acquisition of the five software companies (referred to as “Agreements to Acquire Five Software Companies” in Note 5 of the Notes to the Consolidated Financial Statements), the Company entered into Amendment Agreement No. 1 (“Amendment Agreement”) between the Company, Fortress Credit Opportunities I LP (“Lender”) and Fortress Credit Corp., as Agent (the “Agent”) relating to the Credit Agreement dated August 2, 2005 between the Company, Fortress Credit Corp., as original lender (together with any additional lenders, the “Original Lenders”), and the Agent. Pursuant to this Amendment Agreement, the Lender made a loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement. Additional information of this amendment is qualified in its entirety by reference to Amendment Agreement No. 1, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 1, 2005.

•	Since the Company borrowed $15,000,000 under Tranche B on October 26, 2005, warrants to acquire 60% of the Available Tranche A/ B Shares (1,265,425 shares of the Company’s Common Stock) were issued to the Lenders. The warrants have an exercise price of $.01 per share, have a cashless exercise feature, and are exercisable until December 10, 2010. Based on the fair market value, $1,892,415 was allocated to the warrants and the remainder of $13,107,585 was allocated to Tranche B. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to Tranche B will be accreted over 45 months. For the three months ended December 31, 2005, $89,024 was accreted and charged to interest expense.

•	Warrants to acquire an aggregate of 2% of the fully diluted stock of the Company (843,617 shares of Common Stock) are issuable upon the Company receiving advances under Tranche C of the credit facility (“Tranche C Available Shares”) in proportion to the amount of the Tranche C advance compared with the total $25,000,000 in commitments under Tranche C.

Note 8.	Promissory Notes
      On September 20, 2005, the Company entered into a Promissory Note in the principal amount of Five Hundred Thousand Dollars ($500,000) payable to the order of DCI Master LDC or its affiliates. Interest accrues under the Promissory Note at the rate of ten percent (10%) per annum. The principal amount of the Promissory Note, together with accrued interest, is due and payable 90 days after the date it was entered into, December 19, 2005, unless the Promissory Note is converted into debt or equity securities of the Company in the Company’s next financing involving sales by the Company of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. The terms of such conversion have not yet been determined. As of December 31, 2005, the Company has not repaid this Promissory Note or converted it into debt or equity securities. As such, interest of $12,361

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
was accrued and charged to interest expense in the current quarter. The principal and accrued interest may be converted to Series E Stock per the Subscription Agreements reached on January 11, 2006. Further information on these agreements is in Note 14 “Subsequent Event.”
      Also on September 20, 2005, the Company issued to DCI Master LDC a Warrant to Purchase 181,818 Shares of Common Stock, par value $0.00001 per share of the Company. The Warrant was issued in connection with the Promissory Note described above. The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrant is exercisable until September 20, 2010. The Warrant contains an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the Warrant) is greater than the exercise price per share on the expiration date. The Warrant also contains a cashless exercise provision. The Warrant also contains a limitation on exercise which limits the number of shares of Common Stock that may be acquired by the Holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates will not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. This provision is waivable by the Holder on 60 days notice.
      The proceeds from the Promissory Note were allocated to the fair value of the warrants and Promissory Note. Based on the fair market value, $276,606 was allocated to the warrants and the remainder of $223,394 was allocated to Promissory Note. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to the Promissory Note will be accreted over 3 months. For the three and six months ended December 31, 2005, $245,872 and $276,606 was accreted and charged to interest expense respectively.
      On October 14, 2005, one of the Company’s directors, David Howitt, made a short-term loan to the Company for $150,000. This loan will be converted into equity under the Subscription Agreement described under Convertible Promissory Notes and Effect on Previously Issued Convertible Notes in Note 14 — “Subsequent Evens.”
      On October 21, 2005, the Company entered into certain Convertible Promissory Notes in the aggregate principal amount of One Million Dollars ($1,000,000). Interest accrues under the Notes at the rate of ten percent (10%) per annum. The principal amount of the Notes, together with accrued interest, is due and payable 90 days after the date it was entered into, unless the Notes are converted into debt or equity securities of the Company in the Company’s next financing involving sales by the Company of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. During the three months ended December 31, 2005, interest of $19,444 was accrued and charged to interest expense. The principal and accrued interest may be converted to Series E Stock per the Subscription Agreements reached on January 11, 2006. Further information on these agreements is in Note 14 — “Subsequent Event.” The Company also issued warrants (the “Warrants”) to purchase an aggregate of 363,636 Shares of Common Stock, par value $0.00001 per share of the Company in connection with the Convertible Promissory Notes described above. The exercise price for the Warrant Shares is $1.375, subject to adjustment as provided in the Warrant. The Warrants are exercisable for five years after the date of the Warrants. Based on the fair market value, $512,691 was allocated to the warrants and the remainder of $487,309 was allocated to the Convertible Promissory Notes. The fair value of the warrants was determined by utilizing Black-Scholes method. The discount to Convertible Promissory Notes will be accreted over 3 months. For the three months ended December 31, 2005, $404,461 was accreted and charged to interest expense.
      On October 26, 2005, as part of the Merger Consideration under the Merger Agreement, the Company issued a Promissory Note in the amount of $1,750,000 to Platinum. The principal under the Promissory Note accrues interest at a rate of 9.0% per annum. The principal and accrued interest under the Promissory Note are due on March 31, 2006. Interest is payable in registered shares of common stock

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
of the Company, provided that until such shares are registered, interest shall be paid in cash. During the three months ended December 31, 2005, interest of $28,875 was accrued and charged to interest expense. The Promissory Note contains certain negative covenants including that the Company will not incur additional indebtedness, other than permitted indebtedness under the Promissory Note. Under the Promissory Note, the following constitute an Event of Default: (a) the Company shall fail to pay the principal and interest when due and payable: (b) the Company fails to pay any other amount under the Promissory Note when due and payable: (c) any representation or warranty of the Company was untrue or misleading in any material respect when made; (d) there shall have occurred an acceleration of the state maturity of any indebtedness for borrowed money of the Company or any Subsidiary of $50,000 or more in aggregate principal amount; (e) the Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing; (f) one or more judgments in an aggregate amount in excess of $50,000 shall have been rendered against the Company or any subsidiary; (g) the Company breaches any covenant set forth in Section 4 of the Promissory Note; or (h) an Insolvency Event (as defined in the Promissory Note) occurs with respect to the Company or a subsidiary. Upon an Event of Default, the Holder may, at its option, declare all amounts owed under the Promissory Note to be due and payable. The agreement also provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of the Seller, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, if the Working Capital Adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. As of December 31, 2005, the Working Capital Adjustment has not been paid or converted to Series D Preferred Stock. As such, the Company accrued $50,000 for the advisory fee as of December 31, 2005.

Note 9.	Registration Rights
      The Company agreed, within forty-five (45) days after the closing of the Series C notes, Bridge Notes and Subordinated notes financing, to complete all required audits and make all related filings concerning the acquisition of Gupta. Within fifteen (15) days after the end of such 45-day period, the Company agreed to file a registration statement for the purpose of registering all of the Conversion Shares for resale, and to use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) at the earliest practicable date thereafter.
      If (i) the registration statement has not been filed with the Commission by the filing deadline or (ii) the registration statement has not been declared effective by the Commission before the date that is ninety (90) days after the filing deadline or, in the event of a review of the Registration Statement by the Commission, one hundred and twenty (120) days after the filing deadline, or (iii) after the registration statement is declared effective, the registration statement or related prospectus ceases for any reason to be available to the investors and noteholders as to all Conversion Shares the offer and sale of which it is required to cover at any time prior to the expiration of the effectiveness period (as defined in the Investors’ Agreement) for an aggregate of more than twenty (20) consecutive trading days or an aggregate of forty (40) trading days (which need not be consecutive) in any twelve (12) month period, the Company will pay to the Investors an amount in cash equal to 2% of the face value of the Series C Stock issued under the Subscription Agreement or upon conversion of the Bridge Notes, and 2% in cash of the principal amount of the Senior Notes and Subordinated Notes, and will continue to pay such 2% monthly penalties every thirty days until such registration statement if filed, declared effective and available to the investors at the earliest practicable date thereafter. The registration statement was filed after the date due. Accordingly, the Company may have incurred a penalty. The Company is seeking an acknowledgement

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
from the affected investors that no penalty has yet incurred and that no such penalty will be incurred so long as the registration statement is declared effective within the applicable time period. If such acknowledgement is not forthcoming, the Company will seek a waiver of the penalty. As there can be no assurance it will receive an acknowledgement or waiver, the Company accrued $386,000 for the fiscal year ended June 30, 2005.

Note 10.	Series C Subscription Agreement
      On January 31, 2005, the Company entered into certain Series C Subscription Agreements (collectively, the “Subscription Agreement”), with the Investors. Since the Series C Notes were not converted by March 17, 2005, due to a delay in receiving approval required before effecting the Amendment to the Company’s Articles of Incorporation, the Company may be required to pay to the Investors a penalty in cash equal to ten percent (10%) of the principal amount of the Series C Notes. Accordingly, the Company anticipates that it will need to obtain a waiver or an acknowledgment that the penalties do not apply. The Company intends to work with the Investors to obtain waiver of this penalty or an acknowledgement that no penalty is due, and has received such waiver and acknowledgement from certain Investors. However, there is no assurance that the Company will receive sufficient waivers or acknowledgements from other Investors. As such the Company accrued $647,500 for this penalty for the fiscal year ended June 30, 2005.

Note 11.	Commitments and Contingencies

Legal Proceedings
      On May 6, 2005, the Company received notice of a demand for arbitration before the American Arbitration Association from attorneys representing Michael Liss, a former employee of the Company who had the title Chief Operating Officer. Mr. Liss disputes the circumstances surrounding the termination of his employment and claims that he is entitled to severance benefits, other compensation and damages totaling approximately $187,000 in addition to attorneys fees and statutory damages. The Company believes that Mr. Liss’s claim is without merit and intends to vigorously defend itself. The Company has accrued $50,000 for legal cost related to this matter.

Lease of Office Space for Principal Executive Offices
      The Company entered into a lease for office space in Greenwich, Connecticut, where the Company has relocated its principal executive offices.
      The lease commenced on August 29, 2005 and expires on August 14, 2009. Under the terms of the lease, the Company will pay an aggregate rent over the term of the lease of $313,362.

Note 12.	Acquisition of InfoNow
      On December 23, 2005, the Company entered into a Agreement and Plan of Merger (the “Merger Agreement”) with WTH Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and InfoNow Corporation (“InfoNow”) in a transaction valued at $7.2 million (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of the Company.
      Under the terms of the Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the Merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of the Company. The amount of cash per share to be received in the Merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
prior to the closing. The lesser of the two amounts will be paid in cash by the Company pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the Merger. The remainder of the approximately $0.71 per share Merger consideration will be paid in shares of the Company’s common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of the Company’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the Merger (the “HALO Conversion Price”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and the Company common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and the Company common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and the Company common stock issued in the Merger in respect of the outstanding Company common stock.
      The Company will also issue a contingent value right (a “CVR”) in respect of each share of the Company’s common stock issued in the Merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of the Company’s common stock (based on a 20-day average) is less than the HALO Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of the Company’s common stock is not less than 200,000 per day, the stock price is 175% of the HALO Conversion Price. The shares of the Company common stock and related CVRs to be issued in the Merger are expected to be registered with the Securities and Exchange Commission (“SEC”).
      The Merger Agreement includes representations and warranties regarding, among other things, InfoNow’s corporate organization and capitalization, the accuracy of its reports and financial statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the absence of certain changes or events relative to InfoNow since September 30, 2005, and InfoNow’s receipt of a fairness opinion regarding the Merger from its financial advisor. Similarly, the Company makes representations and warranties regarding, among other things, its corporate organization and capitalization and the accuracy of its reports and financial statements filed under the Exchange Act. The Merger Agreement also includes covenants governing, among other things, InfoNow’s and the Company’s operations outside the ordinary course of business prior to the
      InfoNow is a public enterprise software company, headquarted in Denver, Colorado. InfoNow provides channel visibility and channel management solutions, in the form of software and services, to companies that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches (i.e., “channel partners”). Companies use InfoNow’s software and services to collaborate with their channel partners to create demand, increase revenues, lower operating costs and maximize the return on investment of their channel strategies. InfoNow’s clients are generally companies with extensive channel partner networks, and include companies such as Apple, Hewlett-Packard, Juniper Networks, NEC Display Solutions of America, The Hartford, Visa, and Wachovia Corporation. closing. Consummation of the Merger is subject to several closing conditions, including, among others, approval by a majority of InfoNow’s common shares entitled to vote thereon, negotiation of the final terms of the CVR agreement and the effectiveness of a registration statement on Form S-4 to be filed by the Company, registering the shares of the Company common stock and related CVRs to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing InfoNow, the

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
Company or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by July 31, 2006.
      This Merger is expected to close in Fiscal Q4, 2006. A copy of the Merger Agreement is attached as Exhibit 10.110 to the Company’s Current Report on Form 8-K filed December 27, 2005, and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Note 13.	Employment Agreement and Related Agreements with Mark Finkel
      On December 28, 2005, the Company entered into an employment agreement with Mark Finkel in connection with Mr. Finkel’s appointment as the Company’s Chief Financial Officer. Under the terms of Mr. Finkel’s employment agreement, the Company agreed to pay Mr. Finkel a monthly salary of $20,833. Mr. Finkel’s base salary is subject to upward adjustment pursuant to the terms of the employment agreement. In addition to base salary, Mr. Finkel is to receive a quarterly bonus equivalent to 25% of his annual Base Salary for each quarter, commencing with the fiscal quarter ending March 31, 2006, in which Mr. Finkel has met the objectives determined by the Company’s Compensation Committee. In addition, Mr. Finkel will participate in cash and equity compensation bonuses under the Company’s Fiscal 2006 Senior Management Incentive Plan (which was filed as Exhibit 10.93 to the Company’s third Current Report on form 8-K filed on October 27, 2005). The initial term of the employment agreement ends on December 31, 2006. The employment agreement automatically renews for successive one-year terms unless either party gives notice of his or its intention to terminate at least 120 days prior to the end of the then current term. The Company may terminate Mr. Finkel’s employment at any time for Cause (as defined in the employment agreement) or at any time upon 120 days prior written notice other than for Cause. Mr. Finkel may terminate his employment at any time for Good Reason (as defined in the employment agreement) or upon 120 days written notice without Good Reason. Mr. Finkel is eligible for up to 12 months severance if he is terminated by the Company without Cause or terminates his employment with Good Reason. A copy of the employment agreement was attached as Exhibit 10.111 to the Company’s Current Report on Form 8-K filed January 4, 2006.
      Pursuant to the terms of the employment agreement, Mr. Finkel was also required to execute the Company’s standard form of Non-Competition Agreement and Confidential Information Agreement. The Non-Competition Agreement provides that, during a period commencing with the execution of the agreement and terminating (i) one (1) year after the termination of Mr. Finkel’s employment with the Company, or (ii) if termination of employment is under circumstances where severance is due under the Employment Agreement, the period during which severance is paid by the Company, Mr. Finkel will not engage in certain activities which are competitive with the Company’s Business (as defined in such agreement). The Confidential Information Agreement provides that Mr. Finkel shall maintain the confidentiality of the Company’s Proprietary Information, and that Mr. Finkel assign any intellectual property rights arising during his employment to the Company. A copy of the Non-Competition Agreement is attached as Exhibit 10.112 to the Company’s Current Report on Form 8-K filed January 4, 2006. A copy of the Confidentiality Agreement is attached as Exhibit 10.113 to the Company’s Current Report on Form 8-K filed January 4, 2006.

Note 14.	Subsequent Events

Options Granted to Mark Finkel
      In connection with his employment by the Company, and under the Halo Technology Holdings 2005 Equity Incentive Plan, on January 4, 2006, Mr. Finkel received stock options for 600,000 shares of the Company’s Common Stock. The options were awarded pursuant to the form of Stock Option Agreement which was attached as Exhibit 10.91 to the Company’s third Current Report on form 8-K filed on

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
October 27, 2005, and hereby incorporated by reference. The exercise price for Mr. Finkel’s options is $1.22 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Mr. Finkel have a ten year term. 25% of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains with the Company.

Convertible Promissory Notes and Effect on Previously Issued Convertible Notes
      On January 11, 2006, the Company entered into certain convertible promissory notes (the “Notes”) in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000). Interest accrues under the Notes at the rate of ten percent (10%) per annum. The Notes will automatically convert into (i) such number of fully paid and non-assessable shares of the Company’s Series E Preferred Stock (the “Series E Stock”) equal to the aggregate outstanding principal amount due under the Notes plus the amount of all accrued but unpaid interest under the Notes divided by $1.25, and (ii) warrants (the “Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 40% of such number of shares of Series E Stock issued to the holder. This automatic conversion will occur upon the effectiveness of the filing of the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) pertaining to the Company’s Series E Preferred Stock. In the event that the Certificate of Designations is not filed 30 days after the notes were entered into (February 10, 2006) then the holders of the Notes may demand that the Company pay the principal amount of the Notes, together with accrued interest. No demand for payment has been made, and the Company expects the holders to convert their notes into equity. A copy of the form of the Notes is attached as Exhibit 4.14 to the Company’s Current Report on Form 8-K filed January 18, 2006, and is incorporated herein by reference. The foregoing description of the Notes is qualified in its entirety by reference to the full text of the Notes.
      Also on January 11, 2006, the Company entered into certain Subscription Agreements (the “Subscription Agreements”) for the sale of Series E Stock and Warrants. In addition to the conversion of the principal and interest under the Notes, investors (the “Investors”) under the Subscription Agreements agreed to invest $150,000 and committed to convert the principal and interest due under certain promissory notes issued by the Company in the aggregate principal amount of $1,000,000. Of these notes, an aggregate of $500,000 in principal amount was issued on September 20, 2005 and described in the Company’s current report on Form 8-K filed on September 26, 2005, and an aggregate of $500,000 in principal amount was issued in October 21, 2005 and described in the second Current Report on Form 8-K filed by the Company on October 27, 2005. Accordingly, these notes were amended by the Subscription Agreement. Also under the Subscription Agreement, an investor agreed to convert $67,500 in certain advisory fees due from the Company into Series E Stock and Warrants.
      The material terms of the Subscription Agreements are as follows. The Company designates the closing date. The closing is anticipated to occur when the Series E Certificate of Designations becomes effective. The obligations of the investors under the Subscription Agreement are irrevocable, provided that if the closing has not occurred within 30 days of the date of the agreement, the investors may revoke the agreement.
      No later than seventy five (75) days after the completion of the offering, the Company agreed to file with the SEC a registration statement covering the Common Stock underlying the Series E Stock and the Warrants, and any Common Stock that the Company may elect to issue in payment of the dividends due on the Series E Stock.
      Upon the completion of this offering, with a full round of investment of $10,000,000, the Investors will have the right for 15 months to invest, in the aggregate, an additional $10,000,000 in Common Stock of the Company, at $2.00 per share of Common Stock (as adjusted for stock splits, reverse splits, and

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
stock dividends) or a 20% discount to the prior 30 day trading period, whichever is lower. Each Investor’s right shall be his, her or its pro rata amount of the initial offering.
      In the event that the Company completes or enters into agreements to sell equity securities on or before February 15, 2006, the Investor may convert the Securities received under the Subscription Agreement into such other equity securities as if the Investor had invested the amount invested in such securities. The Company will provide the Investor will five business days notice of such right. The Investor will be required to execute and deliver all such transaction documents as required by the Company in order to convert the Securities into such other securities. If the Investor so converts, all rights in the Securities shall cease.
      Certain of these transactions were entered into by Mr. David Howitt, a director of the Company. Mr. Howitt invested $350,000 under the Notes, and agreed to invest another $150,000 under the Subscription Agreement. Mr. Howitt recused himself from the Board of Directors decisions approving these transactions.
      A copy of the form of the Subscription Agreement is attached as Exhibit 10.115 to the Company’s Current Report on Form 8-K filed January 18, 2006.

Issuance of Common Stock in connection with the Acquisition of Empagio, Inc.
      The Company entered into a Merger Agreement (the “Merger Agreement”) dated December 19, 2005, with EI Acquisition, Inc., a Georgia corporation and wholly owned subsidiary of the Company (“Merger Sub”), Empagio, Inc. (“Empagio”), and certain stockholders of Empagio (the “Sellers”). On January 13, 2006, the closing occurred under the Merger Agreement. Accordingly, under the terms of the Merger Agreement, Empagio was merged with and into the Merger Sub (the “Merger”) and Empagio survived the Merger and in now a wholly-owned subsidiary of the Company.
      Upon the closing of the Merger, the Company issued 1,438,455 shares of its Common Stock (the “Halo Shares”). The Company has delivered to the Empagio Stockholders 1,330,571 Halo Shares and retained 107,884 Halo Shares as security for Empagio Stockholder indemnification obligations under the Merger Agreement (the “Indemnity Holdback Shares”). The Indemnity Holdback Shares shall be released to the Empagio Stockholders on the later of (i) the first anniversary of the Closing Date and (ii) the date any indemnification issues pending on the first anniversary of the Closing Date are finally resolved.
      Empagio is a human resources management software company. Its signature product is its SymphonyHR hosted software solution which automates HR procedures and reduces paperwork, ranging from payroll to benefits administration. The Company intends to integrate Empagio with additional HR solutions already within its portfolio to create a premier human resources management solutions provider.
      A copy of the Merger Agreement was attached as Exhibit 10.109 to the Company’s Current Report on Form 8-K filed on December 23, 2005.

Convertible Promissory Notes in the Principal Amount of $1,375,000
      On January 27 and on January 30, 2006, the Company entered into certain convertible promissory notes (the “Notes”) in the aggregate principal amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000). The principal amount of the Notes, together with accrued interest, shall be due and payable on demand by the Lender on any date which is no earlier than sixty (60) days after the date of the Notes (the “Original Maturity Date”), unless the Note is converted into Common Stock and Warrants as described below. In the event that the Notes are not converted by the Original Maturity Dates of the Notes, interest will begin to accrue at the rate of ten percent (10%) per annum.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      Each Note shall convert into (i) such number of fully paid and non-assessable shares of the Company’s Common Stock (the “Common Stock”) equal to the aggregate outstanding principal amount due under the Note plus the amount of all accrued but unpaid interest on the Note divided by $1.25, and (ii) warrants (the “Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 75% of such number of shares of Common Stock. The Notes shall so convert automatically (“Mandatory Conversion”) and with no action on the part of the Lender on the Original Maturity Date to the extent that upon such conversion, the total number of shares of Common Stock then beneficially owned by such Lender, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In the event that a portion of the principal and interest under the Notes has not been converted on the first Mandatory Conversion (and the Lender has not demanded payment), there will be subsequent Mandatory Conversions until all of the principal and interest has been converted, provided that at each such Mandatory Conversion the total number of shares of Common Stock then beneficially owned by such Lender does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. Prior to any Mandatory Conversion the Lender may at its option exercisable in writing to the Company, convert all or a portion of the principal and interest due hereunder into Common Stock and Warrants provided that at each such conversion the total number of shares of Common Stock then beneficially owned by such Lender does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. By written notice to the Company, each Lender may waive the foregoing limitations on conversion but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.
      A copy of the form of the Notes was attached as Exhibit 4.15 to the Company’s Current Report on Form 8-K filed February 2, 2006.
      Also on January 27 and January 30, 2006, the Company entered into certain Subscription Agreements (the “Subscription Agreements”) for the sale of the Notes and the underlying Common Stock and Warrants.
      The material terms of the Subscription Agreements are as follows. The Company and the investors (the “Investors”) under the Subscription Agreements made certain representations and warranties customary in private financings, including representations from the Investors that they are “accredited investors” as defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act.
      The Company undertakes to register the shares of Common Stock issuable upon conversion of the Notes, and upon conversion of the Warrants (together, the “Registrable Shares”) via a suitable registration statement pursuant to the registration rights set forth in the Subscription Agreement. If a registration statement covering the Registrable Shares has not been declared effective no later than 180 days from the closing, the holders shall receive a number of shares of Common Stock equal to 1.5% of the number of shares received upon conversion of the Notes for each 30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of shares received upon conversion of the Notes.
      The Subscription Agreement allows the Investors to “piggyback” on the registration statements filed by the Company. The Company agreed that it will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that all of the Registrable Shares have been sold pursuant to such Registration Statement, (ii) all Registrable Shares have been otherwise transferred to Persons who may trade such shares without restriction under the Securities Act, or (iii) all Registrable Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) under the Securities Act.

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)
      Upon the completion of the offering under the Subscription Agreements, with a full round of investment of $10,000,000, the Investors in the Offering, together with the investors who participated in the Company’s offering of Series E Preferred Stock and Warrants (the “Series E Offering”) as described initially in the Company’s current report on Form 8-K filed on January 18, 2006, will have the right for 15 months after the final closing of the Offering, to invest, in the aggregate (together with any investors in such Series E offering), an additional $10,000,000 in Common Stock of the Company. The price of such follow-on investment will be $2.00 per share of Common Stock or a 20% discount to the prior 30 day trading period, whichever is lower; provided that the price per share shall not be less than $1.25. The aggregate amount which may be invested pursuant to this follow-on right will be equivalent to the aggregate amount invested by the Investor in the Offering or in the Series E Offering. Each Investor’s right shall be his, her or its pro rata amount of the initial offering.
      Once the Company has raised a total of $5,000,000 in this Offering and the Series E Offering, the Investors will be able to invest up to 50% of the amount which they may invest pursuant to this follow-on right; subsequent to the completion of the full round of $10,000,000 the Investors may invest the remainder of the amount which they may invest pursuant to this follow-on right.
      Notwithstanding anything to the contrary in the Subscription Agreements, the number of shares of Common Stock that may be acquired by the Investor upon any exercise of this follow-on right (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock. By written notice to the Company, the Investor may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.
      A copy of the form of the Subscription Agreement is attached as Exhibit 10.116 to the Company’s Current Report on Form 8-K.

Acquisition of Executive Consultants, Inc.
      On January 30, 2006, the Company entered into a Merger Agreement (the “Merger Agreement”) with ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub”), Executive Consultants, Inc., a Maryland corporation (“ECI”), and certain stockholders of ECI (the “Sellers”). Under the terms of the Merger Agreement, the Merger Sub shall be merged with and into ECI (the “Merger”) and ECI shall be the surviving corporation. The total merger consideration for all of the equity interests in ECI (the “Purchase Price”) shall be $603,571 in cash and cash equivalents and 330,668 shares of the Company’s Common Stock (the “Halo Shares”), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date.
      The Purchase Price shall be paid as follows:

•	At the Closing, Halo shall make available for delivery to the ECI Stockholders $603,571 in cash and cash equivalents and 330,668 Halo Shares.

•	Not later than thirty (30) days after the Closing Date, Halo shall calculate the Net Working Capital as of the Closing Date and shall provide Sellers with a written copy of such calculation. Such calculation shall be definitive and binding upon the parties unless Sellers shall give Halo written notice of any objection to such calculation within thirty (30) days after the receipt thereof (an “Objection Notice”). If Sellers deliver an Objection Notice, the parties shall negotiate in good faith to resolve all disputes regarding the Net Working Capital. If the parties can not resolve such a

Warp Technology Holdings, Inc.
Notes to Consolidated Financial Statements for Period Ended December 31, 2005 — (Continued)

dispute they shall mutually agree upon a nationally or regionally recognized accounting firm to determine the Net Working Capital, whose decision, absent manifest error, shall be binding upon the parties.
      On January 30, 2006, the Company entered into a Merger Agreement with Executive Consultants, Inc., a Maryland corporation (“ECI”). Upon the closing under the Merger Agreement, ECI will become a wholly owned subsidiary of the Company. The total merger consideration for all of the equity interests in ECI (the “Purchase Price”) will be $603,571 in cash and cash equivalents and 330,668 shares of the Company’s Common Stock (the “Halo Shares”), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date. Following completion of the transaction, ECI will be combined with Empagio, a subsidiary of the Company. The acquisition of ECI’s clients, will enhance Empagio’s human resources software offerings. The Merger is scheduled to close in February 2006, subject to customary closing conditions.

•	To the extent the Net Working Capital as of the Closing Date is less than $0 (the amount of any such difference referred to as the “Purchase Price Reduction Amount”), the Purchase Price, shall be reduced, dollar for dollar and share for share (based on the per share closing valuation), by the Purchase Price Reduction Amount. To the extent the Net Working Capital as of the Closing Date is greater than $0 (the amount of any such difference referred to as the “Purchase Price Increase Amount”) the Purchase Price, shall be increased, dollar for dollar and share for share (based on the per share closing valuation), by such amount. The amount due under the Net Working Capital adjustment shall be paid within five (5) business days of the final determination of the Purchase Price Reduction Amount or Purchase Price Increase Amount, as the case may be, by wire transfer of immediately available funds and transfer of Halo Shares. To the extent the calculation of Net Working Capital results in a Purchase Price Reduction Amount, the Sellers shall be responsible for this amount, although the Sellers may make arrangements among the ECI Stockholders to allocate this obligation pro rata among all ECI Stockholders.
      Under the Merger Agreement, the Sellers made certain customary representations and warranties to the Company concerning ECI and the Company made certain customary representations and warranties to the Sellers. The Merger Agreement contains indemnity terms which provide that each party shall indemnify the other party for breaches of representations and warranties and covenants made under the agreement, provided that neither party shall be required to pay any damages unless the aggregate amount of all damages exceeds certain limits and provided further that neither party shall be liable for damages in excess of certain limits, other than for breaches by the Seller of representations relating to authority to enter into the agreement, capitalization, subsidiaries, certain liabilities, taxes and brokers fees.
      The Merger is scheduled to close in February 2006, subject to customary conditions precedent including accuracy of representations and warranties at the closing date, and satisfaction of all closing conditions, but in no event later than February 28, 2006.
      A copy of the Merger Agreement is attached as Exhibit 10.117 to the Company’s Current Report on Form 8-K filed on February 3, 2006.

FINANCIAL STATEMENTS
Tesseract Corporation
Years ended June 30, 2005 and 2004
with Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
The Shareholders
Tesseract Corporation
      We have audited the accompanying balance sheet of Tesseract Corporation (the “Company”) as of June 30, 2005, and the statements of income, shareholder’s deficit, and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tesseract Corporation as of June 30, 2005, and the results of its operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States.
Mahoney Cohen & Company, CPA, P.C.
January 6, 2006
New York, NY

Tesseract Corporation
Balance Sheet

June 30,
2005

ASSETS
Current assets:
Cash	$825,104
Accounts receivable, net of allowance for doubtful accounts of $2,809	126,630
Prepaid expenses and other current assets	89,036

Total current assets	1,040,770
Property and equipment, net of accumulated depreciation of $193,316	6,120
Intangible assets, net of accumulated amortization of $1,225,918	94,302
Due from affiliates	3,198,463

Total assets	$4,339,655

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$226,856
Other accrued liabilities	368,186
Due to affiliates	156,041
Loan payable	82,174
Note payable	72,442
Deferred revenue-current portion	4,649,081

Total current liabilities	5,554,780
Deferred revenue-long-term portion	101,734

Total liabilities	5,656,514
Commitments
Shareholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding at June 30, 2005	1
Additional paid in capital	1,805,469
Accumulated deficit	(3,122,329)

Total shareholder’s deficit	(1,316,859)

Total liabilities and member’s deficit	$4,339,655

See accompanying notes.

Tesseract Corporation
Statements of Income

	Years Ended June 30,

	2005	2004

Revenues:
Products	$762,585	$127,604
Services	9,136,808	10,649,571

Total revenues	9,899,393	10,777,175
Cost of revenues:
Cost of products	85,647	128,767
Cost of services	1,522,840	1,637,651

Total cost of revenues	1,608,487	1,766,418

Gross profit	8,290,906	9,010,757
Operating expenses:
Selling, general, and administrative expenses	2,974,832	3,570,116
Research and development expenses	1,803,455	1,671,009
Depreciation and amortization	200,174	256,093
Management fees to Platinum Equity, LLC	2,575,000	2,400,000

Total operating expenses	7,553,461	7,897,218

Income from operations	737,445	1,113,539
Other income (expense):
Interest income	258,018	237,204
Interest expense	(102,354)	(85,853)
Other income (expense), net	12,000	(10,127)

Income before provision (benefit) for income taxes	905,109	1,254,763
Provision (benefit) for income taxes	(2,281)	43,066

Net income	$907,390	$1,211,697

Earnings per share	$9,073.90	$12,116.97

Weighted-average number of common shares	100	100

See accompanying notes.

Tesseract Corporation
Statements of Shareholder’s Deficit
For the Years Ended June 30, 2005 and 2004

				Accumulated
	Common Stock			Other		Total
			Paid in	Comprehensive	Accumulated	Shareholder’s
	Shares	Amount	Capital	(Loss)	Deficit	Deficit

Balance at July 1, 2003	100	$1	$496,419	$(53,253)	$(3,921,436)	$(3,478,269)
Contributions		—	500,000	—	—	500,000
Distributions		—	—	—	(1,319,980)	(1,319,980)
Unrealized holding gain arising during the year		—	—	38,423	—	38,423
Reclassification adjustment for realized loss		—	—	14,830	—	14,830
Net income		—	—	—	1,211,697	1,211,697

Balance at June 30, 2004		1	996,419	—	(4,029,719)	(3,033,299)
Contributions		—	809,050	—	—	809,050
Net income		—	—	—	907,390	907,390

Balance at June 30, 2005		$1	$1,805,469	$—	$(3,122,329)	$(1,316,859)

See accompanying notes.

Tesseract Corporation
Statements of Cash Flows

	Year Ended June 30

	2005	2004

OPERATING ACTIVITIES
Net income	$907,390	$1,211,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,174	256,093
Loss on sale of investments	—	14,830
Provision for bad debt	2,810	(26,711)
Changes in operating assets and liabilities:
Accounts receivable	55,097	289,950
Due from affiliates	(258,018)	(237,204)
Prepaid expenses and other assets	(11,869)	(20,770)
Accounts payable	2,232	(220,309)
Other accrued liabilities	(105,951)	(141,873)
Due to affiliates	1,927	(118,649)
Deferred revenue	(543,360)	132,418

Net cash provided by operating activities	250,432	1,139,472
INVESTING ACTIVITIES
Purchases of property and equipment	(3,760)	(5,589)
Proceeds from sale of securities	—	1,282,307

Net cash (used in) provided by investing activities	(3,760)	1,276,718
FINANCING ACTIVITIES
Shareholder distributions	—	(1,319,965)
Shareholder contributions	809,050	500,000
Repayments of note payable	(1,271,256)	(500,000)
Repayments of loan payable	(410,870)	—

Net cash used in financing activities	(873,076)	(1,319,965)
Net (decrease) increase in cash	(626,404)	1,096,225
Cash at beginning of year	1,451,508	355,283

Cash at end of year	$825,104	$1,451,508

Supplemental disclosures of cash flow information
Cash paid for income taxes	$22,080	$43,066

Cash paid for interest	$102,354	$85,853

See accompanying notes.

Tesseract Corporation
Notes to Financial Statements
June 30, 2005

1.	Organization and Nature of Business
      In January of 1999, Platinum Equity, LLC (“Platinum”), purchased Tesseract Corporation (“Tesseract” or “Company”) from Ceridian Corporation and Tesseract became a wholly owned subsidiary of Platinum. On October 26, 2005, the Company was acquired by WARP Technology Holdings, Inc. operating under the name Halo Technology Holdings, a publicly traded company. (See note 7). On December 31, 2004, Westgarde Holdings, Inc. (“Westgarde”), owned by Platinum, merged with Tesseract. Westgarde’s issued and outstanding shares of common stock were retired and cancelled, Westgarde ceased to exist and Tesseract was the surviving entity, Due to the common ownership of the companies, Tesseract’s financial statement give effect to the merger as of July 1, 2003.
      Tesseract, headquartered in San Francisco, is a total HR solutions provider offering an integrated Web-enabled HRMS suite. Tesseract’s Web-based solution suite allows HR users, employees and external service providers to communicate securely and electronically in real time. The integrated nature of the system allows for easy access to data and a higher level of accuracy for internal reporting, assessment and external data interface. Tesseract’s customer base features Fortune 100 corporations operating in a diverse range of industries, including financial services, transportation, utilities, insurance, manufacturing, petroleum, pharmaceuticals and retail.

2.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Cash
      The Company typically maintains cash at commercial banks. At times, bank account balances exceed FDIC insurance limits. Generally, the FDIC insures depositor funds up to $100,000.

Concentration of Credit Risk and Certain Other Risks
      Financial instruments that subject the Company to concentrations of credit risk include accounts receivable. The Company sells its products and services primarily to end-users in the United States and limited in Canada. Credit is extended based on an ongoing evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains allowances for potential credit losses based on management’s evaluation of the customer’s financial condition, past collection history, and age of the accounts receivable balances. Historically, losses have been within the range of management’s expectations.

Fair Value of Financial Instruments
      At June 30, 2005, the respective carrying values of the Company’s financial instruments, including accounts receivable, accounts payable, accrued liabilities, loans payable and notes payable approximated their fair values.

Tesseract Corporation
Notes to Financial Statements — (Continued)

Comprehensive Income
      Comprehensive income is comprised of net income or loss and unrelated gain or loss on marketable securities for the year ended June 30, 2004. For the year ended June 30, 2005, comprehensive income consisted of net income only. Comprehensive income for the year ended June 30, 2004 is as follows:

Net income	$1,211,697
Unrealized holding gain during the year	38,423
Reclassification adjustment for realized loss	14,830

Comprehensive income	$1,264,950

Marketable Securities
      Marketable securities are stated at fair value as determined by quoted market price. The Company has classified its securities as investments available for sale pursuant to Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The related unrealized holding gains and losses are excluded from operations and recorded in Accumulated Other Comprehensive Loss on the Statement of Shareholders Equity. Realized gains and losses and declines in value judged to be other-than-temporary on marketable securities are included in other expense. In September 2003, the Company sold all of its Marketable Securities and recognized a loss of $14,830 for the year ended June 30, 2004.

Property and Equipment
      Property and equipment recorded as part of the acquisition by Platinum was recorded at fair value. Property and equipment acquired subsequent to the date of the acquisition is recorded at cost. Significant renewals and betterments to property and equipment are capitalized and maintenance and repairs that do not improve or extend the lives of the assets are expensed as incurred. When assets are sold, replaced, or otherwise retired, the cost and related accumulated depreciation or amortization is eliminated from the accounts in the year of disposal and the related gains and losses are included in income. Depreciation or amortization is computed on the straight-line method over one to three years, the estimated useful lives of the assets.

Intangible Assets
      Amortization of intangible assets is computed using the straight-line method over seven years, the useful lives of the assets.

Earnings Per Share
      Earnings per share has been calculated by dividing net income by the weighted-average shares outstanding.

Revenue Recognition
      Revenues are derived from the licensing of software, maintenance contracts, training, and other consulting services.
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and

Tesseract Corporation
Notes to Financial Statements — (Continued)
recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management.
      Service revenue for maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other consulting services is recognized as the related services are performed.
      At June 30, 2005, the Company recorded deferred revenue of $4,750,815, primarily for customer upfront payments on maintenance contracts and arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue. Cost of product revenue includes third-party licensing fees. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training and consultant services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets
      The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

Income Taxes
      The Company is an S corporation and is treated as a disregarded entity for federal income tax purposes and, therefore, is not liable for United States (“U.S.”) federal income taxes. As an S corporation, the Company’s taxable income is included in the income tax returns of the shareholder. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation within those states. Additionally, there are certain states in the U.S. that assess a fee against S corporations. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      Income tax expense and benefit relates to state income taxes and income tax refunds. The book and tax basis of the assets and liabilities with the exception of deferred revenue, intangible assets and accrued interest receivable are the same. Since the Company is an S corporation, a deferred tax asset or liability was not recorded.

Shipping and Handling Costs
      Costs to ship products from the Company’s facilities to customers are recorded as a component of cost of products in the statements of income.

Tesseract Corporation
Notes to Financial Statements — (Continued)

Advertising Expense
      The Company expenses the costs of advertising when incurred. Advertising expense was $43,899 and $9,141 for the years ended June 30, 2005 and 2004, respectively.

Research and Development and Software Development Costs
      Research and development expenses are charged to operations as incurred. Software development costs, which are required to be capitalized pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, have been insignificant. Accordingly, no software development costs have been capitalized. Research and development expense was $1,803,455 and $1,671,009 for the years ended June 30, 2005 and 2004, respectively.

New Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for the interim period beginning July 1, 2006. The Company believes the adoption will not have an effect on our results of operations.

3.	Property and Equipment
      At June 30, 2005, property and equipment consisted of the following:

Computer Equipment	$199,436
Less accumulated depreciation	(193,316)

Property and equipment, net	$6,120

      Depreciation expense was $11,570 and $67,489 for the years ended June 30, 2005 and 2004 respectively.

4.	Intangible Assets
      At June 30, 2005, intangible assets consisted of the following:

	Gross Carrying	Accumulated
	Amount	Amortization	Net

Customer relationships	$1,320,220	$1,225,918	$94,302

      Amortization expense was $188,604 for each of the years ended June 30, 2005 and 2004.
      Amortization expense for the year ending June 30, 2006 will be $94,302 relating to customer relationships.

5.	Related Party Transactions

Note Receivable, Management Fees and Expense Reimbursements
      The Note Receivable from Platinum was $3,198,463 for the year ended June 30, 2005. The Promissory Note has a principal amount of $2,000,000 with interest on unpaid principal amount at an

Tesseract Corporation
Notes to Financial Statements — (Continued)
interest rate equal to eight and one-half percent per annum due January 14, 2009. At June 30, 2005, accrued interest was $1,198,463. Interest income was $258,018 and $237,204 for the years ended June 30, 2005 and 2004, respectively.
      The Company is party to a management agreement with Platinum that requires Platinum to provide the Company with financial, management and strategic services. The Company incurred management fees of $2,575,000 and $2,400,000 to Platinum for the years ended June 30, 2005 and 2004, respectively.
      Expenses incurred by Platinum on behalf of the Company were $2,362 and $4,501 for the years ended June 30, 2005 and 2004, respectively. Such expense reimbursements are recorded in general and administrative expenses in the accompanying statements of operations. At June 30, 2005, the Company had $156,041 payable to Platinum for management fees and expense reimbursements.

Transactions with Affiliates
      The Company enters into certain transactions with companies that are owned directly or indirectly by Platinum. Sales to affiliates were $12,000 during the year ended June 30, 2005. Purchases from affiliates were $1,673 and $14,523 during the years ended June 30, 2005 and 2004, respectively, and were included in selling, general, and administrative expenses in the statements of operations.

6.	Notes and Loans Payable
      The Company has a loan payable to a bank in the amount of $82,174 that bears interest at the bank’s prime lending rate (6.25% at June 30, 2005). The loan was due July 2005 and was paid in full.
      The Company has an unsecured note payable to a lender in the amount of $72,442 that bears interest at 8.0% annually. The loan was due July 2005 and was paid in full.

7.	Commitments

Leases
      The Company has operating leases for certain office facilities. Rental expense for the years ended June 30, 2005 and 2004 was approximately $471,000 and $392,000, respectively. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2005, are as follows:

2006	$471,345
2007	392,790

Total minimum lease payments	$864,135

      Rental income in connection with a sublease was approximately $79,000 for the year ended June 30, 2004.

8.	Employee Benefits
      The Company has a 401(k) plan which includes an employer match of 50% of the first 6% of a participant’s eligible contributions. The Company made matching contributions of $78,149 and $96,498 for the years ended June 30, 2005 and 2004, respectively.

9.	Subsequent Event
      On October 26, 2005, WARP Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo”) completed the transactions contemplated by that certain Merger Agreement (“the

Tesseract Corporation
Notes to Financial Statements — (Continued)
“Merger Agreement”) dated as of September 12, 2005 with Tac/ Halo, Inc., a wholly owned subsidiary of Halo (the “Merger Sub”), Tesseract and Platinum Equity, LLC (“Seller”). Under the terms of the Merger Agreement, Tesseract shall be merged with and into the Merger Sub (the “Merger”) and shall survive as a wholly-owned subsidiary of Halo. The aggregate consideration shall consist of (a) $4,500,000 in cash payable at the closing of the Merger, (b) 7,045,454 shares of Series D Preferred Stock as calculated by dividing $7,750,000 by $1.10, (c) a Promissory Note in the original principal amount of $1,750,000, delivered at closing and payable no later than March 31, 2006, and (d) a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005 (which have not been paid). If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to Halo.
      In addition, the amount due from Platinum at the closing was forgiven by the Company and accordingly, will not be collected by the Company.

Combined Financial Statements
Process Software, LLC and Affiliates
Years ended June 30, 2005 and 2004
With Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
The Members and Shareholders
Process Software, LLC and Affiliates
      We have audited the accompanying combined balance sheet of Process Software, LLC and Affiliates (the “Company”) as of June 30, 2005, and the combined statements of operations, member’s and shareholder’s equity, and cash flows for the years ended June 30, 2005 and 2004. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Process Software, LLC and Affiliates as of June 30, 2005, and the combined results of their operations and their cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States.
Mahoney Cohen & Company, CPA, P.C.
January 6, 2006
New York, NY

Process Software, LLC and Affiliates
Combined Balance Sheet

June 30,
2005

ASSETS
Current assets:
Cash and cash equivalents	$983,630
Accounts receivable, net of allowances of $112,281	1,546,015
Due from affiliates	22,138
Prepaid expenses and other assets	322,782

Total current assets	2,874,565
Property and equipment, net of accumulated depreciation of $2,411,177	101,540
Other assets	111,154
Goodwill	1,642,760
Intangible assets, net of accumulated amortization of $7,307,910	5,992,090

Total assets	$10,722,109

LIABILITIES AND MEMBER’S AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,214,904
Deferred revenues — current portion	5,688,873
Due to Platinum Equity, LLC	2,259,460

Total current liabilities	9,163,237
Deferred revenues — long term	20,323
Commitments
Member’s and shareholder’s equity:
Member’s equity	2,026,293
Common stock	120,000
Paid in capital	3,672,736
Accumulated deficit	(4,280,480)

Total member’s and shareholder’s equity	1,538,549

Total liabilities and member’s and shareholder’s equity	$10,722,109

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Operations

	Year Ended	Year Ended
	June 30	June 30
	2005	2004

Revenues:
Products	$2,463,329	$2,578,529
Service	13,654,402	15,364,931

Total revenues	16,117,731	17,943,460
Cost of revenues:
Cost of products	684,046	830,834
Cost of services	1,785,936	2,127,438

Total cost of revenues	2,469,982	2,958,272

Gross profit	13,647,749	14,985,188
Operating expenses:
Engineering and development	3,412,322	3,780,801
Selling and marketing	1,613,641	2,126,612
General and administrative	3,873,562	4,025,906
Depreciation and amortization	1,611,512	1,543,197
Management fees to Platinum Equity, LLC	2,916,046	4,509,677

Total operating expenses	13,427,083	15,986,193

Income (loss) from operations	220,666	(1,001,005)
Other income (expense):
Interest income, net	(35,924)	17,488
Other expense, net	(2,248)	(84,938)
Income (loss) before provision for taxes	182,494	(1,068,455)
Provision for Income taxes	22,707	6,900

Net income (loss)	$159,787	$(1,075,355)

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Member’s and Shareholder’s Equity

		David		Foresight				Accumulated
		Common Stock		Common Stock				Other
	Member’s					Paid in	Accumulated	Comprehensive
	Equity	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Totals

Balance at June 30, 2003	$1,003,019	10	$—	12,000,000	$120,000	$3,568,394	$(3,406,637)	$(109,986)	$1,174,790
Contributions		—		—	—	104,342			104,342
Distributions to Shareholder		—	—	—	—		(135,000)		(135,000)
Distributions to Member	(6,251)	—	—	—	—				(6,251)
Unrealized holding gain arising during the year								41,039	41,039
Reclassification adjustment for realized loss								68,947	68,947
Net loss	(684,038)						(391,317)		(1,075,355)

Balance at June 30, 2004	312,730	10	—	12,000,000	120,000	3,672,736	(3,932,954)	—	172,512
Contributions	1,306,250		—	—	—	—			1,306,250
Distributions to Shareholder			—	—	—		(100,000)		(100,000)
Net income (loss)	407,313						(247,526)		159,787

Balance at June 30, 2005	$2,026,293	10	—	12,000,000	$120,000	$3,672,736	$(4,280,480)	$—	$1,538,549

See accompanying notes.

Process Software, LLC and Affiliates
Combined Statements of Cash Flows

	Year Ended	Year Ended
	June 30, 2005	June 30, 2004

Operating activities
Net income (loss)	$159,787	$(1,075,355)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	1,611,512	1,543,197
Loss on sale of securities		68,947
Changes in operating assets and liabilities:
Accounts receivable	251,954	333,473
Due from affiliate	14,907	(3,387)
Prepaid expenses and other assets	103,102	70,293
Other assets	35,600	13,093
Accounts payable and accrued expenses	401,571	(467,159)
Due to affiliates	(3,519,528)	(547,820)
Deferred revenue	(790,071)	(668,804)

Net cash used in operating activities	(1,731,166)	(733,522)
Investing activities
Purchases of property and equipment	(61,912)	(170,789)
Sale of marketable securities	—	451,117

Net cash (used in) provided by investing activities	(61,912)	280,328
Financing activities
Stockholder’s and member’s distributions	(100,000)	(141,251)
Member’s contribution	1,306,250	104,342

Net cash provided by (used in) in financing activities	1,206,250	(36,909)

Net decrease in cash and cash equivalents	(586,828)	(490,103)
Cash and cash equivalents at beginning of year	1,570,458	2,060,561

Cash and cash equivalents at end of year	$983,630	$1,570,458

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$22,707	$6,900

Cash paid for interest	$35,770	$40,042

See accompanying notes

Process Software, LLC and Affiliates
Notes to Combined Financial Statements
June 30, 2005

1.	Organization and Nature of Business
      The combined financial statements include Process Software, LLC (“Process”), David Corporation (“David”), ProfitKey International, LLC (“ProfitKey”) and Foresight Software, Inc. (“Foresight”) (combined the “Company”). These four entities are affiliated through common ownership and management. Platinum Equity, LLC (“Platinum”) either directly or indirectly owns all the common stock or complete membership interest in these affiliated companies. All intercompany balances and transactions have been eliminated in combination.
      Process designs, develops and markets networking software solutions, including a suite of TCP/ IP applications and services for Compaq’s OpenVMS Alpha and VAX systems. Process focuses on providing the most advanced, secure and reliable networking software available. Process products are cross-platform, directory-centric solution sets for the administration and proactive provisioning of secure reliable end-to-end network services and applications.
      David provides risk management information systems, and serves clients ranging from Fortune 500 companies to public entities and third-party administrators. David offers client/server-based products to companies that provide their own workers’ compensation and liability insurance.
      ProfitKey designs, develops and markets ERP Software and Manufacturing Execution Software (“MES”) to small to mid-market make-to-order/make-to-stock manufacturers. ProfitKey focuses on providing a comprehensive solution including quality control, engineering change management and e-commerce capabilities. ProfitKey’s products are written using the GUPTA programming language and operate on the Oracle, SQL server and Linux database platforms.
      Foresight designs, develops and markets ERP and SMS software to small to mid-market make-to-order/make-to-stock manufacturers. The Foresight’s products are written using the Progress programming language and operate on the Progress database platform.

2.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk and Major Customers
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.
      The credit risk with respect to accounts receivable is limited due to the creditworthiness of the Company’s customers, and the Company’s credit and collection policies. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. No one customer accounted for a significant percentage of the Company’s revenue during the years ended June 30, 2004 or 2005. Additionally, no one customer accounted for a significant percentage of the Company’s accounts receivable at June 30, 2005.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Cash and Cash Equivalents
      The Company invests its excess cash primarily in money market mutual funds. Accordingly, these investments are subject to minimal credit and market risk. For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes
      Process and ProfitKey are single member limited liability companies that are treated as a disregarded entity for federal income tax purposes and, therefore, are not liable for United States (“U.S.”) federal income taxes. As a limited liability company treated as a disregarded entity, the Process and ProfitKey’s taxable income is included in the income tax returns of the member. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against limited liability companies. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      David and Foresight are entities that are an S corporation and are treated as a disregarded entity for federal income tax purposes and, therefore, are not liable for United States (“U.S.”) federal income taxes. As an S Corporation they are treated as a disregarded entity, the David and Foresight’s taxable income is included in the income tax returns of the shareholder. However, some states do not recognize the disregarded entity status and, therefore, the Company will continue to be taxed as a C corporation in those states. Additionally, there are certain states in the U.S. that assess a fee against S corporations. Accordingly, for those various states, the Company utilizes the liability method to determine the provision for income taxes.
      Income tax expense relates to state income taxes. The book and tax basis of the assets and liabilities with the exception of deferred revenue, intangible assets and goodwill are the same. Since the Company comprises of entities that are limited liability companies and S corporations, a deferred tax asset or liability was not recorded.

Property and Equipment
      Property and equipment recorded are cost. Property and equipment acquired subsequent to the date of acquisition is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or lease term.

Engineering and Development and Software Development Costs
      Engineering and development expenses are charged to operations as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly no software development costs have been capitalized.

Goodwill and Intangible Assets
      Intangible assets are primarily comprised of customer relationships, and developed technology. Goodwill represents acquisition costs in excess of the net assets of businesses acquired. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
tested for impairment on an annual basis. We assess the impairment of identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider to be important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•	Significant negative industry or economic trends.
      When we determine that the carrying value of intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we record an impairment charge. We measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Revenue Recognition
      Revenues are derived from the licensing of software, annual maintenance contracts software, training and other support services.
      Software license revenues are recognized upon receipt of a purchase order and delivery of software, provided that the license fee is fixed or determinable; no significant production, modification, or customization of the software is required; and collection is considered probable by management. For licensing of the Company’s software through its indirect sales channel, revenue is recognized when the distributor sells the software to its end-users, including value-added resellers. For licensing of the Company’s software to independent software vendors, revenue is recognized upon shipment to the independent software vendors. For licensing of the Company’s software through it’s indirect Sales channel revenue is recognized when the distributor sells the software to it’s end-user, including value-added resellers. For licensing of the Company’s software to independent software vendors, revenue is recognized upon shipment to the independent software vendors.
      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. In arrangements that include rights to multiple software products and/or services, the Company allocates and defers revenue for the undelivered items, based on vendor-specific objective evidence of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. In arrangements in which the Company does not have vendor-specific objective evidence of fair value of maintenance, and maintenance is the only undelivered item, the Company recognizes the total arrangement fee ratably over the contractual maintenance term.
      Service revenue for annual maintenance contracts is deferred and recognized ratably over the term of the agreement. Revenue from training and other services is recognized as the related services are performed.

Deferred Revenue
      At June 30, 2005, the Company recorded deferred revenue of $5,709,196 primarily for customer upfront payments on maintenance contractual arrangements for which the Company is recognizing the total arrangement fee ratably over the contractual maintenance term.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Cost of Revenue
      Cost of revenue includes costs related to product and service revenue. Cost of product revenue includes material, packaging, shipping, and other production costs. Cost of service revenue includes salaries, benefits, and overhead costs associated with employees providing maintenance and technical support, training, and consulting services. Third-party consultant fees are also included in cost of service revenue.

Impairment of Long-Lived Assets
      The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

Comprehensive Income
      For the year ended June 30, 2004, comprehensive loss consist of following:

Net loss	$(1,075,355)
Unrealized holding gain arising during the year	41,039
Reclassification adjustment for realized loss	68,947

Comprehensive loss	$(965,369)

      For the year ended June 30, 2005, comprehensive income consisted of net income only.

Marketable Securities
      Marketable securities are stated at fair value as determined by quoted stock price. The Company has classified its securities as investments available for sale pursuant to Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. The related unrealized holding gains or losses are excluded from operations and recorded in Accumulated Other Comprehensive Loss on the Combined Statement of Member’s and Shareholder’s Equity. Realized gains and losses and declines in value judged to be other than temporary on marketable securities are included in other expense. In May 2004, the Company sold all of its securities for proceeds of approximately $451,000 and recognized a loss of approximately $69,000 for the year ended June 30, 2004.

Fair Value of Financial Instruments
      At June 30, 2005, the respective carrying values of the Company’s financial instruments, including receivables, accounts payable, and accrued liabilities, approximated their fair values.

Shipping and Handling Costs
      Costs to ship products from the Company’s warehouse facilities to customers are recorded as a component of cost of products in the combined statement of operations.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)

Advertising Expense
      The Company expenses the costs of advertising when incurred. Advertising expense were $20,000 and $9,000 for the years ended June 30, 2005 and 2004, respectively.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123 (R) will be effective for the period beginning July 1, 2006. The adoption of SFAS No. 123 (R) will not have an effect on our results of operations.
Earnings (Loss) Per Share
      Earnings (Loss) per share for the years ended June 30, 2005 and 2004 is not applicable to the Company as they are a combination of privately held companies that are different legal entities, and accordingly, the weighted-average number of common shares outstanding is not determinable.

3.	Property and Equipment
      Property and equipment consisted of the following:

June 30,
2005

Computer equipment	$1,482,510
Furniture and fixtures	757,409
Leasehold improvements	272,798

2,512,717
Less accumulated depreciation and amortization	2,411,177

$101,540

      Depreciation and amortization expense was $199,012 in 2005 and $130,697 in 2004.

4.	Intangible Assets
      Intangible assets are amortized on a straight-line basis over their expected useful lives ranging from eight to ten years. Amortization expense was $1,412,500 in 2005 and 2004.
      Intangible assets consisted of the following:

	Amortization	June 30
	Period (in
	Years)	2005

Customer relationships	10	$10,000,000
Technology — core and developed	8	3,300,000

		13,300,000
Less accumulated amortization		7,307,910

		$5,992,090

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
      The Company expects to incur amortization expense of the following:

Year ending June 30:
2006	$1,413,000
2007	1,413,000
2008	1,344,000
2009	1,000,000
2010	822,000

$5,992,000

5.	Related Party Transactions

Management Fees and Expense Reimbursements
      The Company is party to a management agreement with Platinum that requires Platinum to provide the Company with financial, management and strategic services. The Company incurred management fees of $2,916,046 and $4,509,677 to Platinum in 2005 and 2004, respectively. At June 30, 2005, $2,259,460 was payable to Platinum Equity, LLC for unpaid management fees.
      Expenses incurred by Platinum on behalf of the Company were $165,491 and $826,041 during 2005 and 2004, respectively. Such expense reimbursements are recorded in general and administrative expense in the accompanying combined statements of operations.
      The Company paid approximately $36,000 and $35,000, interest to Platinum for the years ended June 30, 2005 and 2004, respectively.

Transactions with Affiliates
      The Company enters into certain transactions with companies that are owned directly or indirectly by Platinum. Purchases from affiliates were $181,225 and $253,533 during the years ended June 30, 2005 and 2004, respectively, and were included in general, and administrative expense in the combined statements of operations. Amounts due from affiliates at June 30, 2005 were $22,138.

6.	Lease Commitments
      The Company has operating leases for its principle office facilities.
      Future minimum lease payments required under all operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 2005 are as follows:

Year ending June 30:
2006	$668,735
2007	572,488
2008	379,620

$1,620,843

      Rent expense incurred under these leases for the years ended June 30, 2005 and 2004 were approximately $764,000 and $742,000, respectively.
      Total minimum lease payments have not been reduced by $183,000 to be received in the future under a non-cancelable sublease with an uncombined affiliate. Rental income for the years ended June 30, 2005 and 2004 were approximately $88,000.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
Note 7 — Common Stock
      At June 30, 2005 and 2004, common stock consists of:

David Corporation, No par value:
Authorized — 10,000,000 shares
Issued and outstanding — 10 shares	$—
Foresight Software, Inc., $0.01 par value:
Authorized — 15,000,000 shares
Issued and outstanding — 12,000,000	120,000

$120,000

8.	Employee Benefit Plan
      The Company maintains a qualified defined contribution plan for all employees. The Company’s plan is part of Platinum’s defined contribution plan. Platinum’s plan allows participating companies to have different contribution and vesting formula. Participants may elect to defer up to 19% of their wages (subject to the annual limitations imposed by Section 402 of the Internal Revenue Code). The Company matches participant contributions at the rate of 50% of the first 6% of salary contributed. The Company made matching contributions of $139,166 and $168,776 in 2005 and 2004, respectively.

9.	Segment Information
      For the years ended June 30, 2005 and 2004, the breakdown of revenues and depreciation and amortization and total assets by segment were as follows:

	Year Ended June 30, 2005

	Process	David	ProfitKey	Foresight	Total

Revenue
Products	$917,839	$391,266	$491,815	$662,409	$2,463,329
Service	8,320,292	1,887,756	2,395,812	1,050,542	13,654,402

Total	$9,238,131	$2,279,022	$2,887,627	$1,712,951	$16,117,731

Depreciations and Amortization	$1,567,496	$25,200	$13,570	$5,246	$1,611,512
Net income (loss)	$260,989	$(372,312)	$146,324	$124,786	$159,787
Total Assets	$9,155,899	$745,134	$446,310	$374,766	$10,772,109

	Year Ended June 30, 2004

	Process	David	ProfitKey	Foresight	Total

Revenue
Products	$1,467,192	$415,942	$414,510	$280,885	$2,578,529
Service	9,574,852	2,013,645	2,388,011	1,388,423	15,364,931

Total	$11,042,044	$2,429,587	$2,802,521	$1,669,308	$17,943,460

Depreciations and Amortization	$1,486,779	$27,357	$23,411	$5,650	$1,543,197
Net income (loss)	$(644,418)	$101,770	$(39,620)	$(493,087)	$(1,075,355)
Total Assets	$10,735,257	$1,299,345	$674,089	$555,469	$13,264,160

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
      No one customer accounted for more that 10% of the Company’s revenue for the years ended June 30, 2005 and 2004. The Company sells its product and services to customers primarily in North America.

10.	Subsequent Event
      On October 26, 2005, WARP Technology Holdings Inc. (“Halo”) completed the transactions contemplated by WARP Technology Holdings Inc. operating under that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among the Halo and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David, ProfitKey, Foresight, and Process (the “Acquisition”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock of David and a 100% membership interest in ProfitKey, the Foresight Seller sold, assigned and delivered 100% of the common stock of Foresight, and the Process Seller sold, assigned and delivered a 100% membership interest in Process to Halo in exchange for the payment of an aggregate of $12,000,000.
      In addition, the amount due to Platinum at the closing was not be assumed by the Company.

Process Software, LLC and Affiliates
Notes to Combined Financial Statements — (Continued)
WARP TECHNOLOGY HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
      On October 26, 2005, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (the “Company” or “WARP”), completed the transactions contemplated by that certain Merger Agreement (the “Merger Agreement”) dated as of September 12, 2005 by and among the Company and TAC/ Halo, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), Tesseract Corporation (“Tesseract”) and Platinum Equity, LLC (“Platinum”), as amended by Amendment No. 1 to Merger Agreement (the “Amendment”) dated October 26, 2005 by and among such parties and TAC/ Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“New Merger Sub”). Pursuant to the Merger Agreement, Tesseract was merged with and into the New Merger Sub (the “Merger”) which survived as a wholly-owned subsidiary of the Company. The Amendment provided that the Merger Consideration shall consist of (i) $4,500,000 in cash payable at Closing, (ii) 7,045,454 shares of Series D Preferred Stock of the Company, and (iii) $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note. The Amendment provided for a Working Capital Adjustment of $1,000,000 to be paid no later than November 30, 2005. If not paid by such date, at the option of the Seller, the Working Capital Adjustment may be converted into up to 1,818,181 shares of Series D Preferred Stock. Additionally, if the Working Capital Adjustment is not paid on or before November 30, 2005, the Company must pay Platinum a monthly transaction advisory fee of $50,000 per month, commencing December 1, 2005. Under the Amendment, Platinum agrees to retain 909,091 shares of Series D Preferred Stock delivered as part of the Merger Consideration. If the Promissory Note is paid on or before March 31, 2006, Platinum will return for cancellation, without additional consideration from the Company, 909,091 shares of Series D Preferred Stock to the Company. The Amendment further provides that the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing if such financing is a Qualified Equity Offering (as defined in the Amendment). If the next round is not a Qualified Equity Offering, the rights, preferences and privileges of the Series D Preferred Stock will adjust to equal the rights, preferences and privileges of the next round of financing at the option of the holder. The descriptions of the Merger Agreement and Amendment No. 1 to the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, and to Amendment No. 1 to the Merger Agreement filed as Exhibit 10.94 of the Current Report on Form 8-K filed on November 1, 2005.
      Also on October 26, 2005, the Company completed the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of September 12, 2005 by and among Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Company”) and Platinum Equity, LLC (“Platinum”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with Platinum and the Foresight Seller, the “Sellers”) for the acquisition of 100% of the Equity Interests in David Corporation, ProfitKey International, LLC, Foresight Software, Inc. and Process Software, LLC (the “Acquisition”). Pursuant to the Purchase Agreement, Platinum sold, assigned and delivered 100% of the common stock, no par value per share of the David Corporation, a California Corporation and a 100% membership interest in ProfitKey International LLC, a Delaware limited liability company, the Foresight Seller sold, assigned and delivered 100% of the common stock, par value $0.01 per share of the Foresight Software, Inc., a Delaware corporation and the Process Seller sold, assigned and delivered a 100% membership interest in Process Software, LLC, a Delaware limited liability company to the Company in exchange for the payment of an aggregate of twelve million dollars ($12,000,000) in cash. These four companies are collectively referred to as “Process and Affiliates”. The Purchase Agreement has previously been filed as Exhibit 10.86 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005 and is incorporated herein by reference.

WARP TECHNOLOGY HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in our Annual Report filed on Form 10-KSB for the year ended June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the three months ended September 30, 2005 filed on November 14, 2005. In addition, this pro forma information should be read in conjunction with the financial statements of Tesseract for the years ended June 30, 2005 and 2004 and with the financial statements of Process and Affiliates for the years ended June 30, 2005 and 2004, both of which are included within this Amendment to Current Report on Form 8-K/A.
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 26, 2005 acquisition of Tesseract, and Process and Affiliates as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of Tesseract, and Process and Affiliates for the year ended June 30, 2005. Pro forma adjustments include decrease in intangible amortization, decrease in deferred revenue amortization, elimination of management fees paid to Platinum, interest on debt relating to this acquisition, amortization of financing costs, and accretion of the fair value of the warrants issued as part of this financing. Platinum was the sole owner of Tesseract, and Process and Affiliates at June 30, 2005.
      The following unaudited pro forma statement of operations for the three months ended September 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 26, 2005 acquisition of Tesseract, and Process and Affiliates as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the three months ended September 30, 2005 with the results of operations of Tesseract, and Process and Affiliates for the three months ended September 30, 2005. Pro forma adjustments include decrease in intangible amortization, decrease in deferred revenue amortization, elimination of management fees paid to Platinum, interest on debt relating to this acquisition, amortization of financing costs, and accretion of the fair value of the warrants issued as part of this financing.
      The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States; gives effect to the October 26, 2005 acquisition of Tesseract, and Process and Affiliates and the financing raised in connection with the acquisition as if the acquisition and financing occurred on September 30, 2005; and combines the consolidated balance sheet of the Company as of September 30, 2005, which is included in the Company’s Quarterly Report filed on Form 10-QSB for the three months ended September 30, 2005 with the balance sheets of Tesseract, and Process and Affiliates as of September 30, 2005.
      Under the purchase method of accounting, the estimated cost of approximately $14 million to acquire Tesseract, plus transaction costs, will be allocated to Tesseract’s underlying net assets at their respective fair values. Similarly, the estimated cost of approximately $12 million to acquire Process and Affiliates, plus transaction costs, will be allocated to their underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.

WARP TECHNOLOGY HOLDINGS, INC.
TESSERACT Corporation/Process Software, LLC and Affiliates
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Tesseract, and Process and Affiliates been consummated as of the dates specified above.

WARP Technology Holdings, Inc.
Pro Forma Consolidated Condensed Balance Sheet
September 30, 2005

				Pro Forma Adjustments

								Process and
						Tesseract		Affiliate
			Process and			Purchase		Purchase		WARP
	WARP(A)	Tesseract(B)	Affiliates(C)	Financing		Accounting		Accounting		Pro Forma

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$751,033	$369,075	$947,953	$14,704,906	(D)	$(3,500,000	)(G)	$(12,000,000	)(H)	$1,272,967
Accounts receivable, net	2,129,875	64,673	1,677,514	—		—		—		3,872,062
Due from Platinum Equity, LLC and Affiliates	—	3,266,430	124,183	—		(3,275,685	)(G)	—		114,928
Prepaid expenses and other current assets	443,217	72,534	249,195	—		—		—		764,946

Total current assets	3,324,125	3,772,712	2,998,845	14,704,906		(6,775,685)		(12,000,000)		6,024,903
Property and equipment, net	246,688	4,339	79,618	—		—		—		330,645
Deferred financing cost, net	1,325,110	—	—	295,094	(F)	—		—		1,620,204
Intangible assets, net	16,462,587	47,150	5,638,961	—		3,919,650	(G)	(891,481	)(H)	25,176,867
Goodwill	7,601,420	—	1,642,765	—		12,094,214	(G)	6,998,535	(H)	28,336,934
Investment and other assets	1,086,360	—	111,154	—		(1,000,000	)(G)	—		197,514

Total assets	$30,046,290	$3,824,201	$10,471,343	$15,000,000		$8,238,179		$(5,892,946)		$61,687,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$997,060	$169,432	$312,678	$—		$—		$—		$1,479,170
Accrued expenses	3,579,633	407,048	833,740	—		84,000	(G)	266,000	(H)	5,170,421
Due to Platinum Equity, LLC and Affiliates	—	153,537	1,356,897	—		(153,537	)(G)	(1,039,123	)(H)	317,774
Note payable to Bristol Technology, Inc.	500,000	—	—	—		—		—		500,000
Note payable	254,128	—	—	—		2,750,000	(G)	—		3,004,128
Deferred revenue	4,098,187	3,532,063	5,694,951	—		(1,681,030	)(G)	(2,879,758	)(H)	8,764,413
Due to ISIS	1,293,701	—	—	—		—		—		1,293,701

Total current liabilities	10,722,709	4,262,080	8,198,266	—		999,433		(3,652,881)		20,529,607
Subordinated notes payable	1,083,336	—	—	—		—		—		1,083,336
Senior notes payable	8,467,035	—	—	13,107,585	(D,E)	—		—		21,574,620
Other long term liabilities	41,602	50,867	33,012	—		—		—		125,481

Total liabilities	20,314,682	4,312,947	8,231,278	13,107,585		999,433		(3,652,881)		43,313,044
Commitments and Contingencies	—	—	—	—		—		—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—	—		—		—		2
Series C Preferred Stock	13,936,644	—	—	—		—		—		13,936,644
Series D Preferred Stock	—	—	—	—		6,750,000	(G)	—		6,750,000
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	211,636	—	—	—		—		—		211,636
Shares of Common Stock to be issued for accrued interest on subordinated debt	42,500	—	—	—		—		—		42,500
Common stock	35	1	120,000	—		(1	)(I)	(120,000	)(I)	35
Additional paid-in capital	61,885,439	1,805,469	3,672,736	1,892,415	(E)	(1,805,469	)(I)	(3,672,736	)(I)	63,777,854
Deferred compensation	(870,562)	—	—	—		—		—		(870,562)
Accumulated other comprehensive loss	(62,664)	—	—	—		—		—		(62,664)
(Accumulated deficit) retained earnings	(65,411,422)	(2,294,216)	(4,259,470)	—		2,294,216	(I)	4,259,470	(I)	(65,411,422)
Member’s equity	—	—	2,706,799	—		—		(2,706,799	)(I)	—

Total stockholders’ equity	9,731,608	(488,746)	2,240,065	1,892,415		7,238,746		(2,240,065)		18,374,023

Total liabilities and stockholders’ equity	$30,046,290	$3,824,201	$10,471,343	$15,000,000		$8,238,179		$(5,892,946)		$61,687,067

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
      (A) Reflects the historical financial position of the Company at September 30, 2005.
      (B) Reflects the historical financial position of Tesseract at September 30, 2005.
      (C) Reflects the historical financial position of Process and Affiliates at September 30, 2005
      (D) The Company used a credit facility previously secured with Fortress Credit Corp. (“Lender”) in order to complete the acquisition of Tesseract, and Process and Affiliates. The Lender made a loan of $15,000,000 under the credit facility. The cash received by the company is net of financing costs of $295,094.
      (E) The company issued 1,265,425 shares of warrants in connection with the $15,000,000 loan. The fair market value of these warrants, $1,892,415 as estimated by using the Black-Scholes method, adjusts the original amount of the loan down and increases the equity.
      (F) The Company has paid $295,094 for financing costs in connection with the financing raised, as it is included in other assets as deferred financing costs.
      (G) The following represents the acquisition of Tesseract and the preliminary allocation of the purchase price: The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
      Calculation of Purchase Price for Tesseract:

Cash	$3,500,000
Advances to Platinum made prior to September 30, 2005	1,000,000
Promissory note and Working Capital Adjustment	2,750,000
Series D Preferred Stock (6,136,363 shares)	6,750,000
Transaction costs	84,000

Total purchase price	$14,084,000

      Allocation of Purchase Price for Tesseract:

Assets:
Tesseract’s historical assets	$3,824,201
Write-up of intangibles assets consisting of trade names, developed technologies and customer relationships	3,919,650
Write-up of goodwill	12,094,214
Forgiveness of receivables due from Platinum	(3,275,685)
Liabilities:
Tesseract’s historical liabilities	(4,312,947)
Adjustment of deferred revenues to fair market value	1,681,030
Forgiveness of payables to Platinum	153,537

Total purchase price	$14,084,000

      (H) The following represents the acquisition of Process and Affiliates and the preliminary allocation of the purchase price: The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED) — (Continued)
      Calculation of Purchase Price for Process and Affiliates:

Cash	$12,000,000
Transaction costs	266,000

Total purchase price	$12,266,000

      Allocation of Purchase Price for Process and Affiliates:

Assets:
Process and Affiliates’ historical assets	$10,471,343
Write-down of intangibles assets consisting of developed technologies and customer relationships	(891,481)
Increase in goodwill	6,998,535
Liabilities:
Process and Affiliates’ historical liabilities	(8,231,278)
Adjustment of deferred revenues to fair market value	2,879,758
Forgiveness of payables to Platinum	1,039,123

Total purchase price	$12,266,000

      (I) Eliminate Tesseract’s stockholder’s equity of $488,746 and Process and Affiliates’ member’s and stockholder’s equity of $2,240,065 related to the pre-acquisition period.

WARP Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Three Months ended September 30, 2005

			Process and	Pro Forma		WARP
	WARP(J)	Tesseract(K)	Affiliates(L)	Adjustment		Pro Forma

	(Unaudited)
Revenue
Licenses	$1,314,569	$56,250	$877,518	$—		$2,248,337
Services	1,893,760	2,144,550	3,129,265	(1,929,564	)(P)	5,238,011

Total revenue	3,208,329	2,200,800	4,006,783	(1,929,564)		7,486,348
Cost of revenue
Cost of licenses	45,734	—	232,505	—		278,239
Cost of services	293,908	268,526	373,969	—		936,403

Total cost of revenue	339,642	268,526	606,474	—		1,214,642

Gross Profit	2,868,687	1,932,274	3,400,309	(1,929,564)		6,271,706
Product development	956,557	162,500	636,011	—		1,755,068
Sales, marketing and business development	1,372,525	51,194	355,697	—		1,779,416
General and administrative	1,315,926	818,388	1,064,075	—		3,198,389
Amortization of intangibles	486,432	47,151	366,610	(118,274	)(O)	781,919
Platinum management fees	—	50,000	(317,130)	267,130	(Q)	—

Income (Loss) before interest	(1,262,753)	803,041	1,295,046	(2,078,420)		(1,243,086)
Interest (expense) income	(1,296,102)	25,101	203,533	(653,488	)(R,S,T)	(1,720,956)

Net Income (loss) before income taxes	(2,558,855)	828,142	1,498,579	(2,731,908)		$(2,964,042)
Income taxes	52,163	30	2,061	—	(U)	54,254

Net Income (loss)	$(2,611,018)	$828,112	$1,496,518	$(2,731,908)		$(3,018,296)

Computation of loss applicable to common shareholders
Net Income (loss) before beneficial conversion and preferred dividends	$(2,611,018)	$828,112	$1,496,518	$(2,731,908)		$(3,018,296)
Beneficial conversion and preferred dividends	(220,179)	—	—	—		(220,179)

Income (Loss) attributable to common stockholders	$(2,831,197)	$828,112	$1,496,518	$(2,731,908)		$(3,238,475)

Basic and diluted net loss per share	$(0.88)					$(1.01)

Weighted-average shares outstanding	$3,209,597					3,209,597

See accompanying notes to unaudited pro forma consolidated condensed financial statement

WARP Technology Holdings, Inc.
Pro Forma Consolidated Condensed Statements of Operations
Year ended June 30, 2005

			Process and	Pro Forma		WARP
	WARP(J)	Tesseract(M)	Affiliates(N)	Adjustment		Pro Forma

	(Unaudited)
Revenue
Licenses	$2,986,752	$762,585	$2,463,329	$—		$6,212,666
Services	2,137,170	9,136,808	13,654,402	(4,560,788	)(P)	20,367,592

Total revenue	5,123,922	9,899,393	16,117,731	(4,560,788)		26,580,258
Cost of revenue
Cost of licenses	151,051	85,647	684,046	—		920,744
Cost of services	396,490	1,522,840	1,785,936	—		3,705,266

Total cost of revenue	547,541	1,608,487	2,469,982	—		4,626,010

Gross Profit	4,576,381	8,290,906	13,647,749	(4,560,788)		21,954,248
Product development	1,589,099	1,803,455	3,412,322	—		6,804,876
Sales, marketing and business development	3,652,117	239,348	1,613,641	—		5,505,106
General and administrative	4,042,702	2,747,054	4,072,574	—		10,862,330
Amortization of intangibles	946,063	188,603	1,412,500	(419,155	)(O)	2,128,011
Platinum management fees	—	2,575,000	2,916,046	(5,491,046	)(Q)	—
Late filing penalty	1,033,500	—	—	—		1,033,500
Intangible impairment	62,917	—	—	—		62,917
Goodwill impairment	3,893,294	—	—	—		3,893,294

Income (Loss) before interest	(10,643,311)	737,446	220,666	1,349,413		(8,335,786)
Interest (expense) income	(4,631,683)	167,663	(38,172)	(2,416,074	)(R,S,T)	(6,918,266)

Net Income (loss) before income taxes	(15,274,994)	905,109	182,494	(1,066,661)		(15,254,052)
Income taxes (benefit)	97,945	(2,281)	22,707	—	(U)	118,371

Net Income (loss)	$(15,372,939)	$907,390	$159,787	$(1,066,661)		$(15,372,423)

Computation of loss applicable to common shareholders
Net Income (loss) before beneficial conversion and preferred dividends	$(15,372,939)	$907,390	$159,787	$(1,066,661)		$(15,372,423)
Beneficial conversion and preferred dividends	(7,510,590)	—	—	—		(7,510,590)

Income (Loss) attributable to common stockholders	$(22,883,529)	$907,390	$159,787	$(1,066,661)		$(22,883,013)

Basic and diluted net loss per share	$(11.97)					$(11.97)

Weighted-average shares outstanding	1,912,033					1,912,033

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED
STATEMENTS OF OPERATIONS (UNAUDITED)
      (J) Reflects the Company’s historical statement of operations for the three months ended September 30, 2005 and the year ended June 30, 2005.
      (K) Reflects Tesseract’s historical statement of operations for the three months ended September 30, 2005.
      (L) Reflects Process and Affiliates’ historical statement of operations for the three months ended September 30, 2005.
      (M) Reflects the historical operations of Tesseract for the year ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation.
      (N) Reflects the historical operations of Process and Affiliates for the year ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation.
      (O) To record the decreased amortization of intangibles for the three months ended September 30, 2005 for $118,274. To record decreased amortization of intangibles for the year ended June 30, 2005 of $419,155. The decrease in the amortization results from the increase in the estimated useful lives of the intangible assets acquired.
      (P) To record the decrease in amortization of the deferred revenue as a result of a fair value adjustment of $1,929,564 and $4,560,788 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, which is included in services revenue.
      (Q) Elimination of Platinum fees/ (credits) of ($267,130) and $5,491,046 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively as Tesseract, and Process and Affiliates will operate on their own and will not have these costs.
      (R) Record interest expense of $516,769 and $1,869,197 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, on the debt raised by the Company in connection with the acquisition of Tesseract, and Process and Affiliates.
      (S) To record amortization of deferred financing cost of $18,443 and $73,773 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, which is included in interest expense.
      (T) To record accretion of fair market value of the warrants issued in connection with the debt raised of $118,276 and $473,104 for the three months ended September 30, 2005 and for the year ended June 30, 2005, respectively, which is included in interest expense.
      The following summarizes the adjustment to interest expense:

		Three Months
	Year Ended	Ended
	June 30,	September 30,
Note	2005	2005

(R)	$1,869,197	$516,769
(S)	73,773	18,443
(T)	473,104	118,276

	$2,416,074	$653,488

      (U) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.

INFONOW CORPORATION

Independent Auditors’ Report
To the Board of Directors and Stockholders of InfoNow Corporation
Denver, Colorado
      We have audited the accompanying balance sheet of InfoNow Corporation (the “Company”) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of InfoNow Corporation as of December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
April 13, 2006

INFONOW CORPORATION
BALANCE SHEET

December 31,
2005

(In thousands, except
share information)
ASSETS
Current assets:
Cash and cash equivalents	$3,032
Accounts receivable:
Billed, net of allowance of $10	873
Unbilled	14
Prepaid expenses and other current assets	376

Total current assets	4,295
Property and equipment, net	331
Other assets and deferred charges	467

Total assets	$5,093

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$670
Payroll related liabilities	310
Other liabilities	52
Short-term deferred revenues	1,934

Total current liabilities	2,966
Long-term deferred revenues	84
Deferred rent	63
Commitments and contingencies (Note 6)	—
Stockholders’ equity:
Preferred stock, $.001 par value; 1,712,335 shares authorized Series A Convertible, 213,483 shares authorized, none issued and outstanding	—
Series B Convertible Participating Preferred Stock, 550,000 shares authorized none issued and outstanding	—
Common stock, $.001 par value; 40,000,000 shares authorized; 10,055,398 issued and outstanding	10
Additional paid-in capital	40,146
Accumulated deficit	(38,176)

Total stockholders’ equity	1,980

Total liabilities and stockholders’ equity	$5,093

See notes to the financial statements.

INFONOW CORPORATION
STATEMENTS OF OPERATIONS

	Years Ended
	December 31,

	2005	2004

	(In thousands, except per
	share information)
Revenues:
Service and other fees	$7,174	$9,292
Implementation and software license fees	1,589	1,587

Total revenues	8,763	10,879

Cost of revenues	5,922	5,864

Gross margin	2,841	5,015
Operating expenses:
Selling and marketing	1,144	2,024
Product development	647	933
General and administrative	2,833	2,767

Total operating expenses	4,624	5,724

Loss from operations	(1,783)	(709)
Other income (expense):
Interest income	79	31
Interest expense	(4)	(8)

	75	23

Net loss	$(1,708)	$(686)

Net loss per common share:
Basic	$(.17)	$(.07)
Fully diluted	$(.17)	$(.07)

Weighted average common shares outstanding:
Basic	10,055	9,920
Fully diluted	10,055	9,920

See notes to the financial statements.

INFONOW CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005 and 2004

	Preferred Stock		Common Stock
					Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit

	(In thousands, except share information)
Balances, December 31, 2003	—	$—	9,640,499	$10	$39,602	$(35,782)
Common shares issued upon exercise of options	—	—	404,232	—	534	—
Net income	—	—	—	—	—	(686)

Balances, December 31, 2004	—	—	10,044,731	10	40,136	(36,468)
Common shares issued upon exercise of options	—	—	10,667	—	10	—
Net loss	—	—	—	—	—	(1,708)

Balances, December 31, 2005	—	$—	10,055,398	$10	$40,146	$(38,176)

See notes to the financial statements.

INFONOW CORPORATION
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,

	2005	2004

	(In thousands)
Cash flows provided by (used in) operating activities:
Net loss	$(1,708)	$(686)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	318	396
Allowance for bad debt expense (recovery)	(25)	31
Loss on asset disposition	1	13
Changes in operating assets and liabilities:
Accounts receivable	564	62
Other current assets	102	134
Other assets and deferred charges	(42)	(11)
Accounts payable	320	93
Payroll related and other liabilities	(249)	31
Deferred revenue	628	204

Net cash provided by (used in) operating activities	(91)	267

Cash flows from investing activities:
Purchase of property and equipment	(196)	(266)
Capitalized software costs	(399)	—

Net cash used in investing activities	(595)	(266)

Cash flows from financing activities:
Proceeds from exercise of options	10	534
Principal payments on debt obligations	(56)	(70)

Net cash provided by (used in) financing activities	(46)	464

Net increase (decrease) in cash and cash equivalents	(732)	465
Cash and cash equivalents, beginning of year	3,764	3,299

Cash and cash equivalents, end of year	$3,032	$3,764

Supplemental cash flow information:
Cash paid for interest	$2	$8

See notes to the financial statements.

1.     Organization and Summary of Significant Accounting Policies:
      Organization and Business Activity — The Company was incorporated under the laws of the State of Delaware on October 29, 1990. The Company provides channel visibility and channel management solutions, in the form of software and services, to companies that sell their products through complex networks of distributors, dealers, resellers, retailers, agents or branches (i.e., “channel partners”). Companies use InfoNow’s software and services to collaborate with their channel partners to create demand, increase revenues, lower operating costs, calculate sales commissions, and maximize the return on investment of their channel strategies.
      On December 23, 2005, Halo Technology Holdings (“Halo”), a holding company for established enterprise software companies and the Company announced that Halo agreed to acquire InfoNow in a merger transaction valued at $7.2 million. Pursuant to the terms of the definitive Agreement and Plan of Merger dated December 23, 2005, a newly formed, wholly owned subsidiary of Halo will be merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Halo.
      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material. Significant estimates include the estimate of a client life, over which deferred revenue and implementation expenses are recognized; the percentage of completion on client contracts; the percentage of hours that technical staff devote to activities related to the cost of revenues versus product development activities, which drives the allocation of related costs; estimates of capitalizable software development costs including assessment of when technological feasibility is reached and the period of amortization of the related costs; and the allowance for doubtful accounts.
      Reclassifications — Certain reclassifications have been made in the 2004 statement of cash flows to conform to the 2005 presentation.
      Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. The Company’s excess cash is maintained in a money market fund.
      Property and Equipment — Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years.
      During the third quarter of 2004, the Company elected to abandon the patent application process related to its proprietary e-commerce cataloging technology. Accordingly, the Company wrote off $13,000 in previously capitalized patent costs associated with this effort. This cost is reflected in the Company’s product development expenses. The Company continues to pursue U.S. patent protection for its Channel Insight technology and algorithms and expects that completing the patent process for this technology will take one to three years.
      Capitalization of Software Product Development Costs — Capitalized software product development costs consist of technical personnel salaries, overhead related to technical personnel, and the cost of the facilities they occupy. The Company allocates these costs to the software product based on the amount of time an employee devotes directly to the product development effort in relation to that employee’s total time worked during a given period. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs are required to be expensed until the point that technological feasibility of the product is established which the Company has determined to be when a working model is complete. Once technological feasibility is established, such costs are required to be capitalized until the product is available for general release to customers. The establishment of technological feasibility and continuing evaluation of the recoverability of the capitalized software development costs requires management’s judgment with respect to the impact of external factors such as future revenue, estimated economic life and changes in software and hardware technologies. Periodic amortization of capitalized software development costs will be based on either (a) the ratio that current period revenues for the product bear to the total estimated revenue for that product or (b) the straight-line method over the estimated economic life of the product, whichever results in a larger amortization expense. The Company capitalized $399,000 of software development costs during 2005. No software development costs were capitalized for product development efforts that took place prior to 2005 because the period between technological feasibility and general availability was short and costs qualifying for capitalization were insignificant. The Company has not begun amortizing capitalized software development costs because the related product is not yet available for general release to customers. Capitalized software development costs are recorded in other assets.
      Capitalization of Computer Software — Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires costs of internally developed software to be charged to operations as incurred until certain capitalization criteria are met. The Company capitalized $72,000 in costs and amortized $45,000 for the year ended December 31, 2005. The Company capitalized $40,000 in costs and amortized $33,000 for the year ended December 31, 2004. These costs are included in property and equipment.
      Revenue Recognition — The Company offers its software and services to clients in two forms. The first (and historical) method utilizes an application service provider, or ASP, model. Under this business model, the Company sells the right to use its software for the term of a specific agreement, and it implements and hosts that solution to meet specific client requirements. Accordingly, the Company charges the client an implementation fee, a managed service fee and, in many cases, variable monthly fees. The implementation fee and related direct costs are deferred and recognized ratably over the longer of the expected client life or contract term. Managed service fees and variable monthly fees are recognized as services are performed.
      The second method of delivering software and services is via a license-hosted model. Under this model, the Company sells its clients a perpetual license for its software. The client can install the software on their own in-house systems or the Company will host the software and perform related services under a managed services agreement.
      Sales of solutions under the license-hosted model typically include a software license fee, an implementation fee, a software maintenance fee, a managed service fee and, in many cases, variable monthly fees. The Company establishes vendor specific objective evidence, or VSOE, of fair value for the managed service fee element of a contract based on the following two considerations: 1) it is sold independently of the other elements in a contract, and independently of each other; and 2) these services generally are, and have historically been, renewed in subsequent years (independent of the other elements) at the same fees, or the current market value of those fees, charged when all elements are sold together. The Company’s contracts also typically contain renewal rates for software maintenance fees, which are substantive. Therefore, the Company relies on these renewal rates as VSOE of fair value for those fees. Based on these considerations, the VSOE of fair value for managed service fees and software maintenance fees can be properly determined by reference to the applicable clients’ contractual fee rates relating to those services.
      The Company is not, however, currently able to establish VSOE of fair value for the software license and implementation fee elements of its contracts. Therefore, it uses the residual value method to recognize revenue in accordance with Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”). Using this method, revenue from the managed service and software maintenance elements of a contract is recognized ratably over the term of the managed service arrangement and the software maintenance arrangement, respectively. Since the Company is currently unable to establish VSOE of fair value for the software license fee and implementation fee components of a contract and the installation services are essential to the functionality of the software, the Company applies contract accounting to both the software license and implementation elements of the arrangement in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB 45”) and Statement of Position 81-1,

Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). Accordingly, license and implementation revenues are recognized on a percentage of completion basis. As changes occur in the estimate of completion percentage, revenue recognition is adjusted accordingly. The estimate of completion percentage is based on the ratio of the actual effort spent on a project as of the financial statement date to the estimate of total effort to complete the implementation.
      If, for any solution implementation, the Company determines that it is unable to estimate the effort to implement a solution with a high degree of certainty, the Company defers recognition of the revenue and related cost until project completion in accordance with SOP 81-1. Losses are recognized immediately if projected implementation costs exceed anticipated revenues. For purposes of determining the profit or loss on a project, the Company includes direct labor and direct subcontractor costs, as well as an allocation of fringe benefits, payroll taxes, personnel support costs, and facilities costs. These costs are allocated to projects based on the amount of time an employee or subcontractor devotes directly to the project in relation to that person’s total time worked during a given period. As of December 31, 2005 and 2004, the Company had $20,000 and $68,000, respectively, accrued for estimated future implementation losses related to projects for which implementation costs are projected to exceed implementation fee revenue. These accruals are included in other liabilities on the Company’s balance sheet. Revenue from variable monthly fees is recognized as services are performed.
      The Company has historically sold its solutions primarily through direct sales efforts; however, when the Company sells solutions through a reseller channel it recognizes revenue consistent with the methods described above.
      Income Taxes — The Company accounts for its income tax assets and liabilities in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS No. 109. As a result of the valuation allowance, the Company had no net deferred tax assets at December 31, 2005.

      Stock Compensation Expense — The Company records its stock compensation expense in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 specifies a fair value based method to measure compensation cost of issued stock options and similar instruments issued using a Black-Scholes model or other comparable method. However, the Company has elected an option under SFAS No. 123 that allows a Company to continue to recognize compensation cost for employees and directors in accordance with the guidance in APB No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma results of operations as if SFAS No. 123 had been applied to the financial statements. Transactions in which the Company issues stock options or other equity instruments to acquire goods or services from non-employees are accounted for in accordance with SFAS No. 123. The Company accounts for stock compensation for employees via the intrinsic value method and for non-employees via the fair value method. The intrinsic value method results in no compensation expense for new stock option grants because the market value and strike price of the stock option grant are the same on the grant date. Had compensation cost for the Company’s plans been determined consistent with SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Twelve Months Ended
	December 31,

	2005	2004

	(In thousands, except
	per share amounts)
Net loss
As reported	$(1,708)	$(686)
Add: Stock-based employee compensation expense included in reported net income, net of tax effect of $0	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect of $0	(830)	(3,444)

Pro forma	$(2,538)	$(4,130)

Net loss per share:
Basic and diluted-as reported	$(.17)	$(.07)
Basic and diluted-pro forma	$(.25)	$(.42)
      The fair value of each grant was determined using the Black-Scholes option pricing model with the following assumptions used for grants for 2005 and 2004: (1) risk-free interest rates of approximately 4.16% in 2005 and 3.41% in 2004; (2) no expected dividend yield; (3) expected lives of 5 years; and (4) assumed volatility of approximately 96% in 2005 and 108% in 2004. The 2004 pro forma expense reflects the impact of accelerating certain options. See Note 4.
      During the twelve months ended December 31, 2005 and 2004, the Company received $10,000 and $534,000, respectively, from the exercise of 10,667 and 404,232 options, respectively, by employees and former employees pursuant to the terms of the original options.
      Net Loss Per Common Share — Earnings per share is presented in accordance with the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share (“EPS”) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options, warrants outstanding and their equivalents are included in diluted earnings per share computations through the “treasury stock method” unless they are antidilutive.

      The components of basic and diluted earnings per share were as follows:

	Twelve Months
	Ended December 31,

	2005	2004

	(In thousands, except
	per share amounts)
Net loss available for common shareholders(A)	$(1,708)	$(686)

Weighted average common shares outstanding(B)	10,055	9,920
Dilutive effect of employee stock based compensation	—	—

Common stock and common stock equivalents(C)	10,055	9,920

Loss per share:
Basic (A/B)	$(.17)	$(.07)
Diluted (A/C)	$(.17)	$(.07)
      As of December 31, 2005, options to purchase 5,668,209 shares of common stock were outstanding, but were not included in the computation of loss per share for the year ended December 31, 2005 because their effect would have been antidilutive. As of December 31, 2004, options to purchase 4,820,720 shares of common stock were outstanding, but were not included in the computation of loss per share for the year ended December 31, 2004 because their effect would have been antidilutive.
      401(k) Plan — In 1996, the Company adopted a defined contribution plan (the “401(k) Plan”) under Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible for participation in the 401(k) Plan and may contribute a portion of their compensation up to certain limits. The Company amended the 401(k) Plan during 2005 to provide for matching contributions and contributed $17,000 to the 401(k) Plan during 2005. The Company did not match employee contributions to the 401(k) Plan prior to 2005.
      Concentrations of Credit Risk — Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents by placing the Company’s financial instruments with a major institution. A portion of the Company’s cash and cash equivalents balance at December 31, 2005 was in excess of federally insured limits. The Company’s clients are primarily large multi-national entities located throughout the U.S. The Company grants credit, generally without collateral, to these clients under specific contractual terms. The Company has not experienced any material losses related to its accounts receivable to date.
      During the year ended December 31, 2005, the Company earned $3,236,000, or 37%, of its revenue from one global organization. This revenue consisted of $2,094,000 from Channel Insight solutions and $1,142,000 from channel management solutions. Only one other organization accounted for more than 10% of the Company’s total revenue during 2005, representing $984,000, or 11%, of the Company’s total revenue during 2005. No other organization accounted for more than 10% of the Company’s revenue during the year ended December 31, 2004.
      As of December 31, 2005, the Company’s largest client accounted for approximately 24%, or $217,000, of the Company’s net accounts receivable balance. The loss of this client, reduction in revenues from this client, or its inability or failure to pay would have a material adverse impact on the Company’s financial condition and results of operations. Two other clients accounted for more than 10% of the Company’s accounts receivable balance as of December 31, 2005. These clients represented 18%, or $153,000, and 12%, or $109,000, respectively, of the Company’s net accounts receivable balance as of December 31, 2005. No other clients accounted for more than 10% of the Company’s accounts receivable balance at December 31, 2005.
      During the year ended December 31, 2004, the Company earned $5,456,000, or 50%, of its revenue from one global organization. During the year ended December 31, 2004, this revenue consisted of

$4,096,000 from Channel Insight solutions and $1,360,000 from channel management solutions. No other organization accounted for more than 10% of the Company’s revenue during the year ended December 31, 2004.
      Entering 2005, approximately $148,000, or 26%, of the Company’s total monthly contracted managed service fees of $564,000 was attributable to Channel Insight contracts with its largest client. These managed service fees expired on October 31, 2005 and, in November 2005, the client agreed to a contract extension through April 30, 2006 at a reduced monthly fee of $120,000. In April 2006, the client agreed to a further extension of this contract through October 31, 2006 at a monthly fee of $120,000. The Company expects to work with this client to negotiate a longer-term extension to the contract associated with this solution. In addition, the Company continues to work with this client for purposes of selling new solutions; however, there can be no assurance that it will be successful in renewing, extending or expanding solutions for this client.
      Segment Information — The Company operates in a single reportable segment and all revenues from clients are primarily from the sale of the Company’s channel visibility and channel management software and services. The Company sells its solutions and services domestically to clients that, in some cases, have an international presence. All solutions and services are delivered from the Company’s Denver, Colorado, office and two data centers located in Denver and Thornton, Colorado.
      Recent Accounting Pronouncements — In December 2004, the FASB issued SFAS No. 123(R), Share Based Payment, that requires companies filing as small business issuers to expense the value of employee stock options and similar awards for interim and annual periods beginning on or after December 15, 2005 and applies to all outstanding and unvested stock-based awards at a company’s adoption date. The Company believes that the adoption of this standard could have a material impact on its financial position and results of operations since the Company expects to continue to utilize stock-based compensation to motivate employees in the future, and, as a result, the Company expects that the implementation of SFAS No. 123(R) will result in increased compensation expense in future years. The Company will adopt SFAS No. 123(R) on January 1, 2006 using a modified prospective application.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. When it is impractical to determine the period-specific effect of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practical and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported as a component of income. When it is impractical to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practical. This Statement is effective for business enterprises and not-for-profit organizations for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations.
2.     Property and Equipment:
      Property and equipment consist of the following (in thousands):

December 31,
2005

Computer equipment	$4,245
Furniture and fixtures	405
Leasehold improvements	237
Computer software	1,099

5,986
Less accumulated depreciation and amortization	(5,655)

Property and equipment, net	$331

      Depreciation and amortization during the years ended December 31, 2005 and 2004 was $315,000 and $374,000, respectively.
3.     Line of Credit:
      The Company has a bank credit facility with both a $1,000,000 revolving line of credit to support future operating needs of the Company and a $1,000,000 equipment facility to support future investing needs of the organization. The bank credit facility requires that the Company meet various covenants. The Company is not permitted to draw on the bank credit facility if it is out of compliance with any of the covenants. As of the date of this report, the Company is out of compliance with its debt covenants; however, it expects to work with the bank to obtain waivers for this non-compliance. The interest rate on the revolving line of credit is the prime rate plus 1 percent, and the interest rate on the equipment facility is the U.S. Treasury note yield to maturity for a term equal to 36 months as quoted in the Wall Street Journal plus 587 basis points. There were no amounts outstanding under this facility at December 31, 2005.
4.     Stockholders’ Equity:
      Preferred Stock — Shares of preferred stock may be issued from time to time in one or more series, with the rights and powers of each series set by the Board of Directors. The Company has a total of 1,712,335 authorized shares of preferred stock. There were no shares of preferred stock outstanding as of December 31, 2005.
      Series A Convertible Preferred Stock — The Board has designated 213,483 shares of the Company’s total authorized shares of preferred stock as Series A Convertible Preferred Stock. No shares of Series A Convertible Preferred Stock are outstanding. Pursuant to the terms of the Company’s Series A Convertible Preferred Stock designation, if and when issued the Series A Convertible Preferred Stock would be convertible to common stock at the rate of four shares of common stock for one share of preferred stock, would have a liquidation preference of $1.593 per share, and would have voting rights equal to the voting rights of the Common Stock on an as-converted basis. The Company has no present intention to issue shares of its Series A Convertible Preferred Stock.
      Series B Convertible Participating Preferred Stock — The Board has designated 550,000 shares of the Company’s total authorized shares of preferred stock as Series B Convertible Participating Preferred Stock (“Series B Preferred Stock”). No shares of Series B Preferred Stock are outstanding. Pursuant to the terms of the Company’s Series B Preferred Stock designation, if and when issued the Series B Preferred Stock would participate in any dividends declared on the Company’s Common Stock on an as-converted basis and would have voting rights equal to the voting rights of the Common Stock on an as-converted basis. Upon liquidation, dissolution, or change in control of the Company, the Series B Preferred Stock would have a liquidation preference equal to the greater of the amount that the holders would have received if the Series B Preferred Stock had been converted to Common Stock, or $20 per share plus unpaid dividends plus a pro rata share of any remaining assets on an as-converted basis, limited to an amount equal to twice the original issue price.
      Stock Option Plans — The Company has two Stock Option Plans to provide directors, officers and other key employees options to purchase shares of the Company’s common stock, the 1990 Stock Option Plan (the “1990 Plan”) and the 1999 Stock Option Plan (the “1999 Plan”). As of December 31, 2005, there were 2,200,000 and 6,000,000 shares reserved for issuance under the 1990 Plan and 1999 Plan, respectively. As of December 31, 2005, 645,970 shares were available for grant under the 1999 Plan and there were no shares available for grant under the 1990 Plan. Under the terms of the plans, the Board of Directors may grant officers and key employees either “non-qualified” or “incentive stock options” as defined by the Internal Revenue Service code and regulations and may grant non-qualified options to non-employee directors. Under the terms of the plans, the purchase price of the shares subject to an option will be the fair market value of the Company’s common stock on the date the option is granted. If the grantee owns more than 10% of the total combined voting power or value of all classes of stock on the date of grant, the purchase price shall be at least 110% of the fair market value at the date of grant and the exercise term shall be up to five years from the date of grant. All other options granted under the 1990 Plan and 1999 Plan are exercisable up to 10 years from the date of the grant. Options issued under the plans vest over periods determined appropriate by the Board of Directors in accordance with the plans.
      On December 13, 2004, the Company’s Board of Directors, in order to motivate employees, unanimously approved the acceleration of the vesting of all outstanding Company stock options having an exercise price greater than $1.19, the fair market value of the underlying shares of common stock at the close of market on such date as quoted on the Nasdaq Stock Market, that had been previously granted to employees of the Company as of December 13, 2004. When the Company becomes subject to the new accounting rules governing the expensing of stock options in SFAS No. 123(R), beginning in 2006, this action will result in the reduction of the Company’s compensation expense. As a result, approximately 1.2 million options or 93% of the total outstanding options with varying remaining vesting schedules became immediately exercisable. Of such options, approximately 700,000 options or 52% were held by our directors and named executive officers.
      A summary of the status of the Company’s stock option plans as of December 31, 2004 and 2005 and changes during the years ended on those dates is presented below:

	Shares	Weighted Average
	Under Option	Exercise Price

Balance, December 31, 2003	5,499,009	$2.46
Granted	1,134,633	$2.55
Exercised	(404,232)	1.32
Canceled	(1,408,690)	4.20

Balance, December 31, 2004	4,820,720	$2.07
Granted	1,552,100	$0.81
Exercised	(10,667)	0.98
Canceled	(693,944)	3.19

Balance, December 31, 2005	5,668,209	$1.59

      Shares exercisable in the plans were 5,133,514 and 4,720,441 for the years ended 2005 and 2004, respectively. The weighted-average fair value of each option granted in 2005 and 2004 was $0.61 and $2.03 per share, respectively.

      The following table summarizes information about fixed stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.51 to $.97	1,679,670	8.9	$0.80	1,159,878	$0.92
$1.00 to $1.98	2,652,932	4.2	1.38	2,642,196	1.38
$2.11 to $2.95	930,217	5.6	2.47	926,050	2.47
$3.00 to $16.19	405,390	6.9	4.11	405,390	4.11

$0.55 to $16.19	5,668,209	6.0	$1.59	5,133,514	$1.69

5.	Income Taxes:
      The significant components of the net deferred tax asset at December 31, 2005 consist of the following (in thousands):

Deferred Tax Assets Net operating loss carryforwards	$5,829
Other Accruals	286

Total deferred tax assets	6,115
Deferred Set Up and Implementation	(50)

Net Deferred Tax Assets	6,065
Valuation allowance	(6,065)

Net Asset	$—

      Income tax expenses differed from the amounts computed by applying the U.S. Federal and State income tax rates to loss before income taxes as a result of the following:

	2005	2004

Federal Tax “expected” expense (benefit)	(581)	(234)
State Tax “expected” expense (benefit)	(52)	(21)
Permanent Items	3	8
Stock Option Benefit	—	(43)
Other	—	—
Valuation Allowance	630	290

Income Tax Benefit	—	—

      The benefits of the Company’s net operating loss carryforwards as of December 31, 2005 and 2004, do not satisfy the realization criteria set forth in SFAS No. 109 and accordingly, the Company has recorded a valuation allowance for the entire net deferred tax asset. The valuation allowance increased by $630,000 in 2005 and by $290,000 in 2004, due to changes in the net operating loss carryforward.
      Because the Company experienced a significant change in control and substantially changed its business on May 22, 1995, the Company believes that, under current tax regulations, the utilization of tax loss carryforwards will be limited to loss carryforwards (“NOL”) generated after May 23, 1995, which amounted to approximately $15,729,000 as of December 31, 2005. The Company’s NOL expires commencing in 2015.

6.     Commitments and Contingencies:
      Operating Lease Commitments — The Company has non-cancelable leases for its facilities and certain office equipment. Following is a summary of future lease commitments at December 31, 2005 (in thousands):

Year Ended December 31,

2006	$496
2007	370

$866

      Rent expense related to operating leases was approximately $390,000 and $413,000 for the years ended December 31, 2005 and 2004, respectively.
      The Company leases approximately 27,000 square feet of office space at a rate of $18.00 per square foot through September 2007, when the lease expires.
      The Company has contracts with certain of its clients that contain indemnification clauses, which could require the Company to make payments to the client if it is determined that the solution provided under the contract infringes any proprietary right of a third party, and such infringement cannot be resolved by the Company. The Company does not believe there are currently any outstanding obligations related to indemnification clauses and, accordingly, there is no liability reflected in the accompanying balance sheet for these contingencies.
      From time to time, the Company may be involved in litigation that arises in the normal course of business operations. At December 31, 2005, the Company is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on the business or results of operations.
      In September 2004, the Company settled a dispute with a terminated employee by agreeing to pay between $85,000 and $91,000, depending on the length of time needed for the terminated employee to obtain other employment. The ultimate cost to the Company was $87,000, of which $85,000 was paid in 2004 and $2,000 was paid in 2005. The cost associated with this obligation is included in the Company’s general and administrative expenses.
7.     Selected Quarterly Financial Data (Unaudited):

	2005 Quarter Ended

	March 31(1)	June 30(1)	September 30(1)	December 31(1)

	(In thousands, except per share information)
Revenues:
Service and other fees	$1,748	$1,729	$1,969	$1,728
Implementation and software license fees	524	441	353	271

Total revenues	2,272	2,170	2,322	1,999
Gross margin	539	907	874	521
Net income (loss)	$(1,109)	$(23)	$1	$(577)

Basic earnings (loss) per common share	$(0.11)	$—	$—	$(0.06)

Fully diluted earnings (loss) per common share	$(0.11)	$—	$—	$(0.06)

	2004 Quarter Ended

	March 31	June 30	September 30	December 31(1)

Revenues:
Service and other fees	$2,313	$2,422	$2,462	$2,095
Implementation and software license fees	686	400	187	314

Total revenues	2,999	2,822	2,649	2,409
Gross margin	1,684	1,454	1,104	773
Net income (loss)	$114	$98	$(355)	$(543)

Basic earnings (loss) per common share	$0.01	$0.01	$(0.04)	$(0.05)

Fully diluted earnings (loss) per common share	$0.01	$0.01	$(0.04)	$(0.05)

(1)	Reflects the impact of a $222,000 per month reduction in service fees related to the Channel Insight contract with the Company’s largest client, effective November 1, 2004.

HALO TECHNOLOGY HOLDINGS, INC.
InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
      On December 23, 2005, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WTH Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and InfoNow Corporation (“InfoNow”) in a transaction valued at $7.2 million excluding transaction costs (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of Halo.
      Under the terms of the Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the Merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of Halo. The amount of cash per share to be received in the Merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days prior to the closing. The lesser of the two amounts will be paid in cash by Halo pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the Merger. The remainder of the approximately $0.71 per share Merger consideration will be paid in shares of Halo common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of Halo’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the Merger (the “Halo Conversion Price”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and Halo common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and Halo common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and Halo common stock issued in the Merger in respect of the outstanding Company common stock.
      Halo will also issue one contingent value right (a “CVR”) in respect of each share of Halo common stock issued in the Merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of Halo’s common stock (based on a 20-day average) is less than the Halo Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of Halo’s common stock is not less than 200,000 per day, the stock price is 175% of the Halo Conversion Price. The shares of Halo common stock and related CVRs to be issued in the Merger are being registered with the Securities and Exchange Commission (“SEC”).
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in Halo’s Annual Report filed on Form 10-KSB for the year ended June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the six months ended December 31, 2005. In addition, this pro forma information should be read in conjunction with the financial statements of InfoNow for the years ended December 31, 2005 and 2004, which are included within this registration statement S-4.
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of InfoNow as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of InfoNow for the twelve months ended June 30, 2005. Pro forma adjustments include an increase in intangible amortization, and a decrease in deferred revenue amortization.

      The following unaudited pro forma statement of operations for the six months ended December 31, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of InfoNow as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the six months ended December 31, 2005 with the results of operations of InfoNow for the six months ended December 31, 2005. Pro forma adjustments include an increase in intangible amortization, and a decrease in deferred revenue amortization.
      The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States; gives effect to the acquisition of InfoNow as if the acquisition occurred on December 31, 2005; and combines the consolidated balance sheet of the Company as of December 31, 2005, which is included in the Company’s Quarterly Report filed on Form 10-QSB for the six months ended December 31, 2005 with the balance sheet of InfoNow as of December 31, 2005.
      Under the purchase method of accounting, the estimated cost of approximately $7.2 million to acquire InfoNow, plus transaction costs of approximately $.3 million, will be allocated to InfoNow’s underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of InfoNow been consummated as of the dates specified above.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
December 31, 2005
(Unaudited)

			Purchase
			Accounting		Halo
	Halo(A)	InfoNow(B)	Adjustments		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$1,844,373	$3,031,708	$(1,349,447	)(C)	$3,526,634
Accounts receivable, net of allowance for doubtful accounts	4,550,514	887,361	—		5,437,875
Due from Platinum Equity, LLC	465,000	—	—		465,000
Prepaid expenses and other current assets	925,460	376,029	—		1,301,489

Total current assets	7,785,347	4,295,098	(1,349,447)		10,730,998
Property and equipment, net	286,369	330,467	—		616,836
Deferred financing costs, net	1,529,036	—	—		1,529,036
Intangible assets, net of accumulated amortization	24,604,981	466,681	2,090,774	(C)	27,162,436
Goodwill	28,730,708	—	2,876,285	(C)	31,606,993
Investment and other assets	193,190	—	—		193,190

Total assets	$63,129,631	$5,092,246	$3,617,612		$71,839,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,832,028	$670,008	—		$2,502,036
Accrued expenses	6,825,837	362,023	275,000	(C)	7,462,860
Note payable to Bristol Technology, Inc	500,000	—	—		500,000
Note payable to Platinum Equity, LLC	2,750,000	—	—		2,750,000
Notes payable	1,591,770	—	—		1,591,770
Deferred revenue	11,263,432	1,933,656	(551,092	)(C)	12,645,996
Due to ISIS	1,293,717	—	—		1,293,717

Total current liabilities	26,056,784	2,965,687	(276,092)		28,746,379
Subordinate notes payable	1,453,504	—	—		1,453,504
Senior notes payable	21,763,619	—	—		21,763,619
Other long term liabilities	52,972	146,794	(24,011	)(C)	175,755

Total liabilities	49,326,879	3,112,481	(300,103)		52,139,257
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		2
Series C Preferred Stock	13,802,837	—	(13,802,837	)(F)	—
Series D Preferred Stock	6,750,000	—	—		6,750,000
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	208,006	—	—		208,006
Shares of Common Stock to be issued for accrued dividends on Series D Preferred Stock	165,372	—	—		165,372
Shares of Common Stock to be issued for accrued interest on subordinate debt	41,667	—	—		41,667
Common stock	56	10,157	43	(C)	237
			(10,157	)(D)
Additional paid-in-capital	64,733,038	40,145,725	5,897,437	(C)	84,433,174
			138	(E)
			(40,145,725	)(D)
			13,802,699	(E)
Deferred compensation	(874,123)	—	—		(874,123)
Accumulated other comprehensive loss	(71,087)	—	—		(71,087)
Accumulated deficit	(70,953,016)	(38,176,117)	38,176,117	(D)	(70,953,016)

Total stockholders’ equity	13,802,752	1,979,765	3,917,715		19,700,232

Total liabilities and stockholders’ equity	$63,129,631	$5,092,246	$3,617,612		$71,839,489

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
      (A) Reflects the historical financial position of the Company at December 31, 2005.
      (B) Reflects the historical financial position of InfoNow at December 31, 2005.
      (C) The following represents the acquisition of InfoNow and the preliminary allocation of the purchase price. Estimates are made based on InfoNow’s balance sheet, common stock, and stock options information as of December 31, 2005. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of InfoNow shares to be acquired	10,055,398
Conversion price	$0.71

Total conversion value	$7,139,333		100%

InfoNow cash balance as of 12/31/05	$3,031,708
InfoNow net working capital as of 12/31/05	$1,329,411

Lesser of two (to be paid in cash to InfoNow stockholders)		$1,329,411	19%
Total conversion value minus cash consideration (to be paid in Halo common shares)		$5,809,922	81%
Estimated value of InfoNow stock options with exercise price of $.71 or lower	$107,593		100%

Option conversion value allocated to cash		20,036	19%
Option conversion value allocated to stock		87,558	81%
Estimated transaction costs accrued		275,000

Total purchase price		$7,521,927

*	The estimated purchase prices by category: cash $1,349,447; 4,304,730 shares of common stock par value $0.00001, $5,897,480; and transaction costs $275,000.
Allocation of Purchase Price:

Assets:
InfoNow’s historical assets	$5,092,246
Write-up of intangible assets consisting of developed technologies and customer relationships	2,090,774
Recording of goodwill	2,876,285
Liabilities:
InfoNow’s historical liabilities ($24,011 of long-term liabilities)	(3,112,481)
Adjustment of deferred revenue to fair market value ($24,011 long term)	575,103

Total purchase price	$7,521,927

      (D) InfoNow’s stockholder’s equity related to the pre-acquisition period is eliminated.

      Closing Condition:
      (E) As a condition to be met before closing this merger, Halo’s Preferred Series C Stock is to be converted to Halo’s common stock at a one share to one share ratio. 13,802,837 shares of Preferred Series C Stock (the liquidation of $13,802,837) are converted into the same number of shares of Halo’s stock. At the $.00001 par value, $138 is recorded for common stock. $13,802,699 is recorded for additional paid in capital.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Six Months Ended December 31, 2005
(Unaudited)

Pro Forma	Halo
Halo(E)	InfoNow(F)	Adjustments	Pro Forma

Revenue
Licenses	$2,819,062	$—	$—	$2,819,062
Services	5,759,979	4,320,659	(402,721	)(G)	9,677,917

Total revenues	8,579,041	4,320,659	(402,721)	12,496,979
Cost of revenue
Cost of license	200,500	—	—	200,500
Cost of services	1,098,048	2,925,688	—	4,023,736

Total cost of revenues	1,298,548	2,925,688	—	4,224,236
Gross Profit	7,280,493	1,394,971	(402,721)	8,272,743
Product development	2,516,793	271,691	—	2,788,484
Sales, marketing and business development	3,436,457	509,090	—	3,945,547
General and administrative	4,271,743	1,234,991	—	5,506,734
Amortization of intangibles	1,194,439	—	182,675	(H)	1,377,114

Loss before interest	(4,138,939)	(620,801)	(585,396)	(5,345,136)
Interest (expense) income	(3,553,807)	45,714	—	(3,508,093)

Net loss before income taxes	(7,692,746)	(575,087)	(585,396)	(8,853,229)
Income taxes	(86,488)	—	—	(I)	(86,488)

Net Loss	$(7,779,234)	$(575,087)	$(585,396)	$(8,939,717)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(7,779,234)	$(575,087)	$(585,396)	$(8,939,717)
Beneficial conversion — Preferred dividends	(593,558)	—	—	(593,558)

Loss attributable to common stockholders	$(8,372,792)	$(575,087)	$(585,396)	$(9,533,275)

Basic and diluted loss per share pro forma	$(2.44)	$(0.44)

Weighted average shares outstanding pro forma	3,425,127	21,532,694	(J)

See accompanying notes to unaudited pro forma consolidated condensed financial statement

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Year Ended June 30, 2005
(Unaudited)

Pro Forma	Halo
Halo(E)	InfoNow(F)	Adjustments	Pro Forma

Revenue
Licenses	$2,986,752	$—	$—	$2,986,752
Services	2,137,170	9,501,411	(551,092	)(G)	11,087,489

Total revenues	5,123,922	9,501,411	(551,092)	14,074,241
Cost of revenue
Cost of license	151,051	—	—	151,051
Cost of services	396,490	6,177,554	—	6,574,044

Total cost of revenues	547,541	6,177,554	—	6,725,095
Gross Profit	4,576,381	3,323,857	(551,092)	7,349,146
Product development	1,589,099	865,067	—	2,454,166
Sales, marketing and business development	3,652,117	1,534,301	—	5,186,418
General and administrative	4,042,702	3,002,134	—	7,044,836
Amortization of intangibles	946,063	—	365,351	(H)	1,311,414
Late filing penalty	1,033,500	—	—	1,033,500
Intangible impairment	62,917	—	—	62,917
Goodwill impairment	3,893,294	—	—	3,893,294

Loss before interest	(10,643,311)	(2,077,645)	(916,443)	(13,637,399)
Interest (expense) income	(4,631,683)	47,859	—	(4,583,824)

Net loss before income taxes	(15,274,994)	(2,029,786)	(916,443)	(18,221,223)
Income taxes	(97,945)	—	—	(I)	(97,945)

Net Loss	$(15,372,939)	$(2,029,786)	$(916,443)	$(18,319,168)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,029,786)	$(916,443)	$(18,319,168)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,029,786)	$(916,443)	$(25,829,758)

Basic and diluted loss per share pro forma	$(11.97)	$(1.29)

Weighted average shares outstanding pro forma	1,912,033	20,019,600	(J)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
OF OPERATIONS (UNAUDITED)
      (E) Reflects the Company’s historical statement of operations for the six months ended December, 2005 and the year ended June 30, 2005.
      (F) Reflects InfoNow’s historical statement of operations for the six months ended December 31, 2005 and the twelve months ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform InfoNow’s fiscal year end from calendar year end to Halo’s June 30 year end, InfoNow’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the six months ended December 31, 2005, InfoNow’s results were derived by combining the last two quarters ended December 31, 2005 in its fiscal year ended December 31, 2005. For the pro forma statements of operations for the year ended June 30, 2005, InfoNow’s results were derived by combining the first two quarters of its the fiscal year ended December 31, 2005 and last two quarters of its fiscal year ended December 31, 2004.
      (G) To record the decrease in amortization of the deferred revenue as a result of a fair value adjustment (in accordance with EITF 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”) of $402,721 and $551,092 for the six months ended December 31, 2005 and for the twelve months ended June 30, 2005, respectively, which is included in services revenue.
      (H) To record the increased amortization of intangibles of $182,675 and $365,351 for the six months ended December 31, 2005 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (I) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
      (J) The weighted average number of shares are calculated as follows:

	Six Months Ended	Year Ended
	December 31, 2005	June 30, 2005

Halo’s weighted average shares as reported on 10Q and 10K	3,425,127	1,912,033
Common stock to be issued to InfoNow stockholders	4,304,730	4,304,730
Preferred Series C to be converted as closing condition	13,802,837	13,802,837
Weighted average shares pro forma	21,532,694	20,019,600

HALO TECHNOLOGY HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Acquisition of Unify Corporation
      On March 14, 2006, Warp Technology Holdings, Inc. operating under the name Halo Technology Holdings (“Halo” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between UCA Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and Unify Corporation (“Unify”) in a transaction valued at approximately $21 million, excluding transaction costs, based on Halo’s then current market valuation (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Unify, with Unify surviving the merger as a wholly-owned subsidiary of Halo. In connection with the Merger Agreement, two shareholders of Unify representing approximately thirty-three percent (33%) of outstanding voting rights of Unify have executed stockholder agreements which, subject to limited exceptions, require these stockholders to vote their Unify shares in favor of the Merger.
      Under the terms of the Merger Agreement, which was approved by the boards of directors of each of Halo and Unify, each share of Unify’s common stock outstanding immediately prior to the Merger will be converted into the right to receive 0.437 shares of common stock of Halo (the “Exchange Ratio”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each outstanding option to purchase shares of common stock of Unify that has an exercise price of less than $1.00 per share shall become and represent an option to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the option immediately prior to the effective time of the Merger by (Y) the Exchange Ratio, at an exercise price per share of Halo common stock equal to the result of dividing (A) the exercise price of the Unify option by (B) the Exchange Ratio, and rounding the result up to the nearest tenth of one cent. All other outstanding options to purchase Unify common stock shall be cancelled at the effective time of the Merger. The Halo options issued in substitution of Unify options shall contain substantially the same terms and conditions as the applicable Unify options.
      Each outstanding warrant to purchase shares of common stock of Unify shall become and represent a warrant to purchase the number of shares of Halo common stock (rounded down to the nearest full share) determined by multiplying (X) the number of shares of Unify common stock subject to the warrant immediately prior to the effective time of the Merger by (Y) the Exchange Ratio. The exercise price for the Halo shares issuable upon exercise of the Halo warrants issued in replacement of the Unify warrants shall be $1.836 per share. The Halo warrants issued in substitution of Unify Warrants shall contain substantially the same terms and conditions as the applicable Unify warrants.
      Consummation of the Merger is subject to several closing conditions (“Closing Conditions”), including, among others, approval by a majority of Unify’s common shares entitled to vote thereon, holders of less than ten percent (10%) of Unify’s outstanding common stock exercising appraisal or dissenter’s rights, Halo receiving a new equity investment of at least $2.0 million, Halo converting certain of its outstanding convertible debt into common stock of Halo, the holders of outstanding shares of Halo’s preferred stock converting to shares of Halo common stock, no material adverse change in the business or condition of either company prior to the effective time of the Merger, and the effectiveness of a registration statement on Form S-4 to be filed by Halo, registering the shares of Halo common stock to be issued in the Merger. In addition, the Merger Agreement contains certain termination rights allowing

HALO TECHNOLOGY HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
Unify, Halo or both parties to terminate the agreement upon the occurrence of certain conditions, including the failure to consummate the Merger by September 30, 2006.
Acquisition of InfoNow Corporation
      On December 23, 2005, Halo entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WTH Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and InfoNow Corporation (“InfoNow”) in a transaction valued at $7.2 million excluding transaction costs (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into InfoNow, with InfoNow surviving the merger as a wholly-owned subsidiary of Halo.
      Under the terms of the Merger Agreement, which was approved by both companies’ boards of directors, each share of InfoNow’s common stock outstanding immediately prior to the Merger will be converted into the right to receive approximately $0.71 in a combination of cash and common stock of Halo. The amount of cash per share to be received in the Merger by InfoNow stockholders will be determined by the amount of InfoNow’s cash on hand and net working capital available to it three days prior to the closing. The lesser of the two amounts will be paid in cash by Halo pro rata in proportion to each stockholder’s ownership in InfoNow at the closing of the Merger. The remainder of the approximately $0.71 per share Merger consideration will be paid in shares of Halo common stock, the value of which will be deemed to be the greater of $1.00 or the average closing price of Halo’s common stock as reported on the over-the-counter bulletin board for the twenty consecutive trading days ending two trading days prior to the closing of the Merger (the “Halo Conversion Price”). The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      In addition, each InfoNow common stock option outstanding at the closing with an exercise price less than $0.71 per share will be converted into the right to receive cash and Halo common stock to the extent that the approximately $0.71 per share merger consideration exceeds the applicable exercise price. The amount of cash and Halo common stock to be issued in respect of the outstanding in-the-money stock options as described above will be calculated based upon the relative proportions of the cash and Halo common stock issued in the Merger in respect of the outstanding Company common stock.
      Halo will also issue one contingent value right (a “CVR”) in respect of each share of Halo common stock issued in the Merger. The CVRs will be payable on the 18-month anniversary of the closing date, and will entitle each holder thereof to an additional cash payment if the trading price of Halo’s common stock (based on a 20-day average) is less than the Halo Conversion Price. The CVRs will expire prior to the 18-month payment date if during any consecutive 45-day trading period during that time when the volume of Halo’s common stock is not less than 200,000 per day, the stock price is 175% of the Halo Conversion Price. The shares of Halo common stock and related CVRs to be issued in the Merger are being registered with the Securities and Exchange Commission (“SEC”).
Unaudited Pro Forma Information
      This unaudited pro forma information should be read in conjunction with the consolidated financial statements of the Company included in Halo’s Annual Report filed on Form 10-KSB for the year ended June 30, 2005 and our Quarterly Report filed on Form 10-QSB for the six months ended December 31, 2005. In addition, this pro forma information should be read in conjunction with the financial statements of Unify for the nine months ended January 31, 2006 and the years ended April 30, 2005 and 2004, which are included within this registration statement S-4.

HALO TECHNOLOGY HOLDINGS, INC.
Unify Corporation and InfoNow Corporation
UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma statement of operations for the year ended June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify and InfoNow as if the transaction occurred on July 1, 2004. The pro forma statement of operations combines the results of operations of the Company for the year ended June 30, 2005 with the results of operations of Unify for the twelve months ended July 31, 2005 and the results of operations of InfoNow for the twelve months ended June 30, 2005. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma statement of operations for the six months ended December 31, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the acquisition of Unify and InfoNow as if the transaction occurred on July 1, 2005. Such pro forma statement of operations combines the results of operations of the Company for the six months ended December 31, 2005 with the results of operations of Unify for the six months ended January 31, 2006 and the results of operations of InfoNow for the six months ended December 31, 2005. Pro forma adjustments include an increase in intangible amortization, a decrease in deferred revenue amortization, an increase in amortization of deferred compensation, and increases in expense for warrants issued in connection with convertible notes that are converted to common stock.
      The following unaudited pro forma balance sheet has been prepared in accordance with accounting principles generally accepted in the United States; gives effect to the acquisition of Unify as if the acquisition occurred on December 31, 2005; and combines the balance sheet of the Company as of December 31, 2005, which is included in the Company’s Quarterly Report filed on Form 10-QSB for the six months ended December 31, 2005 with the balance sheet of Unify as of January 31, 2006 and the balance sheet of InfoNow as of December 31, 2005.
      Under the purchase method of accounting, the estimated cost of approximately $21 million to acquire Unify, plus transaction costs of approximately $.3 million, will be allocated to Unify’s underlying net assets at their respective fair values. The estimated cost of approximately $7.2 million to acquire InfoNow, plus transaction costs of approximately $.3 million, will be allocated to InfoNow’s underlying net assets at their respective fair values. As more fully described in the notes to the pro forma consolidated condensed financial statements, a preliminary allocation of the excess of the purchase price over the value of the net assets acquired has been allocated to goodwill. Intangible assets consisting of trade names, customer relationships, and developed technologies, are expected to be amortized over approximately seven years. At this time, the work needed to provide the basis for estimating these fair values, and amortization periods, has not been completed. As a result, the final allocation of the purchase price, intangible assets acquired, and their estimated useful lives, as well as the amount recorded as goodwill could differ materially. Accordingly, a change in the amortization period would impact the amount of annual amortization expense.
      These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Unify and InfoNow been consummated as of the dates specified above.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
December 31, 2005
(Unaudited)

								Pro Forma
			Pro Forma Adjustments					Adjustment

					Purchase			Purchase		Halo
	Halo(A)	Unify(B)	Conditions(C)		Accounting		InfoNow (J)	Accounting		Pro Forma

Assets
Current Assets:
Cash and cash equivalents	$1,844,373	$2,729,170	$2,000,000	(D)	$—		$3,031,708	$(1,349,447	)(K)	$8,255,804
Accounts receivable, net of allowance for doubtful accounts	4,550,514	2,673,676	—		—		887,361	—		8,111,551
Due from Platinum Equity, LLC	465,000	—	—		—		—	—		465,000
Prepaid expenses and other current assets	925,460	618,100	—		—		376,029	—		1,919,589

Total current assets	7,785,347	6,020,946	2,000,000		—		4,295,098	(1,349,447)		18,751,944
Property and equipment, net	286,369	301,585	—		—		330,467	—		918,421
Deferred financing costs, net	1,529,036	—	—		—		—	—		1,529,036
Intangible assets, net of accumulated amortization	24,604,981	242,667	—		6,466,116	(G)	466,681	2,090,774	(K)	33,871,219
Goodwill	28,730,708	1,405,111	—		9,609,706	(G)	—	2,876,285	(K)	42,621,809
Investment and other assets	193,190	412,103	—		—		—	—		605,293

Total assets	$63,129,631	$8,382,411	$2,000,000		$16,075,822		$5,092,246	$3,617,612		$98,297,722

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,832,028	$160,764	—		—		$670,008	—		$2,662,800
Accrued expenses	6,825,837	1,325,816	(30,417	)(E)	275,000	(G)	362,023	275,000	(K)	9,033,259
Note payable to Bristol Technology, Inc	500,000	—	—		—		—	—		500,000
Note payable to Platinum Equity, LLC	2,750,000	—	—		—		—	—		2,750,000
Notes payable	1,591,770	811,955	(1,095,885	)(E)	—		—	—		1,307,840
Deferred revenue	11,263,432	3,361,788	—		(1,633,565	)(G)	1,933,656	(551,092	)(K)	14,374,219
Due to ISIS	1,293,717	—	—		—		—	—		1,293,717

Total current liabilities	26,056,784	5,660,323	(1,126,302)		(1,358,565)		2,965,687	(276,092)		31,921,835
Subordinate notes payable	1,453,504	—	—		—		—	—		1,453,504
Senior notes payable	21,763,619	—	—		—		—	—		21,763,619
Other long term liabilities	52,972	699,762	—		—		146,794	(24,011	)(K)	875,517

Total liabilities	49,326,879	6,360,085	(1,126,302)		(1,358,565)		3,112,481	(300,103)		56,014,475
Commitments and contingencies	—	—	—		—		—	—		—
Stockholders’ equity:
Preferred stock (Canadian subsidiary)	2	—	—		—		—	—		2
Series C Preferred Stock	13,802,837	—	(13,802,837	)(F)	—		—	—		—
Series D Preferred Stock	6,750,000	—	(6,750,000	)(F)	—		—	—		—
Shares of Common Stock to be issued for accrued dividends on Series C Preferred Stock	208,006	—	—		—		—	—		208,006
Shares of Common Stock to be issued for accrued dividends on Series D Preferred Stock	165,372	—	—		—		—	—		165,372
Shares of Common Stock to be issued for accrued interest on subordinate debt	41,667	—	—		—		—	—		41,667
Common stock	56	29,373	16	(D)	128	(G)	10,157	43	(K)	460
			9	(E)	(29,373	)(H)		(10,157	)(L)
			208	(F)
Additional paid-in-capital	64,733,038	63,885,760	1,999,984	(D)	19,456,585	(G)	40,145,725	5,897,437	(K)	115,301,847
			2,147,924	(E)	(63,885,760	)(H)		(40,145,725	)(L)
			20,552,629	(F)	514,250	(I)
Deferred compensation	(874,123)	—	—		(514,250	)(I)	—	—		(1,388,373)
Accumulated other comprehensive loss	(71,087)	23,888	—		(23,888	)(H)	—	—		(71,087)
Accumulated deficit	(70,953,016)	(61,916,695)	(1,021,631	)(E)	61,916,695	(H)	(38,176,117)	38,176,117	(L)	(71,974,647)

Total stockholders’ equity	13,802,752	2,022,326	3,126,302		17,434,387		1,979,765	3,917,715		42,283,247

Total liabilities and stockholders’ equity	$63,129,631	$8,382,411	$2,000,000		$16,075,822		$5,092,246	$3,617,612		$98,297,722

      See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited)
      (A) Reflects the historical financial position of the Company at December 31, 2005.
      (B) Reflects the historical financial position of Unify at January 31, 2006.
      (C) Pro forma adjustments for the conditions to be met before closing this acquisition per the Merger Agreement.
      (D) Equity is to be raised for $2 million in Halo’s common stock at $1.25 per share. As a result, 1,600,000 shares of Halo’s common stock will be issued. The par value of the common stock is $.00001.$16 is recorded as common stock, and $1,999,984 is recorded as additional paid in capital.
      (E) Certain existing Halo convertible notes are to be converted to Halo’s common stock. As of December 31, 2005, these notes amounted to $1,150,000 in principal, and $30,417 in accrued interest. The total $1,180,417 is to be converted at $1.25 per share, issuing 944,334 shares of Halo’s common stock. The value of the common stock issued is $1,293,738 at $1.37 per share market price as of December 31, 2005. At the $.00001 par value, $9 is recorded as common stock, and $1,293,729 is recorded as additional paid in capital. Interest expense of $113,321 is recorded for the excess of the market value of the common stock over the value of the original notes and accrued interest. One of these convertible notes were originally issued with warrants, whose fair market value was reduced from the principal. The accreted amount at December 31, 2005 was $1,095,885. The unaccreted amount of $54,115 as of December 31, 2005 is charged to interest expense as this note was converted to common stock. Furthermore, additional warrants are to be issued to the note holders on conversion of these notes. The fair market value of these warrants are estimated to be $854,195, using the Black-Scholes method. This amount is also expensed as interest.
      (F) Halo’s Preferred Series C and Preferred Series D Stock are to be converted to Halo’s common stock at a one share to one share ratio. 13,802,837 shares of Preferred Series C Stock (the liquidation value of $13,802,837) and 7,045,454 shares of Preferred Series D Stock (the liquidation value of $6,750,000) were converted into the same number of shares of Halo’s common stock. At the $.00001 par value, $208 ($138 for Series C and $70 for Series D) is recorded as common stock. $20,552,629 ($13,802,699 for Series C and $6,749,930 for Series D) is recorded as additional paid in capital.
      (G) The following represents the acquisition of Unify and the preliminary allocation of the purchase price. Estimates are made based on Halo’s stock price as of December 31, 2005, Unify’s balance sheet, common stock, warrants, and stock options information as of January 31, 2006. The fair market value (“FMV”) of options and warrants are estimated using the Black-Scholes method. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.
Calculation of Purchase Price:

Estimated number of Unify shares to be acquired	29,373,201
Exchange Ratio	0.437

Estimated number of Halo shares to be issued	12,836,089
Halo stock price as of 12/31/05	$1.37

Estimated stock consideration		$17,585,442
FMV of vested Unify options to be converted to Halo options(1)		848,062
FMV of vested Unify warrants to be converted to Halo warrants(2)		1,023,209
Estimated transaction costs accrued		275,000

Total purchase price		$19,731,713

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)

(1)	Unify’s number of shares underlying the options outstanding as of 1/31/06 was 2,703,991, of which 2,406,374 options had an exercise price of less than $1.00, and of which 1,498,008 options were vested. These options are converted into 654,622 Halo options whose FMV is estimated to be $848,062.

(2)	Unify’s number of shares underlying the warrants outstanding as of 1/31/06 was 2,272,715. These warrants were fully vested and are converted into 993,176 Halo warrants whose FMV was estimated to be $1,023,209.
Allocation of Purchase Price:

Assets:
Unify’s historical assets	$8,382,411
Write-up of intangible assets consisting of developed technologies and customer relationships	6,466,116
Write-up of goodwill	9,609,706
Liabilities:
Unify’s historical liabilities	(6,360,085)
Adjustment of deferred revenue to fair market value	1,633,565

Total purchase price	$19,731,713

      (H) Unify’s stockholder’s equity related to the pre-acquisition period is eliminated.
      (I) Unvested portion of Unify’s stock options to be converted to Halo’s stock options is recorded as deferred compensation instead of as part of the purchase price. The fair market value of these options are estimated to be $514,250 using the Black-Scholes method. This amount is amortized to expense over the vesting period of these options.
      (J) Reflects the historical financial position of InfoNow at December 31, 2005.
      (K) The following represents the acquisition of InfoNow and the preliminary allocation of the purchase price. Estimates are made based on InfoNow’s balance sheet, common stock, and stock options information as of December 31, 2005. The final allocation of the purchase price will be determined based on a comprehensive final evaluation of the fair value of the tangible and intangible assets acquired and liabilities assumed.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Unaudited) — (Continued)
Calculation of Purchase Price:

Estimated number of InfoNow shares to be acquired	10,055,398
Conversion price	$0.71

Total conversion value	$7,139,333		100%
InfoNow cash balance as of 12/31/05	$3,031,708
InfoNow net working capital as of 12/31/05	$1,329,411

Lesser of two (to be paid in cash to InfoNow stockholders)		$1,329,411	19%
Total conversion value minus cash consideration (to be paid in Halo common shares)		5,809,922	81%
Estimated value of InfoNow stock options with exercise price of $.71 or lower	$107,593		100%

Option conversion value allocated to cash		20,036	19%
Option conversion value allocated to stock		87,558	81%
Estimated transaction costs accrued		275,000

Total purchase price		$7,521,927

*	The estimated purchase prices by category: cash $1,349,447; 4,304,730 shares of common stock par value $0.00001, $5,897,480; and transaction costs $275,000.
Allocation of Purchase Price:

Assets:
InfoNow’s historical assets	$5,092,246
Write-up of intangible assets consisting of developed technologies and customer relationships	2,090,774
Recording of goodwill	2,876,285
Liabilities:
InfoNow’s historical liabilities	(3,112,481)
Adjustment of deferred revenue to fair market value ($24,011 long term)	575,103

Total purchase price	$7,521,927

      (L) InfoNow’s stockholder’s equity related to the pre-acquisition period is eliminated.

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Six Months ended December 31, 2005
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(M)	Unify(N)	Adjustments	InfoNow(T)	Adjustments	Pro Forma

Revenue
Licenses	$2,819,062	$2,275,286	$—	$—	$—	$5,094,348
Services	5,759,979	2,807,768	(1,193,759	)(O)	4,320,659	(402,721	)(U)	11,291,926

Total revenues	8,579,041	5,083,054	(1,193,759)	4,320,659	(402,721)	16,386,274
Cost of revenue
Cost of license	200,500	216,367	—	—	—	416,867
Cost of services	1,098,048	1,031,564	—	2,925,688	—	5,055,300

Total cost of revenues	1,298,548	1,247,931	—	2,925,688	—	5,472,167
Gross Profit	7,280,493	3,835,123	(1,193,759)	1,394,971	(402,721)	10,914,107
Product development	2,516,793	1,367,097	—	271,691	—	4,155,581
Sales, marketing and business development	3,436,457	2,022,744	—	509,090	—	5,968,291
General and administrative	4,271,743	1,096,414	105,719	(P)	1,234,991	—	6,708,867
Amortization of intangibles	1,194,439	60,666	479,199	(Q)	—	182,675	(V)	1,916,979

Loss before interest	(4,138,939)	(711,798)	(1,778,677)	(620,801)	(585,396)	(7,835,611)
Interest (expense) income	(3,553,807)	29,531	(1,021,631	)(R)	45,714	—	(4,500,193)

Loss before income taxes	(7,692,746)	(682,267)	(2,800,308)	(575,087)	(585,396)	(12,335,804)
Income taxes	(86,488)	—	-(S	)	—	-(W	)	(86,488)

Net Loss	$(7,779,234)	$(682,267)	$(2,800,308)	$(575,087)	$(585,396)	$(12,422,292)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(7,779,234)	$(682,267)	$(2,800,308)	$(575,087)	$(585,396)	$(12,422,292)
Beneficial conversion — Preferred dividends	(593,558)	—	—	—	—	(593,558)

Loss attributable to common stockholders	$(8,372,792)	$(682,267)	$(2,800,308)	$(575,087)	$(585,396)	$(13,015,850)

Basic and diluted loss per share pro forma	$(2.44)	$(0.30)

Weighted average shares outstanding pro forma	3,425,127	43,958,571	(X)

See accompanying notes to unaudited pro forma consolidated condensed financial statement

HALO TECHNOLOGY HOLDINGS, INC.
PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Year ended June 30, 2005
(Unaudited)

Pro Forma	Pro Forma	Halo
Halo(M)	Unify(N)	Adjustments	InfoNow(T)	Adjustments	Pro Forma

Revenue
Licenses	$2,986,752	$5,210,035	$—	$—	$—	$8,196,787
Services	2,137,170	6,085,751	(1,633,565	)(O)	9,501,411	(551,092	)(U)	15,539,675

Total revenues	5,123,922	11,295,786	(1,633,565)	9,501,411	(551,092)	23,736,462
Cost of revenue
Cost of license	151,051	392,040	—	—	—	543,091
Cost of services	396,490	1,290,641	—	6,177,554	—	7,864,685

Total cost of revenues	547,541	1,682,681	—	6,177,554	—	8,407,776
Gross Profit	4,576,381	9,613,105	(1,633,565)	3,323,857	(551,092)	15,328,686
Product development	1,589,099	2,825,834	—	865,067	—	5,280,000
Sales, marketing and business development	3,652,117	6,231,706	—	1,534,301	—	11,418,124
General and administrative	4,042,702	2,537,618	191,660	(P)	3,002,134	—	9,774,114
Amortization of intangibles	946,063	60,666	958,397	(Q)	—	365,351	(V)	2,330,477
Late filing penalty	1,033,500	—	—	—	—	1,033,500
Intangible impairment	62,917	—	—	—	—	62,917
Goodwill impairment	3,893,294	—	—	—	—	3,893,294

Loss before interest	(10,643,311)	(2,042,719)	(2,783,622)	(2,077,645)	(916,443)	(18,463,741)
Interest (expense) income	(4,631,683)	54,635	(1,021,631	)(R)	47,859	—	(5,550,820)

Loss before income taxes	(15,274,994)	(1,988,084)	(3,805,254)	(2,029,786)	(916,443)	(24,014,561)
Income taxes	(97,945)	(14,002)	—	(S)	—	—	(W)	(111,947)

Net Loss	$(15,372,939)	$(2,002,086)	$(3,805,254)	$(2,029,786)	$(916,443)	$(24,126,508)

Computation of loss applicable to Common Shareholders
Net loss before beneficial conversion — Preferred dividends	$(15,372,939)	$(2,002,086)	$(3,805,254)	$(2,029,786)	$(916,443)	$(24,126,508)
Beneficial conversion — Preferred dividends	(7,510,590)	—	—	—	—	(7,510,590)

Loss attributable to common stockholders	$(22,883,529)	$(2,002,086)	$(3,805,254)	$(2,029,786)	$(916,443)	$(31,637,098)

Basic and diluted loss per share pro forma	$(11.97)	$(0.75)

Weighted average shares outstanding pro forma	1,912,033	42,445,477	(X)

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
Notes related to Unify Corporation
      (M) Reflects the Company’s historical statement of operations for the six months ended December 31, 2005 and the year ended June 30, 2005.
      (N) Reflects Unify’s historical statement of operations for the six months ended January 31, 2006 and the twelve months ended July 31, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform Unify’s fiscal year end from April 30 year end to Halo’s June 30 year end, Unify’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the six months ended December 31, 2005, Unify’s results were derived by combining the quarter ended January 31, 2006 and quarter ended October 31, 2005 in its fiscal year ending April 30, 2006. For the pro forma statements of operations for the year ended June 30, 2005, Unify’s results were derived by combining the quarter ended July 31, 2005 in the fiscal year ending April 30, 3006 and last three quarters of its fiscal year ended April 30, 2005.
      (O) To record the decrease in amortization of the deferred revenue as a result of a fair value adjustment (in accordance with EITF 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”) of $1,193,759 and $1,633,565 for the six months ended December 31, 2005 and for the year ended June 30, 2005, respectively, which is included in services revenue.
      (P) To record the increased amortization of deferred compensation of $105,719 and $191,660 for the six months ended December 31, 2005 and for the year ended June 30, 2005, respectively. These increases are the results of the conversion of unvested Unify stock options.
      (Q) To record the increased amortization of intangibles of $479,199 and $958,397 for the six months ended December 31, 2005 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (R) To record the increased interest expense of $1,021,631 for both the six months ended December 31, 2005 and for the year ended June 30, 2005. The increase in the interest expense results from conversion of the convertible notes described in the note (E) of NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET.
      (S) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
Notes related to InfoNow Corporation
      (T) Reflects InfoNow’s historical statement of operations for the six months ended December 31, 2005 and the twelve months ended June 30, 2005, including various reclassifications to conform to the company’s financial statement presentation. In order to conform InfoNow’s fiscal year end from calendar year end to Halo’s June 30 year end, InfoNow’s historical operating results have been derived from combinations of quarters in its two fiscal years. For the pro forma statements of operations for the six months ended December 31, 2005, InfoNow’s results were derived by combining the last two quarters ended December 31, 2005 in its fiscal year ended December 31, 2005. For the pro forma statements of operations for the year ended June 30, 2005, InfoNow’s results were derived by combining the first two quarters of its the fiscal year ended December 31, 2005 and last two quarters of its fiscal year ended December 31, 2004.
      (U) To record the decrease in amortization of the deferred revenue as a result of a fair value adjustment (in accordance with EITF 01-03, “Accounting in a Business Combination for Deferred

NOTES TO THE PRO FORMA CONSOLIDATED
CONDENSED STATEMENTS OF OPERATIONS — (Continued)
(Unaudited)
Revenue of an Acquiree”) of $402,721 and $551,092 for the six months ended December 31, 2005 and for the twelve months ended June 30, 2005, respectively, which is included in services revenue.
      (V) To record the increased amortization of intangibles of $182,675 and $365,351 for the six months ended December 31, 2005 and for the year ended June 30, 2005, respectively. The increase in the amortization results from the increase in the fair market value of the intangible assets acquired.
      (W) The Company did not record an income tax benefit because the company provided a full valuation allowance against the deferred tax asset.
      (X) The weighted average number of shares are calculated as follows:

	Six months ended	Year ended
	December 31, 2005	June 30, 2005

Halo’s weighted average shares as reported on 10Q and 10K	3,425,127	1,912,033
Common stock to be issued under Closing Conditions
Equity to be raised	1,600,000	1,600,000
Convertible notes to be converted	944,334	944,334
Preferred Series C and Series D to be converted	20,848,291	20,848,291
Common stock to be issued to Unify stockholders	12,836,089	12,836,089
Common stock to be issued to InfoNow stockholders	4,304,730	4,304,730

Weighted average shares pro forma	43,958,571	42,445,477

ANNEX A
AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2005 (this “Agreement”), is entered into by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, a Nevada corporation (“Parent”), WTH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and InfoNow Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are collectively referred to herein as the “Parties.”
      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company (i) have approved and have declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and (ii) have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;
      WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the Merger;
      WHEREAS, for federal income tax purposes, if the aggregate of the Stock Payments (as defined below) payable pursuant to the Merger is at least $5,760,000, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” or “IRC”), and the Parties to this Agreement intend to adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and
      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger.
      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”), shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall become a wholly-owned subsidiary of Parent.
      1.2     Closing.
      The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the Parties hereto. The Closing will be held at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202.
      1.3     Effective Time.
      Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of

State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.
      1.4     Effects of the Merger.
      The Merger shall have the effects set forth in Section 259 of the DGCL.
      1.5     Certificate of Incorporation and Bylaws.
      At the Effective Time, subject to the provisions of Section 6.11, the certificate of incorporation of the Company shall be amended and restated to be the same in substance as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company will remain unchanged), and said amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, subject to the provisions of Section 6.11, the bylaws of the Company shall be amended and restated to be the same in substance as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended.
      1.6     Directors and Officers.
      The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
      1.7     Plan of Reorganization.
      For federal income tax purposes, if the aggregate of the Stock Payments payable pursuant to the Merger is at least $5,760,000, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.
ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
      2.1     Effect on Stock.
      As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Cancellation of Company Common Stock. Each share of Company Common Stock that is owned directly by the Company or by Parent or any of their wholly-owned Subsidiaries, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Sections 2.1(e) and 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and shares exercising appraisal rights in accordance with Section 2.1(g)) at the Effective Time shall be converted into the right to receive (i) the Stock Payment and (ii) the Cash Payment. The aggregate of (i) all Stock Payments and all Cash Payments made with respect to each issued and outstanding share of Company Common Stock; (ii) the Per Common Stock Option Closing Merger Consideration made with respect to each Company Stock Option; (iii) any cash in lieu of a fractional share as provided in Section 2.2(e); and (iv) the Contingent Value Rights issued under Section 2.1(f) shall constitute the “Merger Consideration.”

As of the Effective Time and without any action on the part of the holders thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) certain dividends and other distributions in accordance with Section 2.2(c).

(c) Conversion of Common Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Common Stock Options. At the Effective Time, each outstanding Common Stock Option under the InfoNow 1990 Stock Option Plan, as amended, and the InfoNow 1999 Stock Option Plan, as amended, or any stock option agreements to which the Company is a party, whether or not vested, shall be converted into the right to receive the Per Common Stock Option Closing Merger Consideration; provided that, the Per Common Stock Option Closing Merger Consideration shall be paid to the Common Stock Option Holders part in Parent Common Stock and part in cash in the following proportions: (x) the amount of the Per Common Stock Option Merger Consideration payable to any Common Stock Option Holder in cash shall be an amount (expressed as a percentage) equal to the Aggregate Cash Payment divided by $7,200,000 and (y) the remainder of the Per Common Stock Option Merger Consideration payable to any Common Stock Option Holder in Parent Common Stock shall be an amount (i) valued at the Parent’s Conversion Price and (ii) equal to the difference between the applicable Per Common Stock Option Closing Merger Consideration and the amount of cash paid under the foregoing clause (x). All other outstanding options and warrants to purchase Company Common Stock shall be cancelled at the Effective Time.

(e) Adjustments to Stock Payment and Contingent Value Rights for Organic Changes. The number of shares of Parent Common Stock to be issued and the Contingent Value Rights to be issued and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f) Contingent Value Rights. At the Effective Time, as part of the Merger Consideration, Parent shall, pursuant the Contingent Value Rights Agreement, issue a CVR in respect of each share of Parent Common Stock issued in the Merger.

(g) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger and who has or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the holder of such shares becomes ineligible for such appraisal rights. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Parent in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 2.1(b) of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands with respect to any holder of Dissenting Shares before the Effective Time.

      2.2     Exchange of Certificates.
      (a) Exchange Agent. Prior to the Closing Date, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company to act as exchange agent for the purpose of exchanging Certificates and Common Stock Options for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Common Stock Options, for exchange in accordance with this Article II, through the Exchange Agent, the Aggregate Cash Payment, Parent certificates representing the number of whole shares of Parent Common Stock and Parent certificates representing Contingent Value Rights issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and Common Stock Options. Parent shall also make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 2.2(c) and to make payments in lieu of any fractional shares in accordance with Section 2.2(e). Any certificates of Parent Common Stock and cash deposited with the Exchange Agent as provided above shall hereinafter be referred to as the “Exchange Fund.”
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but no later than two days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Common Stock Option whose shares or options were converted into the Merger Consideration pursuant to Section 2.1 of this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Common Stock Options, as applicable, shall pass, only upon delivery of the Certificates or Common Stock Options to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Common Stock Options in exchange for the Merger Consideration. Upon surrender of a Certificate or Common Stock Option for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Common Stock Option shall be entitled to receive in exchange therefor a Parent certificate representing that number of whole shares of Parent Common Stock issuable to such holder pursuant to the Merger, the Cash Payment payable to such holder, a Parent certificate representing that number of CVRs that correspond to the number of whole shares of Parent Common Stock issuable to such holder pursuant to the Merger, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate or Common Stock Option so surrendered shall forthwith be cancelled. The Cash Payment and any other cash distributions made in accordance with Section 2.2(c) and 2.2(e) shall be paid by check or wire transfer. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Common Stock Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, and, if applicable, certain dividends or other distributions in accordance with Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates or Common Stock Options pursuant to the provisions of this Article II.
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Common Stock Option with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Common Stock Option in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate or Common Stock Option, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.
      (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued, Contingent Value Rights issued, and the Aggregate Cash Payment paid, upon the surrender for exchange of Certificates or Common Stock Options in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Common Stock Options, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Common Stock Options are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.
      (e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Common Stock Options, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, Parent shall pay to each former holder of Company Common Stock or Common Stock Options an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock or Common Stock Options held at the Effective Time by such holder) would otherwise be entitled by (B) Parent’s Conversion Price.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock or Common Stock Options with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Common Stock Options for twelve (12) months after the Effective

Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.
      (g) No Liability. None of Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Common Stock Option shall not have been surrendered prior to seven years after the Effective Time, and shall not previously have been required to be escheated to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund.
      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.
      (j) Withholding Rights. Each of the Surviving Corporation, Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Common Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.
      2.3     Further Assurances.
      At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company hereby makes the following representations and warranties to Parent and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the disclosure schedules of the Company delivered herewith (the “Company Disclosure Schedule”), each of which representations and warranties are being relied upon by Parent and Merger Sub as an inducement to enter into and perform this Agreement. It is acknowledged and agreed by Parent and Merger Sub that any matter set forth in any schedule, section or subsection of the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Company Disclosure Schedule.
      3.1     Corporate Organization.
      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which are attached at Section 3.1 of the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Section 3.1 of the Company Disclosure Schedule includes a listing of all jurisdictions in which the Company is qualified to do business or has assets and/or conducts operations.
      3.2     Capitalization.
      The authorized capital stock of the Company consists of 41,712,335 shares of Company capital stock, of which 40,000,000 are designated as Company common stock (“Company Common Stock”), par value $.001 per share and of which 1,712,335 are designated as preferred shares, par value $.001 per share (“Company Preferred Shares”). As of the date hereof, there are (x) 10,055,398 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in the Company’s treasury, (y) 5,830,528 Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise and (z) no shares of Company Preferred Shares are issued and outstanding, held in the Company’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Company Common Stock or Company Preferred Shares or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any Company Common Stock or any other equity security of the Company. The Company has no Subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. There are no existing rights with respect to the registration of Company Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Since September 30, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.
      3.3     Authority; No Violation.
      (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at the Company Stockholders Meeting. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Other than the Company Stockholders Meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub of this Agreement) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company, of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to the Company, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Company Contract to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except that in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on the Company.
      (c) The Company is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.
      3.4     Consents and Approvals.
      (a) Except for (i) the approval of this Agreement by the requisite vote of the stockholders of the Company, (ii) any required filings with the SEC and state securities authorities, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4(a) of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on the Company.
      (b) The Company has no Knowledge of any reason why approval or effectiveness of any of the applications, notices, filings or waivers thereof referred to in Section 3.4(a) will not be obtained or granted on a timely basis.
      3.5     Reports and Financial Statements.
      (a) The Company has previously made available to Parent (including through the SEC’s EDGAR system) true and complete copies of: (a) the Company’s Annual Report on Form 10-KSB filed with the SEC for each of the years ended December 31, 2002 through 2004; (b) the Company’s Quarterly Report on Form 10-QSB filed with the SEC for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (c) each definitive proxy statement filed by the Company with the SEC since December 31, 2002; and (d) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2002. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a “Company SEC Report” and collectively, the “Company SEC Reports”) (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-QSB of the Exchange Act) and fairly presented the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since December 31, 2002, the Company has timely filed all reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.
      (b) Since September 30, 2005, there has not been any material change by the Company in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. The Company maintains a reasonable process or procedure under which management of the Company is aware of or authorizes material transactions of the Company such that such transactions may be recorded on the quarterly and annual financial reports of the Company in accordance with GAAP. The Company currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including applicable provisions of the Sarbanes-Oxley Act of 2002.
      (c) The Company has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company’s Quarterly Report on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005, (ii) which have been incurred after the most recent Company SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).
      3.6     Broker’s Fees.
      Neither the Company nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement other than Q Advisors LLC (“Q Advisors”).
      3.7     Absence of Certain Changes or Events.
      Except as disclosed in the Company SEC Reports, since September 30, 2005, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) on the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized Software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which has had a Material Adverse Effect; (vi) any waiver by the Company of any rights of material value or (vii) any other action or event that would have required the consent of Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.
      3.8     Legal Proceedings.
      (a) The Company is not a party to any, and there are no pending or to the Knowledge of the Company, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other material effect upon the Company or which challenge the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or its assets.
      3.9     Taxes and Tax Returns.
      (a) The Company has duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except for such failures to file, taken together, as would not likely have a Material Adverse Effect on Company, and has duly paid or made provision on the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and as referred to in Sections 3.5 and 6.6 hereof in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.9 of the Company Disclosure Schedule, (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect. All liability with respect to the Tax Returns of the Company has been satisfied for all years prior to and including 2004. The Internal Revenue Service (“IRS”) has not notified the Company of, or to the Knowledge of the Company otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of the Company. There are no material disputes pending, or to the Knowledge of the Company claims asserted for, Taxes or assessments upon the Company. In addition, Tax Returns which are accurate and complete in all material respects have been filed by the Company for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by the Company in the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and as referred to in Sections 3.5 and 6.6 hereto. The unpaid Taxes of the Company (i) did not, as of the date of any financial statement referred to in its annual reports filed on Form 10-KSB or in Section 6.6 hereto, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns. The Company has not been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. The Company has not made an election under Section 341(f) of the Code. The Company has provided or made available to Parent complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for the Company’s fiscal years 2000, 2001, 2002, 2003 and 2004. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of the Company. The Company is not a “foreign person” as that term is used in § 1.1445-2 of the Treasury Regulations promulgated under the IRC. The Company is not a “United States real property holding corporation” within meaning of § 897 of the IRC and was not a “United States real property holding corporation” on any “determination date” (as defined in § 1.897-2(c) of such Regulations) that occurred during any relevant period.
      (b) For purposes of this Agreement:

“Tax or Taxes” means any tax (including any income tax, capital gains tax, payroll, employment or withholding tax, value-added tax, franchise tax, sales or use tax, property tax, net worth tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
      3.10     Employee Plans.
      (a) For purposes of this Section 3.10, references to the Company shall include the Company and any other entity which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 414(b), (c) or (m). Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other plan, arrangement or agreement relating to deferred compensation, fringe benefits, flexible spending or other benefits of any current or former employee, that is maintained or contributed to as of the date of this Agreement, or that has within the last three years been maintained or contributed to, by the Company or under which the Company has any liability (collectively, the “Plans”).
      (b) The Company has heretofore delivered or made available to Parent true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the most recent determination letter from the IRS (if applicable) for such Plan, (ii) the current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, and (iv) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.
      (c) (i) Each of the Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including but not limited to ERISA and the Code, (ii) each of the

Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has either received from the IRS a favorable determination letter to such effect upon which the Company is entitled to rely as to such matters and which is currently applicable or may rely on a favorable opinion letter from the IRS as to such matters, and the Company is not aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan, (iii) no Plan is subject to Title IV of ERISA, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of the Company, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (vi) no Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) the Company is not aware that it has engaged in a transaction in connection with which the Company could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto by any current or former employee of the Company, and (x) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.
      (d) (A) None of the employees of the Company is represented in his or her capacity as an employee of such company by any labor organization; (B) the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of its employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company, nor has there ever been union representation involving employees of the Company.
      (e) The Company has provided to Parent a description of all written employment policies under which the Company is operating.
      (f) The Company is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers’ safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
      (g) To the Knowledge of the Company, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company.
      3.11     Contracts.
      (a) The Company is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Merger Sub, the Company, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by the Company, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). There are no employment, consulting and deferred compensation agreements to which the Company is a party. Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or otherwise in an amount greater than $100,000 per annum) of the Company. Each contract, arrangement or commitment of the type described in this Section 3.11(a), whether or not set forth in Section 3.11(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and the Company has not received notice of, nor do any executive officers of such entities know of, any violation of any Company Contract.
      (b) (i) Each Company Contract is valid and binding and in full force and effect, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any such Company Contract, except where such default would not be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.
      3.12     Environmental Matters.
      The Company is in material compliance with all Environmental Laws, except as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Section 3.12, the term “Environmental Law” means any applicable Law relating to the protection of human health and the environment.
      3.13     Properties and Assets.
      Section 3.13 of the Company Disclosure Schedule lists (i) all real property owned by the Company; (ii) each real property lease, sublease or installment purchase arrangement to which the Company is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which the Company is a party; and (iv) all items of the Company’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $50,000 or more. Except for (a) items reflected in the Company’s consolidated financial statements as of December 31, 2004, as filed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, (b) exceptions to title that do not interfere materially with the Company’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004), and (d) items listed in Section 3.13 of the Company Disclosure Schedule, the Company has good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. The Company, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by them, and the Company has not experienced any material uninsured damage or destruction with respect to such properties since December 31, 2004. All properties and assets used by the Company are in good operating condition and repair suitable for the purposes for which they are currently utilized and, to the Knowledge of the Company, comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. The Company enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which the Company is a party are valid and binding obligations in accordance with the terms thereof. The Company is not in default with respect to any such lease, and there has occurred no default by the Company or event which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease, except where such default is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no Laws, conditions of record, or other impediments which interfere materially with the intended use by the Company of any of the property owned, leased, or occupied by it.
      3.14     Insurance.
      Section 3.14 of the Company Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, the Company has not received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. True, correct and complete copies of all such policies and bonds reflected at Section 3.14 of the Company Disclosure Schedule, as in effect on the date hereof, have been made available to Parent.
      3.15     Compliance with Applicable Laws.
      The Company has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance is not likely to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Company has not received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
      3.16     Affiliates.
      Each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company is listed at Section 3.16 of the Company Disclosure Schedule. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      3.17     Ownership of Parent Common Stock.
      Neither the Company nor any of its directors, executive officers, or affiliates (as used above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Parent (other than those agreements, arrangements or understandings specifically contemplated hereby).
      3.18     Fairness Opinion.
      The Company has received an opinion from Q Advisors to the effect that, in its opinion, the consideration to be paid to stockholders of the Company hereunder is fair to such stockholders from a financial point of view.
      3.19     Intellectual Property.
      (a) Section 3.19 of the Company Disclosure Schedule contains a correct and complete list of all Company Registered Intellectual Property and all material unregistered copyrights, trademarks and service marks of the Company.
      (b) To the Company’s Knowledge, no Intellectual Property owned by the Company and no Company Proprietary Software is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof. To the Company’s Knowledge, no Intellectual Property licensed to the Company and no Company Licensed Software, either of which is material to the operations of the Company, is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or (ii) that may affect the validity or enforceability thereof.
      (c) Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects. All necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording ownership by the Company or any of its Subsidiaries of such Company Registered Intellectual Property.
      (d) The Company is the sole and exclusive owner of each item of Intellectual Property used by the Company, other than Intellectual Property that is licensed to the Company, free and clear of any Lien, except Permitted Liens.
      (e) Section 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the Company Proprietary Software, and (ii) the Company Licensed Software.
      (f) To the Knowledge of the Company, the operations of the Company as currently conducted, including the Company’s design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) of the Company do not infringe or misappropriate the Intellectual Property of any third party.
      (g) The Company has no Knowledge and has not received written notice from any third party that the operations of the Company as currently conducted, or any current product or service of the Company infringes or misappropriates the Intellectual Property of any third party.
      (h) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company.
      (i) The Company has taken commercially reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third Parties used by the Company.
      (j) The Company maintains in place and has taken commercially reasonable steps to enforce appropriate policies designed to ensure that all Intellectual Property owned by the Company and developed by employees of the Company is developed by such employees while working within the scope of their employment at the time of such development. Where appropriate, the Company has taken commercially reasonable steps to require its agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of Intellectual Property developed by such agents, consultants, contractors or other Persons on behalf of the Company.
      3.20     Company Information.
      This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Company notice of the Company Stockholders Meeting (except for the portions thereof relating solely to Parent or any of its Subsidiaries, as to which the Company makes no representation or warranty) will comply in all material respects with the provisions of the DGCL.
      3.21     Proxy Materials; Registration Statement; Other Information.
      None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 relating to the registration of the Parent Common Stock and the Contingent Value Rights (the “Registration Statement”) or the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith

(collectively, the “Proxy Materials”) will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.
      3.22     Unlawful Payments and Contributions.
      To the Knowledge of the Company, neither the Company nor any of its respective directors, officers, employees or agents has, with respect to the businesses of the Company, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.
      3.23     Listings.
      The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.
      3.24     Permits.
      The Company holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. The Company has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Parent and Merger Sub hereby make the following representations and warranties to Company as set forth in this Article IV, subject to the exceptions disclosed in writing in the disclosure schedules of the

Parent and Merger Sub delivered herewith (the “Parent and Merger Sub Disclosure Schedule”), each of which representations and warranties are being relied upon by Company as an inducement to enter into and perform this Agreement. It is acknowledged and agreed by Company that any matter set forth in any schedule, section or subsection of the Parent and Merger Sub Disclosure Schedule shall expressly not be deemed to constitute an admission by the Parent and/or Merger Sub, as the case may be, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Parent and Merger Sub Disclosure Schedule.
      4.1     Corporate Organization.
      Each of Parent, Merger Sub and Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their state or incorporation of organization. Each of Parent, Merger Sub and Parent’s other Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify or to be in good standing has not had and would not likely have a Material Adverse Effect on Parent. The certificate of incorporation and bylaws of Parent, Merger Sub and Parent’s other Subsidiaries, copies of which are attached at Section 4.1 of the Parent and Merger Sub Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Gupta Technologies, LLC, a Delaware limited liability company, David Corporation, a California corporation, Foresight Software, Inc., a Delaware corporation, Process Software, LLC, a Delaware limited liability company, Profitkey International, LLC, a Delaware limited liability company, and TAC/ Halo, LLC (d/b/a Tesseract), a Delaware limited liability company are the only Subsidiaries of Parent, that qualify as a “Significant Subsidiary” as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). Section 4.1 of the Parent and Merger Sub Disclosure Schedule includes a listing of all jurisdictions in which Parent is qualified to do business or has assets and/or conducts operations.
      4.2     Capitalization.
      (a) The authorized capital stock of Parent consists of 150,000,000 shares of common stock (“Parent Common Stock”), par value $0.00001 per share and 50,000,000 shares of preferred stock, par value $0.00001 per share (“Parent Preferred Shares”), of which 16,000,000 shares of Series C Preferred Stock have been designated and 8,863,636 shares of Series D Preferred Stock have been designated. As of the date hereof, there are (i) 3,648,537 shares of Parent Common Stock issued and outstanding and 0 shares of Parent Common Stock held in Parent’s treasury, (ii) 56,327,111 shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, (iii) 13,802,837 shares of Series C Preferred Stock issued and outstanding and (iv) 7,045,454 shares of Series D Preferred Stock issued and outstanding. There no issued and outstanding shares of Parent’s Series A Preferred Stock or Series B Preferred Stock. All of the issued and outstanding Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Parent SEC Reports, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Common Stock or Parent Preferred Shares or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any Parent Common Stock or any other equity security of Parent. Except as disclosed in the Parent SEC Reports, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. Except as disclosed in the Parent SEC Reports, there are no existing rights with respect to the registration of Parent Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights. Except as disclosed in the Parent SEC Reports since September 30, 2005 through the date hereof no options or warrants have been issued or accelerated or had their terms modified.

      (b) Section 4.2(b) of the Parent and Merger Sub Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Parent as of the date of this Agreement. Except as disclosed in the Parent SEC Reports, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
      4.3     Authority; No Violation.
      (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company of this Agreement) will constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub, of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent, Merger Sub and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any Laws applicable to Parent, Merger Sub and each of Parent’s other Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Merger Sub and each of Parent’s other Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub and each of Parent’s other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in each case for such violations, breaches, defaults, or terminations as would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent.
      (c) Parent is not: (i) in violation of its certificate of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      4.4     Consents and Approvals.
      (a) Except for (i) any required filings with the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 4.4(a) of the Parent and Merger Sub Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (x) the execution and delivery by Parent or Merger Sub of this Agreement and (y) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby, except in each case for such consents, approvals or filings the failure of which to be obtained would not likely have a Material Adverse Effect on Parent or Merger Sub. The approval of the stockholders of Parent is not required in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transaction contemplated hereby.
      (b) Parent and Merger Sub have no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.
      4.5     Adequate Resources.
      Parent has or will have at the Effective Time cash on hand or borrowing availability under financing arrangements from financially responsible third Parties, or a combination thereof, in an aggregate amount sufficient to enable Parent to pay in full the Merger Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby.
      4.6     Legal Proceedings.
      (a) Except as disclosed in the Parent SEC Reports, Parent and Merger Sub are not party to any, and there are no pending or to the Knowledge of Parent or Merger Sub, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or Merger Sub in which, to the Knowledge of Parent or Merger Sub, there is a reasonable probability of any material recovery against or other material effect upon Parent or which challenge the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Merger Sub, or their respective assets.
      4.7     Broker’s Fees.
      Neither Parent nor any Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
      4.8     Reports and Financial Statements.
      (a) Parent has previously made available to the Company (including through the SEC’s EDGAR system) true and complete copies of (a) Parent’s Annual Reports on Form 10-KSB filed with the SEC for each of the years ended June 30, 2003 through 2005; (b) Parent’s Quarterly Reports on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005; (c) each definitive proxy statement filed by Parent with the SEC since December 31, 2003; (d) each final prospectus filed by Parent with the SEC since December 31, 2003; and (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 2003. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a “Parent SEC Report” and, collectively, “Parent SEC Reports”) (a) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since June 30, 2003, Parent has timely filed all material reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.
      (b) Since September 30, 2005, there has not been any material change by Parent in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed. Parent maintains a reasonable process or procedure under which management of Parent is aware of or authorizes material transactions of Parent such that such transactions may be recorded on the quarterly and annual financial reports of Parent in accordance with GAAP. Parent currently conducts its business in compliance in all material respects with all laws and regulations as currently applicable to the conduct of its business, including the Sarbanes-Oxley Act of 2002.
      (c) Parent has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent’s Quarterly Report on Form 10-QSB filed with the SEC for the quarter ended September 30, 2005 or in Parent SEC Reports filed after such Quarterly Report, (ii) which have been incurred after the most recent Parent SEC Reports in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action).
      4.9     No Undisclosed Liabilities.
      Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Parent SEC Reports filed and publicly available prior to the date hereof and (b) liabilities or obligations that would not, individually or in the aggregate, likely have a Material Adverse Effect on Parent.
      4.10     Absence of Certain Changes or Events.
      (a) Except as disclosed in the Parent SEC Reports (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (b) Subject to the acquisitions and financing described in the Parent SEC Reports, since December 31, 2004, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
      4.11     Taxes and Tax Returns.
      (a) Parent and its Subsidiaries have duly filed all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), except that all such failures to file, taken together, as would not likely have a Material Adverse Effect on Parent, and has duly paid or made provision on the financial statements for the periods ended December 31, 2004,

March 31, 2005, June 30, 2005 and September 30, 2005, and as referred to in Section 4.8 hereof, in accordance with GAAP for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Taxing Authorities on or prior to the date hereof other than Taxes (a) that (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 4.11 of the Parent and Merger Sub Disclosure Schedule (b) that have not been finally determined, and (c) the failure to pay, taken together, would not likely have a Material Adverse Effect on Parent. All liability with respect to the Tax Returns of Parent and its Subsidiaries has been satisfied for all years prior to and including 2004. The IRS has not notified Parent of, or to the Knowledge of Parent otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Parent. There are no material disputes pending, or to the Knowledge of Parent claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been included by Parent in the financial statements for the periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and as referred to in Section 4.8 hereof. The unpaid Taxes of Parent (i) did not, as of the date of any financial statement referred to in Parent’s Annual Reports on Form 10-KSB exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (other than the notes thereto) and (ii) will not exceed such reserve as adjusted for the passage of time though the Closing Date in accordance with past custom and practice of Parent in filing its Tax Returns. Neither Parent nor any of its Subsidiaries has been asked to consent to, and has not consented to, any currently effective waiver or extension of any statute of limitations with respect to any Tax. Neither Parent nor any Subsidiary has made an election under Section 341(f) of the Code. Parent has provided or made available to Company complete and correct copies of its Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for Parent’s fiscal years 2000, 2001, 2002, 2003 and 2004. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Parent or any Subsidiary.
      4.12     Compliance with Applicable Laws.
      Parent and each of its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business, except where such noncompliance would not likely have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
      4.13     Proxy Materials; Registration Statement; Other Information.
      None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Materials will (i) in the case of the Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Materials, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials or the Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will (with respect to Parent) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Materials will (with respect to Parent) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.
      4.14     Ownership of Company Common Stock.
      Except as disclosed on the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, directors, executive officers, or affiliates (as such term is described above in Section 3.16) (i) beneficially own, directly or indirectly through an affiliate, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Company (other than those agreements, arrangements or understandings specifically contemplated hereby).
      4.15     Takeover Statutes.
      The Board of Directors of Parent has approved the terms of this Agreement, and such approval constitutes approval of this Agreement by the Board of Directors of Parent under the provisions of Section 203 of the DGCL, other than Section 203(b)(1) of the DGCL, to the knowledge of Parent, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.
      4.16     Unlawful Payments and Contributions.
      To the Knowledge of Parent, neither Parent nor any of its respective directors, officers, employees or agents has, with respect to the businesses of Parent, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.
      4.17     Listings.
      Parent’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange.
      4.18     Permits.
      Parent holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or Surviving Corporation. Parent has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      5.1     Covenants of the Company.
      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practices. The Company will use its commercially reasonable efforts, consistent with past practices, to (x) preserve its business organization intact, (y) keep available to itself and Parent the present services of the employees of the Company and (z) preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1(c) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances, deliveries or sales in the ordinary course consistent with past practices;

(d) amend its certificate of incorporation, bylaws or other similar governing documents;

(e) make individual capital expenditures of $100,000 in the aggregate;

(f) enter into any new line of business or any material partnership arrangements, joint development agreements or strategic alliances;

(g) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(i) change its methods of accounting in effect at December 31, 2004, except for changes effected to comply with Statement of Financial Accounting Standards No. 86, and except as required by changes in GAAP or regulatory accounting principles;

(j) (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (except for the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares granted in the ordinary course consistent with past practices), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.11 of this Agreement, other than normal annual cash increases in pay, consistent with past practice and not exceeding five percent on average of all employees’ base salary or wage, and ordinary course offer letters and stock option agreements to new hires permitted under the immediately following clause, (v) hire any new employee at an annual compensation in excess of $100,000, or (vi) promote any employee to a rank of senior vice president or more senior rank;

(k) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) sell, lease, license, encumber or otherwise dispose of any of the Company’s properties or assets, except in the ordinary course of business consistent with past practice, or enter into a lease, relocate, open or close any office;

(m) propose or enter into any contract, agreement or commitment relating to the settlement of any legal, administrative, arbitration or other proceeding, claim, action or governmental or regulatory investigation of any nature against the Company in excess of $100,000;

(n) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property (including rights to resell or relicense the Company Intellectual Property) or enter into grants to future patent rights, other than transactions entered into in the ordinary course of business consistent with past practices;

(o) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates; and

(p) agree or commit to do any of the actions set forth in (a)-(o) above.

      The consent of Parent to any action by the Company that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by an officer of Parent.
      5.2     Covenants of Parent
      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of the Company, Parent shall carry on its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, and except as set forth in the Parent and Merger Sub Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by the Company in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Parent:

(a) shall notify the Company of any emergency or other change in the normal course of its or its Subsidiaries’ respective businesses or in the operation of its or its Subsidiaries’ respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such emergency, change, complaint, investigation or hearing would likely have a Material Adverse Effect on Parent;

(b) shall notify the Company of any material transaction;

(c) shall not declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than dividends on the Series C Preferred Stock and the Series D Preferred Stock);

(d) shall not (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Parent, or any securities convertible into or exercisable for any shares of the capital stock of Parent;

(e) amend its certificate of incorporation, bylaws or other similar governing documents (other than an amendment to change the name of the Parent to “Halo Technology Holdings, Inc.”); or

(f) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.
      5.3     Compliance with Antitrust Laws.
      Each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Parent and the Company shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. Parent and the Company shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include, among other things and to the extent Parent so desires, the willingness of Parent to accept an order agreeing to the divestiture, or the holding separate, of any assets of Parent or the Company.
      5.4     No Solicitation.
      (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit its directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      (b) For Purposes of this Agreement:

“Company Acquisition Proposal” means any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or the assets representing more than twenty percent (20%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term “Company Acquisition Proposal” shall not include the Merger and the transactions contemplated thereby.

“Company Superior Proposal” means any offer not solicited by the Company, or by other persons in violation of the first sentence of Section 5.4(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company’s stockholders than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction.
      (c) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a “Company Acquisition Agreement”) with respect to any Company Acquisition Proposal. Nothing contained in this Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law.
      (d) In addition to the obligations of the Company set forth in paragraphs (a) and (c) of this Section 5.4, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS
      6.1     Cooperation.
      (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(i) prepare and file with the SEC as soon as is practicable the Proxy Materials and the Registration Statement, and shall use all reasonable best efforts to cause the Proxy Materials and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to cause the Registration Statement to qualify as a resale registration statement with respect to shares of Parent Common Stock of Persons who are “affiliates” within the meaning of Rule 145 under the Securities Act, to respond promptly to any comments of the SEC or its staff, and to have the Proxy Materials cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed;

(ii) as soon as reasonably practicable take all such action as may be required under state blue sky or securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote and the Company Stockholders Meeting; provided, however, that Parent shall not be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction;

(iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein;

(iv) cooperate with one another in obtaining opinions of Hogan & Hartson, L.L.P., counsel to the Company, and Day, Berry and Howard, tax counsel to Parent, dated as of the date the Registration Statement is declared effective satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and opinions of Hogan & Hartson, L.L.P. and Day, Berry and Howard, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Hogan & Hartson L.L.P. and Day, Berry and Howard representation letters in customary form and shall deliver any such letters obtained to Hogan & Hartson L.L.P. and Day, Berry and Howard; and

(v) use all reasonable best efforts to (x) prepare the Contingent Value Rights Agreement in accordance with the terms of this Agreement and in a form, and containing terms and conditions, customary for the issuance of Contingent Value Rights in transactions of the type contemplated by this Agreement and reasonably satisfactory to the Company; (y) register the Contingent Value Rights with the SEC under the Registration Statement; and (z) issue the Contingent Value Rights at the Closing in accordance with Article II.
      (b) Subject to the limitations contained in Section 6.2, the Company and Parent shall each furnish to one another and to one another’s counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.
      (c) Assuming the requisite amount of Parent Common Stock is issued in the Merger, no party to this Agreement knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (d) The Company will use all reasonable best efforts to cause the Proxy Materials to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any event relating to the Company occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if the Company becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, or if Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Materials, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC.
      (e) The Company and Parent will cooperate with one another in preparing and filing all necessary documentation to effect any other applications, notices, petitions and filings, and to obtain as promptly as practicable, all permits, consents, approvals and authorizations of all other third Parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided by the other party to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each of the Parties will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(i) The Company shall, upon request, furnish Parent with all information concerning the Company and its directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement

(ii) Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.
      6.2     Access to Information.
      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall accord to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records.
      (b) No investigation by either of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      6.3     Stockholder Meeting
      The Company shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Company Stockholders Meeting”). Management and the Board of Directors of the Company shall recommend to the Company’s stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be obligated to recommend or oppose, as the case may be, if the Board of Directors of the Company determines in good faith, after the receipt of advice from counsel, that such recommendation or opposition, as the case may be, would result in a breach of its fiduciary duties under applicable Delaware law.
      6.4     Legal Conditions to Merger.
      Each of Parent and the Company shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent in connection with the Merger and the other transactions contemplated by this Agreement.
      6.5     Employees.
      (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the Section 401(k) plan maintained by Parent, as applicable, individuals who are employees of the Company at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with the Company before the Effective Time as if such service had been with Parent, as applicable.
      (b) If required by Parent in writing delivered to the Company not less than five business days before the Closing Date, the Company shall, on or after the Closing Date, (i) terminate any Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination, or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze, or (iii) cause the 401(k) Plans to be merged in to the Parent 401(k) Plan as soon as administratively possible after the Closing Date and the participants of the 401(k) Plans shall be governed by the Parent 401(k) Plan. The Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of the Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Parent to conform the plan document for such Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of such Plan. To the extent the applicable 401(k) Plan has been amended pursuant to this section, Parent will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger.
      (c) After the Effective Time, except to the extent that Parent or its Subsidiaries continues Plans in effect, employees of the Company who become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. Parent will or will cause its Subsidiaries to give credit to employees of the Company, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Parent and credit employees of the Company with an amount equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any co-insurance, co-payment, deductible or out-of-pocket limit under the comparable employee welfare benefit plans of the Company.
      (d) After the Merger, Parent and each relevant Parent Subsidiary will honor, without modification, and perform the obligations of the Company under, the contracts, plans and arrangements listed in Sections 6.5(d) and 3.11 of the Company Disclosure Schedule.
      (e) If an employee of the Company as of immediately prior to the Effective Time has his or her employment terminated by Parent or any of its Subsidiaries, such terminated employees shall be entitled to severance benefits from Parent and its Subsidiaries, to the extent such employee is not entitled to receive severance benefits from the Company, in accordance with the severance plans and policies of Parent and its Subsidiaries, as in effect from time to time thereafter for similarly situated employees.
      6.6     Subsequent Financial Statements.
      As soon as reasonably available, but in no event more than thirty (30) days after the end of each month, the Company will deliver to Parent the unaudited financial statements of the Company as of the end of each such month.
      6.7     Additional Agreements.
      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each of Parent and the Company shall take all such necessary action as may be reasonably requested by Parent.
      6.8     Advice of Changes.
      Parent and the Company shall promptly advise each other of any change or event that, individually or in the aggregate, has or would likely have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be.
      6.9     Current Information.
      During the period from the date of this Agreement to the Effective Time, each of Parent and the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Party and to report the general status of their respective ongoing operations. Parent and the Company will promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Parent and the Company, and will keep each other fully informed of such events.
      6.10     Execution of the Certificate of Merger.
      Prior to the Effective Time, Parent, Merger Sub and the Company each shall execute and deliver the Certificate of Merger in a form reasonably satisfactory to the Parties.

      6.11     Indemnification and Insurance.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the certificate of incorporation and bylaws of the Company. It is understood and agreed that after the Effective Time, Parent and Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one counsel for each Indemnified Party, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Parent shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of the Company. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.11 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 6.11 continue in full force and effect for a period of five years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
      If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.
      (b) Company shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for five years after the Effective Time, under either Company’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”). Company shall not purchase Tail Insurance with a premium of more than $250,000.
      6.12     Takeover Statute.
      If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
      6.13     Accountants’ “Comfort” Letters.
      The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.
      6.14     Additional Reports.
      The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.5 and 4.8 that it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).
      6.15     Delisting of Company Common Stock.
      Parent, Merger Sub and Company agree that the delisting of Company Common Stock from the Nasdaq Stock Market on December 20, 2005 shall not be deemed a breach by the Company of any provision of this Agreement, and such delisting shall not be deemed a Material Adverse Effect.
      6.16     Stockholders Agreement.
      Concurrently with the execution and delivery of this Agreement, each of the Company’s directors shall execute and deliver the Stockholder Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
      7.1     Conditions to Each Party’s Obligation To Effect the Merger.
      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(c) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.
      7.2     Conditions to Obligations of Parent.
      The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, all such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Interim Chief Executive Officer and the Interim Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Company. Parent shall have received a certificate signed on behalf of the Company by each of the Interim Chief Executive Officer and the Interim Chief Financial Officer of the Company to such effect.

(c) Consents under Agreements. The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any Company Contract shall have been obtained except for those, the failure of which to obtain, will not likely have a Material Adverse Effect on the Company or the Surviving Corporation.

(d) No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on the Company.

(e) Stockholder Agreements. Each Stockholder Agreement shall remain in full force and effect.

(f) Dissenter or Appraisal Rights. To the extent available to the holders of the Company Common Stock in connection with the Merger, holders of not more than ten (10%) of the Company Common Stock shall have exercised and not withdrawn prior to the Effective Time dissenter’s or appraisal rights.

      7.3     Conditions to Obligations of the Company.
      The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct in all material respects or true and correct in all respects, as the case may be, either individually or in the aggregate, will likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent and Merger Sub by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to the foregoing effect.

(b) Performance of Covenants and Agreements of Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except where failure to perform would not likely have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of both Parent by each of the President or any Executive Vice President and the Chief Financial Officer or Treasurer of Parent to such effect.

(c) Consents under Agreements. The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent is a party or is otherwise bound shall have been obtained, except where failure to obtain such consent, approval or waiver would not likely have a Material Adverse Effect on Parent.

(d) No Material Adverse Change. There shall have been no changes in the business, operations, condition (financial or otherwise), assets or liabilities of the Parent regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would likely have a Material Adverse Effect on Parent.

(e) Contingent Value Rights. Parent shall have entered into the Contingent Value Rights Agreement with respect to the CVRs.

(f) Conversion of Series C Preferred Stock. All issued and outstanding shares of Series C Preferred Stock of the Parent shall have converted to shares of Parent Common Stock.

(g) Parent Closing Date Price. The Parent Closing Date Price shall equal or exceed one dollar ($1.00).
ARTICLE VIII
TERMINATION AND AMENDMENT
      8.1     Termination.
      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such regulatory approval, unless within the 30-day period following such denial or withdrawal the Parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before July 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Parent or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Parent, if the management of the Company or its Board of Directors, for any reason, (i) fails to call and hold a Company Stockholders Meeting to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement other than as expressly permitted by Section 5.4 of this Agreement, or (iv) violates Section 5.4 of this Agreement;

(h) by Parent or the Company if the Company has complied with Section 5.4 above, and has given written notice to Parent that the Company has agreed to enter into a Company Superior Proposal; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until the Company shall have complied with breakup fee provisions of Section 8.2 below.

(i) by Company, if all of the holders of the Series C Preferred Stock do not convert all such stock to Parent Common Stock prior to the Company Stockholders Meeting;

      8.2     Effect of Termination; Termination Fee.
      (a) Except as set forth in this Section 8.2, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information, the payment of expenses pursuant to Section 9.2, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.
      (b) In the event that (i)(1) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (3) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.1(c) [drop dead date] due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (y) Section 8.1(d) [Company stockholder disapproval], (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g) [Company Board withdraws recommendation] or (iii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(h) [Company Superior Proposal], then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $300,000 (the “Company Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.2(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      (c) If this Agreement is terminated under circumstances in which the Parent is entitled to receive a Company Termination Fee, the payment of such Company Termination Fee shall be the sole and exclusive remedy available to such party, except in the event of (x) a willful breach by the other party of any provision of this Agreement or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.
      (d) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i), within ten (10) days of such termination, Parent shall pay Company its reasonable documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all professional fees, as well as a fee, in the nature of liquidated damages, in the amount of $50,000.
      8.3     Amendment.
      Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this

Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
      8.4     Extension; Waiver.
      At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
      9.1     Nonsurvival of Representations, Warranties and Agreements.
      The respective representations and warranties made by the Company, Parent and Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time and no Person shall have any liability or obligation in connection with any such representation or warranty following the Effective Time.
      9.2     Expenses.
      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The Registration Statement filing fee shall be borne by Parent and the cost of printing the Registration Statement and the Proxy Materials shall be borne seventy-five percent (75%) by Parent and twenty-five percent (25%) by the Company.
      9.3     Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or if sent by facsimile or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent and Merger Sub, to:
Halo Technology Holdings
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
Attn: Ernest (JR) Mysogland
Tel: (203) 422-2950
Fax: (203) 422-5329
with a copy (which shall not constitute notice) to:
Bell, Boyd & Lloyd LLC
70 W. Madison Street, Suite 3100
Chicago, Illinois 60602
Attn: Merrick D. Hatcher
Tel: (312) 807-4433
Fax: (312) 827-8036

and

(b)	if to Company, to:
InfoNow Corporation
1875 Lawrence Street, Suite 1100
Denver, Colorado 80202
Attn: Harry R. Herbst
Tel: (303) 293-0212
Fax: (303) 293-0213
with a copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
Attn: Robert Mintz, Esq.
Tel: (303) 899-7399
Fax: (303) 899-7333
      9.4     Interpretation.
      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
      9.5     Counterparts.
      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile or electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or Parties whose signature(s) appear thereon.
      9.6     Entire Agreement.
      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement by and among Parent and the Company, dated as of September 26, 2005 (which shall survive the execution and termination of this Agreement).
      9.7     Governing Law.
      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.
      9.8     Enforcement of Agreement.
      The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.9     Severability.
      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
      9.10     Publicity.
      Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market System (or such other exchange on which the Company Common Stock or the Parent Common Stock is or may become listed), so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of Parent’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
      9.11     Assignment; Limitation of Benefits.
      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except for Section 6.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their permitted assigns.
      9.12     Additional Definitions.
      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
      “Aggregate Cash Payment” means a cash amount, determined no less than three days prior to the Closing, equal to the lesser of (i) the Company’s cash on hand on the date of determination or (ii) the excess of the Company’s Current Assets minus its Current Liabilities each determined on such date.
      “Cash Payment” means the amount equal to the Aggregate Cash Payment divided by the number of Fully Diluted Shares.
      “Common Stock Options” means all options to acquire Company Common Stock with a per share exercise price less than seventy-one cents ($0.71).
      “Common Stock Option Holders” means the holders of Common Stock Options.
      “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.
      “Company Licensed Software” means all third party Software used by the Company.
      “Company Proprietary Software” means all Software owned by the Company.
      “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company.
      “Company Software” means the Company Licensed Software and the Company Proprietary Software.

      “Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Company’s business and not generally known to the public or competitors.
      “Contingent Value Right” or “CVR” means a transferable right issued pursuant to the Contingent Value Rights Agreement in certificated form. Under the terms of the Contingent Value Rights Agreement, each share of Parent Common Stock issued in the Merger will be accompanied by a CVR that is separately transferable from the Parent Common Stock. If the CVR Payment Date occurs prior to the CVR Termination Date, each holder of a CVR will receive the CVR Payment. If the CVR Termination Date occurs prior to the CVR Payment Date, the CVRs will expire without payment.
      “Contingent Value Rights Agreement” means a Contingent Value Rights Agreement in such form and substance as is reasonably satisfactory to the Company to be entered into by Parent and its stock transfer agent (or other trustee reasonably satisfactory to the Company).
      “Current Assets” means the current assets of the Company determined in accordance with GAAP and the historical accounting practices of the Company, including such amounts as cash and cash equivalents, accounts receivable and prepaid expenses and other current assets.
      “Current Liabilities” means the current liabilities of the Company determined in accordance with GAAP and the historical accounting practices of the Company, including such amounts as accounts payable, payroll related liabilities and other current liabilities, and specifically excluding any amounts attributable to deferred revenue and prepaid service fees. Without limiting the generality of the foregoing, Current Liabilities will include (i) an accrual for the cost of the Tail Insurance if not paid prior to the calculation of the Aggregate Cash Payment; (ii) an accrual of $605,000 (with appropriate reduction for severance amounts actually paid prior to the calculation of the Aggregate Cash Payment) for severance obligations due under the Company’s existing employment agreements with certain members of its senior management team (or such lesser amount as may be agreed to by the Parties prior to the Effective Time); and (iii) an accrual for the Company’s legal fees, broker or investment banking fees, printing costs and all other transaction expenses associated with the Merger to the extent any of such expenses are not paid prior to the calculation of the Aggregate Cash Payment.
      “CVR Payment” means, for each CVR, a cash payment equal to the amount by which the “then-current market value” of Parent Common Stock is less than Parent’s Conversion Price on the CVR Payment Date (as adjusted for stock splits, stock dividends or reverse stock splits). For purposes of this calculation, “then-current market value” means the volume weighted average trading price for Parent Common Stock for the twenty (20) consecutive trading days immediately preceding the CVR Payment Date.
      “CVR Payment Date” means the eighteen month anniversary date of the date of the Effective Time.
      “CVR Termination Date” means the first date after the Effective Time, but prior to the CVR Payment Date, upon which the volume weighted average trading price of Parent Common Stock for each trading day in any forty-five (45) consecutive trading day period during which the average daily trading volume of the Parent Common Stock is not less than 200,000 shares is greater than or equal to 175% of the Parent’s Conversion Price (as such price and trading volume are adjusted for stock splits, stock dividends or reverse stock splits).
      “Fully Diluted Shares” means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Company Common Stock that all Common Stock Options outstanding immediately prior to the Effective Time are exercisable into based on a cashless exercise with withholding of shares to pay the exercise price and without withholding of taxes.
      “GAAP” means generally accepted accounting principles as applied in the United States of America.
      “HSR Act” means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      “Intellectual Property” means all intellectual property rights, including: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.
      “Knowledge” with respect to any entity, refers to the knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions without inquiry.
      “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.
      “Material Adverse Effect” means with respect to Parent, Merger Sub or the Company, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, securities, business or properties of Parent, Merger Sub or the Company, as the case may be, and its Subsidiaries taken as a whole (other than as a result of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the software applications industry to the extent not affecting such party to a materially greater extent than it affects other Persons in the software applications industry, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) with respect to the Company or Parent, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of the other Party, and (v) effects arising from war or terrorism), or (B) the ability of Parent, Merger Sub or the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. Notwithstanding the foregoing, a delisting of the Company Common Stock from the Nasdaq Stock Market shall not be deemed a Material Adverse Effect.
      “Parent’s Closing Date Price” means the average closing price of Parent Common Stock as reported on the over-the-counter market for the twenty (20) consecutive trading days through and including the trading day two trading days prior to the Closing Date.
      “Parent’s Conversion Price” means the greater of (a) the Parent’s Closing Date Price and (b) $1.00.
      “Per Common Stock Option Closing Merger Consideration” means, with respect to each Common Stock Option, the amount, if any, by which (a)(i) the Per Share Equity Stock Closing Merger Consideration multiplied by (ii) the number of shares of Common Stock for which such Common Stock Option is exercisable immediately prior to the Effective Time pursuant to the Certificate of Incorporation exceeds (b) the aggregate per share exercise price of such Common Stock Option.
      “Per Share Equity Stock Closing Merger Consideration” means an amount equal to (a) Seven Million Two Hundred Thousand Dollars ($7,200,000) divided by (b) the number of Fully Diluted Shares, which, as of the date of this Agreement, equals $0.70662. The determination of Fully Diluted Shares, Per Share Equity Stock Closing Merger Consideration and Per Common Stock Option Closing Merger Consideration is set forth on Schedule 1 attached hereto.
      “Permitted Liens” means in the case of Intellectual Property, license agreements entered into in the ordinary course.
      “Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Entity.

      “Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, service marks and trade dress, and applications to register trademarks, service marks and trade dress; (c) registered copyrights and applications to register copyrights; and (d) domain name registrations.
      “Series C Preferred Stock” means the Parent’s Series C Preferred Stock, par value of $.00001 per share.
      “Series D Preferred Stock” means the Parent’s Series D Preferred Stock, par value of $.00001 per share.
      “Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.
      “Stock Payment” means the number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (a) a fraction, the numerator of which is 7,200,000 minus the Aggregate Cash Payment, if any, and the denominator of which is the Parent’s Conversion Price, divided by (b) the number of Fully Diluted Shares.
      “Stockholder Agreement” means the Stockholder Agreements in the form of Exhibit A attached hereto between the Parent and each of the Company’s directors.
      “Subsidiary” with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WARP TECHNOLOGY HOLDINGS, INC.,
operating under the name

HALO TECHNOLOGY HOLDINGS

By:	/s/ Ernest Mysogland

Name: Ernest (JR) Mysogland

Title:	Executive Vice President

WTH MERGER SUB, INC.

By:	/s/ Ernest Mysogland

Name: Ernest (JR) Mysogland

Title:	President and Sole Director

INFONOW CORPORATION

By:	/s/ Jeffrey D. Peotter

Name: Jeffrey D. Peotter

Title:	Chairman of the Board of Directors

ANNEX C
[Q Advisors LLC Letterhead]
FAIRNESS OPINION LETTER
December 23, 2005
Board of Directors
InfoNow Corporation
Suite 1100
1875 Lawrence Street
Denver, CO 80202
Members of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of InfoNow Corporation (the “Company”) of the Consideration (as defined below) to be paid to the Company’s shareholders pursuant to the terms of that certain draft Agreement and Plan of Merger, dated as of December 22, 2005 (the “Agreement”), by and among the Company, Warp Technologies, Inc. (operating under the name Halo Technology Holdings) (“Parent”), and WTH Merger Sub, Inc. (“Merger Sub”).
      As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth therein, the Agreement provides for the acquisition of the Company by Parent through the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving company as a wholly-owned subsidiary of Parent. In the Merger, among other things, the shares of common stock of the Company (“Company Common Stock”) outstanding as of the effective time of the Merger, other than shares held by the Company, Parent or affiliates of Parent, will be converted into the right to receive consideration as follows (the “Consideration”):

(1) An aggregate cash payment equal to the lesser of (a) the Company’s cash balance at closing or (b) the amount of the Company’s positive Net Working Capital (defined as Current Assets minus Current Liabilities (excluding Deferred Revenue and Prepaid Service Fees and including accruals for management severance obligations and transaction related expenses)) as measured two (2) days prior to close of the Merger (the “Cash Consideration”).

(2) An aggregate number of shares of Parent stock calculated as (i) $7.2 million, plus (ii) the aggregate exercise price of the Company’s outstanding stock options, minus (iii) the amount of the Cash Consideration (the “Stock Consideration”). The Stock Consideration will be calculated using Parent’s 20-day average stock trading price measured two (2) days prior to close of the Merger (subject to a minimum price of $1.00).
      The per share consideration to be paid for each share of Company Common Stock shall be calculated by dividing the aggregate Cash Consideration and Stock Consideration by the number of the Company’s fully diluted shares.
      In addition, each share of Parent stock issued as Stock Consideration will be accompanied by a Contingent Value Right (“CVR”), entitling the CVR holder to receive cash for any negative difference between the Parent share price (i) at the 18 month anniversary of the close of the Merger and (ii) the value of each Parent share as of the time of closing, subject to certain expiration provisions.
      Q Advisors LLC (“Q Advisors”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.
      We have been engaged to act as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and to render to the Board of Directors of the Company in connection with the Merger an opinion as to the fairness, from a financial point of view, to the stockholders of the Company, of the consideration to be received. We will receive a fee from the Company for providing these services, including this opinion, pursuant to the terms of our engagement letter with the Company, dated as of July 28, 2005. A significant portion of our fee is contingent upon the consummation of the Merger. Q Advisors in the ordinary course of business has from time to time provided, and in the future may continue to provide, investment banking services to the Company and has received fees for the rendering of such services.
      In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	A draft of the Agreement dated December 22, 2005 and drafts of Exhibits, thereto;

•	Certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended December 31, 2003 and 2004, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2005 and certain other relevant financial and operating data furnished to Q Advisors by the Company’s management;

•	Certain relevant financial and operating data for Parent furnished to Q Advisors by Parent management;

•	Certain financial forecasts, reports and other information concerning the both the Company (the “Company Forecasts”), and Parent (the “Parent Forecasts”);

•	Discussions we have had with certain members of management of the Company and Parent concerning the historical and current business operations, financial conditions and prospects of the Company and Parent, respectively, and such other matters we deemed relevant;

•	Certain operating results and implied purchase price multiples for the Company compared to certain operating results and trading statistics of certain publicly traded companies we deemed relevant;

•	Certain operating results for the Company compared to certain operating results and trading statistics of certain publicly traded companies we deemed relevant, and the reported price and trading histories of the shares of common stock of the Company;

•	Certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

•	Certain Company Forecasts and cash flows projected to be generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

•	Certain Company Forecasts of its future projected cash expenditures;

•	Certain pro forma financial effects of the Merger; and

•	Such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.
      In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Parent, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts that we examined were reasonably prepared by the management of the

Company and Parent on bases reflecting the best currently available estimates and good faith judgments of management of the Company and Parent, and such projections provide a reasonable basis for our opinion.
      We have neither made nor obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Parent, nor have we been furnished with such materials. Our services to the Company in connection with the Merger have included rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.
      For the purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained; and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.
      It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, which consent shall not be unreasonably withheld or delayed. We are not expressing any opinions as to fairness of the Consideration that will actually be paid at the closing of the Merger to the extent that it is different from the value as of the date hereof. We have not been requested to opine as to, and our opinion does not in any manner address, the merits of the Company’s underlying business decision to effect the Merger. We are not rendering an opinion to the future performance of Parent subsequent to the Merger or the performance of Parent’s stock price subsequent to the Merger.
      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid in the Merger is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

Q ADVISORS LLC

By: Q Consulting & Advisors, Inc., Manager

By:	/s/ Robert W. Kaufman

Robert W. Kaufman

ANNEX D
FORM OF STOCKHOLDER AGREEMENT
      This STOCKHOLDER AGREEMENT, is dated as of December 23, 2005, by and between Warp Technology Holdings, Inc., a Nevada corporation doing business as “Halo Technology Holdings” (“Parent”), and the undersigned, holder (“Stockholder”) of shares of common stock (“Company Common Stock”), of InfoNow Corporation, a Delaware corporation (“Company”).
      WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Company, Parent has requested Stockholder and Stockholder has agreed, to enter into this Stockholder Agreement with respect to all shares of Company Common Stock now or hereafter beneficially owned by Stockholder (the “Shares”);
      NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GRANT OF PROXY AND VOTING AGREEMENT
      1.1     Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the shareholders of the Company at a meeting or otherwise, Stockholder agrees to vote all of the Shares in favor of the approval and adoption of the Transaction Documents. Stockholder hereby agrees that Stockholder will not vote any Shares in favor of the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of Company or any other extraordinary transaction involving Company, (iii) corporate action the consummation of which would frustrate the purposes of, or prevent or delay the consummation of the Merger or other transactions contemplated by the Transaction Documents or (iv) other matter relating to, or in connection with, any of the foregoing matters.
      1.2     Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Stockholder Agreement, Stockholder hereby grants a proxy appointing Parent, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares to effect any action described in Section 1.1 above (including, without limitation, the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Company that the law of the State of Delaware permit or require in furtherance of the approval and adoption of the Merger Agreement, the Merger and the Transaction Documents). Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Stockholder Agreement and is granted in consideration of Parent entering into this Stockholder Agreement and the Merger Agreement and incurring certain related fees and expenses.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
      Stockholder represents and warrants to Parent that:
      2.1     Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Stockholder. If this Stockholder Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Agreement has full power and authority to enter into and perform this Stockholder

Agreement. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Stockholder.
      2.2     Non-Contravention. The execution, delivery and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and securities laws, as applicable, performance by Stockholder of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Encumbrance on the Shares.
      2.3     Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares. Stockholder possesses the sole and exclusive right to vote all of the Shares in any vote of the shareholders of the Company.
      2.4     Total Shares. Except for the Shares set forth on the signature page hereto next to Stockholder’s name, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional Shares after the date hereof, Stockholder will notify Parent in writing within two business days of such acquisition, but in any event prior to the date of the shareholder meeting of the Company.
ARTICLE III
COVENANTS OF STOCKHOLDER
      Stockholder hereby covenants and agrees that:
      3.1     No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Stockholder Agreement, Stockholder shall not, without prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter described in Section 1.1 of this Stockholder Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Stockholder Agreement other than pursuant to the Merger or the Transaction Documents. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance of other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details required by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
      3.2     Appraisal Rights. Stockholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
      Parent represents and warrants to Stockholder that:
      4.1     Authorization. This Stockholder Agreement has been duly executed and delivered by and the consummation of the transactions contemplated hereby are within the powers of Parent. The obligations under this Stockholder Agreement constitute the legal, valid and binding obligations of Parent.
      4.2     Non-Contravention. The execution, delivery and, subject to compliance with the HSR Act and securities laws, as applicable, performance by Parent of this Stockholder Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (ii) require any consent or other action by any person under, constitute a default under or give rise to any right of termination, cancellation or acceleration under any provision of any agreement or other instrument binding on Parent.
ARTICLE V
MISCELLANEOUS
      5.1     Termination. This Stockholder Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.
      5.2     Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Stockholder Agreement.
      5.3     Amendments. Any provision of this Stockholder Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Stockholder Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
      5.4     Duties as Director. Nothing contained in this Stockholder Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement.
      5.5     Parties in Interest. This Stockholder Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and each party’s respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.
      5.6     Expenses. All costs and expenses incurred in connection with this Stockholder Agreement shall be paid by the party incurring such cost or expense.
      5.7     Successors and Assigns. The provisions of this Stockholder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Stockholder Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.
      5.8     Governing Law. This Stockholder Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
      5.9     Consent to Jurisdiction. Each of Parent and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Stockholder Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of Parent and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 5.9.
      5.10     Counterparts; Effectiveness. This Stockholder Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Stockholder Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
      5.11     Severability. If any term, provision or covenant of this Stockholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Stockholder Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      5.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity without the posting of a bond or other security.
      5.13     Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
      5.14     No Strict Construction. The language used in this Stockholder Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto.
      IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

Warp Technology Holdings, Inc.

By:

Name: Ernest C. Mysogland
Title: Executive Vice President

Stockholder

By:

Its:

Shares Owned:

ANNEX E
8 Del. C. § 262
8 Del. C. § 262 (2005)
§ 262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
HISTORY: 8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.
      Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.
      Nevada law further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law provides for mandatory indemnification of a director, officer, employee or agent of a corporation to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
      Halo’s bylaws and articles of incorporation provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. The Halo bylaws also provide for the advancement of indemnified expenses.

Item 21.	Exhibits.
HALO Technology Holdings, Inc.
INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit

2	.1(*)	Agreement and Plan of Merger, by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, WTH Merger Sub, Inc. and InfoNow Corporation, dated as of December 23, 2005, excluding exhibits and schedules thereto (included as Annex A to the proxy statement/ prospectus in this Registration Statement).
3	.1(1)	Articles of Incorporation of Warp Technology Holdings, Inc.
3	.2(1)	Bylaws of Halo Technology Holdings, Inc.
3	.3(2)	Form of the Articles of Merger of Abbott Mines Limited and Warp Technology Holdings, Inc.
3	.4(6)	Form of Certificate of Amendment to Articles of Incorporation of Warp Technology Holdings, Inc. filed with the Secretary of State of the State of Nevada on September 12, 2003.
3	.6(7)	Form of Certificate Of Designations, Preferences And Rights Of Series A 8% Cumulative Convertible Preferred Stock Of Warp Technology Holdings, Inc. as filed with the Secretary of State of the State of Nevada on October 1, 2003.
3	.7(7)	Form of Certificate Of Designations, Preferences And Rights Of Series B 10% Cumulative Convertible Preferred Stock Of Warp Technology Holdings, Inc. as filed with the Secretary of State of the State of Nevada on October 1, 2003.
3	.8(10)	Certificate of Designations, Preferences, and Rights of Series B-2 Preferred Stock, as filed with the Secretary of State of the State of Nevada on August 4, 2004.
3	.9(12)	Certificate of Change Pursuant to Nevada Revised Statutes Sec. 78.209, effecting 100 for 1 reverse split effective November 18, 2004, as filed with the Secretary of State of the State of Nevada on November 8, 2004.
3	.10(16)	Certificate of Amendment to Articles of Incorporation of Warp Technology Holdings, Inc., as filed with the Secretary of State of the State of Nevada on March 31, 2005.
3	.11(17)	Certificate of Designations of Series C Stock of Warp Technology Holdings, Inc.
3	.12(26)	Certificate of Designation for Nevada Profit Corporation, designating Series D Preferred Stock, as filed with the Secretary of State of the State of Nevada, effective October 26, 2005.
3	.13(35)	Certificate of Amendment to Articles of Incorporation of Halo Technology Holdings, Inc., as filed with the Secretary of State of the State of Nevada, effective April 2, 2006.
4	.1(1)	Specimen Certificate Representing shares of Common Stock, $.00001 par value per share, of Warp Technology Holdings, Inc.
4	.2(13)	Form of Bridge Note issued October 13, 2004 by the Company.
4	.3(14)	Form of Amended and Restated Subordinated Secured Promissory Note.
4	.4(14)	Form of Senior Secured Promissory Note.
4	.5(14)	Form of Initial Warrant and Additional Warrant.
4	.6(14)	Form of Subordinated Secured Promissory Note.
4	.7(14)	Form of Warrant.
4	.8(14)	Form of Convertible Promissory Note.
4	.9(19)	$1,000,000 Promissory Note, dated July 6, 2005, to Bristol Technology, Inc.
4	.10(20)	Form of Promissory Note.
4	.11(20)	Warrant Certificate, Form of Fact of Warrant Certificate, Warrants to Purchase Common
4	.12(24)	Stock of Warp Technology Holdings, Inc. Form of Promissory Note first issued October 21, 2005.

Exhibit No.		Description of Exhibit

4	.13(24)	Form of Warrant, first issued October 21, 2005, to purchase shares of Common Stock, par value $0.00001 per share, of the Company.
4	.14(31)	Form of Note first issued January 11, 2006.
4	.15(32)	Form of Note first issued January 27, 2006.
5	.1(*)	Opinion of Hale Lane Peek Dennison and Howard, a Professional Corporation.
8	.1(**)	Form of Opinion of Hogan & Hartson L.L.P. regarding tax matters.
8	.2(**)	Form of Opinion of Day, Berry & Howard LLP regarding tax matters.
10	.3(3)	Form of the Financial Consulting Agreement dated March 5, 2002 between Warp Solutions, Inc. and Lighthouse Capital, Inc.
10	.4(3)	Form of the Financial Consulting Agreement dated May 16, 2002 between the Company and Lighthouse Capital, Inc.
10	.5(3)	Form of Master Distributor Agreement between Macnica Networks Company and Warp Solutions, Inc. dated as of August 1, 2002.
10	.6(3)	Form of Master Distributor Agreement between CDI Technologies, Inc. and Warp Solutions, Inc. dated as of September 1, 2002.
10	.7(4)	Put and Call Agreement dated as of December , 2002 by and among Warp Technology Holdings, Inc. and all of the Shareholders of Spider Software Inc.
10	.8(5)	The Warp Technology Holdings, Inc. 2002 Stock Incentive Plan.
10	.9(5)	Form of Stock Option Grant agreement for options granted pursuant to The Warp Technology Holdings, Inc. 2002 Stock Incentive Plan.
10	.10(5)	Form of Strategic Alliance Agreement dated as of April 7, 2003 between Mirror Image Internet, Inc. and Warp Solutions, Inc.
10	.11(5)	Form of iMimic/OEM Software License Agreement dated April 2003 between iMimic Networking, Inc. and Warp Technology Holdings, Inc.
10	.12(6)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Dr. David Milch dated as of August 1, 2003.
10	.13(8)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Mr. Steven Antebi which was executed by the parties thereto on December 23, 2003.
10	.14(8)	Form of Employment Agreement between Warp Technology Holdings, Inc. and Mr. Malcolm Coster which was executed by the parties thereto on November 17, 2003.
10	.15(9)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and Mr. Noah Clark which was executed by the parties thereto on March 29, 2004.
10	.16(10)	Series B-2 Preferred Stock Purchase Agreement entered into as of August 4, 2004 between and among Warp Technology Holdings, Inc. and the Persons listed on Schedule 1.01 thereto.
10	.17(10)	Stockholders Agreement, dated as of August 4, 2004, between and among Warp Technology Holdings, Inc., the holders of the Series B-2 Preferred Stock and such other Stockholders as named therein.
10	.18(11)	Form of Employment Agreement for Ron Bienvenu and Warp Technology Holdings, Inc. made as of August 4, 2004.
10	.20(11)	Form of Employment Agreement for Ernest Mysogland and Warp Technology Holdings, Inc. made as of August 4, 2004.
10	.22(11)	Form of Incentive Stock Option Agreement for Ron Bienvenu to purchase an aggregate of 15,068,528 shares of Common Stock of Warp Technology Holdings, Inc., par value $0.00001 per share.
10	.24(11)	Form of Incentive Stock Option Agreement for Ernest Mysogland to purchase an aggregate of 5,022,843 shares of Common Stock of Warp Technology Holdings, Inc., par value $0.00001 per share.
10	.26(11)	Form of Consulting Agreement between Warp Technology Holdings, Inc. and ISIS Capital Management, LLC which was executed by the parties thereto on August 4, 2004.

Exhibit No.		Description of Exhibit

10	.27(11)	Form of Stock Option Agreement between Warp Technology Holdings, Inc. and ISIS Capital Management, LLC which was executed by the parties thereto on August 4, 2004.
10	.30(13)	Letter agreement dated September 13, 2004 between Warp Technology Holdings, Inc. and Griffin Securities, Inc. for Griffin to act on a best efforts basis as a non-exclusive financial advisor and placement agent for the Client in connection with the structuring, issuance, and sale of debt and equity securities for financing purposes.
10	.31(13)	Purchase Agreement Assignment and Assumption as of October 13, 2004, by and between ISIS Capital Management, LLC and Warp Technology Holdings, Inc.
10	.32(13)	Financial Advisory/Investment Banking Agreement dated September 20, 2004 between Warp Technology Holdings, Inc. and Duncan Capital LLC.
10	.33(14)	Amendment No. 2 to Extension Agreement by and between the Company and Gupta Holdings, LLC.
10	.34(14)	Amendment No. 3 to Extension Agreement by and between the Company and Gupta Holdings, LLC.
10	.35(14)	Amendment to Membership Interest Purchase Agreement made and entered into as of January 31, 2005, by and between Warp Technology Holdings, Inc. and Gupta Holdings, LLC.
10	.36(14)	Form of Series C Subscription Agreement entered into January 31, 2005 by and between Warp Technology Holdings, Inc. and the Investors as identified therein.
10	.37(14)	Investors’ Agreement entered into the 31st day of January, 2005 by and among Warp Technology Holdings, Inc., and the persons listed on Exhibit A thereto.
10	.38(14)	Senior Note and Warrant Purchase Agreement, as of January 31, 2005, by and among Warp Technology Holdings, Inc. and the Purchasers identified therein.
10	.39(14)	Subordinated Note and Warrant Purchase Agreement, as of January 31, 2005, by and among Warp Technology Holdings, Inc. and the Purchasers identified therein.
10	.40(14)	Senior Security Agreement, dated as of January 31, 2005, between Warp Technology Holdings, Inc. and Collateral Agent (as defined therein).
10	.41(14)	Senior Security Agreement, dated as of January 31, 2005, between Warp Solutions Inc. and Collateral Agent (as defined therein).
10	.42(14)	Senior Security Agreement, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.43(14)	Senior Guaranty, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.44(14)	Senior Guaranty, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.45(14)	Subordinated Security Agreement, dated as of January 31, 2005, between Warp Technology Holdings, Inc. and Collateral Agent (as defined therein).
10	.46(14)	Subordinated Subsidiary Security Agreement, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.47(14)	Subordinated Subsidiary Security Agreement, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.48(14)	Subordinated Guaranty, dated as of January 31, 2005, between Warp Solutions, Inc. and Collateral Agent (as defined therein).
10	.49(14)	Subordinated Guaranty, dated as of January 31, 2005, between Gupta Technologies, LLC and Collateral Agent (as defined therein).
10	.50(14)	Intercreditor and Subordination Agreement dated as of January 31, 2005, by and among: the Subordinated Noteholders, the Senior Noteholders, Warp Technology Holdings, Inc., Warp Solutions, Inc., Gupta Technologies, LLC, and the Collateral Agent (as such terms are defined therein).

Exhibit No.		Description of Exhibit

10	.51(14)	Collateral Agency Agreement made as of January 31, 2005 by and among the Collateral Agent (as defined therein) and the Noteholders (as defined therein).
10	.52(14)	Post Closing Agreement, dated as of January 31, 2005, by and among the Credit Parties and the Collateral Agent (as such terms are defined therein).
10	.53(15)	Separation Agreement, dated as of March 3, 2005, by and between Warp Technology Holdings, Inc. and Gus Bottazzi.
10	.54(18)	Letter Agreement dated October 31, 2003 by and between Gupta Technologies, LLC and Jeffrey L. Bailey.
10	.55(18)	Letter Agreement dated August 4, 2004 by and between Gupta Technologies, LLC and Jeffrey Bailey, as amended January 1, 2005.
10	.56(18)	Premium International Distribution Agreement dated January 1, 2004 by and between ADN Distribution, GmbH and Gupta Technologies, LLC.
10	.57(18)	Premium International Distribution Agreement dated March 1, 2005 by and between Scientific Computers and Gupta Technologies, LLC.
10	.58(18)	Premium International Distribution Agreement dated January 1, 2004 by and between NOCOM AB and Gupta Technologies, LLC, as amended January 1, 2005.
10	.59(18)	Premium International Distribution Agreement dated October 1, 2003 by and between Sphinx CST and Gupta Technologies, LLC, as amended October 1, 2004.
10	.60(18)	Premium International Distribution Agreement dated March 24, 2004 by and between Xtura B.V. and Gupta Technologies, LLC.
10	.61(18)	OEM Software License Agreement dated September 29, 1994 by and between United Parcel Service General Services Co. and Gupta Technologies, LLC, as amended September 8, 1995, September 30, 1999, December 21, 1999, March 23, 2001, and December 31, 2004.
10	.62(18)	Service Agreement dated March 27, 2002 by and between Offshore Digital Services Inc., DBA Sonata and Gupta Technologies, LLC, as amended March 28, 2003, July 21, 2003, and March 28, 2004.
10	.63(18)	Services Agreement dated September 20, 2004 by and between CodeWeavers, Inc. and Gupta Technologies, LLC.
10	.64(18)	OEM Product Agreement dated September 20, 2004 by and between CodeWeavers, Inc. and Gupta Technologies, LLC.
10	.65(18)	Qt Commercial License Agreement for Enterprise Edition dated as of December 15, 2004 by and between Trolltech Inc. and Gupta Technologies, LLC.
10	.66(18)	OEM License Agreement dated January 1, 2004 by and between Graphics Server Technologies, L.P. and Gupta Technologies, LLC.
10	.67(18)	Shrinkwrap software license agreement with Data Techniques, Inc. for the ImageMan software product.
10	.68(18)	Shrinkwrap software license agreement with Rogue Wave Software Inc. for the Rogue Wave Stingray software product.
10	.69(18)	Lease Agreement dated July 19, 2001 by and between Westport Joint Venture and Gupta Technologies, LLC, together with amendments thereto.
10	.70(18)	Stock Purchase Agreement by and among Warp Technology Holdings, Inc., Bristol Technology, Inc. and Kenosia, dated June 10, 2005.
10	.71(19)	Pledge and Security Agreement by and among the Company, Kenosia, and Bristol Technology, Inc. dated July 6, 2005.
10	.72(20)	Credit Agreement dated August 2, 2005 between Warp Technology Holdings, Inc., the Subsidiaries of Warp Technology Holdings, Inc., Fortress Credit Corp., as Original Lender and Agent.
10	.73(20)	Agreement regarding issuance of warrant certificates dated as of August 2, 2005 between Warp Technology Holdings, Inc., and Fortress Credit Corp.

Exhibit No.		Description of Exhibit

10	.74(20)	Security Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.
10	.75(20)	Stock Pledge Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.
10	.76(20)	Pledge Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc. and Fortress Credit Corp.
10	.77(20)	Intercreditor and Subordination Agreement dated as of August 2, 2005 between Warp Technology Holdings, Inc, the Subsidiaries of Warp Technology Holdings, Inc., the Financial Institutions, the Holders of Subordinated Notes and Fortress Credit Corp.
10	.78(20)	Deed dated August 1, 2005 between Gupta Technologies, LLC and Fortress Credit Corp.
10	.79(20)	Deed dated August 2, 1005 between Gupta Technologies Limited and Fortress Credit Corp.
10	.80(20)	Deed dated August 2, 2005 between Warp Technology Limited and Fortress Credit Corp.
10	.81(20)	Deed dated August 2, 1005 between Gupta Technologies, LLC and Fortress Credit Corp.
10	.82(20)	Deed dated August 2, 2005 between Warp Solutions, Inc. and Fortress Credit Corp.
10	.83(20)	Security Trust Agreement dated August , 2005 between Fortress Credit Corp., Fortress Credit Opportunities I LP, Finance Parties and Security Grantors.
10	.84(21)	Share Pledge Agreement dated August 2, 2005 between Gupta Technologies LLC, Fortress Credit Corp., Fortress Credit Opportunities I LP and Finance Parties.
10	.85(21)	Commercial Lease dated as of August 29, 2005 by and between Railroad Avenue LLC and Warp Technology Holdings, Inc.
10	.86(22)	Purchase Agreement dated as of September 12, 2005 by and between Warp Technology Holdings, Inc., Platinum Equity, LLC, Energy TRACS Acquisition Corp. and Milgo Holdings, LLC.
10	.87(22)	Merger Agreement dated as of September 12, 2005 by and between Warp Technology Holdings, Inc., TAC/Halo, Inc., Tesseract and Platinum Equity, LLC.
10	.88(23)	Promissory Note dated September 20, 2005 whereby Warp Technology Holdings, Inc. promises to pay to the order of DCI Master LDC in the principal amount of $500,000.
10	.89(23)	Warrant to purchase 181,818 shares of Common Stock, par value $0.00001 per share, issued to DCI Master LDC.
10	.90(25)	Halo Technology Holdings 2005 Equity Incentive Plan.
10	.91(25)	Form of Employee Incentive Stock Option Agreement under Halo Technology Holdings 2005 Equity Incentive Plan.
10	.92(25)	Form of Non-Qualified Stock Option Agreement under Halo Technology Holdings 2005 Equity Incentive Plan.
10	.93(25)	Fiscal 2006 Halo Senior Management Incentive Plan 10.93(25).
10	.94(26)	Amendment No. 1 to Merger Agreement, dated as of October 26, 2005 among Platinum Equity, LLC, Warp Technology Holdings, Inc., TAC/Halo, Inc., TAC/HALO, LLC and Tesseract.
10	.95(26)	Investor’s Agreement, dated October 26, 2005 by and among Warp Technology Holdings, Inc. and Platinum Equity, LLC.
10	.96(26)	Promissory Note of Warp Technology Holdings, Inc. dated October 26, 2005 in the amount of $1,750,000.
10	.97(26)	Amendment Agreement No. 1 between Warp Technology Holdings, Inc., Fortress Credit Opportunities I LP and Fortress Credit Corp. dated October 26, 2005.
10	.98(26)	Intercreditor and Subordination Agreement between Warp Technology Holdings, Inc., the Subsidiaries of Warp Technology Holdings, Inc., the Financial Institutions listed in Part 2 of Schedule 1, the Holdings of Subordinated Notes listed in Part 3 of Schedule 1 and Fortress Credit Corp., dated October 26, 2005.

Exhibit No.		Description of Exhibit

10	.99(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding Process Software, LLC.
10	.100(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding ProfitKey International, LLC.
10	.101(26)	Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding and TAC/Halo, LLC.
10	.102(26)	Stock Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding DAVID Corporation.
10	.103(26)	Stock Pledge Agreement between Warp Technology Holdings, Inc. and Fortress Credit Corp. dated October 26, 2005 regarding Foresight Software, Inc.
10	.104(26)	Security Agreement between Process Software, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.105(26)	Security Agreement between ProfitKey International, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.106(26)	Security Agreement between TAC/Halo, LLC and Fortress Credit Corp. dated October 26, 2005.
10	.107(26)	Security Agreement between Foresight Software, Inc. and Fortress Credit Corp. dated October 26, 2005.
10	.108(26)	Security Agreement between DAVID Corporation and Fortress Credit Corp. dated October 26, 2005.
10	.109(27)	Merger Agreement, dated as of December 19, 2005, by and among Warp Technology Holdings, Inc., EI Acquisition, Inc., Empagio, and certain stockholders of Empagio.
10	.110(28)	Agreement and Plan of Merger, dated as of December 23, 2005 by and among Warp Technology Holdings, Inc., WTH Merger Sub, Inc., and InfoNow.
10	.111(29)	Employment Agreement with Mark Finkel.
10	.112(29)	Non-Competition Agreement with Mark Finkel.
10	.113(29)	Confidentiality Agreement with Mark Finkel.
10	.114(30)	Form of Agreement Regarding Warrants.
10	.115(31)	Subscription Agreement entered into January 11, 2006.
10	.116(32)	Subscription Agreement first entered into January 27, 2006.
10	.117(33)	Merger Agreement, dated as of January 30, 2006, by and among Warp Technology Holdings, Inc., ECI Acquisition, Inc., ECI, and certain stockholders of ECI.
10	.118(34)	Merger Agreement, dated as of March 14, 2006, by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, UCA Merger Sub, Inc., and Unify Corporation.
10	.119(34)	Form of Stockholder Agreement, dated March 14, 2006, by and among Warp Technology Holdings, Inc., operating under the name Halo Technology Holdings, and the persons listed on Schedule I thereto.
10	.120(36)	Amendment and Consent, dated as of March 31, 2006 between Warp Technology Holdings, Inc. and Platinum Equity, LLC.
21	.1(34)	Subsidiaries of Halo Technology Holdings, Inc.
23	.1(*)	Consent of Hale Lane Peek Dennison and Howard, a Professional Corporation (contained in Exhibit 5.1).
23	.2(*)	Consent of Mahoney Cohen & Company, CPA, P.C.
23	.3(*)	Consent of Deloitte & Touche, LLP, Independent Auditors.
23	.4(*)	Consent of Q Advisors LLC.
23	.5(**)	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 8.1).
23	.6(**)	Consent of Day, Berry & Howard LLP (contained in Exhibit 8.2).

Exhibit No.		Description of Exhibit

99	.1(*)	Opinion of Q Advisors LLC regarding the fairness of the merger consideration (included as Annex C to the proxy statement/ prospectus forming a part of this registration statement).
99	.2(*)	Form of InfoNow Proxy Card.

(1)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Registration Statement on Form SB-2 (File No. 333-46884).

(2)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed by the Company on September 3, 2002.

(3)	Incorporated herein by reference to the exhibits to the Annual Report on Form 10-KSB filed by the Company on October 7, 2002.

(4)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 27, 2003.

(5)	Incorporated by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on February 14, 2003.

(6)	Incorporated by reference to the exhibits to the Annual Report on Form 10-KSB filed by Warp Technology Holdings, Inc. on October 14, 2003.

(7)	Incorporated by reference to the exhibits to 3.6 to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on November 14, 2003.

(8)	Incorporated by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on February 12, 2004.

(9)	Incorporated by reference to the exhibits to the Quarterly Report on Form 10-QSB filed by Warp Technology Holdings, Inc. on May 17, 2004.

(10)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on August 20, 2004.

(11)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Annual Report on Form 10-KSB, filed on October 13, 2004.

(12)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on November 12, 2004.

(13)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Quarterly Report on Form 10-QSB, filed on November 15, 2004.

(14)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 4, 2005.

(15)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 9, 2005.

(16)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on April 1, 2005.

(17)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on April 4, 2005.

(18)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Registration Statement on Form S-2 (File Number 333-123864).

(19)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on July 11, 2005.

(20)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on August 16, 2005.

(21)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 2, 2005.

(22)	Incorporated herein by reference to the exhibits to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 16, 2005.

(23)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on September 26, 2005.

(24)	Incorporated herein by reference to the second of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on October 27, 2005.

(25)	Incorporated herein by reference to the third of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on October 27, 2005.

(26)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on November 1, 2005.

(27)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on December 23, 2005.

(28)	Incorporated herein by reference to the second of Warp Technology Holdings, Inc.’s Current Reports on Form 8-K filed on December 27, 2005.

(29)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 4, 2006.

(30)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 6, 2006.

(31)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on January 18, 2006.

(32)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 2, 2006.

(33)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on February 3, 2006.

(34)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 20, 2006.

(35)	Incorporated herein by reference to Warp Technology Holdings, Inc.’s Current Report on Form 8-K filed on March 31, 2006.

(36)	Incorporated herein by reference to Halo Technology Holdings, Inc.’s Current Report on Form 8-K filed April 3, 2006.

(*)	Filed herewith.

(**)	To be filed in a subsequent amendment hereto.

2.	Financial Statement Schedules.
      Not applicable.
Item 22. Undertakings.
      The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on April 13, 2006.

HALO TECHNOLOGY HOLDINGS, INC.

By:	/s/ Rodney A. Bienvenu, Jr.

Rodney A. Bienvenu, Jr.
Chief Executive Officer
(principal executive officer)
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Rodney A. Bienvenu, Jr. and Ernest C. Mysogland, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, in connection with or related to this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Rodney A. Bienvenu, Jr. Rodney A. Bienvenu, Jr.	Chief Executive Officer, Director, Chairman of Board of Directors (principal executive officer)	April 13, 2006

/s/ Mark Finkel Mark Finkel	Chief Financial Officer (principal financial officer)	April 13, 2006

/s/ Takeshi Taniguchi Takeshi Taniguchi	Controller	April 13, 2006

/s/ John A. Boehmer John A. Boehmer	Director	April 13, 2006

/s/ David M. Howitt David M. Howitt	Director	April 13, 2006